As filed with the Securities and Exchange Commission on February 28, 2025.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MNTN, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	7319 (Primary Standard Industrial Classification Code Number)	26-4741839 (I.R.S. Employer Identification No.)
823 Congress Avenue, #1827,
Austin, Texas 78768
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick A. Pohlen, Chief Financial Officer
MNTN, Inc.
823 Congress Avenue, #1827,
Austin, Texas 78768
Telephone: (877) 978-3354
Fax: (512) 233-0980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Ian D. Schuman, Esq. Brittany D. Ruiz, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Telephone: (212) 906-1200	Mark Douglas, Chief Executive Officer Patrick A. Pohlen, Chief Financial Officer MNTN, Inc. 823 Congress Avenue, #1827, Austin, Texas 78768 Telephone: (310) 895-2110	Ran D. Ben-Tzur, Esq. Ryan Mitteness, Esq. Fenwick & West LLP 730 Arizona Avenue, 1st Floor Santa Monica, California 90401 Telephone: (310) 434-5400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We or the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS (Subject to Completion)
Issued     , 2025
                 Shares
Class A Common Stock

MNTN, Inc. is offering                 shares of its Class A common stock and the selling stockholders named in this prospectus are selling           shares of our Class A common stock. This is our initial public offering and no public market currently exists for our shares. We expect the initial public offering price to be between $      and $      per share. After pricing of the offering, we expect that the shares will trade on the New York Stock Exchange (the “NYSE”) under the symbol “MNTN.”
Upon completion of this offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock, which we collectively refer to as our “common stock.” The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to 10 votes and is convertible at any time, at the option of the holder, or mandatorily upon the occurrence of certain events, into one share of Class A common stock. The holders of our Class B common stock will hold approximately    % of the voting power of our outstanding capital stock upon the completion of this offering, with our founder and CEO, Mark Douglas, and his affiliates holding approximately    %, assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock. See “Principal and Selling Stockholders” and “Description of Capital Stock” for more information.
We are an “emerging growth company” under the federal securities laws and are subject to reduced public company disclosure standards.
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 18 of this prospectus.

PRICE $      SHARE

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$
Proceeds to selling stockholders, before expenses	$	$

(1)
See “Underwriters” for a description of the compensation payable to the underwriters.

We and the selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to an additional           and           of shares of our Class A common stock, respectively, to cover over-allotments, if any, at the initial public offering price less underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of our Class A common stock offered by the selling stockholders, including upon the sale of shares of our Class A common stock by the selling stockholders if the underwriters exercise their option.
At our request, the underwriters have reserved up to 3% of the shares of Class A common stock to be issued by us and offered under this prospectus, for sale at the initial public offering price through a directed share program to certain individuals identified by our management. See the section titled “Underwriters—Directed Share Program.”
The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to purchasers on                 , 2025.

MORGAN STANLEY	CITIGROUP	EVERCORE ISI
Citizens Capital MarketsNeedham & Company Raymond James Susquehanna Financial Group, LLLP
Loop Capital Markets	Tigress Financial Partners
Prospectus dated       , 2025

mntn

The Hardest Working Software in Television.™

MNTN brings performance marketing and a new generation of advertisers to Connected TV.

$226M

Revenue
(2024)

9.7x

Performance TV Revenue Growth
(from 2020 to 2024)

769%

Growth in Performance TV Customers
(from 2020 to 2024)

680K

Daily Optimizations[1]
(2024)

130M

Addressable Households[2]
(2024)

Notes:
1. Daily optimizations refers to the number of real-time decisions that were made by our PTV platform for the year ended December 31, 2024, including decisions about how to determine what ad inventory to buy, when to buy it and where to buy it.
2. Addressable households refers to the estimated number of unique households we have reached by serving a TV ad through December 2024.

build WITH
FERGUSON

MNTN was an invaluable resource that enabled us to get the right message to the right consumer — all at the right time. MNTN's data-driven targeting was seamless to activate and allowed us to quickly scale and optimize, ultimately driving incremental revenue across the entire customer journey.

Shawn Clark
Director of Performance Marketing,
Build with Ferguson

Investing in CTV has allowed tarte to increase national product awareness while driving topline revenue for our direct-to-consumer business. A channel that can drive awareness and sales simultaneously is extremely rare and highly valued.

Jenna Manula Linares
Vice President, Digital Marketing &
Head of TikTok Shop, Tarte

tarte

A Letter from Mark Douglas, Founder & CEO

The relationship between consumers and content was completely transformed with the introduction of streaming television. Cable guides and DVR's are almost hard to remember now. However, the relationship between TV advertisers and the streaming networks has remained largely unchanged. We launched MNTN Performance TV to bridge that gap, bringing small and medium-sized businesses into the streaming TV ecosystem at scale. We're not just changing how ads work on television—we're revolutionizing how businesses connect with their customers.

MNTN (pronounced "Mountain") combines the power and reach of traditional TV with the precision, flexibility, and data-driven approach of digital marketing. Our mission is simple: we aim to bring ease to an industry that has been mired in complexity for decades. For too long, upfront financial commitments, limited access to data, and the high costs of creative production have kept smaller brands out of television advertising. We built MNTN's self-serve platform to solve these problems and ensure that every brand, no matter its size, has the opportunity to thrive on TV. What Netflix did to television, MNTN is doing to TV advertising.

I'll never forget the excitement of launching our first streaming TV ad campaign on the MNTN platform. My goal is for every small business who creates their first TV ad campaign to feel that same excitement. At MNTN, we are not just another software company. We are the bridge that connects passionate brands with the consumers who are destined to love them. Our mission is to amplify the voices of founders, product designers, and service providers, ensuring their stories are heard by those who will find them valuable.

While performance marketing has already transformed paid search and social media, television remains an untapped channel. MNTN has created over $27 billion in revenue for our customers via the ad campaigns they have run on our platform. 92% of our customers have never advertised on TV before – highlighting the access and opportunity for growth we offer. Going public represents a key step in unlocking that potential—not just for us, but for our investors, who are with us on this journey.

I have dedicated my career to solving complex problems through innovative software. MNTN was born from a desire to address a massive challenge in an enormous market, but it has grown into something far greater. True disruption doesn't happen in isolation, it requires an exceptional team of talented individuals who share the same vision. Everything we do at MNTN is grounded in the core principles of trust, ambition and quality. I take immense pride not only in building groundbreaking software but in creating incredible opportunities for the people who make MNTN what it is today. What we've accomplished so far makes me incredibly proud, but what excites me even more is continuing the journey. Because this is just the beginning, and we welcome you to be a part of it.

Thank you,
Mark

Neither we, the selling stockholders nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, the selling stockholders nor any of the underwriters take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.
For investors outside the United States: neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS
Certain Definitions
As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:
•
“AI technologies” refers to generative and predictive artificial intelligence and machine learning technologies;

•
“AVOD” refers to ad-supported video on demand, a streaming video service that allows users to have access to certain on-demand programs with advertising content;

•
“campaign” refers to one or more advertisements that a customer runs on our platform that has a specific budget and goal, as well as creative and audience targeting attributes;

•
“CRM data” refers to information regarding our customers’ interactions and relationships with consumers that is typically contained in our customer’s relationship management software system;

•
“CTV” refers to the method of delivering television content on-demand, using an internet connection as opposed to broadcast delivery of television content via cable or over-the-air;

•
“consumer” refers to individuals or entities that purchase goods or services from our customers;

•
“conversion” refers to a viewer of a customer’s campaign that subsequently purchases such customer’s products or services;

•
“customer” refers to any marketer that uses our solutions and platform, either directly or through a third-party agency;

•
“earned media views” refers to the total number of times content is seen through media coverage that was not directly paid for;

•
“marketers” refers to any person or business that advertises or promotes a product or service;

•
“Maximum Effort” refers to Maximum Effort Marketing, LLC;

•
“OTT” refers to a mobile, desktop or connected device where TV video content is delivered “over-the-top” instead of through a cable or satellite connection;

•
“performance marketing,” also known as direct response marketing, refers to a results-oriented strategy where marketers pay only for specific actions, such as sales leads or app installs, through paid search and social;

•
“PTV” refers to a form of performance marketing where CTV is used to drive ROAS (as defined below) or other outcomes for marketers;

•
“PTV Customers” refers to the aggregate number of unique customers that used our PTV platform as part of their CTV campaigns in the twelve-month period preceding the date indicated;

•
“QuickFrame” refers to QuickFrame Inc., which we acquired in 2021 to enable our creative in a highly scalable fashion and to provide us with a global marketplace of thousands of independent creators (such acquisition, the “QuickFrame Acquisition”);

•
“ROAS” refers to return on ad spend, which is a marketing metric that divides revenue from campaign by such campaign’s cost;

•
“SAM” refers to serviceable addressable market;

•
“SMB Net Revenue Retention Rate” is a metric we use to measure how much revenue we retain from our existing customers over a period of time. To calculate our SMB Net Revenue Retention Rate, we first calculate the revenue generated by all SMB customers who used the platform and were billed for more than three months during a prior twelve-month period. We then calculate the revenue generated by that same cohort of SMB customers during a subsequent twelve-month period and divide the revenue generated during such subsequent twelve-month period by the revenue generated during such prior twelve-month period to arrive at the SMB Net Revenue Retention Rate;

•
“SMBs” refers to small- and medium-sized businesses;

•
“SSPs” or “Supply Side Platforms” refers to technology platforms that enable digital publishers and media owners to manage, sell, and optimize their available ad inventory programmatically to a variety of potential buyers, maximizing ad revenue in real-time bidding environments;

•
“SVOD” refers to subscription video on demand, a subscription streaming video service that allows users to have access to on-demand programs without advertising;

•
“Total Customers” refers to our aggregate number of unique customers, inclusive of our PTV Customers in the twelve-month period preceding the date indicated;

•
“Verified Visits technology” refers to our patent pending cross-device verified visits attribution model, which measures consumer responses to TV ads. Our Verified Visits technology attributes visits and conversions across all devices sharing the same household identifiers; and

•
“we,” “us,” “our,” the “Company” and “MNTN” refer to MNTN, Inc., together with its consolidated subsidiaries as a combined entity.

Non-GAAP Measures and Other Data
Our consolidated financial statements and the other financial data included in this prospectus have been prepared in a manner that complies with generally accepted accounting principles in the United States (“GAAP”) and the regulations published by the Securities and Exchange Commission (“SEC”). However, we use Adjusted EBITDA as described in “Prospectus Summary—Summary Historical Consolidated Financial and Other Data,” in various places in this prospectus. This non-GAAP financial measure is presented as supplemental disclosure and should not be considered in isolation from, or as a substitute for, the financial information prepared in accordance with GAAP, and should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus. Adjusted EBITDA may differ from similarly titled measures presented by other companies.
See “Prospectus Summary—Summary Historical Consolidated Financial and Other Data” for a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with GAAP, and a discussion of our management’s use of Adjusted EBITDA.
Throughout this prospectus, we also provide a number of key performance indicators and key business metrics used by management and sometimes used by others in our industry. These and other key business metrics are discussed in more detail in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicator and Non-GAAP Financial Measures.”
Rounding Adjustments
Certain monetary amounts, percentages, and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements or the figures included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS, SERVICE MARKS, AND TRADE NAMES
This prospectus includes our trademarks, trade names and service marks, including, without limitation, “MNTN” and our logo, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we or the applicable owner will not assert, to the fullest extent permitted under applicable law, our or its rights or the right of any applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA
This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources that have not been commissioned by us, including publicly available information, industry reports and other publications, reports from government agencies, surveys, our members and providers, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable.
In addition, certain information identified in this prospectus is contained in the following independent industry publications or reports:
•
Deloitte, An Introduction to Deloitte’s 2024 Digital Media Trends (March 2024);

•
eMarketer, Average Time Spent per Day with TV (June 2024);

•
eMarketer, US Ad-Supported Video-on-Demand (AVOD) Viewers and Penetration (October 2024);

•
eMarketer, US Connected TV Ad Spending (November 2024);

•
eMarketer, US Connected TV Users and Penetration (October 2024);

•
eMarketer, US OTT Subscription Revenues (November 2024);

•
eMarketer, US Subscription OTT Ad Revenues (November 2024);

•
eMarketer, US Traditional Media Ad Spending, by Media (November 2024);

•
eMarketer, US Traditional Media Time Spent by Type (December 2024);

•
eMarketer, US TV and Connected TV Ad Spending Forecasts H2 2024 (December 2024);

•
IDC, Free Ad-Supported Streaming Television Update and Impact in 2024 (March 2024);

•
Magna Global, Global Advertising Forecasts (December 2024);

•
Nielsen, The Nielsen ARTEY Awards: 2024 Streaming Unwrapped (January 2025); and

•
Tealium, State of Martech and Marketing Operations 2023/2024.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the market and industry data included in this prospectus and upon which the management estimates included herein are in part based are generally reliable, such information is inherently uncertain and imprecise, and you are cautioned not to give undue weight to such data or the management estimates based on such data. Market and industry data are subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates. The content of, or accessibility through, the sources and websites identified herein, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein, and any websites are an inactive textual reference only. In addition, references to third-party publications and research reports herein are not intended to imply, and should not be construed to imply, a relationship with, or endorsement of us by, the third party producing any such publication or report.

v

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and may not contain all of the information you should consider before investing in our Class A common stock. Before making an investment decision, you should read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere herein. You should also carefully consider the information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, certain statements in this prospectus include forward-looking information that are subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”
Overview
MNTN is on a mission to transform Connected TV (“CTV”) into a next-generation performance marketing channel.
Our revolutionary Performance TV (“PTV”) software platform allows marketers to combine the powerful storytelling format of TV advertising with the targeting, measurement and attribution capabilities of paid search and social advertising. Our self-serve software platform enables marketers to precisely target audiences through our MNTN Matched technology and then directly attribute each view to a purchase or other action. Marketers can set performance goals, such as return on ad spend (“ROAS”), and our algorithms continuously optimize a campaign to achieve those goals. Our company has experienced rapid growth due to the robust performance our platform delivers to customers, with the number of PTV Customers increasing from 142 in 2019 to 2,225 in 2024, representing a compound annual growth rate (“CAGR”) of 73.4%. We believe advertisements on our platform have generated an aggregate of $27.1 billion of revenue for our customers from 2019 to 2024.
Our market opportunity sits at the center of three large advertising markets: performance marketing, traditional TV advertising, and CTV advertising. Today, performance marketing, also known as direct response marketing, is the dominant form of digital advertising, giving marketers the ability to leverage data to target specific audiences and drive measurable outcomes. By the end of 2025, performance marketing spend in the United States is expected to reach $285.4 billion and is expected to grow at a 9.7% CAGR to $343.6 billion by 2027, according to Magna Global. TV has historically lacked the targeting, measurement and attribution capabilities necessary for performance marketing, but TV’s unmatched storytelling experience, massive audience reach and viewership minutes continues to make it a preferred premium channel for marketers seeking to increase brand awareness. The average American household was expected to watch approximately three hours of TV daily in 2024 and brand marketers spent $59.7 billion on advertising on linear TV, including broadcast and cable TV, in 2024, according to eMarketer.
In recent years, the TV industry has undergone a digital revolution with the advent of CTV. CTV adoption continues to grow rapidly as audiences are empowered to watch what they want when and where they want it, resulting in TV audiences moving from traditional TV to CTV. In 2024, U.S. consumers streamed approximately 23 million years of streaming content, a 10% increase from approximately 21 million years of streaming content in 2023. Furthermore, CTV represented 45.8% of total TV viewing time across the United States in 2024.
As a result of CTV’s digital infrastructure and rapid audience adoption, CTV advertising is the fastest growing advertising channel in the world, with TV marketers (defined as brands that advertise on linear TV) rapidly shifting ad budgets from linear TV to CTV. Since 2017, annual ad spend on CTV has grown from $2.8 billion to an estimated $33.4 billion in 2025, according to eMarketer. Although initial adoption of CTV was driven by subscription streaming services (“SVOD”), ad-supported streaming services (“AVOD”) is growing faster, and eMarketer estimates U.S. AVOD ad revenues will grow by 23% in 2025, compared to an estimated U.S. SVOD subscription revenue growth of 10%. Netflix, Amazon Prime and other platforms have introduced AVOD content and have experienced strong growth largely driven by consumers’ willingness to watch ad-supported content in lieu of paying higher subscription fees. This has led to a significant increase in available TV advertising inventory for marketers, bringing more ad dollars into the ecosystem. CTV advertising, like traditional TV advertising, has been entirely brand marketing in nature, focused on maximizing reach and frequency versus driving measurable performance-driven outcomes. With our transformative PTV technology, we believe we are unlocking CTV’s potential to become the next dominant performance marketing channel.

As performance marketers seek new channels for growth, and as CTV marketers increasingly embrace the technology underlying performance marketing, we expect PTV to capture a significant portion of performance marketing and CTV ad spend.
Our diversified customer base consists of brands of a broad range of sizes. Our intuitive, accessible platform and direct-to-brand approach enables marketers of a broad range of sizes to engage audiences through CTV as easily as they do in social or search, opening TV advertising to brands of any size. In 2024, 92% of our PTV revenue was generated by SMBs, of which 86% was from mid-sized businesses. Our customers include both experts in performance marketing as well as marketers who are just beginning to leverage the benefits of data-driven performance marketing. Given the disruptive nature of our platform as well as its ease of use, we believe we are well suited to serve both first time and experienced TV advertisers. For example, as of December 31, 2024, approximately 92% of our customers had never advertised on TV before and often allocate budgets which grow over time as customers meet their ROAS goals. As customers leverage the full targeting, measurement and attribution capabilities of our platform, similar to their experience across paid search and paid social, they typically generate more spend on our platform. For the year ended December 31, 2024, 421 customers generated over $100,000 of net revenue on our platform, compared to 297 customers over the same period in 2023.
We offer marketers a comprehensive and fully integrated software solution that combines targeting, measurement and attribution capabilities for performance marketing on CTV. Our Verified Visits technology links Internet-connected devices in the household to TV, which allows our software to attribute consumers’ actions, including sales leads and app installs across devices after they view a CTV ad. Our PTV self-serve software platform has a highly intuitive user interface enabling marketers to intelligently plan and launch CTV campaigns, set ROAS and other campaign goals, match advertisers with their target audiences using MNTN Matched, measure and attribute performance and optimize campaign outcomes in a highly automated manner. Our platform provides marketers easy access to premium inventory across multiple networks and is designed to ensure brand safe and visually captivating advertising environments, which we believe both search and social channels lack. Marketers across a broad range of sizes are attracted to MNTN because we deliver measurable results. We believe SMB customers, in particular, are also attracted to MNTN for the ability to set up campaigns, upload creative and set goals in a matter of minutes with minimal dedicated resources. For the year ended December 31, 2024, our SMB Net Revenue Retention Rate was 108%, which we believe validates the value proposition that we deliver to SMBs. Our customers can easily manage PTV campaigns and reach nearly all CTV households in the United States. Using our platform, we are able to unlock CTV as a performance marketing channel for our customers, many of which have never advertised on TV before.
The key functions and features of our PTV platform include:
•
Targeting:   Our revolutionary AI targeting technology, MNTN Matched, matches consumers with brands that they are most likely to engage with to achieve our customers’ ROAS goals. Through our advanced technology, brands have the flexibility to run campaigns that reach segments of consumers with specific product interests or broad groups of consumers for greater reach. Our targeting capabilities are driven by a robust keyword- and intent-based predictive audience builder for CTV using AI technologies, which includes generative and predictive artificial intelligence and machine learning technologies, giving advertisers control and transparency over the households that see their ads.

•
Measurability:   Our proprietary measurement technology makes it possible for marketers to granularly track CTV ad impressions for every campaign on our platform.

•
Attribution:   We leverage measurement data obtained through our Verified Visits technology to attribute a CTV campaign impression to the corresponding user action, such as sales or leads. We make these connections across 400 million devices through third-party and first-party data, including CRM data, which helps advertisers understand the performance of their campaigns on our platform.

•
Automated Optimization:   We have developed algorithms which automate and continuously optimize our targeting capabilities and programmatic ad execution (including automating creative and price optimization), as well as other campaign elements to drive better performance. Our technology measures and incorporates a wide range of data signals, such as time of day and geography, resulting in hundreds of thousands of daily and real-time optimizations—including what ad inventory to buy, when to buy it and where to buy it. Automated optimization drives higher ROAS and other campaign goals for our customers.
•
Delivers Stunning Ads:   Because approximately 92% of our customers have never advertised on TV before, we offer creative solutions to enable them to create and refresh ads quickly and cost-effectively. Our software controls the quality and format of video ads by automatically screening creative for TV network formats and standards. We ensure ads are not rejected due to a failure to meet a content provider’s technical requirements—one of the common barriers for smaller brands to advertise.

•
Self-Serve:   Our software platform delivers an intuitive, customizable user interface that simplifies campaign planning and execution, with a self-serve software platform built for marketers of a broad range of sizes. With our platform, marketers can easily manage PTV campaigns with minimal dedicated resources.

We believe we are the first mover and category creator of PTV. Our easy-to-use software platform is differentiated by our revolutionary targeting technology, our measurement and attribution capabilities, and our solutions for TV creative. We benefit from a powerful flywheel effect as a result of our first mover advantage in the PTV ecosystem. We continuously develop enhancements to existing features and add new capabilities, such as MNTN Matched, to deliver higher ROAS for our customers. We source inventory on behalf of our customers from premium TV networks, including NBC, Paramount, Fox and other streaming networks, driving higher ROAS for our customers due to the level of engagement and visibility this premium inventory provides. As customers increase spend on our platform because of this higher ROAS, we are able to negotiate preferential ad inventory pricing on their behalf. TV networks, motivated to capture this large and growing opportunity of predominantly new TV advertisers, often reduce inventory prices to increase demand, thereby further enhancing ROAS for our customers. This powerful flywheel effect has enabled us to decrease the cost of premium inventory for our customers approximately 8% per quarter on average since the first quarter of 2022.
Our focus on building a leading PTV platform has contributed to our rapid growth. Our revenue grew by 27.9% to $225.6 million for the year ended December 31, 2024, from $176.3 million for the year ended December 31, 2023, driven by our unique and powerful value proposition, as well as our ability to efficiently attract new customers to the platform and increase usage for existing customers. We incurred $32.9 million of net loss and an operating loss of $1.6 million, but we were able to generate $38.8 million of Adjusted EBITDA for the year ended December 31, 2024, compared to $53.3 million of net loss, $46.1 million of operating loss and $6.3 million of Adjusted EBITDA for the year ended December 31, 2023, the primary difference being non-cash adjustments such as interest, depreciation and amortization, stock-based compensation and fair value adjustments. For the years ended December 31, 2024 and 2023, our net loss margin was (14.6)% and (30.2)%, respectively, with the results for each period largely driven by non-cash adjustments. Our Adjusted EBITDA margin was 17.2% and 3.6% for the years ended December 31, 2024 and 2023, respectively. See the section titled “Summary Historical Consolidated Financial and Other Data—Key Performance Indicator and Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of each measure to net loss, the most directly comparable financial measure calculated in accordance with GAAP. As of December 31, 2024, we had an accumulated deficit of $254.7 million and $52.3 million of outstanding indebtedness (including outstanding amounts under the 2023 Convertible Notes and Revolving Credit Facility). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Short-term note payable.”
Industry Background
Performance marketing has become the dominant form of digital advertising in the United States and globally. The rapid growth in this market has largely been driven by two major channels—search and social advertising—and the success of these two channels is based on two key attributes. First, the ability for marketers to leverage data to identify and reach specific target audiences. Second, the ability to measure and attribute ROAS (or other performance outcomes) of a campaign. Together, performance marketing enables marketers to analyze the impact of a campaign on a target audience and optimize a campaign to drive results such as sales leads and app installs. Additionally, performance marketing enables marketers to spend budgets efficiently.

Despite the rapid growth of performance marketing on search and social, TV remains a leading advertising channel. TV is an integral part of everyday life and captures audiences with its diverse, highly captivating content. Advertising on TV also benefits from its significant reach and scale, with our software platform enabling customers to reach an estimated 99% of TV households in the United States as of December 31, 2024. Furthermore, according to eMarketer, the average American household was expected to watch approximately three hours of traditional TV per day in 2024, more than double the combined time spent on the leading search and social platforms per day in the same period, according to market estimates. Moreover, the visual impact of TV advertising is amplified by the size of the medium, with ads displayed on large-screen formats, offering a more immersive experience compared to the compact format of social displayed on smartphones and other small screen devices. As a result, traditional TV continues to be a highly sought-after advertising channel for marketers. Given its lack of effective targeting, measurement and attribution, however, marketers are migrating their spend to CTV and performance related marketing channels.
In recent years, the TV industry has been undergoing a digital revolution with the advent of new technology that delivers TV over the Internet or CTV. CTV continues to grow rapidly as consumers are empowered to watch what they want, when they want. Consumers watch content on CTV via SVOD or through free or more affordable AVOD. Although initial adoption of CTV was driven by SVOD, AVOD is growing faster, and eMarketer estimates U.S. AVOD ad revenues will grow by 23% in 2025, compared to an estimated U.S. SVOD subscription revenue growth of 10%. Netflix, Amazon Prime and other platforms are experiencing strong growth, largely driven by consumers’ willingness to watch ad-supported content in lieu of paying higher subscription fees. Furthermore, according to Deloitte, 40% of consumers cancelled at least one paid SVOD subscription over a selected six-month period between 2023 and 2024.
PTV leverages CTV’s digital infrastructure, allowing marketers to engage with CTV audiences and measure campaigns more effectively, similar to other digital channels such as social and search. For the first time, TV advertisers can accurately target, measure, and attribute campaign effectiveness. This powerful combination of targeting, measurement and attribution capabilities, along with the influence and engagement of a large screen TV format, positions PTV as a promising performance marketing channel for marketers of a broad range of sizes.
Market Opportunity for PTV
We believe our PTV market opportunity sits at the center of three large advertising markets: performance advertising, traditional TV advertising, and CTV advertising.
•
Performance Advertising:   We expect to expand the performance advertising market while also capturing share from existing performance channels because PTV uniquely combines powerful TV ad formats with the performance benefits of search and social to which marketers are already accustomed. According to Magna Global, United States performance marketing is estimated to represent $285.4 billion in ad spend in 2025 and is expected to grow at a 9.7% CAGR to $343.6 billion by 2027.

•
Traditional TV Advertising:   We also believe PTV addresses the needs of traditional TV brand marketers, who are expected to spend approximately $50 billion annually between 2025 and 2027 according to eMarketer. They will benefit from the combination of full-screen non-skippable commercial ad formats and data-driven targeting, measurement and optimization that historically have not been available on traditional TV.

•
CTV Advertising:   As CTV marketers are already aware of TV audiences shifting to CTV, and the benefits of using data for enhanced targeting, measurement and attribution capabilities, we expect to attract a portion of CTV ad spend. Our software platform enables these marketers to focus on driving performance-based outcomes, such as ROAS. The CTV ad market is expected to grow at a 12.5% CAGR from $33.4 billion in 2025 to $42.2 billion in 2027, according to eMarketer. CTV remains a large and growing opportunity driven by the shift of linear advertising dollars (where a majority of the spend is today) to CTV, as well as the potential to attract new TV advertisers.

Combined with its powerful ability to engage and influence audiences, PTV has the potential to deliver compelling ROAS relative to other performance marketing channels. Because PTV can target audiences of any size, it has the potential to open PTV advertising to marketers of a broad range of sizes, many of whom have never advertised on TV before. We believe this direct-to-brand strategy can generate a high volume of long-term customers that will continue to build over time.
Our Near-Term Market Opportunity
Today, the customers we serve are primarily SMBs in the United States, with an estimated PTV serviceable addressable market (“SAM”) opportunity of over $60 billion. We calculate our market opportunity using business count data sourced from Statista, focusing on the number of SMBs with 10-500 employees in 2023. Using data sourced from Zippia, businesses of this size generate, on average, annual sales of $8 million. For these businesses, data from Gartner assumes approximately 10% of sales go to marketing, with 5% of marketing budgets allocated to PTV advertising, according to management estimates. Multiplying the number of businesses with 10-500 employees of 1.5 million by the average PTV advertising budget of approximately $40,000 to $80,000 arrives at our SAM figure of $60 to $120 billion.
As we continue to scale our platform, we expect that our SAM will expand as we capture more of the marketing budget at our customers, who are just beginning to leverage the benefits of data-driven performance marketing. Approximately 92% of our PTV revenue was generated by SMBs in 2024, of which 86% was from mid-sized businesses. While our immediate market opportunity centers around SMBs in the United States, our market penetration rate is only 0.2% and we have numerous long-term opportunities to extend our platform into new markets and channels such as larger global brands and international markets. We believe that these opportunities present a significant runway for our long-term growth as technological advancements further disrupt CTV and performance marketing, and as we adapt the scope and capabilities of our core platform.
PTV has significant growth potential with multiple drivers and favorable market trends:
Performance marketing is a massive market opportunity with significant growth potential.   Performance marketing has grown rapidly because of the digital infrastructure that enables search and social marketing. These channels allow marketers to spend ad budgets with the expectation that they can achieve ROAS or other specific campaign goals. Additionally, as marketers continue to be more data driven and results oriented, performance marketing channels will continue to capture additional share of the total advertising market.
Performance marketers continue to test new channels and platforms to enhance and diversify their advertising.    As demand for search and social increases, so does pricing, thereby reducing marketers’ campaign ROAS and exacerbating the need for channel diversification. We believe that PTV has the potential to be the preferred marketing channel and capture a significant share of performance marketing spend.
Traditional TV has exceptional reach and engagement but is undergoing significant change.   Advertising on TV benefits from its significant reach and scale with an estimated 130 million unique TV households reached by us through December 2024. Furthermore in 2024, the average American household was expected to watch approximately three hours of traditional TV per day. As a result, traditional TV continues to be a highly sought- after marketing channel, but only for those marketers who can afford to advertise without effective targeting, measurement, and attribution capabilities.
CTV audiences are large, growing and highly engaged, and are expected to continue to increase rapidly.   According to eMarketer, CTV reached 234 million users in the United States each month in 2024. Consumption trends are equally impressive, with U.S. consumers streaming approximately 23 million years of streaming content in 2024, a 10% increase from approximately 21 million years of streaming content in 2023. CTV is the only platform that provides the combination of scale, engagement, and measurability similar to search and social.
Rapidly increasing ad-supported content and corresponding CTV ad inventory.   According to eMarketer, it is estimated that approximately 185 million Americans streamed ad-supported content in 2024, an increase of 13% from 2023. According to Deloitte, as of March 2024, approximately 46% of households subscribed to at least one ad-supported tier of a paid service as part of their subscription lineup, and 57% used a free, ad-supported service. Additionally, according to Deloitte, 40% of consumers cancelled at least one paid SVOD subscription over a selected six-month period between 2023 and 2024. As of November 2024, CTV represented

45.8% of total TV viewing time but only 32.5% of TV ad spend, creating a substantial opportunity as CTV ad spend normalizes to meet this increasing audience engagement.
Increasing need for software and technology to take full advantage of CTV’s digital infrastructure.   Marketers are increasingly leveraging digital platforms. According to the State of Martech and Marketing Operations 2023/2024 edition, 83% of marketing organizations were expected to increase their technology spending in 2024, with an average budget increase of approximately 11%. Marketers looking to take full advantage of CTV, similar to how they use search and social, will require a purpose-built platform that offers targeting, measurement and attribution capabilities, along with advanced algorithms to optimize and automate ad buying decisions in real time. Additionally, marketing platforms need to be easy-to-use while operating at immense scale.
Competitive Strengths
We believe the following attributes and capabilities form our core strengths and provide us with a competitive advantage:
Leading the Next Era of Performance Marketing.   We are transforming CTV into what we believe will become a leading performance marketing channel. Our software platform combines the storytelling power of TV advertising with the enhanced targeting, measurement and attribution capabilities of paid search and social advertising. We believe that our intuitive, accessible platform and direct-to-brand approach enables marketers to engage audiences through CTV as easily as they do in social or search, opening TV advertising to brands of any size. As of December 31, 2024, approximately 92% of our existing customers had never advertised on TV before, demonstrating that our platform is able to expand advertising capabilities beyond the largest companies to potentially all performance marketers.
Powering Unique Attribution for CTV.   Our Verified Visits technology offers an attribution solution purpose-built for CTV advertising, giving marketers direct insight into which ad views subsequently drove sales leads or app install regardless of which device the consumer used and seamlessly integrating us with our customers’ transactional data to tie campaigns to specific actions by their target households.
Our Large and Growing Data and Technology Moat.   We believe our expanding pool of data, alongside our optimization and measurement capabilities, provides us with a growing competitive advantage. We recently introduced MNTN Matched which offers AI-based targeting that matches consumers with brands and products they are most likely to engage with to achieve our customers’ ROAS and other goals.
Our Comprehensive Solution Serves Brands of a Broad Range of Sizes.   We enable PTV advertising for brands of a broad range of sizes and are increasingly becoming integral to their marketing strategies. Our platform has an intuitive, easy-to-use interface. Further, our proprietary platform offers our customers flexibility to spend marketing dollars at times and in amounts that make sense for them.
Leading Position in CTV Ecosystem Powers Cost-Advantaged Flywheel.   We believe we are the first mover and category creator of PTV. As a result of our first mover advantage in the PTV ecosystem, we benefit from a powerful flywheel effect. As a result of better performance and higher ROAS, our customers increase their spend on our platform. As customer spend increases, we are able to engage premium TV networks on behalf of our customers and negotiate preferential and more competitive pricing for premium ad inventory. Motivated to capture this large and growing opportunity of largely new TV advertisers, TV networks have reduced inventory prices to attract higher demand volume, which ultimately drives higher ROAS for our customers.
Go-to-Market Model Allows for High Growth.   Our revenue grew by 27.9% for the year ended December 31, 2024, compared to the year ended December 31, 2023. Our direct-to-brand strategy has enabled us to achieve efficiencies in our sales cycle and rapidly onboard customers and grow over time. This strategy has increased our inbound leads from 2% in 2020 to 64% in 2024, evidencing the success of our brand awareness. We incurred $32.9 million of net loss and $38.8 million of Adjusted EBITDA for the year ended December 31, 2024, compared to $53.3 million of net loss and $6.3 million of Adjusted EBITDA for the year ended December 31, 2023. See the section titled “—Summary Historical Consolidated Financial and Other Data—Key

Performance Indicator and Non-GAAP Financial Measures” for a description and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated in accordance with GAAP.
Founder-Led Management Team with Tech-Focused DNA.   Our founder and CEO, Mark Douglas, has more than two decades of experience at leading technology companies and is a pioneer and thought leader in the performance marketing industry. He leverages his deep knowledge and experience to lead a team of engineers focused on constant innovation and delivering a best-in-class user experience. Additionally, our management team includes operators with decades of experience leading companies in technology, advertising and media, as well as influential voices who help extend our brand.
Growth Strategies
We believe we are in the early days of our market opportunity and are focused on executing against our multi-pronged strategy to grow our business. We will continue to invest in technology, channels and markets to deliver greater value to our customers. We expect our investment to enable us to extend our market leadership and sustain our momentum around customer adoption. Our key growth strategies include:
Bring New Advertisers to PTV.   We believe all marketers, including those that have never advertised on TV before, are potential customers. The performance marketing industry is massive and growing as marketers spend more on digital platforms. For the years ended December 31, 2024 and 2020, we had $205.3 million and $21.5 million in PTV revenue, respectively, representing a CAGR of 75.9%. We focus our sales and marketing resources on acquiring marketers currently using paid search and social channels as well as existing TV marketers. Additionally, we intend to continue to leverage relationships with agencies and other partners to bring additional marketers onto our platform.
Increase Our Share of Existing Customers’ Ad Spend.   We believe that our differentiated solution, purpose-built for CTV and performance marketing, as well as our innovation-driven strategy enables us to efficiently increase spend from our existing customers. As brands meet and exceed their ROAS targets and the CTV ad market organically grows, we expect that they will increase spend for a given campaign or buy more campaigns for other marketing needs. Increased usage and spend has generally resulted in increases in our SMB Net Revenue Retention Rate, which was 108% for the year ended December 31, 2024.
Continuous Innovation Drives Increased Spend.   Our commitment to product innovation is a key driver for building and deepening relationships with our customers and fueling growth. We continuously improve our targeting, usability of data, measurement, attribution and campaign optimization capabilities, refine our algorithms and increase automation, all of which are intended to deliver higher ROAS for our customers. We recently introduced MNTN Matched which offers first of its kind targeting that matches consumers with brands and products they are most likely to engage with to achieve our customers’ ROAS and other goals. As customers recognize this value, they continue to use our solutions as demonstrated by our growth in PTV Customers from 142 in 2019 to 2,225 in 2024, representing a CAGR of 73.4%. As we continue to improve our value proposition to marketers, we position ourselves to capture an increased share of marketing spend.
Leverage Our Creative Offering.   Because approximately 92% of our customers have never advertised on TV before, we offer creative solutions to enable them to create and refresh ads quickly and cost-effectively, significantly reducing the friction in developing and launching campaigns. These solutions include access to QuickFrame, our marketplace of thousands of independent creators that can quickly produce custom, cost-effective professional TV ads. We believe our solutions offer our customers a comprehensive and accessible approach to developing TV ads and is particularly relevant for customers who have never developed TV advertising before. We expect to be able to leverage insights from our deep, growing creative dataset to identify, deliver and measure personalized content that maximizes consumers’ interest, engagement and likelihood to purchase or take other action, thereby continuing to increase our customers’ ROAS over time.
Develop and Promote the MNTN Brand.   We utilize our revolutionary PTV platform to promote our brand by streaming MNTN-branded TV ads into the homes of performance marketers. We also leverage our social media presence, public relations efforts, and content marketing through the production of original guides, reports, and other research that establishes us as a thought leader in PTV. We believe that our brand marketing is a key differentiator for our business and our team includes influential voices who help us extend our brand.

Extend Platform into Adjacent Markets and Channels.   We have numerous long-term opportunities to extend our platform into new markets and channels including large global brands and international markets.
Acquisitions.   We may opportunistically acquire businesses that bolster our product offering, team, customer base and overall differentiation in the market, thereby accelerating our growth.
Our Platform
We believe that we are transforming CTV into a powerful, next-generation performance marketing channel. In the same way that paid search and paid social introduced performance marketing in digital channels, our leading software platform brings performance marketing to CTV. We enable brands of a broad range of sizes to launch highly targeted CTV ads, measure and attribute performance and optimize campaigns in a highly automated manner. Our comprehensive platform offers end-to-end solutions for accessing premium CTV ad inventory, including audience selection, campaign budgeting and goal setting, creative set up, campaign launch, and measurement and reporting. Our platform was designed with enterprise-grade workflows in mind, but its user interface allows for easy navigation and minimizes dedicated resources needed to launch and manage campaigns at scale.
Our Business Model
Our revenue is generated through usage-based fees from customers based on their level of ad spend. We generally collect revenue directly from the customer. The customer selects the amount they wish to spend on our platform for a given campaign, and our platform allocates that budget with the intention to generate the highest ROAS for the customer. We purchase premium ad inventory through both negotiated arrangements directly with premium TV networks and Supply Side Platforms. Our customers are invoiced based on the amount they spend on a campaign.
Summary Risk Factors
Our business is subject to a number of risks that you should be aware of before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our Class A common stock. Among these important risks are the following:
•
reduced growth and expansion of CTV and performance marketers using CTV, including if the adoption of CTV by customers develops more slowly than we expect, as well as the reduced growth and expansion of our PTV platform;

•
our dependence on a limited number of large customers and the inability to attract new customers, expand existing customer usage of our platform or achieve our customers’ ROAS and other campaign goals;

•
reduced demand for advertising, including factors that affect the level of demand and resulting amount of spend on general and digital advertising, such as economic downturns, global conflicts, including those in Ukraine, the Middle East and tensions between China and Taiwan, terrorist attacks, supply chain shortages, interest rate volatility and inflation and any health epidemics or other contagious outbreaks;

•
seasonal fluctuations in the demand for digital advertising and our solutions;

•
inability to manage our growth effectively, and maintain the quality of our platform as we expand;

•
failure of our sales and marketing efforts to yield the results we seek;

•
our product development and innovation may be inefficient or ineffective;

•
errors, defects, or unintended performance problems with our platform, including relating to our use of AI technologies;

•
our ability to integrate, use and maintain AI technologies in our products and solutions and the rapidly evolving regulatory and legal requirements associated with AI technologies;

•
changes or developments in the laws, regulations and industry requirements related to data privacy, data protection, information security and consumer protection, and failure to comply with such laws, regulations and industry requirements;

•
inability to collect, use, and disclose data, including the use of pixels or other similar technologies;

•
incurrence of cyberattacks or privacy or data breaches;

•
inability to maintain our corporate culture as we grow, including if we fail to attract, retain, and motivate key personnel; and

•
the dual-class structure of our common stock will have the effect of concentrating voting power with holders of our Class B common stock, who will have significant influence over us.

Corporate History and Information
MNTN, Inc. was incorporated as a Delaware corporation in April 2009. Our corporate headquarters is located at 823 Congress Avenue, #1827, Austin, Texas, and our telephone number is (877) 978-3354. Our website is www.mountain.com. Information contained on or that can be accessed through our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
After the closing of this offering, our executive officers, directors and principal stockholders each holding more than 5% of our outstanding capital stock will collectively beneficially own approximately    % of our outstanding capital stock (or approximately    % of our outstanding capital stock if the underwriters’ option to purchase additional shares is exercised in full) and hold approximately    % of the voting power in MNTN (or approximately     % if the underwriters’ option to purchase additional shares is exercised in full). This may limit the ability of prospective investors in this offering to influence us and our corporate decision-making. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—The dual-class structure of our common stock will have the effect of concentrating voting power with holders of our Class B common stock, who will have significant influence over us and, if acting together, will be able to control matters requiring stockholder approval.”
Implications of Being an Emerging Growth Company
As a company with less than $1.235 billion in revenue during our most recently ended fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include, among other exemptions, that:
•
we are permitted to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•
we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•
we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•
we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

•
we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the closing of this offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if (i) we have more than $1.235 billion in annual revenue in any fiscal year, (ii) if we qualify as a “large accelerated filer,” as defined in the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which will occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the end of our most recently completed second fiscal quarter, we have been subject to the Exchange Act reporting requirements for at least 12 calendar months and we have filed at least one Annual Report on Form 10-K, or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period. We have elected to take advantage of certain of the reduced reporting and other obligations described above in the registration statement of which this prospectus forms a part, and intend to take advantage of reduced reporting requirements in the future for so long as we are able to do so. As a result of this election, the information that we provide stockholders may be different than the information you might get from other public companies in which you hold equity. We cannot predict whether investors may find our Class A common stock less attractive as a result. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.”
The JOBS Act also permits an emerging growth company like us to take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards until the earlier of the date we (x) are no longer an emerging growth company, or (y) affirmatively and irrevocably opt-out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements and the reported results of operations contained therein may not be directly comparable to those of other public companies.

THE OFFERING
Class A common stock offered by us
       shares.
Class A common stock offered by the selling stockholders
       shares.
Underwriters’ option to purchase additional shares of Class A common stock offered by us
We have granted the underwriters a 30-day option to purchase up to        additional shares of our Class A common stock at the initial public offering price less underwriting discounts and commissions.
Underwriters’ option to purchase additional shares of Class A common stock offered by the selling stockholders
The selling stockholders have granted the underwriters a 30-day option to purchase up to        additional shares of our Class A common stock at the initial public offering price less underwriting discounts and commissions.
Class B common stock to be outstanding after this offering
        shares.
Total Class A and Class B common stock to be outstanding after this offering
       shares (or        shares if the underwriters exercise their option to purchase additional shares of our Class A common stock in full).
Use of proceeds
We expect to receive net proceeds from this offering of approximately $      million (or       approximately $      million if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full), assuming an initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders in this offering.
The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our common stock. As of the date of this prospectus, we do not have a specific plan for the net proceeds to us from this offering. However, we currently intend to use the net proceeds from this offering for general corporate purposes, including to fund our growth, technology development, working capital, and operating expenses. Additionally, we may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies; however, we do not have agreements or commitments for any material acquisitions or investments at this time. We will have broad discretion in the way that we use the net proceeds of this offering. See “Use of Proceeds.”
Voting rights
Upon completion of this offering, we will have two classes of common stock, our Class A common stock and our Class B common stock. The rights of holders of our Class A common stock and our Class B common stock will be identical, except with respect to voting, conversion and transfer rights. Each share of our Class A common stock will be entitled to one vote. Each share of our Class B common stock will be entitled to 10 votes and will be convertible at any time into one share of our Class A common stock, and mandatorily convertible upon the occurrence of certain events, as further described in “Description of Capital Stock.”
Following the completion of this offering, the holders of our Class B common stock will hold    % of the voting power of our outstanding capital stock (or    % if the underwriters exercise their option to purchase additional shares of our Class A common stock in full). These holders of our outstanding Class B common stock, which include entities affiliated with Mark Douglas, Baroda Ventures, Rincon Venture Partners, Greycroft, Qualcomm and MGD Holdings (the “Exchange Stockholders”), will have a significant influence over us, which will limit your ability to influence corporate matters, including the election of our directors and the approval of any change of control transaction. See “Principal and Selling Stockholders” and “Description of Capital Stock” for additional information.
Directed Share Program
At our request, the underwriters have reserved up to 3% of the shares of Class A common stock to be issued by us and offered under this prospectus, for sale at the initial public offering price through a directed share program to certain individuals identified by our management.
The number of shares of Class A common stock available for sale to the general public will be reduced by the number of reserved shares sold pursuant to this program. Any reserved shares of Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock offered by this prospectus. Morgan Stanley & Co. LLC, an underwriter in this offering, will administer our directed share program.
See the section titled “Underwriters—Directed Share Program” for additional information.
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 18 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock.
Proposed NYSE symbol
“MNTN.”

The number of shares of our common stock to be outstanding after this offering is based on       shares of our Class A common stock and      shares of our Class B common stock outstanding as of December 31, 2024, after giving effect to the Preferred Stock Conversion, the Reclassification and the Class B Stock Exchange (each as described below), in each case as if they had occurred on December 31, 2024, and excludes:
•
       shares of our Class A common stock issuable upon the exercise of stock options outstanding as of December 31, 2024 under our 2009 Equity Incentive Plan, QuickFrame Inc. 2018 Stock Plan and Amended and Restated 2021 Equity Incentive Plan (collectively, the “Existing Plans”), at a weighted average exercise price of $      per share;

•
       shares of our Class A common stock issuable upon the exercise of outstanding stock options that were granted subsequent to December 31, 2024 under our Amended and Restated 2021 Equity Incentive Plan at a weighted average exercise price of $       per share;

•
         shares of our Class B common stock issuable upon the exercise of stock options outstanding as of December 31, 2024 under our Amended and Restated 2021 Equity Incentive Plan, at a weighted average exercise price of $            per share, after giving effect to the Incentive Plan Amendment described below;

•
up to       shares of our Class A common stock issuable upon the exercise of a warrant issued in 2018 (the “2018 Warrant”) at an exercise price of $0.01 per share;

•
up to       shares of our Class A common stock issuable upon the exercise of warrants issued in January through May 2023 (the “2023 Warrants”) at an exercise price of $0.01 per share, which warrants will terminate in connection with this offering before the date they otherwise would have become exercisable. See “Certain Relationships and Related Party Transactions—2023 Convertible Notes;”

•
up to       shares of our Class A common stock issuable upon the exercise of subordinated convertible promissory notes issued by us (the “2023 Convertible Notes”) for an aggregate principal amount of $47.1 million, which may be converted at the option of a majority of the noteholders in connection with the closing of this offering into shares of our Class A common stock or redeemed for cash. See “Certain Relationships and Related Party Transactions—2023 Convertible Notes;”

•
       shares of our Class A common stock reserved for issuance under our 2025 Equity Incentive Plan (the “2025 Plan”), which will become effective upon filing and effectiveness of the Post-IPO Certificate of Incorporation, as well as any future increases in the number of shares of our Class A common stock reserved for issuance under the 2025 Plan as of          ; and

•
       shares of our Class A common stock reserved for future issuance under our 2025 Employee Stock Purchase Plan (“ESPP”), which will become effective upon filing and effectiveness of the Post-IPO Certificate of Incorporation, as well as any future increases in the number of shares of our Class A common stock reserved for issuance under the ESPP.

See the section titled “Executive Compensation—Equity Compensation Plans” for additional information regarding our 2025 Plan and ESPP.
Unless otherwise noted, the information in this prospectus reflects and assumes the following:
•
the conversion of all outstanding shares of our convertible preferred stock into an aggregate of         shares of our common stock in connection with the closing of this offering (the “Preferred Stock Conversion”);

•
the filing and effectiveness of our amended and restated certificate of incorporation (the “Post-IPO Certificate of Incorporation”), which, among other things, will reclassify all outstanding shares of our common stock into an equal number of shares of Class A common stock (the “Reclassification”), and the adoption of our amended and restated bylaws (the “Post-IPO Bylaws”), which will become effective upon the filing of our Post-IPO Certificate of Incorporation;

•
the exchange of an aggregate of       shares of Class A common stock held by the Exchange Stockholders, for an equivalent number of shares of our Class B common stock, to be effected in connection with the closing of this offering pursuant to the terms of an exchange agreement entered into with us (the “Class B Stock Exchange”);

•
no exercise of outstanding options or warrants or conversion of 2023 Convertible Notes, except as described above;

•
the amendment and restatement of the 2021 Equity Incentive Plan so that any equity awards held prior to this offering by our founder and CEO under the 2021 Equity Incentive Plan may be exercisable for Class B common stock, to be effected upon filing and effectiveness of the Post-IPO Certificate of Incorporation (the “Incentive Plan Amendment”); and

•
no exercise of the underwriters’ option to purchase additional shares of our Class A common stock from us or the selling stockholders.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present our summary historical consolidated financial and other data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2024 and 2023 and the summary consolidated balance sheet data as of December 31, 2024 from our audited consolidated financial statements included elsewhere in this prospectus. The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any other future period. You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	Years Ended December 31,
	2024		2023
	(dollar amounts in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Revenue		$225,571		$176,302
Cost of revenues(1)		64,051		52,889
Gross profit		161,520		123,413
Operating expenses(1):
Technology and development		32,662		27,870
Sales and marketing		76,102		72,841
General and administrative		51,772		55,415
Amortization of acquired intangibles		2,630		13,398
Total operating expenses		163,166		169,524
Operating loss		(1,646)		(46,111)
Other (expense) income:
Interest expense, net		(6,920)		(10,078)
Other (expense) income, net		(18,525)		3,488
Total other (expense) income		(25,445)		(6,590)
Loss before income tax provision		(27,091)		(52,701)
Income tax expense		5,786		577
Net loss		(32,877)		(53,278)
Net loss attributable to common stockholders		$(32,877)		$(53,278)
Net loss per share attributable to common stockholders, basic and diluted(2):		$(2.38)		$(3.99)
Weighted average shares outstanding used to compute net loss per share attributable to common stockholders (in thousands), basic and diluted(2):		13,813,436		13,347,432
Pro forma net loss per share (unaudited), basic and diluted(3):	$		$
Weighted average shares of common stock used to compute pro forma net loss per share (unaudited), basic and diluted(3):
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities		$42,548		$17,974
Net cash used in investing activities		(9,949)		(52,713)
Net cash (used in) provided by financing activities		(5,005)		38,799

		As of December 31, 2024
	Actual	As Adjusted(4)	As Further Adjusted(3)(5)
		(unaudited)	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$82,562	$	$
Working capital(6)	3,147
Total assets	238,744
Redeemable convertible preferred stock	168,888
Total stockholders’ deficit	(107,599)

(1)
Includes stock-based compensation expense as follows:

	Years Ended December 31,
	2024	2023
	(in thousands)
Cost of revenues	$948	$1,281
Technology and development	2,250	1,604
Sales and marketing	3,764	2,937
General and administrative	24,237	28,994
Total	$31,199	$34,816

(2)
See note 3 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate our historical basic and diluted net loss per share.

(3)
Reflects (i) the Preferred Stock Conversion, the Reclassification and the Class B Stock Exchange, as if each event had occurred on December 31, 2024, and (ii) the sale by us of                 shares of our Class A common stock in this offering at the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(4)
Reflects the Preferred Stock Conversion, the Reclassification and the Class B Stock Exchange, as if each event had occurred on December 31, 2024.

(5)
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as further adjusted amount of each of cash, working capital, total assets and total stockholders’ (deficit) equity by approximately $      , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price would increase (decrease) each of cash, working capital, total assets and total stockholders’ deficit by approximately $      , assuming the shares of our Class A common stock offered by this prospectus are sold at the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as further adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price, the number of shares we sell and other terms of this offering that will be determined at pricing.

(6)
We define working capital as total current assets minus total current liabilities.

Key Performance Indicator and Non-GAAP Financial Measures:
In addition to the measures presented in our consolidated financial statements, we use the following key performance indicator and non-GAAP financial measures to evaluate the health of our business, measure our performance, identify trends affecting our growth, formulate goals and objectives and make strategic decisions. The following table summarizes our key performance indicator and non-GAAP financial measures for each period presented below, which are unaudited.
	Years Ended December 31,
	2024	2023
PTV Customers(1)	2,225	1,426
Net loss (in thousands)	$(32,877)	$(53,278)
Adjusted EBITDA(2) (in thousands)	$38,803	$6,268
Net loss margin	(14.6)%	(30.2)%
Adjusted EBITDA margin(2)	17.2%	3.6%

(1)
See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicator and Non-GAAP Financial Measures—PTV Customers” included elsewhere in this prospectus for a description and additional information of this key performance indicator.

(2)
Adjusted EBITDA is defined as net loss adjusted to exclude depreciation and amortization, interest income (expense) and income tax expense (benefit), as further adjusted to exclude stock-based compensation expense, fair value adjustments on outstanding warrants, contingent liabilities and embedded derivatives, acquisition costs and legal settlements, which are items that we believe are not indicative of our core operating performance. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue.

Adjusted EBITDA and Adjusted EBITDA margin are supplemental measures of our performance, are not defined by or presented in accordance with GAAP and should not be considered in isolation or as an alternative to net loss, net loss margin or any other performance measure prepared in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA margin are presented because we believe that they provide useful supplemental information to investors, analysts, and rating agencies regarding our operating performance and our capacity to incur and service debt and are frequently used by these parties in evaluating companies in our industry. By presenting Adjusted EBITDA and Adjusted EBITDA margin, we provide a basis for comparison of our business operations between periods by excluding items that we do not believe are indicative of our core operating performance. We believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Additionally, management uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of our performance because they assist us in comparing the operating performance of our business on a consistent basis between periods, as described above.
Although we use Adjusted EBITDA and Adjusted EBITDA margin as described above, Adjusted EBITDA and Adjusted EBITDA margin have significant limitations as analytical tools. Some of these limitations include:
•
such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•
such measures do not reflect changes in, or cash requirements for, our working capital needs;

•
such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•
such measures do not reflect our tax expense or the cash requirements to pay our taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and

•
other companies in our industry may calculate such measures differently than we do, thereby further limiting their usefulness as comparative measures.

Due to these limitations, Adjusted EBITDA and Adjusted EBITDA margin should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the table below, Adjusted EBITDA and Adjusted EBITDA margin includes adjustments for items that we believe are not indicative of our core operating performance. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period-to-period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results between periods and with the operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation table below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations. Nevertheless, because of the limitations described above, management does not view Adjusted EBITDA and Adjusted EBITDA margin in isolation and also uses other measures, such as revenue, operating loss and net loss, to measure operating performance.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA margin to the most directly comparable GAAP financial performance measure, which is net loss:
	Years Ended December 31,
	2024	2023
	(in thousands)
Net loss	$(32,877)	$(53,278)
Interest expense, net	6,920	10,078
Income tax expense	5,786	577
Depreciation and amortization expense	8,345	17,347
EBITDA	(11,826)	(25,276)
Stock-based compensation expense(1)	31,199	34,816
Embedded derivative fair value adjustment(2)	16,004	—
Warrant fair value adjustment(3)	2,899	160
Contingent liability fair value adjustment(4)	(329)	(3,530)
Acquisition costs(5)	542	105
Legal settlement(6)	314	(7)
Adjusted EBITDA	$38,803	$6,268
Adjusted EBITDA margin	17.2%	3.6%

(1)
Represents non-cash expenses related to equity-based compensation programs, which vary from period-to-period depending on various factors including the timing, number, and the valuation of awards.

(2)
Represents the change in fair value of our embedded derivative liabilities.

(3)
Represents the change in fair value of our warrant liabilities.

(4)
Represents the change in fair value of our contingent liabilities.

(5)
Represents transaction costs, including professional fees, incurred in connection with the acquisition of QuickFrame.

(6)
Represents a certain legal settlement related to non-recurring legal proceedings recognized during the period.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, or results of operations. In such case, the trading price of our Class A common stock could decline, and you may lose some or all of your original investment.
Risks Related to Our Business and Industry
Our revenue and results of operations are highly dependent on the growth and expansion of CTV, and performance marketers using CTV, as well as the continued growth and expansion of our PTV platform. If adoption of CTV by customers develops more slowly than we expect, or performance marketing spend on CTV grows more slowly than we expect, our results of operations and growth prospects could be adversely affected.
CTV is a relatively new and rapidly evolving industry, and the success of this model of consuming TV content is critical to the success and development of our platform. The growth of the CTV industry and the level of demand and market acceptance for CTV products are subject to a high degree of uncertainty. We believe that the continued growth of streaming, and AVOD in particular, as an alternative to entertainment mediums other than TV will depend on the availability of cost-effective broadband Internet access, the quality of broadband content delivery, the quality and reliability of CTV technology, and the cost and appeal for users as compared to other sources of content. Customers, content publishers or marketers may find CTV less attractive than alternative entertainment mediums, which would adversely affect our business, results of operations, and financial condition.
Our business depends on the growth and expansion of performance marketing in the CTV medium and, in particular, the continued growth in performance marketing based spend through our PTV platform. If marketers choose to dedicate budgets to alternative marketing channels such as paid search or paid social, or reduce their overall performance marketing spending, our revenue and results of operations will be directly affected. In addition, various macro factors could cause customers to reduce their marketing budgets. See the risk factor titled “Our revenue and results of operations are highly dependent on the overall demand for advertising. Factors that affect the level of demand, and resulting amount of spend on general advertising, and to a lesser extent digital advertising, such as a change in macroeconomic conditions and geopolitical regional conflicts, can make it difficult to predict our revenue and could adversely affect our business, results of operations, and financial condition.”
Furthermore, the success of our efforts to advance new services for increased advertising automation will depend upon adoption of our platform by customers in lieu of their traditional methods of order placement. It is difficult to predict adoption rates, demand for our platform, the future growth rate and size of the digital advertising solutions market or the entry of competitive solutions.
Growth in the performance marketing market using CTV is dependent on a number of factors, including the pace of cord-cutting (the replacement of traditional TV for CTV streaming), the continued proliferation of digital content and CTV providers, the continued movement from subscription-based models to advertising-based models and the rate of shift of performance marketing dollars from traditional performance marketing channels, and of brand advertising dollars from traditional TV advertising channels, each to performance marketing using CTV. If the market for performance ad-supported CTV develops more slowly than we expect or fails to develop as a result of these or other factors, our results of operations and growth prospects could be adversely affected.
Any expansion of the market for digital advertising solutions more generally depends on a number of factors, including social and regulatory acceptance, the growth of the overall digital advertising market and the growth of specific sectors including social, mobile, video, and out-of-home as well as the actual or perceived technological viability, quality, cost, performance and value associated with emerging digital advertising solutions. If digital marketing does not develop in the manner we expect, our business and financial condition could be adversely affected.

If we fail to attract new customers, or if our existing customers do not expand their usage of our platform, our growth will suffer.
In order to grow the usage of our platform, we need to attract new customers, and expand our relationships with existing customers. We must continue to develop new and improve our current technology to compete effectively, and customers have not always embraced our offerings, or updates thereto, due to various factors. Although we believe we strive to provide superior attribution and performance when compared to our competitors, certain customers may place technological or financial demands that we are unable to meet. These and other factors may make it difficult for us to attract new customers, or increase our business with our existing customers, causing some customers to reduce their spending with us, or cause us to increase our costs of doing business, adversely affecting our business, results of operations, and financial condition.
As CTV continues its rapid adoption by consumers, we will seek to attract ad spend from new customers to support our continued growth. Additionally, as marketers increase their existing CTV spend and diversify their advertising budgets, we will seek to grow current levels of utilization with our existing customers to support our continued growth. However, if we are not able to attract ad spend from marketers increasing their existing CTV spend or diversifying their marketing to CTV, it will be difficult for us to sustain continued growth which may have an adverse effect on our business, results of operations, and financial condition.
In addition, our revenue growth may also depend on our ability to grow adoption of our platform by top national and global brands that often have existing agencies they use for marketing services. These brands have considerable marketing budgets but may be unwilling to abandon their existing relationships with agencies in order to adopt our self-serve, brand-direct platform. Furthermore, our revenue growth may depend on our ability to extend our platform into adjacent channels and markets. We believe that these opportunities present a significant opportunity for long-term growth as technological advancements further disrupt CTV and performance marketing, and our inability to extend our platform to top national and global brands or expand internationally could impact our growth and adversely affect our business, results of operations, and financial condition.
If we are not able to achieve our customers’ ROAS and other campaign goals, customers may reduce their overall ad spend.
Our success depends on our ability to achieve and maintain customers’ ROAS and other campaign goals and increase incremental usage on our platform. If we are not able to achieve our customers’ ROAS and other specific campaign goals, customers may reduce their overall advertising budgets and ad spend. Our platform allows customers to control specific targets and goals, which could impact the ROAS and other campaign goals a particular customer achieves. If a customer sets a goal that is unattainable due to circumstances beyond our control, and we do not achieve that ROAS or other campaign goals, customers may reduce their usage of our platform. Additionally, if we overestimate future usage, we may incur additional expenses in adding infrastructure without a commensurate increase in revenue. These factors could adversely affect our business, results of operations, and financial condition.
A limited number of customers account for a significant portion of our revenue.
While no customer accounted for more than 10% of our revenue for the year ended December 31, 2024, our top ten customers collectively accounted for approximately 18% of our revenue for the same period. We expect to continue to generate a significant portion of our revenue from these customers for the foreseeable future. At present, almost all of our customers are not subject to committed contracts with us. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. If any of our significant customers were to reduce or cease their usage of our platform, it may have an outsized effect on our revenue, thereby adversely affecting our business, results of operation, and financial condition.
We are also subject to the risk that any of our significant customers will experience financial difficulties that may prevent them from making payments to us on a timely basis or at all, which may have an outsized adverse effect on our business, results of operations, and financial condition.

Our revenue and results of operations are highly dependent on our ability to effectively deliver our creative solutions to our customers and our customers to adopt them. Moreover, our creative solutions may not yield our intended or our customers’ desired results.
We have invested significant resources in our creative solutions and cannot be certain that our investment in developing our creative solutions will be adopted by customers. We offer creative solutions to our customers to reduce the friction of advertising on TV and to provide an option for customers to create and refresh ads quickly and cost effectively to increase their ROAS. These offerings include allowing customers (i) to bundle creative services in exchange for annual contracts with minimum spend requirements, (ii) to obtain creative based on certain spend thresholds, or (iii) to otherwise receive our creative solutions. However, our creative services may not ultimately reduce the friction of being able to advertise on TV, be quicker or more cost effective than other solutions, or increase ROAS for customers. We may not be able to accurately predict customer demand for our creative solutions or the level of usage of our creative solutions. Further, we may not be able to generate enough revenue to offset our cost of the creative solutions, or may generate too much demand for our creative solutions, either of which may negatively impact our business, results of operations and financial condition. Any failure among our customers to adopt our creative solutions, whether due to customers losing confidence in the value or effectiveness of such solutions, customers being unwilling to leave their existing creative agencies and switch over to our creative solutions, or other causes, could impact our growth and adversely affect our business, results of operations, and financial condition.
Our revenue and results of operations are highly dependent on the overall demand for advertising. Factors that affect the level of demand, and resulting amount of spend on general advertising, and to a lesser extent digital advertising, such as a change in macroeconomic conditions and geopolitical regional conflicts, can make it difficult to predict our revenue and could adversely affect our business, results of operations, and financial condition.
Our revenue and results of operations are highly dependent on the overall demand for advertising and on the economic health of our current and prospective marketers. Ad spend is closely tied to marketers’ financial performance and a downturn, either generally or in one or more of the industries in which our customers operate, could adversely impact the general advertising market. Various events beyond our control could cause marketers to reduce their advertising budgets or slow the growth of their ad spending, such as health epidemics, geopolitical events, including the conflicts in Ukraine and the Middle East and tensions between China and Taiwan, and global macroeconomic factors like labor shortages, inflation, interest rate volatility, changes in foreign currency exchange rates, instability in the global financial system, supply chain disruptions, other adverse economic conditions and general uncertainty about economic recovery or growth, instability in political or market conditions generally, and any changes in tax treatment of advertising expenses and the deductibility thereof. While these factors are less likely to have a pronounced effect on the effect of digital advertising performance and spend, they may nonetheless have a material adverse impact on our operating results. Reductions in overall ad spend as a result of these factors could make it difficult to predict our revenue and could adversely affect our business, results of operations, and financial condition.
For example, as a result of the COVID-19 pandemic and associated economic challenges, our business and the operations of our sellers of advertising inventory and our customers, particularly within certain categories of advertising, such as the travel industry, were impacted by the pandemic and stay-at-home orders, which reduced advertising budgets and overall ad-spend through our platform in the second quarter of 2020 and for the year ended December 31, 2020, and in September 2020 we made the decision to operate as an entirely remote company. We believe that our team members have been able to work productively in an entirely remote environment and have continued to remain all-remote. The degree to which geopolitical conflicts and recent global macroeconomic conditions, including interest rate volatility, inflation, uncertainty with respect to the federal budget and debt ceiling and governmental shutdowns related thereto, actual or perceived instability in the banking industry, impact our results will depend on future developments, which are highly uncertain and cannot be predicted. Any worsening of global macroeconomic conditions in future periods would likely have a negative effect on our financial results, the magnitude of which is difficult to predict. In addition, continued inflation could result in an increase in our cost base relative to our revenue.
Additional or unforeseen effects from health pandemics and epidemics, geopolitical events and changes in global macroeconomic conditions may adversely affect our business, operating results and financial condition.

Our results of operations may fluctuate significantly and may not meet our expectations or those of securities analysts and investors.
Our results of operations have fluctuated in the past and are likely to continue to fluctuate in the future from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control. As a result, because our business is evolving, our historical results of operations may be of limited utility in assessing our future prospects. In addition to the other risk factors discussed in this section, factors that can cause our results of operations to fluctuate include:
•
seasonality in demand for digital advertising among our customers that market to consumers or are e-commerce customers, as many such customers devote a disproportionate amount of their advertising budgets to the fourth quarter of the calendar year to coincide with increased holiday spending, and advertising inventory in the fourth quarter may be more expensive due to increased demand for advertising inventory;

•
changes in pricing of advertising inventory, changes in supply, improvements in technology and extension of automation to higher-value inventory, uncertainty regarding rate of adoption, changes in the allocation of spend by customers, changes in revenue mix, auction dynamics, or negotiations with customers and potential customers and other factors;

•
diversification of our revenue mix to include new customers and solutions;

•
the addition or loss of customers or sellers of advertising inventory;

•
general economic conditions and the economic health of our current and prospective customers and sellers of advertising inventory;

•
changes in the advertising strategies or budgets or financial condition of customers;

•
the performance of our technology and the cost, timeliness, and results of our technology innovation efforts;

•
marketing technology and digital media industry conditions and the overall demand for advertising, or changes and uncertainty in the regulatory environment for us or current or prospective customers or sellers of advertising inventory, including with respect to privacy regulation;

•
the introduction of new technologies or service offerings by our competitors and market acceptance of such technologies or services;

•
changes to the use of tracking pixels, which are snippets of code that are loaded when a user visits a website or opens an email (“pixels”), throughout the industry;

•
our level of expenses, including investment required to support our technology development, scale our technology infrastructure and business expansion efforts, including hiring, acquisitions or expenses related to litigation;

•
the impact of changes in our stock price on valuation of stock-based compensation or other instruments that are marked to market;

•
the effectiveness of our financial, information technology and data privacy infrastructure and controls;

•
geopolitical and social factors, such as inflation or future public health threats, concerns regarding negative, unstable or changing economic conditions in the countries and regions where we operate, global and regional recessions, political instability, and trade disputes;

•
foreign exchange rate fluctuations; and

•
changes in accounting policies and principles and the significant judgments and estimates made by management in the application of these policies and principles.

Any one or more of the factors above may result in significant fluctuations in our results of operations. You should not rely on our past results as an indicator of our future performance.
Because many of our expenses are based upon forecasted demand and may be difficult to reduce in the short-term, volatility in quarterly revenue could cause significant variations in quarterly results of operations.

We may not forecast our revenue or expenses accurately, causing our results of operations to diverge from our estimates or the expectations of securities analysts, and investors. If we fail to meet or exceed such expectations for these or any other reasons, the trading price of our Class A common stock could fall, and we could face costly litigation, including securities class action lawsuits.
Seasonal fluctuations in the demand for the products of our consumer-facing and e-commerce customers could adversely affect our business, results of operations, or financial condition.
Our revenue may vary from quarter to quarter due to the seasonal nature of demand for many of our customers’ products or services that market to consumers and e-commerce customers. For example, digital marketers that market to consumers or market e-commerce products or services tend to devote a large portion of their budgets to campaigns in the fourth quarter of the year, to coincide with consumer holiday spending, and then have a significantly smaller advertising budget in the first calendar quarter. Seasonality in the fourth quarter of the calendar year has translated to our highest levels of platform activity and spend as fourth quarter revenue comprised 30.9% and 29.5% of our revenue for the year ended December 31, 2024 and 2023, respectively.
Moreover, pricing of digital ad impressions that address these consumer markets in the fourth quarter is likely to be higher due to increased demand, and high-visibility events such as the Super Bowl and the FIFA Club World Cup, may cause fluctuations in ad spend and correspondingly, our revenue. We expect revenue to fluctuate in the future based on seasonal and event-driven factors described above, which could have a material adverse effect on our business, results of operations and financial condition.
Our short operating history in PTV services makes it difficult to evaluate our business and prospects and may increase the risk associated with your investment.
We operate in an evolving industry with ever-changing customer needs, and, as a result, our business has evolved over time such that our operating history makes it difficult to evaluate our business and future prospects. Our PTV offering has only been in place since 2018, and as such the short operating history with PTV as our primary driver of revenue may not be indicative of future revenues or our future business. Although we have experienced substantial revenue growth, we may not be able to sustain this growth rate, current revenue levels or profitability. Moreover, we expect to face challenges, risks, and difficulties frequently experienced by growing companies in rapidly developing industries, including those relating to:
•
innovating and developing new solutions that are adopted by and meet the needs of customers;

•
further developing and maintaining our reputation for innovation and solutions that meet the needs of our customers;

•
developing, maintaining, and expanding relationships with new and existing customers;

•
distinguishing ourselves from competitors that offer alternative advertising solutions and distinguishing ourselves from new competitors in the PTV industry;

•
responding to evolving industry standards and government regulations that impact our business, particularly in the areas of data protection and consumer privacy;

•
preventing or otherwise mitigating failures or breaches of privacy or security;

•
competing against companies in other advertising channels with a larger customer base or greater financial or technical resources;

•
managing expenses as we invest in our infrastructure and technology to scale our business and operate as a public company; and

•
recruiting, integrating, and retaining qualified and motivated employees, who we refer to as team members, particularly engineers.

If we are not successful in addressing these and other issues, our business may suffer, our revenue may decline and we may not be able to achieve further growth or sustain profitability.

If we do not manage our growth effectively, the quality of our platform may suffer, and our business, results of operations, and financial condition may be adversely affected.
The continued growth in our business may place demands on our infrastructure and our operational, managerial, administrative, and financial resources. Our success will depend on the ability of our management to manage growth effectively. Among other things, this will require us at various times to:
•
strategically invest in the development and enhancement of our platform, including extending our platform into adjacent channels and international markets;

•
strategically invest in the development and enhancement of our multiple creative solutions;

•
strategically invest to acquire new customers, and increase our share of existing customers’ digital ad spend;

•
improve coordination among our engineering, product, operations, and other support organizations;

•
manage multiple relationships with various partners, customers, and other third parties;

•
develop our operating, administrative, legal, financial, and accounting systems and controls; and

•
recruit, hire, train, and retain team members.

If we do not manage our growth well, the efficacy and performance of our platform may suffer, which could harm our reputation and reduce demand for our platform. Failure to manage future growth effectively could harm our business and have an adverse effect on our business, results of operations, and financial condition.
Our sales and marketing efforts may require significant investments and, in certain cases and as we expand into new markets, involve long sales cycles, and may not yield the results we seek.
Our sales and marketing teams educate prospective customers about the use, technical capabilities, and benefits of our platform. Our sales cycle, from initial contact to execution and implementation, may take significant time with certain customers, and may be extended as we extend our platform to attract national and global brands (which are more likely to have established relationships with marketing agencies that serve as a barrier to adoption of our self-serve, brand-direct platform), into adjacent channels and markets. We are often required to explain how our platform can achieve the targeted ROAS or other specific campaign goals for a customer. We may spend substantial time and resources prospecting for new business (including national and global brands and in new markets) or responding to requests for proposals from potential customers, and it may not result in revenue. Following execution and implementation, ongoing sales cycles and account management may take significant time as we attempt to develop software solutions for national and global brands and as we seek to develop our international presence. We may not succeed in attracting new customers (including national and global brands, and in new markets) despite our significant investment in our business development, sales and marketing organizations, and it is difficult to predict when new customers will begin generating revenue through our platform, and the extent of that revenue. We may not succeed in forming relationships with national or global brands, or expanding relationships with existing customers (including in new markets), despite our significant investment in our sales, account management, and marketing organizations, and it is difficult to predict when additional solutions will generate revenue, and the extent of that revenue.
Our product development and innovation efforts may be inefficient or ineffective, which may impair our ability to attract customers. If we fail to make the right investment decisions in our platform, or if we fail to innovate and develop new solutions that are adopted by customers, we may not attract and retain customers, which could have an adverse effect on our business, results of operations, and financial condition.
We need to continuously update our platform and the technology we invest in and develop, including our proprietary algorithms, in order to attract customers and keep ahead of changes in technology, and evolving industry standards and regulatory requirements. Our future success will depend in part upon our ability to enhance our existing platform and to develop and introduce new solutions in a timely manner with features that meet evolving customer and market requirements. To be able to enhance our platform and to develop and introduce new solutions, we will depend on our ability to recruit, train, motivate, and retain key technology and engineering personnel. We are a software-driven company and the innovation and delivery of complex technology at massive scale upon which our success depends are technological and engineering problems. It is imperative that we have highly skilled engineers and engineering management, mathematicians, and computer scientists, and appropriately qualified personnel can be difficult to recruit and retain.
Additionally, our technology is complex and can require a significant investment of time and resources to develop, test, introduce, and enhance. These activities can take longer than we expect, and we may not make the right decisions regarding these investments. We schedule and prioritize our development efforts according to a variety of factors, including our perceptions of market trends, customer requirements, and resource availability; however, we may encounter unanticipated difficulties that require us to re-direct or scale back our efforts and we may need to modify our plans in response to changes in customer requirements, market demands, resource availability, regulatory requirements, or other factors. If development of our platform becomes significantly more expensive due to changes in regulatory requirements, industry practices, competition for team members, or other factors, we may find ourselves at a disadvantage to larger competitors with more resources to devote to development. In addition, new demands from customers, superior offerings by competitors, changes in technology, new industry standards or regulatory requirements could render our platform less effective and require us to make unanticipated changes to our platform or business model. These factors place significant demands upon our engineering organization, require complex planning, and can result in acceleration of some initiatives and delay of others. To the extent we do not manage our development efforts efficiently and effectively, we may fail to produce services that respond appropriately to the needs of customers, and competitors may more successfully develop responsive offerings. If our platform is not competitive, customers can be expected to shift their business to competitors. Customers may also resist adopting our new solutions for various reasons, including reluctance to disrupt existing relationships and business practices.
We generally do not have fixed commitments with customers or sellers of advertising inventory. If customers or sellers of advertising inventory representing a significant portion of the demand or inventory in our marketplace decide to materially reduce the use of our platform, we could experience an immediate and significant decline in our revenue and profitability and harm to our business.
Generally, our customers are not obligated to provide us with any minimum volumes of business, may do business with our competitors as well as with us, may reduce or cancel their business with us, and may bypass us and transact directly with sellers of advertising inventory or through other intermediaries that compete with us. Accordingly, our business is highly vulnerable to changes in the global macroeconomic environment, price competition, and development of new or more compelling offerings by our competitors, which could reduce business generally or motivate customers or sellers of advertising inventory to migrate to competitors’ offerings.
Sellers of advertising inventory and customers may allocate their advertising inventory or demand to our competitors who provide advertising demand and supply to them on more favorable terms or whose offerings are considered more beneficial. Supply of advertising inventory is also limited for some sellers of advertising inventory, such as special sites or new technologies, and sellers of advertising inventory may request higher prices, fixed price arrangements or guarantees that we cannot provide as effectively as our competitors, or that would reduce the profitability of that business. In addition, sellers of advertising inventory sometimes place significant restrictions on the sale of their advertising inventory, such as strict security requirements, limitations on data sharing, prohibitions on ads from specific customers or specific industries, and restrictions on the use of specified creative content or format. Customers, in turn, may also prohibit the purchase of advertising inventory from specific sellers of advertising inventory or more generally from sellers of advertising inventory based on the nature of the content on their network, and are free to direct their spend to us or one or more of our competitors, and increasingly are seeking price concessions, rebates, or other consideration to direct more spend towards us.
We serve many customers, but certain large customers have accounted for and will continue to account for a disproportionate share of business transacted through our platform. If a customer or group of customers representing a significant portion of the demand in our marketplace, or a seller or group of sellers representing a significant portion of the inventory in our marketplace decides to materially reduce use of our platform, it could cause an immediate and significant decline in our revenue and profitability and harm to our business. In addition, loss of substantial inventory or demand could degrade our marketplace. Loss of important unique inventory could reduce fees from demand that cannot be shifted to other sellers of advertising inventory and make it harder to differentiate ourselves from our competitors. The number of large customers and sellers of advertising inventory in the market is finite, and it could be difficult for us to replace the losses from any customers or sellers of advertising inventory whose relationships with us diminish or terminate. Additionally, if we overestimate future usage, we may incur additional expenses in adding infrastructure without a commensurate increase in revenue, which would harm our profitability and other results of operations.
Because of these factors, we seek to expand and diversify our customer relationships. Additionally, as part of our strategy to increase the volume of advertising inventory on our exchange, we are continuing relationships with aggregators of inventory and with large sources of supply that have their own monetization capabilities but also allow third parties to connect to their exchanges and bid on their inventory. These relationships represent additional risks in terms of inventory quality, transaction discrepancies, and collections, and may be less profitable because we may be required to compensate these partners or share the fees available for intermediaries in these transactions, and may incur higher serving costs relative to revenue.
As part of our creative solutions, we intend to enter into contracts with customers that provide for minimum spend obligations and have a fixed term. We may not be successful in generating interest in and adoption of creative solutions among new and existing customers.
Our platform could be susceptible to errors, defects, or unintended performance problems that could adversely affect our business, results of operations, and financial condition.
We depend upon the sustained and uninterrupted performance of our platform to operate our business. Software bugs, faulty algorithms, technical or infrastructure problems, or system updates could lead to an inability to process data to place ads or price inventory effectively, or cause ads to display improperly or be placed in proximity to inappropriate content, which could adversely affect our business, results of operations, and financial condition. These risks are compounded by the complexity of our technology and the large amounts of data we utilize. Because our software is complex, undetected material defects, errors and failures may occur. Despite testing, errors, or bugs in our software may not be found until the software is in our live operating environment. Errors or failures in our platform, even if caused by the implementation of changes by customers or partners to their systems, could also result in negative publicity, damage to our reputation, loss of or delay in market acceptance of our platform, increased costs or loss of revenue, or loss of competitive position. In such an event, we may be required or choose to expend additional resources to help mitigate any problems resulting from defects, errors and failures in our software. As a result, defects or errors in our products or services could harm our reputation, result in significant costs to us, impair the ability of customers to purchase inventory and impair our ability to fulfill obligations with customers and partners. Any significant interruptions could adversely affect our business, results of operations, and financial condition.
We are subject to laws, regulations and industry requirements related to data privacy, data protection, information security, and consumer protection across different markets where we conduct our business, including in the United States, and such laws, regulations, and industry requirements are constantly evolving and changing. Developments in and/or our actual or perceived failure to comply with such obligations could have an adverse effect on our ability to collect, use and disclose data, our business, results of operations, and/or financial condition.
We receive, store, and process data about or related to consumers in addition to data about or related to our customers, team members, and services providers. Our handling of this data is subject to a variety of federal, state, and foreign laws and regulations and is subject to regulation by various government authorities. Our data handling also is subject to contractual obligations and certain industry standards. In general, there is no guarantee that regulators or consumers will agree with our approach to compliance and any actual, or perceived failure, to comply with applicable laws, regulations or requirements, may adversely affect our business.
Various state, federal and foreign governments have adopted or proposed limitations on the collection, distribution, use, and storage of data relating to individuals, including the use of contact information and other data for marketing, advertising and other communications with individuals and businesses. In the United States, various laws and regulations apply to the collection, processing, disclosure, and security of certain types of data. Additionally, the Federal Trade Commission (the “FTC”) and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, dissemination, and security of data. If we fail to comply with any such laws or regulations, we may be subject to enforcement actions that may not only expose us to litigation, fines, and civil and/or criminal penalties, but also require us to change our business practices as well as have an adverse effect on our business, results of operations, and financial condition.
The regulatory framework for data privacy issues worldwide is continually evolving and is likely to remain uncertain for the foreseeable future. The occurrence of unanticipated events often rapidly drives the adoption of legislation or regulation affecting the use, collection, or other processing of data and manner in which we conduct our business. Restrictions could be placed upon the collection, management, aggregation, and use of data, which could result in a material increase in the cost of collecting or otherwise obtaining certain kinds of data and could limit the ways in which we may collect, use or disclose data. In particular, interest-based advertising, or the use of data to draw inferences about a user’s interests and deliver relevant advertising to that user, and similar or related practices (sometimes referred to as behavioral advertising or personalized advertising), such as cross-device data collection and aggregation, steps taken to de-identify personal data, and to use and distribute the resulting data, including for purposes of personalization and the targeting of ads, have come under increasing scrutiny by legislative, regulatory, and self-regulatory bodies across multiple jurisdictions, including the United States, with a focus on consumer protection and data privacy. Much of this scrutiny has focused on the use of cookies and similar technologies that collect data about Internet users’ online browsing activity on web browsers, mobile devices, and other devices, to associate such data with user or device identifiers or de-identified identities across devices and channels. In addition, providers of Internet browsers have engaged in, or announced plans to continue or expand, efforts to provide increased visibility into, and certain controls over, cookies and similar technologies and the data collected using such technologies (including sharing of such data). Because we, and our customers, rely upon collecting large volumes of data through such technologies (other than cookies), it is possible that these efforts may have a substantial impact on our ability to collect and use data from Internet users, and it is essential that we monitor developments in this area domestically and globally, and engage in responsible privacy practices, including providing consumers with notice of the types of data we collect, the method of collection, and how we use and share that data to provide our services.
In the United States, the U.S. Congress and state legislatures, along with federal and state regulatory authorities have recently increased their attention on matters concerning the collection and use of consumer data, including for advertising related purposes. Many authorities have started to require companies to provide an “opt-out” for certain types of advertising. If such authorities start to require “opt-in” consent prior to the collection, use or disclosure of data, or adopt other more restrictive requirements, less data would be available, and the cost of data would be higher. This could impact our business and those of our customers and business partners.
Certain states have adopted new or modified privacy and security laws and regulations that apply and may apply to our business. For example, the California Consumer Privacy Act and related regulations (“CCPA”) became operative in 2020, creating individual privacy rights for California residents and increasing the privacy and security obligations of businesses handling personal information. The CCPA generally requires covered businesses to, among other things, provide disclosures to California consumers and afford California consumers abilities to opt-out of certain sales of personal information (a concept that is defined broadly), certain uses and disclosures of sensitive personal information, and the sharing of personal information for cross-context behavioral advertising. The CCPA is enforceable by the California Attorney General and a new, additional enforcement bureau, the California Privacy Protection Agency. The California Privacy Protection Agency is continuously amending the CCPA regulations, building upon the requirements in the CCPA, including with respect to automated decision-making, risk assessment, and cybersecurity audits. In the event of an actual or perceived violation of the CCPA, these regulators could seek severe statutory damages, injunctive relief or agreed settlements providing for ongoing audit and reporting requirements. There is also a private right of action relating to certain data security incidents. We cannot yet fully predict the impact of the CCPA or subsequent guidance on our business or operations, however, the effects are potentially significant, especially for companies that provide services like ours, and could have an adverse effect on our business, results of operations, and financial condition. The CCPA has required and will likely continue to require us to modify our data collection or processing practices and policies or our business model and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

Following the passage of the CCPA over a third of other states across the country have passed their own comprehensive consumer privacy laws, with even more states considering their own such laws, which creates a patchwork of overlapping but different state laws. These laws are similar to the CCPA, but also differ in a variety of ways, such as by requiring opt-in consent for the collection of sensitive personal information in some states. Laws relating to specific privacy and consumer protection issues have been passed and are continuing to be considered in other states, including laws governing the collection and use of personal information (including for advertising) about children and teenagers or consumer health information, and laws relating to the use of AI. Many other states are currently reviewing or proposing the need for greater regulation of the collection, sharing, use and other processing of personal information related to individuals for marketing purposes. At various points, different versions of comprehensive federal privacy bills have been proposed as well. Such legislation would add additional complexity, and may add variation in requirements, restrictions, and potential legal risk, require additional investment in resources to compliance and cybersecurity programs, could impact strategies and availability of previously useful data, could result in increased compliance costs and/or changes in business practices, and could have a material adverse effect on our business, financial condition, and operating results.
Additionally, governmental agencies like the FTC have adopted, or are considering adopting, regulations concerning personal data and data security. For example, the FTC continues to propose updates to existing regulations, including those governing collection of data from children online and related to “commercial surveillance” generally, and has increased its focus on data privacy and security practices at digital companies, as evidenced by enforcement actions against companies regarding their alleged disclosure of sensitive data, including web browsing data or location data, to third-parties for advertising purposes, and by obtaining twenty-year consent decrees mandating enhanced and specific requirements for information security management programs and the handling of consumer information.
Further, if we expand our business outside the United States into the European Union (“EU”) and/or the United Kingdom (“UK”), other laws will become applicable, including the EU General Data Protection Regulation (“EU GDPR”) and the UK equivalent (the “UK GDPR”) (collectively, the “GDPR”) and national data protection supplementing laws in these jurisdictions. The GDPR includes robust operational requirements for companies that collect, receive, share, disclose, transfer, process or otherwise use personal data of individuals located in the European Economic Area (“EEA”) and the UK which are different than requirements under U.S. data privacy and security laws, including placing requirements and restrictions on the transfer of personal data outside the EEA and the UK. Laws, guidance and the enforcement landscape around these requirements, including international data transfers to the United States, is complicated and continuing to evolve, and we may incur costs in taking compliance measures and/or these requirements may affect the manner in which we provide our services, and could adversely affect our business, operations and financial condition.
Failure to comply with data privacy and protection laws and regulations outside the United States that are found to apply to our business may result in regulatory investigations, significant penalties (up to the greater of €20 million for the EU GDPR or £17.5 million for the UK GDPR, or up to 4% of an enterprise’s global annual revenue), reputational damage, orders to cease or change our processing of our data, enforcement notices, and/or assessment notices (for a compulsory audit) and, in certain countries civil claims including representative actions and other class action type litigation.
Further, regulators in certain countries outside the United States are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem alongside organizations’ use of cookies, pixels and similar targeting technologies. For example, the French data protection regulator is increasingly active in enforcement in this area, as are other EU regulators as a result of actions by not-for-profit privacy activists that have made hundreds of complaints to European website operators regarding their cookie banners and referred a significant number of these to relevant national regulators, saying that it aims to seek enforcement on thousands of websites in Europe.
Some countries are also considering or have passed legislation implementing data protection requirements or are requiring local storage and processing of data or similar requirements. These new areas of focus for regulators and legislators could require significant systems changes, increase the cost and complexity of delivering our services, adversely affect our margins, divert the attention of our technology personnel and subject us to additional liabilities. Further, any failure to achieve required data protection standards may result in lawsuits, regulatory fines, or other actions or liability, all of which may harm our results of operations. Because the interpretation and application of privacy and data protection laws and the related regulations and standards, are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in manners that are, or are asserted to be, inconsistent with our data management practices or the technological features of our platform.
In addition to governmental regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that legally apply to us or our customers. We cannot yet determine the impact that such future standards may have on our business. We are members of self-regulatory bodies that impose additional requirements related to the collection, use, and disclosure of consumer data. We maintain membership with the Network Advertising Initiative (the “NAI”), a self-regulatory association dedicated to responsible data collection and its use for digital advertising, and the Digital Advertising Alliance (the “DAA”), an independent organization led by advertising and marketing trade associations that has established self-regulatory principles enforcing responsible privacy practices for digital advertising and consumer transparency. Under the requirements of these self-regulatory bodies, in addition to other compliance obligations, we are obligated to provide consumers with notice about our use of device identifiers and other technologies to collect consumer data and of our collection and use of consumer data for certain purposes, and to provide consumers with certain choices relating to the use of consumer data. Some of these self-regulatory bodies have the ability to discipline members or participants, which could result in fines, penalties, and/or public censure (which could in turn cause reputational harm). Additionally, some of these self-regulatory bodies might refer violations of their requirements to the FTC or other regulatory bodies. If we were to be subject to such an investigation, even if meritless, or found responsible for such a violation, it could adversely affect our reputation, as well as our business, results of operations, and financial condition.
We make public statements about our use and disclosure of personal information through our privacy policy, information provided on our website and by e-mail to our customers. Although we endeavor to ensure that our public statements are complete, accurate and fully implemented, we may at times fail to do so or be alleged to have failed to do so. We may be subject to potential regulatory or other legal action if such policies or statements are found to be deceptive, unfair or misrepresentative of our actual practices. Further, any concerns about our data privacy and security practices (even if unfounded), or any failure, real or perceived, by us to comply with our posted privacy policies or with any legal or regulatory requirements, standards, certifications or orders or other privacy or consumer protection-related laws and regulations applicable to us, could cause our customers to reduce their use of our products and services.
Even though we believe we are, and will continue to deploy efforts to be, in material compliance with data privacy, data protection, information security, and consumer protection laws, these laws are in some cases relatively new, the interpretation and application of these laws are uncertain, regulatory guidelines are still crystallizing and, if we or our customers have any compliance issues as a result, or if our customers decide to cease using our platform in light of new regulatory requirements, this could have a material adverse effect on our business, results of operations and financial condition.
Finally, we depend on a number of third parties in relation to the operation of our business, a number of which process personal data on our behalf. With each such provider we take steps to attempt to mitigate the associated risks of depending on third parties, however, there is no guarantee that any contractual commitments from third parties regarding data privacy and security, or any data privacy and security-related safeguards and technical measures that we or third parties put in place, will protect us from risks associated with the third-party processing of such data. Any violation of data privacy or security requirements, or of our relevant measures and safeguards, by our third-party vendors and providers could have a material adverse effect on our business, result in the fines and penalties outlined above, damage our reputation and result in potential legal action, including civil claims. Further, we may not be able to recover any or all damages suffered as a result of such violations from such third-party providers.
Our business depends on our ability to collect, use, and disclose data to provide the platform, including to deliver and measure the effectiveness of ads. Any limitation imposed on our or our customers’ collection, use or disclosure of this data, including through consumer tools, legal/regulatory restrictions and technological limitations, could threaten our ability to use and disclose data, significantly diminish the value of our platform, have an adverse effect on our business and cause us to lose customers and revenue.

We depend on our ability to collect and process data in order to run our business. We collect and/or use large amounts of data about consumer shopping behavior, demographic and other interest data and key life events and produce large amounts of data regarding ads and ad placement, such as customer preferences for media and advertising content. Further, we collect and/or use data that does not directly identify an actual, identifiable consumer, including advertising identifier, IP address, location data, hashed email addresses, browser and device information, online browsing behavior, exposure to and interaction with ads, and inferential data about purchase intentions, and preferences. We use data from third-party sources (such as LiveRamp), CRM data and data collected through other various means, including from first-party data (such as data collected through our pixels).
We aggregate this data and analyze it in order to enhance our services, including the pricing, placement, targeting and scheduling of ads. Our ability to collect, use and share data about advertising transactions and audience behavior, including to target and measure the effectiveness of ads, is critical to the value of our services. There are many technical challenges relating to our ability to collect, aggregate and associate data about individuals, and we cannot assure you that we will be able to do so effectively. As described above in the risk factor titled “We are subject to laws, regulations and industry requirements related to data privacy, data protection, information security, and consumer protection across different markets where we conduct our business, including in the United States, and such laws, regulations, and industry requirements are constantly evolving and changing. Developments in and/or our actual or perceived failure to comply with such obligations could have an adverse effect on our and/or our ability to collect, use and disclose data, our business, results of operations, and/or financial condition,” legislatures and regulatory authorities have increased their attention and lawmaking activity on matters concerning the collection and use of consumer data, including the use of data in relation to online advertising.
These and other evolving regulatory standards could place restrictions on our, our customers’ and partners’ collection, management, aggregation and use of information, which could result in a material increase in the cost of collecting or otherwise obtaining certain kinds of data and could limit the ways in which we may use or disclose information. Internet users can, with increasing ease, implement practices or technologies, or exercise rights to “opt-out,” that may limit our ability to collect and use data to deliver ads, measure advertising performance and build custom audiences, or otherwise inhibit the effectiveness of our platform. Although our customers and partners generally permit us to aggregate and use data that we collect in performing and improving our services (subject to certain restrictions) customers and partners might decide to restrict our collection or use of their data.
Any limitations on data use, collection, or disclosure could impair our ability to deliver an effective platform, which could adversely affect our business, results of operations, and financial condition.
If the use of pixels or other similar technologies is restricted, including through consumer tools, legal/regulatory restrictions and technological limitations without similar or better alternatives, our platform’s effectiveness could be diminished and our business, results of operations and financial condition could be adversely affected.
As described above in the risk factor titled “Our business depends on our ability to collect, use, and disclose data to provide the platform, including to deliver and measure the effectiveness of ads. Any limitation imposed on our or our customers’ collection, use or disclosure of this data, including through consumer tools, legal/ regulatory restrictions and technological limitations, could threaten our ability to use and disclose data, significantly diminish the value of our platform, have an adverse effect on our business and cause us to lose customers and revenue,” we, and many other digital advertising companies, use pixels placed on consumer devices when an Internet browser is used and similar technologies, to gather data that enables our platform to be more effective. Our pixels do not identify individual consumers directly, but record information such as when an individual visits a website, when an individual uses a mobile app, the individual’s IP address, hashed email address and browser or other device information. Our automated bidding software uses data from pixels and other similar technologies to determine whether to bid on, and how to price, an ad impression in a certain location, at a given time, for a particular individual. Without pixels and other first and third-party data, transactions processed through our platform would be executed with less insight into audience activity, reducing the precision of selecting impressions to purchase for an advertising campaign. This could make placement of advertising through our platform less valuable, undermine the effectiveness of our services and harm our revenue. If our ability to use pixels or other similar technologies is limited, we may be required to develop or obtain additional applications and technologies to compensate for the lack of pixels and other data from such technologies, which could be time consuming or costly to develop, less effective, and potentially subject to additional regulation.
In addition, from time to time, concerns may be expressed about whether our products and services compromise the privacy of our customers’ users and others. In the United States, there has been a noticeable uptick in class actions in which plaintiffs have utilized a variety of laws, including the Video Privacy Protection Act of 1988 (“VPPA”) and state wiretapping laws, to challenge companies’ use of tracking technologies, including pixels, for advertising purposes. While we have not been subject to such claims to date, any litigation against our customers, or other publishers, alleging that the use of pixels violates VPPA or state wiretapping laws may reduce demand for our technology and the results of such litigation may impact our business.
Because we do not have direct relationships with consumers, we rely on customers or our data partners to implement any notice or choice mechanisms and obtain the consent of the consumer on our behalf to process their data (to the extent required under applicable laws and regulations). If customers or data partners do not follow this process (and in any event as the legal requirements and guidance in this area continue to evolve and develop), we could have insufficient rights to process their personal data, and be subject to lawsuits, fines, or other actions or liability. We may not have adequate insurance to protect us against any such claims and losses, and this could adversely impact our business, results of operations, and financial condition.
If the use of digital advertising is rejected by audiences, through opt-in, opt-out or ad-blocking technologies or other means, it could have an adverse effect on our business, results of operations, and financial condition.
Consumers can, with increasing ease, implement technologies that limit the ability by us and other companies to collect and use data to deliver ads, or otherwise limit the effectiveness of our platform. For example, cookies can be deleted or blocked by Internet users who do not want information to be collected about them through cookies. The most commonly used Internet browsers—Chrome, Firefox, Edge and Safari—allow Internet users to modify their browser settings to prevent cookies from being accepted by their browsers. Internet users can delete cookies from their computers at any time. Mobile devices allow users to opt-out of the use of mobile device IDs for targeted advertising, and in June 2020, Apple announced its intention to move to “opt-in” privacy models, requiring users to voluntarily choose to receive targeted ads, which may reduce the value of ad impressions on its iOS mobile application platform. Additionally, many applications and other devices allow audiences to avoid receiving ads by paying for subscriptions or other downloads.
While our platform is exclusive to CTV, privacy aspects of CTV are still developing. Technical or policy changes, including regulation or industry self-regulation and any extension of the “opt-in” privacy model to CTV devices could adversely affect our business. In addition, we rely on pixels and similar technologies on web browsers to enable our platform to be more effective. Mobile devices using Android, iOS and iPadOS operating systems limit our ability to identify audiences while such audiences are using applications other than their web browser on the device. Some audiences also download free or paid ad-blocking software on their computers or mobile devices, not only for privacy reasons, but also to counteract the adverse effect ads can have on the consumer experience, including increased load times, data consumption, and screen overcrowding.
New requirements relating to automated, browser-based, or one-stop / universal opt-out mechanisms (“UOOMs”), such as the “Global Privacy Control” signals, the forthcoming opt-out mechanism for data brokers established under the California Delete Act, or other user-enabled universal UOOMs established in the future, may result in significantly larger numbers of consumers opting out of having their data collected, used and disclosed for targeted advertising purposes. Additionally, the DAA, NAI and their international counterparts have certain opt-out mechanisms for users to opt-out of the collection of their information via cookies. Ad-blocking technologies, opt-out mechanisms and other global privacy controls may prevent targeting technologies from being stored on a consumer’s computer or mobile device. If use of the “Global Privacy Control,” or similar signals is adopted by many Internet users, or if such standard is imposed by even more states or by federal legislation, or is agreed upon by standard setting groups, we may not receive as much data, and may have to change our business practices.
Each of these measures may adversely affect our business, results of operations and financial condition, in particular if more Internet users adopt these settings or delete their cookies more frequently than they currently do, there are changes in technology or new developments in laws, regulations or industry standards, these measures become applicable to CTV devices or the measures become more widespread among audiences. In addition, ad-blocking technologies could have an adverse effect on our business, results of operations, and financial condition if they reduce the volume or perceived effectiveness and value of digital advertising. Some ad-blocking technologies block only ads that are targeted through use of third-party data, while allowing ads based on first-party data. These ad blockers could place us at a disadvantage because we rely in part on third-party data, while some large competitors have troves of first-party data they use to direct advertising. Other technologies allow ads that are deemed “acceptable,” which could be defined in ways that place us or our customers at a disadvantage, particularly if such technologies are controlled or influenced by our competitors. Even if ad blockers do not ultimately have an adverse effect on our business, investor concerns about ad blockers could cause our stock price to decline.
If device identifiers are replaced by alternative mechanisms, our performance may decline and we may lose customers and revenue.
Industry participants in the advertising technology ecosystem have taken or may take action to eliminate or restrict the use of cookies and other device identifiers. For instance, Apple has restricted the use of mobile identifiers on its devices. Google is also utilizing various technologies under its label of “Privacy Sandbox,” which provide modified targeting and measurement functionality currently provided through the use of third-party cookies. It is possible that companies in our ecosystem may rely on proprietary algorithms or statistical methods to track web users without cookies, or may utilize log-in credentials entered by users, to track web usage, including usage across multiple devices, without cookies. Alternatively, such companies may build different and potentially proprietary user tracking methods into their widely-used web browsers. New identification solutions are unreleased and unproven, and may require substantial development and commercial changes for us to support such solutions. There is also further risk that the changes will disproportionately benefit the owners of these platforms or the businesses that have access to large amounts of first-party data. Even if current device identifiers are effectively replaced by open industry-wide tracking standards rather than proprietary standards, we may still incur substantial re-engineering costs to replace current device identifiers with these new technologies. This may also diminish the quality or value of our services to customers if such new technologies do not provide us with the quality or timeliness of the data that we currently generate from current device identifiers. If we are unable to successfully adapt to the replacement of these identifiers by alternative tracking systems, this could adversely affect our business, results of operations, and financial condition.
We depend on third-party data centers, the disruption of which could adversely affect our business, results of operations, and financial condition.
We host our company-owned infrastructure at third-party data centers that may be less secure than our own facilities. Any damage to or failure of these third-party data centers generally would prevent us from operating our business. We rely on the Internet and, accordingly, depend upon the continuous, reliable, and secure operation of Internet servers, related hardware and software, and network infrastructure. While we control and have access to our servers and all of the components of our network that are located in our external data centers, we do not control the operation of these facilities. The owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so.
Problems faced by our third-party data center operations, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of customers. Additionally, improving our platform’s infrastructure and expanding its capacity in anticipation of growth in new channels and formats, as well as implementing technological enhancements to our platform to improve its efficiency and cost-effectiveness are key components of our business strategy, and if our data centers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. Any changes in third-party service levels at our data centers or any errors, defects, disruptions, or other performance problems could adversely affect our reputation, expose us to liability, cause us to lose customers, or otherwise adversely affect our business, results of operations, and financial condition. Service interruptions might reduce our revenue, trigger refunds to customers, subject us to potential liability, or adversely affect our business, results of operations, and financial condition.
The occurrence of a natural disaster, an act of terrorism, vandalism or sabotage, or other unanticipated problems at these facilities could result in interruptions in the availability of our platform. While we have disaster recovery arrangements in place, they have not been tested under actual disasters or similar events and may not effectively permit us to continue to provide our products and services in the event of any problems with respect to our data centers. Moreover, because we do not currently have full redundancy with respect to the services at each data center, if one of our data centers shuts down there may be a period of time that our products or services, or some of our products or services, will be unavailable to customers served by that data center. If any of these events were to occur to our business, our business, results of operations, or financial condition could be adversely affected.
We must increase the scale and efficiency of our technology infrastructure to support our growth and transaction volumes.
Our business depends on processing an increasingly large volume of data. Our PTV platform is built on a scalable software stack that includes support for audience targeting, programmatic bidding, ad serving, attribution, reporting and campaign setup.
Our technology must scale to process the increased advertising requests on our platform. We must continue to increase the capacity of our platform to support our high-volume strategy, to cope with increased data volumes and parties resulting from an increasing variety of advertising formats and platforms, and to maintain a stable service infrastructure and reliable service delivery. To the extent we are unable, for cost or other reasons, to effectively increase the capacity of our platform, continue to process transactions at fast enough speeds, and support emerging advertising formats or services preferred by customers, our revenue will suffer. We expect to continue to invest in our platform to meet increasing demand. Such investment may negatively affect our profitability and results of operations.
The use of increasing amounts of data and overall growth in impressions places growing demands upon our platform infrastructure. If we are unable to grow our platform to support substantial increases in the number of transactions and in the amount of data we process, including the speed at which we process such data, on a high-performance, cost-effective basis, our business, results of operations, and financial condition could be adversely affected. We expect to continue to invest in our platform in order to meet these requirements, and such investment may adversely affect our business, results of operations, and financial condition.
Platform outages or disruptions, including any interruptions due to cyberattacks or other cybersecurity incidents, or our or our third-party providers’ failure to maintain adequate security and supporting infrastructure as we scale, could damage our reputation and our business, results of operations, and financial condition.
As we grow our business, we expect to continue to invest in our platform infrastructure, including hardware and software solutions, network services and database technologies, as well as potentially increase our reliance on open-source software (collectively, “IT Systems”). Without these improvements, our operations might suffer from unanticipated system disruptions, slow transaction processing, unreliable service levels, impaired quality or delays in reporting accurate information regarding transactions in our platform, any of which could negatively affect our reputation and ability to attract and retain customers. The steps we take to enhance the reliability, integrity and security of our platform as it scales are expensive and complex, and poor execution could result in operational failures.
We utilize IT Systems, applications and websites that allow for the storage and transmission of personal information about our customers, audiences, employees and other third parties, as well as proprietary and confidential business information. As such, we and certain of our third-party providers are a potential target for cyberattacks and other cybersecurity incidents, and face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity, and availability of our and our third party providers’ IT Systems. In addition, measures we, our customers or third parties that host our data may implement, and the underlying IT Systems may be vulnerable to attempted attacks that may take a variety of forms, including denial of service attacks, infrastructure attacks, botnets, malicious file attacks, cross-site scripting, credential abuse, ransomware attacks, bugs, viruses, worms, malicious software programs, data breaches, and other cybersecurity incidents. Further, techniques are constantly evolving and becoming increasingly diverse and sophisticated and are often unrecognizable until launched against a target. Techniques could involve denial-of-service attacks or other maneuvers that have the effect of disabling, degrading or disrupting the availability of services on our platform, which could seriously harm our reputation and business. As such, we cannot ensure that we will be able to anticipate, investigate, remediate, or recover from future attacks or incidents, or to avoid material impacts to our IT Systems. Other types of attacks could harm us even if our platform operations are left undisturbed. For example, attacks may be designed to deceive team members into releasing control of their systems to a hacker, while others may aim to introduce computer viruses or malware into our systems with a view to stealing confidential, proprietary or personal information. Additionally, we and our third-party providers may experience increased threats due to workforces operating remotely, including in light of our fully remote work environment. We are also vulnerable to unintentional errors or malicious actions by persons with authorized access to our systems that exceed the scope of their access rights, distribute data erroneously, or, unintentionally or intentionally, interfere with the intended operations of our platform. Any cyberattack or cybersecurity incident can give rise to a variety of losses and costs, including legal exposure, and regulatory fines, damages to deputation, amongst others.
Due to concerns about data security and integrity, a growing number of legislative and regulatory bodies have adopted breach notification and other requirements when certain personal information is accessed by unauthorized persons and additional regulation regarding security of such data is possible. For example, some of the laws described above in the risk factor titled “We are subject to laws, regulations and industry requirements related to data privacy, data protection, information security, and consumer protection across different markets where we conduct our business, including in the United States, and such laws, regulations, and industry requirements are constantly evolving and changing. Developments in and/or our actual or perceived failure to comply with such obligations could have an adverse effect on our and/or our ability to collect, use and disclose data, our business, results of operations, and/or financial condition” have specific security and/or data breach notification requirements. Laws in all 50 U.S. states, the EU and the UK require businesses to provide notice to individuals in relation to certain data breaches, and the CCPA provides a private right of action for certain data breaches. We may need to notify governmental authorities and affected individuals with respect to such incidents. Complying with such numerous and complex regulations in the event of a data security breach would be expensive and difficult, and failure to comply with these regulations could subject us to regulatory scrutiny and additional liability. We may also be contractually required to notify customers or other counterparties of a security incident, including a data security breach. Regardless of our contractual protections, any actual or perceived data security breach, or breach of our contractual obligations, could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach. Further, as a public company, we will be required to disclose material cybersecurity incidents pursuant to disclosure rules promulgated by the SEC. Any public disclosure relating to a material cybersecurity incident could harm our reputation, result in litigation and adversely impact our business, operating results, and financial condition.
In addition, we may incur significant costs and operational consequences in connection with investigating, mitigating, remediating, eliminating, and putting in place additional measures designed to prevent future actual or perceived cybersecurity incidents, as well as in connection with complying with any notification or other obligation resulting from any cybersecurity incidents. Although we maintain insurance coverage, it may be insufficient to protect us against all losses and costs stemming from security breaches, cyberattacks and other types of unlawful activity, or any resulting disruptions from such events, and we cannot guarantee that applicable insurance will be available to us in the future or on economically reasonable terms. Further, we may not be able to recover any or all damages suffered as a result of such security breach or other security incident from such third-party providers. Outages and disruptions of our platform, including any caused by cyberattacks, may harm our reputation and our business, results of operations, and financial condition.

If we fail to detect or prevent fraud on our platform, or malware intrusion into the systems or devices of our customers and their audiences, customers could lose confidence in our platform, and we could face legal claims that could adversely affect our business, results of operations, and financial condition.
We may be subject to fraudulent or malicious activities undertaken by persons seeking to use our platform for improper purposes. For example, someone may attempt to divert or artificially inflate customer purchases through our platform, or to disrupt or divert the operation of the systems, devices, and audiences of our customers in order to misappropriate information, generate fraudulent billings or stage cyberattacks, or for other illicit purposes. For example, sophisticated bot-nets and other complex forms of click fraud might be used to generate fraudulent impressions and divert advertising revenue from legitimate websites of customers. Those activities could also introduce malware through our platform in order to commandeer or gain access to information on customers’ computers.
Although we use third-party tools and proprietary technology to identify non-human traffic and malware, we may reduce or terminate relationships with customers that we find to be engaging in such activities and continuously assess the quality and performance of advertising on customers’ digital media properties. We rely on our own and third-party tools, as well as the controls of customers, and it may be difficult to detect fraudulent or malicious activity. Further, perpetrators of fraudulent impressions and malware frequently change their tactics and may become more sophisticated over time, requiring both us and third parties to improve processes for assessing the quality of customer inventory and controlling fraudulent activity. If we fail to detect or prevent fraudulent or malicious activity of this sort, our reputation could be damaged, customers may contest payment, demand refunds, or fail to give us future business, or we could face legal claims from customers. Even if we are not directly involved in fraud or malicious activity, any sustained failures of others in our industry to adequately detect and prevent fraud could generate the perception that programmatic trading is unsafe and lead our customers to avoid CTV advertising. See the risk factor titled “Platform outages or disruptions, including any interruptions due to cyberattacks or other cybersecurity incidents, or our third-party providers’ failure to maintain adequate security and supporting infrastructure as we scale, could damage our reputation and our business, results of operations, and financial condition.”
We operate in an intensely competitive market that includes companies that have greater financial, technical and marketing resources than we do.
We face intense competition in the marketplace. We also compete for supply of advertising inventory against a variety of competitors, both in the CTV ad market and in paid search and social advertising more broadly. Some of our existing and potential competitors are better established, benefit from greater name recognition, may have offerings and technology that we do not have or have significantly more financial, technical, sales, and marketing resources than we do. In addition, some competitors, particularly those with greater scale or a more diversified revenue base and a broader offering, have greater flexibility than we do to compete aggressively on various terms, or to compete with us by including in their product offerings services that we may not provide. Some existing and potential customers have their own relationships with sellers or are seeking to establish such relationships, and many sellers are investing in capabilities that enable them to connect more effectively directly with customers. Our business suffers to the extent that customers and sellers purchase and sell advertising inventory directly from one another or through intermediaries other than us, reducing the amount of ad spend on our platform. New or stronger competitors may emerge through acquisitions and industry consolidation or through development of disruptive technologies. If our offerings are not perceived as competitively differentiated, we could lose customers, market share or be compelled to concede terms and conditions to our services, making it more difficult to grow our business profitably.
There has been rapid evolution and consolidation in the marketing technology industry, and we expect these trends to continue, thereby increasing the capabilities and competitive posture of larger companies, particularly those that are already dominant in various ways, and enabling new or stronger competitors to emerge. There is a finite number of large customers and sellers in our target markets, and any consolidation of customers or sellers may give the resulting enterprises greater bargaining power or result in the loss of customers and sellers that use our platform, and thus reduce our potential base of customers and sellers, each of which would lead to erosion of our revenue.
As technology continues to improve and market factors continue to attract investment, competition and pricing pressure may increase and market saturation may change the competitive landscape in favor of larger competitors with greater scale and broader offerings, including those that can afford to spend more than we can to grow more quickly and strengthen their competitive position. In addition, our competitors or potential competitors may adopt certain aspects of our business model, which could reduce our ability to differentiate our platform. Some of our competitors may also be able to sell products or services competitive to ours with more attractive value propositions given proprietary ownership of data, technical superiority, or economies of scale. Such introduction of competent, competitive products, or other technologies by our competitors that are superior to or that achieve greater market acceptance than our products and services could adversely affect our business. In such event, we could experience a decline in market share and revenues. Loss of existing or future market share to new competitors could substantially harm our business, results of operations, and financial condition.
For all of these reasons, we may not be able to compete successfully against our current and future competitors.
Our corporate culture has contributed to our success, and if we cannot maintain it as we grow or as we continue in an entirely remote work environment, we could lose the innovation, creativity, and teamwork fostered by our culture, and our business may be adversely affected.
We believe our corporate culture has been a critical component of our success as we believe it fosters innovation, creativity, and teamwork across our business, helping to drive our success. We intend to expand our overall headcount and operations both domestically and internationally, with no assurance that we will be able to do so while effectively maintaining our corporate culture. The difficulty of maintaining our culture is compounded by our entirely remote work environment, as any expansion is done without the inherent team-building features of a communal office atmosphere. As we expand and change, in particular across multiple geographies or following acquisitions, it may be difficult to preserve our corporate culture, which could reduce our ability to innovate, create, and operate effectively. In turn, the failure to preserve our culture could adversely affect our business, results of operations, and financial condition by negatively affecting our ability to attract, recruit, integrate and retain team members, continue to perform at current levels, and effectively execute our business strategy.
Additionally, interviewing, hiring, and integrating new team members has been and will continue to be particularly challenging in an entirely remote work environment. We face heightened regulatory and tax requirements as a result of our entirely remote working culture and team member turnover, including changes in our management team, could disrupt our business. As part of our entirely remote working plans, we will devote increased efforts to maintaining our collaborative culture, including through the use of videoconferencing and other online communication and sharing tools, and to monitoring the health, safety, morale, and productivity of our team members, including new team members. However, there is no guarantee we will be able to maintain our corporate culture, and our business could be adversely affected.
Future acquisitions or strategic investments could be difficult to identify and integrate, divert the attention of management, and could disrupt our business, dilute stockholder value and adversely affect our business, results of operations, and financial condition.
As part of our growth strategy, we may acquire or invest in other businesses, assets or technologies that are complementary to and fit within our strategic goals. Any acquisition or investment may divert the attention of management and require us to use significant amounts of cash, issue dilutive equity securities or incur debt. We have limited experience in acquiring other businesses. In addition, the anticipated benefits of any acquisition or investment may not be realized, and we may be exposed to unknown risks, any of which could adversely affect our business, results of operations, and financial condition, including risks arising from:
•
difficulties in integrating the operations, technologies, product or service offerings, administrative systems, and personnel of acquired businesses, especially if those businesses operate outside of our core competency or geographies in which we currently operate;

•
ineffectiveness or incompatibility of acquired technologies or solutions;

•
potential loss of key team members of the acquired business;

•
inability to maintain key business relationships and reputation of the acquired business;

•
diversion of management attention from other business concerns;

•
litigation arising from the acquisition or the activities of the acquired business, including claims from terminated team members, customers, former stockholders or other third parties;

•
assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights, or increase our risk of liability;

•
complications in the integration of acquired businesses or diminished prospects, including as a result of changes in macroeconomic conditions and geopolitical events, including uncertainty with respect to the federal budget and debt ceiling and governmental shutdowns related thereto, actual or perceived instability in the banking industry, supply chain shortages, interest rate volatility and inflation, geopolitical regional conflicts, terrorist attacks, and health epidemics or other contagious outbreaks;

•
failure to generate the expected financial results related to an acquisition on a timely manner or at all;

•
failure to accurately forecast the impact of an acquisition transaction; and

•
implementation or remediation of effective controls, procedures, and policies for acquired businesses.

Additionally, to fund future acquisitions, we may pay cash or issue additional shares of our common stock, which could dilute our stockholders or diminish our cash reserves. For example, the consideration paid in connection with the QuickFrame Acquisition consisted of newly issued shares of our common stock and deferred cash. We also issued new shares of our common stock as consideration in connection with the acquisition of Maximum Effort and may issue additional shares of our Class A common stock as contingent consideration in the form of an earnout upon the satisfaction of certain conditions. Borrowing to fund an acquisition would result in increased fixed obligations and could also subject us to covenants or other restrictions that could limit our ability to effectively run our business.
Some of our customers have in the past, and may continue to have, or subsequently develop, high-risk credit profiles or otherwise pay us for advertising inventory after payment is due, which may result in credit risk to us or require additional working capital to fund our accounts payable.
Generally, we invoice and collect from customers and subsequently remit fees to sellers of advertising inventory. However, in some cases, we may be required or choose to pay sellers of advertising inventory for impressions delivered before we have collected, or even if we are unable to collect, from the customer of those impressions. We believe we have an adequate allowance for bad debts based on our historical experience of collecting fees from customers. Although we have not experienced material issues in collecting on invoices, there can be no assurances that we will not experience bad debt in the future, and write-offs for bad debt could have a materially negative effect on our results of operations for the periods in which the write-offs occur. Further, growth and increased competitive pressure in the digital advertising industry is causing customers to become more demanding, resulting in overall increased focus by all industry participants on transparency, and cash and collection cycles. The majority of our customers are required to pay us within 30 days of being invoiced. Some customers have experienced financial pressures that have motivated them to pay us after their payment is due. If customers pay us after their payment is due or our cash collections are significantly diminished as a result of these dynamics, our revenue and/or cash flow could be adversely affected and we may need to use working capital to fund our accounts payable pending collection from the customers. This may result in additional costs and cause us to forgo or defer other more productive uses of that working capital.
We continually develop and transition to new versions of our technology, and could face errors, defects, disruptions, or other performance problems as a result.
In 2022, we transitioned to new generations of our programmatic bidding platform, third-party audience platform, budget management platform, dynamic campaign organization platform, creative user interface and other technology. We could face errors, defects, disruptions, or other performance problems as a result.
In 2024, we introduced MNTN Matched, which uses AI technologies to match consumers with brands that they are most likely to engage with. The use of AI technologies involves significant legal and technological risk, and any error, defect, disruption or outage of any AI technologies we leverage could disrupt our operations or solutions, damage our reputation, cause a loss of confidence in our solutions, or result in legal claims or proceedings. See “—Risks Related to AI Technologies.”

Any damage to or failure of our systems as a result of these platform changes generally would have a financial impact. Additionally, the transition to new technology can have a significant increase in cost of revenue during a technology transition. Any additional increased cost involved in operating and maintaining new technology could adversely affect our reputation, expose us to liability, cause us to lose customers, or otherwise adversely affect our business, results of operations, and financial condition.
Risks Related to Our Legal and Regulatory Environment
We rely on customers to abide by our terms and conditions and relevant laws, rules, and regulations when using our platform, and legal claims or enforcement actions resulting from their actions could expose us to liabilities, damage our reputation, and be costly to defend.
We and our customers are subject to regulatory requirements by governments and standards bodies applicable to their activities and the services we offer on our platform. We may assume responsibility for satisfying or facilitating the satisfaction of some of these requirements through our terms and conditions. In addition, we may have responsibility for some acts or omissions of customers transacting business through our platform under applicable laws or regulations or as a result of common law duties, even if we have not assumed responsibility contractually. These responsibilities could expose us to significant liabilities, perhaps without the ability to impose effective mitigating controls upon, or to recover from, customers. We could be subject to litigation as a result of such actions, and, if we were sued, we would incur legal costs in our defense and cannot guarantee that a court would not attribute some liability to us.
Through our terms and conditions, we require our customers to abide by relevant laws, rules and regulations, and restrictions by their counterparties, when transacting on our platform, and we obtain representations from customers that the advertising they place through our platform complies with applicable laws and regulations and does not violate third-party intellectual property rights. We also receive representations from customers and data providers about their privacy practices and compliance with applicable laws and regulations, including their maintenance of adequate privacy policies that disclose and permit our data collection practices. Nonetheless, there are many circumstances in which it is difficult or impossible for us to monitor or evaluate their compliance. For example, we cannot control the content of customer’s media properties, and we are often unable to determine exactly what information a partner collects after an ad has been placed, and how the customer uses any such collected information. Moreover, we are unable to prevent technological intermediaries from aggregating bid requests from customers and directing it to their own buying platforms or even reselling such bid data to customers or third parties.
If customers’ data providers, or partners fail to abide by relevant laws, rules and regulations, or our terms and conditions, when transacting over our platform, or after such a transaction is completed, we could potentially face liability to audiences for such misuse. Potential sources of liability to audiences include malicious activities, such as the introduction of malware into audiences’ computers through ads served through our platform, and code that redirects audiences to sites other than the ones audiences sought to visit, potentially resulting in malware downloads or use charges from the redirect site. Customers often have terms of use in place with their audiences that disclaim or limit their potential liabilities to such audiences, or pursuant to which audiences waive rights to bring class-action lawsuits against the customers related to ads. Similarly, if such misconduct results in enforcement action by a regulatory body or other governmental authority, we could become involved in a potentially time-consuming and costly investigation or we could be subject to some form of sanction or penalty. We may not have adequate indemnity to protect us against, and our policies of insurance may not cover, such claims and losses.
In addition, both customers and sellers of advertising inventory are concerned about being associated with content they consider inappropriate, competitive or inconsistent with their consumers’ values, or illegal, and they are hesitant to spend money or make inventory available, respectively, without some guarantee of security. Consequently, our reputation depends in part on providing services that our customers and sellers of advertising inventory trust. We prohibit the misuse of our platform by our customers and sellers of advertising inventory and actively monitor inventory against our quality guidelines. Despite such efforts, we may provide access to inventory that is objectionable to our customers or serve advertising that contains objectionable content, which could harm our or our customers’ reputation, decrease their trust in our platform, and negatively impact our business, financial condition and results of operations. Furthermore, we may receive public pressure to discontinue working with certain sellers of advertising inventory or customers.

We are subject to anti-bribery, anti-corruption, and similar laws and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.
We are subject to anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the USA PATRIOT Act, U.S. Travel Act, the U.K. Bribery Act 2010 and Proceeds of Crime Act 2002, and possibly other anti-corruption, anti-bribery, and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws have been enforced with great rigor in recent years and are interpreted broadly and prohibit companies and their employees and their agents from making or offering improper payments or other benefits to government officials and others in the private sector. The FCPA or other applicable anti-corruption laws may also hold us liable for acts of corruption or bribery committed by our third-party business partners, representatives, and agents, even if we do not authorize such activities. As we develop our international sales and business, and increase our use of third parties, our risks under these laws will increase. As a public company, the FCPA separately requires that we keep accurate books and records and maintain internal accounting controls sufficient to assure management’s control, authority, and responsibility over our assets.
We have adopted policies and procedures and conducted training designed to prevent improper payments and other corrupt practices prohibited by applicable laws, but cannot guarantee that improprieties will not occur. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with specified persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. Any investigations, actions, and/or sanctions could have an adverse effect on our business, results of operations, and financial condition.
We are subject to governmental economic sanctions requirements and export and import controls that could impair our ability to compete in international markets or subject us to liability if we are not in compliance with applicable laws.
We are subject to various U.S. export control and trade and economic sanctions laws and regulations, including the U.S. Export Administration Regulations and the various sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Trade Controls”). Trade Controls may prohibit the shipment of specified products and services to certain countries, governments, and persons. Although we endeavor to conduct our business in compliance with Trade Controls, our failure to successfully comply may expose us to negative legal and business consequences, including civil or criminal penalties, governmental investigations, and reputational harm.
Furthermore, if we export our technology or software, the exports may require authorizations, including a license, a license exception, or other appropriate government authorization or regulatory requirements. Complying with Trade Controls may be time-consuming and may result in the delay or loss of opportunities.
In addition, various countries regulate the import of encryption technology, including the imposition of import permitting and licensing requirements, and have enacted laws that could limit our ability to offer our platform or could limit our customers’ ability to use our platform in those countries. Changes in our platform or future changes in export and import regulations may create delays in the introduction of our platform in international markets or prevent our customers with international operations from deploying our platform globally. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export our technology and services to, existing or potential customers with international operations. Any decreased use of our platform or limitation on our ability to export our platform would likely adversely affect our business, results of operations, and financial condition.
We received a Paycheck Protection Program loan, and our application for such loan could in the future be determined to have been impermissible or could result in adverse publicity which could damage to our reputation.
In April 2021, we applied for and received an unsecured $3.3 million loan under the Paycheck Protection Program (the “PPP Loan”). In June 2021, the PPP Loan was forgiven in full. The Paycheck Protection Program was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and is

administered by the U.S. Small Business Administration (the “SBA”). Our receipt of the PPP Loan or the forgiveness of the PPP Loan could result in adverse publicity.
In addition, the application for receipt of the PPP Loan required us to certify, in good faith, that the attendant economic uncertainty made the loan necessary to support our ongoing operations. Under the terms of the PPP Loan, we must retain all related records for a period of six years from the date the loan was forgiven. During this period, our PPP Loan eligibility and loan forgiveness application are subject to review and audit by the SBA. We believe we are within the eligibility threshold and have used the loan proceeds in accordance with the PPP Loan forgiveness requirements and have retained all necessary documentation supporting our eligibility. However, if we are later determined to have been ineligible to receive the PPP Loan or loan forgiveness, we may be subject to significant penalties, including significant civil, criminal and administrative penalties, we could be required to repay the PPP Loan in its entirety, and our reputation could suffer. A review or audit by the SBA or other government entity or claims under the U.S. False Claims Act could consume significant financial and management resources.
We may be subject to intellectual property rights claims by third parties, which may be costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks, trade secrets and other intellectual property rights, and frequently enter into or threaten litigation based on allegations of infringement or other violations of their intellectual property rights. We have in the past and may in the future be subject to claims that we have misappropriated, misused or infringed the intellectual property rights of our competitors, non-practicing entities or other third parties. There can be no assurance that we will be successful in defending against these allegations or reaching a business resolution that is satisfactory to us. Additionally, we cannot be assured that we are not infringing or otherwise violating any third-party intellectual property rights.
The intellectual property portfolio of some of our competitors and potential competitors may be larger than ours, or may include patents with greater strategic value. Any such disparity between our intellectual property portfolio and the portfolio of our competitors may increase the risk that they may sue us for infringement and may limit our ability to defend such claims (including through counterclaims for patent infringement) or settle through cross-licenses. In addition, future assertions of patent rights by third parties, and any resulting litigation, may involve patent holding companies or other adverse patent owners who have no relevant product revenue and against whom our own patents may therefore provide little or no deterrence or protection.
Any intellectual property infringement claims, with or without merit, could be very time-consuming and expensive and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology or other intellectual property found to be in violation of a third party’s rights, some of which we have invested considerable effort and time to bring to market. We might be required to seek a license to continue operations if found to violate such rights, which may not be available on commercially reasonable terms, or at all, and may significantly increase our operating expenses. If a third party does not offer us a license to its intellectual property on reasonable terms, or at all, we may be required to develop alternative non-infringing technology, which could require significant effort and expense and may ultimately not be successful. If we cannot license or develop technology for any aspect of our business that may ultimately be determined to infringe on the intellectual property rights of another party, we could be forced to limit or stop sales of subscriptions to our software and may be unable to compete effectively. Any of these events could adversely affect our business, results of operations and financial condition.
Our intellectual property rights may be difficult to enforce and protect, which could enable others to copy or use aspects of our technology without compensating us, thereby eroding our competitive advantages and having an adverse effect on our business, results of operations, and financial condition.
We take precautions designed to protect our intellectual property, including a combination of maintaining trade secrets, third-party confidentiality and non-disclosure agreements, additional contractual restrictions on disclosure and use, and pursuit of trademark, patent, and other intellectual property rights related to our proprietary technology.

We currently hold various Internet domain names related to our brand and business, including mountain.com, among others. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our website. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names or using trademarks that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.
While software and other of our proprietary works may be protected under copyright law, we have chosen not to register for statutory copyright protection in these works, as is typical for many software companies. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.
Historically, we have prioritized keeping our technology architecture, trade secrets, and engineering roadmap private, and as a general matter, have obtained minimal patent protection for our proprietary technology and our patent strategy is still in its early stages. We may not be able to obtain any further patents, including with respect to any currently pending applications, and any issued patents may be challenged, invalidated, or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute or maintain all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. We may not seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention, or that we will be able to effectively exclude others from practicing the claimed invention, or prevent others from designing around our patents. Further, we have filed, and may continue in the future to file, trademark applications to protect certain of our names and brands; however, we cannot guarantee that we will be successful in registering our trademarks.
Intellectual property laws may change in the future. Any changes in the law may reduce the scope of the protection afforded to our intellectual property, or may render our intellectual property invalid or unenforceable. Changes in the law may additionally make new technology developed in the future harder to protect. In many of these cases, we may have to expend additional resources to understand the implications of any new laws and adapt our intellectual property strategy accordingly.
While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution, or other violations of our intellectual property rights. Third parties may knowingly or unknowingly infringe our intellectual property rights. Unauthorized use of some aspects of our proprietary technology may be difficult to detect, which may reduce our ability to take timely action. Additionally, third parties may challenge intellectual property rights held by us. These claims may result in restrictions on our use of, or ability to protect, our intellectual property or the conduct of our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. We also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain, reverse engineer, or use our technology to develop applications with the same functionality as our platform, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those of the United States, and mechanisms for enforcement of our intellectual property rights in such countries may be inadequate. If we are unable to protect our intellectual property rights (including in particular, the proprietary aspects of our platform) we may find ourselves at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create, and protect their intellectual property.
We also endeavor to enter into agreements with our team members and contractors in order to limit access to and disclosure of our confidential information, as well as to clarify rights to intellectual property and technology associated with our business. While these agreements will give us contractual remedies upon any unauthorized use or disclosure of our confidential information, intellectual property or technology, we cannot guarantee that we will be able to detect such unauthorized activity, or if detected, that our rights under these agreements will be effective in controlling access to, or use and distribution of, our confidential information, intellectual property or technology. Furthermore, protecting our intellectual property is particularly challenging after our team members or our contractors end their relationship with us, and, in some cases, decide to work for our competitors. Enforceability of the non-compete agreements that we have in place is not guaranteed, and contractual restrictions could be breached without discovery or adequate remedies.
We may use AI technologies offered by third parties to develop or assist in the development of our own software code. While use of such tools has the potential to make our development process more efficient, AI technologies may generate content that is “substantially similar” to proprietary or open source code on which the AI tool was trained. If the AI technologies we use generate code that is too similar to other proprietary code, or to software processes that are protected by patent, we could be subject to intellectual property infringement claims. We may also not be able to anticipate and detect security vulnerabilities in such artificial intelligence-generated software code. If these tools generate code that is too similar to open source code, we risk losing protection of our own proprietary code that is commingled with such code. Finally, to the extent we use third-party AI technologies to develop software code, the terms of use of these tools may state that the third-party provider retains rights in the generated code.
We may rely on licenses to use the intellectual property rights of third parties to conduct our business.
Although we do not materially rely on any individual license agreements to operate our business, we rely, in part, on products, technologies, and intellectual property that we license from third parties for use in operating our business. We anticipate that we will continue to rely on such third-party products, technologies and intellectual property in the future. We cannot be assured that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience or upon a change of control or upon expiration of their then-current terms. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop and offer our products and services incorporating such technology, and otherwise operate and expand our business, could be adversely affected. Many of the risks associated with the use of third-party products cannot be eliminated, and these risks could negatively affect our business.
If customers do not have sufficient rights to the content, technology, data, or other material that they provide or make available to us, our business and reputation may be adversely affected.
If customers do not have sufficient rights to the content, technology, data, or other materials associated with the advertising content that they provide, or if use of such items infringes or is alleged to infringe the intellectual property rights of third parties, we could be subject to claims from those third parties, which could adversely affect our business, results of operations, and financial condition. As a result, we may face potential liability for copyright, patent, trademark or other intellectual property infringement, or other claims. Litigation to defend these claims could be costly and have an adverse effect on our business, results of operations, and financial condition. We cannot assure you that we are adequately insured to cover claims of these types or adequately indemnified for all liability that may be imposed on us as a result of these claims.
Our platform relies on third-party open-source software components. Failure to comply with the terms of the underlying open-source software licenses could expose us to liabilities, and the combination of open-source software with code that we develop could compromise the proprietary nature of our platform.
Our platform utilizes software licensed to us by third-party authors under “open-source” licenses and we expect to continue to utilize open-source software in the future. The use and distribution of open-source software may entail greater risks than the use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. To the extent that our platform depends upon the successful operation of the open-source software we use, any undetected errors or defects in this open-source software could prevent the deployment or impair the functionality of our platform, delay new solutions introductions, result in a failure of our platform, and injure our reputation. For example, undetected errors or defects in open-source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches. Furthermore, some open-source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open-source software we use, or grant other licenses to our intellectual property as a condition of use. If we combine our proprietary software with open-source software in a specific manner, we could, under some open-source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar platforms with lower development effort and time and ultimately put us at a competitive disadvantage, or prevent us from enforcing our rights in our intellectual property against such competitors. From time to time, we may be subject to claims asserting licensed rights in, or demanding the release of, the source code for our proprietary software that was developed using such software, requiring us to provide attributions of any open-source software incorporated into our distributed software, or otherwise seeking to enforce the terms of the applicable open-source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to re-engineer our software or change our products or services, any of which would have a negative effect on our business and results of operations.
Although we monitor our use of open-source software to avoid subjecting our platform to conditions we do not intend, we cannot assure you that our processes for controlling our use of open-source software in our platform will be effective. If we are held to have breached the terms of an open-source software license, we could be required to seek licenses from third parties to continue operating using our platform on terms that are not economically feasible, to re-engineer our platform or the supporting computational infrastructure to discontinue use of code, or to make generally available, in source code form, portions of our proprietary code.
We are subject to regulation with respect to political advertising, which lacks clarity and uniformity.
We are subject to regulation with respect to political advertising activities, which are governed by various federal and state laws in the United States, and national and provincial laws worldwide. Online political advertising laws are rapidly evolving and our customers may impose restrictions on receiving political advertising. The lack of uniformity and increasing compliance requirements around political advertising may adversely impact the amount of political advertising spent through our platform, increase our operating and compliance costs, and subject us to potential liability from regulatory agencies.
As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC and regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.
Upon completion of this offering, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.
In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, and we become an accelerated or large accelerated filer. As described above, we could potentially qualify as an “emerging growth company” until as late as the fifth anniversary of the completion of this offering. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal controls over financial reporting are documented, designed, or operating.
We expect to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment. If we identify future deficiencies in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, if we are to issue a correction to our financial statements as a public company, whether immaterial or material, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal controls over financial reporting that we will eventually be required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.
Our management team has limited experience managing a public company, and the requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members.
As a public company listed in the United States, we will incur significant additional legal, accounting, and other expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the NYSE, may increase legal and financial compliance costs, and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.
Most members of our management team have no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. Furthermore, we are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to establish the corporate infrastructure required of a public company and to comply with evolving laws, regulations and standards are likely to divert management’s time and attention away from revenue-generating activities to compliance activities, which may prevent us from implementing our business strategy and growing our business. Moreover, we may not be successful in implementing these requirements. If we do not effectively and efficiently manage our transition into a public company and continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations.
Additionally, as a public company, we may from time to time be subject to proposals by stockholders urging us to take certain corporate actions. If activist stockholder activity ensues, we may be required to incur additional costs to retain the services of professional advisors, management time and attention will be diverted from our core business operations, and perceived uncertainties as to our future direction, strategy or leadership may cause us to lose potential business opportunities and impair our brand and reputation, any of which could materially and adversely affect our business, financial condition and results of operations.
In addition to increasing our legal and financial compliance costs, the additional rules and regulations described above might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of our senior management team.

Risks Related to AI Technologies
We use AI technologies in our business, and the deployment, use and maintenance of these technologies involve significant technological and legal risks.
We develop and use third-party AI technologies in our business and are continuously improving our development and use of such AI technologies. For example, we use AI technologies in connection with (i) MNTN Matched, which uses AI technologies to match consumers with brands that they are most likely to engage with and (ii) our video creative platform that leverages generative AI technologies for sound generation, narration generation and image generation. As with many technological innovations, deploying, using and maintaining these AI technologies involves significant technological and legal risks and there can be no assurance that our investments in such AI technologies will always enhance our products or services or be beneficial to our business, including our efficiency or profitability.
In particular, if the models underlying these AI technologies are: (i) incorrectly designed or implemented; (ii) trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data, or on data to which we do not have sufficient rights or in relation to which we and/or the providers of such data have not implemented sufficient legal compliance measures; (iii) used without sufficient oversight and governance to ensure their responsible use; and/or (iv) adversely impacted by unforeseen defects, technical challenges, cybersecurity threats or material performance issues, the performance of our products, services and business, as well as our reputation, could suffer or we could incur liability resulting from the violation of laws or contracts to which we are a party or civil claims.
With respect to our products or services that incorporate AI technologies, the market for such products and services is rapidly evolving and market acceptance and consumer perceptions of products and services that incorporate AI technologies is uncertain.
We use AI technologies licensed from third parties in our products and solutions and our ability to continue to use such technologies at the scale we need may be dependent on access to specific third-party software and infrastructure. If any such third-party AI technologies become incompatible with our solutions or unavailable for use, or if the providers of such models unfavorably change the terms on which their AI technologies are offered or terminate their relationship with us, our solutions may become less appealing to our customers and our business will be harmed. In addition, to the extent any third-party AI technologies are used as a hosted service, any disruption, outage, or loss of information through such hosted services could disrupt our operations or solutions, damage our reputation, cause a loss of confidence in our solutions, or result in legal claims or proceedings, for which we may be unable to recover damages from the affected provider.
Certain of the data that we use in training our own proprietary AI models is licensed from third parties, and we are dependent upon our ability to obtain necessary data licenses on commercially reasonable terms, and such third parties’ assurances that such data was obtained and provided to us lawfully. If a substantial number of data suppliers were to withdraw or withhold their data from us, or if we sever ties with our data suppliers based on their inability to meet our standards, our ability to provide certain products and services to our customers could be materially adversely impacted.
We use generative AI technologies in our products and solutions as well as our internal business practices, and the use of these generative AI technologies involves significant legal risks.
We incorporate third-party generative AI technologies (i.e., AI technologies that can produce and output new content, software code, data and information) into our solutions and internal business practices. There is a risk that generative AI technologies could produce biased, inaccurate or misleading content or other discriminatory or unexpected results or behaviors, such as hallucinatory behavior that can generate irrelevant, nonsensical, or factually incorrect results, all of which could harm our reputation, business, or customer relationships.
The generative AI technologies we leverage could generate output that is infringing, and we could be subject to claims or lawsuits, including for infringement of third-party intellectual property rights as a result of the output of such generative AI technologies. While some providers of AI technologies offer to indemnify their end users for any copyright or other intellectual property infringement claims arising from the output of their AI technologies, we may not be successful in adequately recovering our losses in connection with such claims.

In addition, we may experience difficulties in enforcing the intellectual property rights in output generated by generative AI technologies. For example, the United States Copyright Office has previously denied copyright protection for content generated by AI technologies.
The regulatory framework governing the use of AI technologies is rapidly evolving, and we cannot predict how future legislation and regulation will impact our ability to offer products or services that we develop which leverage AI technologies.
The regulatory framework for AI technologies is rapidly evolving as many federal, state and foreign government bodies and agencies have introduced or are currently considering additional laws and regulations relating to AI technologies. Additionally, existing laws and regulations may be interpreted in ways that would affect our use of AI technologies. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or market perception of their requirements may have on our business and may not always be able to anticipate how to respond to these laws or regulations.
Already, certain existing legal regimes (e.g., relating to data privacy) regulate certain aspects of AI technologies, and new laws regulating AI technologies have entered into force in the United States and the EU. In the United States, legislation related to AI technologies has been introduced at the federal level and has been passed or proposed at the state level as well. For example, the California Privacy Protection Agency is currently in the process of finalizing regulations under the CCPA regarding the use of automated decision-making. California also passed several new laws or amendments to existing laws that further regulate the use of AI technologies and provide consumers with additional protections around companies’ use of AI technologies, such as requiring companies to disclose certain uses of generative AI. These new laws and bills may affect how we use AI technologies in our business. Such additional regulations may impact our ability to develop, use and commercialize AI technologies in the future. Additionally, various other U.S. states have passed laws focused on the development and deployment of AI technologies, including laws addressing transparency, deep-fakes, discrimination, and other potential harms, and we expect more laws to be passed in the future, which will create more compliance requirements and potentially differing requirements across different jurisdictions in which we operate. Such additional regulations may impact our ability to develop, use and commercialize AI technologies in the future.
While our activities in the EU are currently limited, we may expand our business offerings in the future to make our AI technologies available to users in the EU. If so, then regulation regarding the use and deployment of AI technologies in the EU will become relevant to us, such as the EU Artificial Intelligence Act (the “EU AI Act”), which establishes a comprehensive, risk-based governance framework for AI in the EU market. The EU AI Act applies to companies that develop, use and/or provide AI in the EU and includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security, accuracy, general purpose AI and foundation models, and proposes fines for breach of up to 7% of worldwide annual turnover.
It is possible that further new laws and regulations will be adopted in the United States and in other non-U.S. jurisdictions, or that existing laws and regulations, including competition and antitrust laws, may be interpreted in ways that would limit our ability to use AI technologies for our business, or require us to change the way we use AI technologies in a manner that negatively affects the performance of our products and services which leverage AI technologies. Furthermore, the Trump administration’s approach to investment in and regulation of AI technologies is expected to deviate from that of the previous administration and we will need to adapt to any changes that may result from such approach, including as the result of new or changing executive orders. The cost to comply with such laws, regulations, or decisions and/or guidance interpreting existing laws, could be significant and would increase our operating expenses (such as by imposing additional reporting obligations regarding our use of AI technologies). Such an increase in operating expenses, as well as any actual or perceived failure to comply with such laws and regulations, could adversely affect our business, financial condition and results of operations.
Risks Related to our Indebtedness
Our debt obligations contain restrictions that impact our business and expose us to risks that could materially adversely affect our liquidity and financial condition.

As of December 31, 2024, we had no outstanding borrowings under our Revolving Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.” We may incur additional indebtedness in the future, including additional borrowings under the Revolving Credit Facility. Our existing and future indebtedness could have significant effects on our business, such as:
•
requiring us to pledge a significant portion of our assets, including our intellectual property, as collateral;

•
limiting our ability to borrow additional amounts to fund capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;

•
limiting our ability to make investments, including acquisitions, loans and advances, and to sell, transfer or otherwise dispose of assets;

•
requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our borrowings, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other general corporate purposes;

•
making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our ability to plan for and react to changing conditions;

•
placing us at a competitive disadvantage compared with our competitors that have less debt; and

•
exposing us to risks inherent in interest rate fluctuations because our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our future indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our borrowings under future indebtedness as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our future debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our business, financial condition and results of operations. In addition, we may be subject to prepayment penalties depending on when we repay our future indebtedness, which amounts could be material.
Restrictions imposed by our Revolving Credit Facility may materially limit our ability to operate our business and finance our future operations or capital needs.
The terms of our Revolving Credit Facility may restrict us and our subsidiaries from engaging in specified types of transactions. These covenants, subject to certain limitations and exceptions, restrict our ability, and that of our subsidiaries, to, among other things:
•
incur indebtedness;

•
incur liens;

•
make investments, including engaging in mergers or acquisitions;

•
convey, sell, lease, transfer or otherwise dispose of assets;

•
pay dividends or make other distributions on equity interests, or redeem, repurchase or retire equity interests;

•
make payments in respect of subordinated debt; and

•
enter into transactions with affiliates.

Pursuant to our Revolving Credit Facility, we are required to maintain an Adjusted Quick Ratio (as defined in the Revolving Credit Facility) as further described in “Description of Material Indebtedness.” Our ability to borrow under our Revolving Credit Facility depends on our compliance with this financial covenant. Events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy the financial covenant. We cannot assure you that we will satisfy the financial covenant in the future, or that our lender will waive any failure to satisfy the financial covenant.
A breach of the financial covenant, or any other covenant in the documents governing our Revolving Credit Facility, could result in a default or event of default under our Revolving Credit Facility. In the event of any event of default under our Revolving Credit Facility, the lender could elect to terminate borrowing commitments and declare all borrowings and loans outstanding thereunder, if any, together with accrued and unpaid interest and any fees and other obligations, to be immediately due and payable. In addition, we are required to maintain substantially all of our depositary and operating accounts with Western Alliance Bank, subject to certain limited exceptions. Further, substantially all of our assets are pledged as collateral under the Revolving Credit Facility and the lender could exercise its rights under the Revolving Credit Facility with respect to the collateral. Any such exercise of remedies on any material portion of such collateral would likely materially adversely affect our business, financial condition and results of operations.
If we were unable to repay or otherwise refinance borrowings and loans under the Revolving Credit Facility when due, and the lender proceeded against the collateral granted to them to secure the indebtedness under the Revolving Credit Facility, we may be forced into bankruptcy or liquidation. In the event the lender accelerates the repayment of any future borrowings, we may not have sufficient assets to repay that indebtedness. Any acceleration of future borrowings under our Revolving Credit Facility or other outstanding indebtedness would also likely have a material adverse effect on us.
Risks Related to Taxation Matters
Our ability to use our net operating loss carryforwards and other tax attributes may be limited.
Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards (“NOLs”) and other pre-change tax attributes (such as research and development tax credits) to offset its post-change income or taxes may be limited. We have experienced ownership changes in the past and may experience ownership changes in the future as a result of our acquisitions of assets and as a result of this offering and/or subsequent shifts in our stock ownership (some of which are outside our control). As a result, our ability to use certain of our pre-change NOLs and tax credits to offset future taxable income, if any, is subject to limitations. Similar provisions of state tax law may also apply. As a result, even if we attain profitability, we may be unable to use a material portion of our NOLs and tax credits.
Changes in our effective tax rate or tax liability may have an adverse effect on our results of operations.
We are subject to federal income taxes in the United States and state taxes in a number of states. Our effective tax rate could be adversely affected due to several factors, including:
•
changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•
changes in the United States or foreign tax laws, tax treaties, and regulations or the interpretation of them;

•
changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•
the outcome of current and future tax audits, examinations, or administrative appeals; and

•
limitations or adverse findings regarding our ability to do business in some jurisdictions.

As we expand the scale of our international business activities, any changes in the United States or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition, and results of operations.
In particular, new income or other tax laws or regulations could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws and regulations could be interpreted, modified, or applied adversely to us. The U.S. government may enact additional significant changes to the taxation of business entities including, among other changes, an increase in the corporate income tax rate, significant changes to the taxation of income derived from international operations and an addition of further limitations on the deductibility of business interest. We are currently unable to predict whether such additional changes will occur. If such changes are enacted or implemented, we are currently unable to predict the ultimate impact on our business and therefore there can be no assurance that our business will not be adversely affected.
Any successful action by state or other authorities to collect additional or past indirect taxes, including sales tax and other taxes, or to assert that we are subject to any taxes in a jurisdiction where we do not currently file could materially and adversely affect our business, financial condition and results of operations.
We are subject to taxes in the United States under federal, state and local jurisdictions in which we operate. Taxing authorities could assert that we have tax liability in jurisdictions where we do not currently file. A successful assertion that we should be collecting taxes in a jurisdiction where we have not historically done so could result in substantial tax liabilities for previous taxable periods or otherwise could materially and adversely affect our business, financial condition and results of operations.
In addition, it is possible that we could face indirect tax audits and that one or more states or local jurisdictions could seek to impose additional indirect or other tax collection and record-keeping obligations on us or may determine that such taxes should have, but have not been, paid by us. We could also be subject to audits in state, local and foreign jurisdictions for which we have not accrued tax liabilities. Further, the administrative or legislative expansion of a state’s sales tax base to include digital goods or services could materially and adversely affect our business, financial condition and results of operations. While tax policy changes generally have prospective effects, some may be effective retroactively.
Risks Related to this Offering and Ownership of Our Class A Common Stock
The market price for our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.
The market price of our Class A common stock may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, many of which are beyond our control, including:
•
actual or anticipated changes or fluctuations in our results of operations;

•
the guidance we may provide to analysts and investors from time to time, and any changes in, or our failure to perform in line with, such guidance;

•
announcements by us or our competitors of new offerings or new or terminated contracts, commercial relationships or capital commitments;

•
industry or financial analyst or investor reaction to our press releases, other public announcements, and filings with the SEC;

•
rumors and market speculation involving us or other companies in our industry;

•
future sales or expected future sales of our Class A common stock;

•
investor perceptions of us and the industries in which we operate;

•
price and volume fluctuations in the overall stock market from time to time;

•
changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•
failure of industry or financial analysts to maintain coverage of us, the issuance of new or updated reports or recommendations by any analysts who follow our company, or our failure to meet the expectations of investors;

•
actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•
litigation involving us, other companies in our industry or both, or investigations by regulators into our operations or those of our competitors;

•
developments or disputes concerning our intellectual property or proprietary rights or our platform, or third-party intellectual or proprietary rights;

•
announced or completed acquisitions of businesses or technologies, or other strategic transactions by us or our competitors;

•
actual or perceived breaches of, or failures relating to, privacy, data protection or data security;

•
new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•
actual or anticipated changes in our management or our board of directors;

•
expiration of contractual lock-up agreements with our executive officers, directors and stockholders;

•
material weaknesses, if any, in our internal control over financial reporting;

•
general economic conditions and slow or negative growth of our target markets;

•
other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

•
the realization of any risks described under this “Risk Factors” section, or other risks that may materialize in the future.

Furthermore, the stock market has experienced extreme volatility that in some cases has been unrelated or disproportionate to the operating performance of particular companies. These and other factors may cause the market price and demand for our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock.
No public market for our Class A common stock currently exists, and an active public trading market may not develop or be sustained following this offering.
Prior to this offering, there has been no public market for our Class A common stock. An active public trading market for our Class A common stock may not develop following the closing of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The initial public offering price of our Class A common stock will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following the closing of this offering. The market price of our Class A common stock may decline below the initial public offering price, and you may not be able to resell your shares of our Class A common stock at or above the initial offering price, or at all. The lack of an active trading market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital by selling shares of our Class A common stock and may impair our ability to acquire other companies or technologies by using our Class A common stock as consideration.
The dual-class structure of our common stock will have the effect of concentrating voting power with holders of our Class B common stock, who will have significant influence over us and, if acting together, will be able to control matters requiring stockholder approval.
Our Class A common stock, which is the stock we are offering by means of this prospectus, will have one vote per share and our Class B common stock will have 10 votes per share. After the closing of this offering, the holders of our outstanding Class B common stock will hold       % of the voting power of our outstanding capital stock (or      % if the underwriters exercise their option to purchase additional shares of our Class A common stock in full), which voting power may increase over time as Mr. Douglas exercises options outstanding at the time of the completion of this offering. See “Principal and Selling Stockholders.” If all such outstanding options held by Mr. Douglas had been exercised for shares of our Class B common stock as of the date of the completion of this offering, the shares held by Mr. Douglas would represent       % of the voting power of our outstanding capital stock. As a result, Mr. Douglas and our principal stockholders will be able to exert significant influence over us and, if acting together, will be able to control matters requiring stockholder approval, including the election of our board of directors, the adoption of amendments to our Post-IPO Certificate of Incorporation and Post-IPO Bylaws and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. The interests of these stockholders may not always coincide with, and in some cases may conflict with, our interests and the interests of our other stockholders. For instance, these stockholders could attempt to delay or prevent a change in control of our company, even if such change in control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock. This concentration of ownership may also affect the prevailing market price of our common stock due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in your best interests.
Additionally, future transfers by holders of our Class B common stock will generally result in those shares converting into our Class A common stock, subject to limited exceptions. The conversion of our Class B common stock to our Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of our Class B common stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B common stock could gain significant influence as other holders of our Class B common stock sell or otherwise convert their shares into our Class A common stock. In addition, the conversion of our Class B common stock into our Class A common stock would dilute holders of our Class A common stock, including holders of shares purchased in this offering, in terms of voting power within our Class A common stock.
The dual-class structure of our common stock may adversely affect the trading market for our Class A common stock.
Certain stock index providers have excluded companies with multiple classes of shares of common stock from being added to certain stock indices. The multi-class structure of our common stock would therefore make us ineligible for inclusion in indices with such restrictions and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices may not invest in our Class A common stock.
In addition, several stockholder advisory firms and large institutional investors have been critical of the use of multi-class structures. Such stockholder advisory firms may publish negative commentary about our corporate governance practices or our capital structure, which may dissuade large institutional investors from purchasing shares of our Class A common stock.
These actions could make our Class A common stock less attractive to other investors and may result in a less active trading market for our Class A common stock.
We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock and enable access to the public equity markets for us and our stockholders. We intend to use the net proceeds from this offering for general corporate purposes, including to fund our growth, technology development, working capital, and operating expenses. Accordingly, we will have broad discretion in the application of the net proceeds from this offering, and you will not have the opportunity as part of your investment decision to assess whether such net proceeds are being used appropriately. Investors will need to rely upon the judgment of our management with respect to the use of such net proceeds. Pending their use, we may invest our proceeds in a manner that does not produce income or that loses value. Our investments may not yield a favorable return to our investors and may adversely affect the price of our Class A common stock.

You will experience immediate and substantial dilution in the net tangible book value of our Class A common stock you purchase in this offering and may experience further dilution in the future.
The initial public offering price of our Class A common stock is substantially higher than the as further adjusted net tangible book value per share of our Class A common stock. If you purchase Class A common stock in this offering, you will suffer immediate dilution of $      per share, representing the difference between our as further adjusted net tangible book value per share as of                 and the initial public offering price of $      per share. We also have a significant number of outstanding options to purchase shares of our Class A common stock with exercise prices that are below the initial public offering price of our Class A common stock. To the extent these options are exercised, you will experience further dilution. See the section of this prospectus titled “Dilution” for additional information.
Future sales of substantial amounts of our Class A common stock in the public markets, or the perception that such sales might occur, could reduce the price that our Class A common stock might otherwise attain.
Future sales of a substantial number of shares of our Class A common stock in the public market, particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales could occur, could adversely affect the market price of our Class A common stock and may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate. Upon the closing of this offering, based on the number of shares of our Class A common stock outstanding as of December 31, 2024 and after giving effect to the Preferred Stock Conversion, the Reclassification and the Class B Stock Exchange, as if each event had occurred on December 31, 2024, we will have an aggregate of                 shares of our Class A common stock outstanding. This includes                 shares of Class A common stock that we and the selling stockholders are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Substantially all of the remaining shares are currently restricted as a result of securities laws or restrictions in market stand-off provisions or the lock-up agreements described elsewhere in this prospectus under the caption “Underwriters” (which may be waived at any time, with or without notice, by Morgan Stanley & Co. LLC and Citigroup Global Markets Inc.).
We, each of our officers and directors, and substantially all of our other existing stockholders will be subject to lock-up agreements that restrict their ability to transfer shares of our Class A common stock and our Class B common stock and related securities, including any hedging transactions, until the earlier of (i) the opening of trading on the second trading day immediately following our release of earnings for the second quarter following the most recent period for which financial statements are included in this prospectus, and (ii) 180 days after the date of this prospectus, and subject to certain exceptions described in “Shares Eligible for Future Sale” and “Underwriters.”
Following the expiration of the applicable lock-up period, all of the issued and outstanding shares of our Class A common stock and our Class B common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding periods, and other limitations of Rule 144. Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. may, in their sole discretion, release all or any portion of the shares subject to lock-up agreements at any time and for any reason. In addition, following the closing of this offering, holders of             shares of our Class A common stock (including shares of our Class A common stock issuable following the Class B Stock Exchange) will have certain rights to require us to register the sale of Class A common stock held by such stockholders, including in connection with underwritten offerings. Sales of significant amounts of stock in the public market upon expiration of lock-up agreements, the perception that such sales may occur, or early release of any lock-up agreements, could adversely affect prevailing market prices of our Class A common stock or make it more difficult for you to sell your shares of Class A common stock at a time and price that you deem appropriate. See “Shares Eligible for Future Sale.”
The market price of our Class A common stock may drop significantly when the restrictions on resale by our existing stockholders lapse, including in the event of a partial release under the lock-up agreement, when we register the sale of our stockholders’ remaining shares of our Class A common stock, or if there is an expectation that such a lapse of resale restrictions or registration of shares will occur. A decline in the trading price of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of our Class A common stock or other equity securities and may impair your ability to sell shares of our Class A common stock at a price higher than the price you paid for them or at all.

Your ownership and voting power may be diluted by the issuance of additional shares of our common stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise.
After this offering, we will have                 shares of Class A common stock and       shares of Class B common stock authorized but unissued, based on the number of shares of our common stock outstanding as of December 31, 2024, and after giving effect to the Preferred Stock Conversion, the Reclassification and the Class B Stock Exchange, as if each event had occurred on December 31, 2024. Each share of our Class B common stock has 10 votes on matters submitted to a vote of our stockholders and our Class A common stock has one vote, as discussed in the section titled “Description of Capital Stock.” Subject to compliance with applicable rules and regulations, we may issue additional shares of our Class A common stock or our Class B common stock or securities convertible into our Class A common stock from time to time for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with a financing, acquisition, investment, our equity incentive plans or otherwise. As of December 31, 2024, we had          shares of our Class A common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $      per share,           of which were vested as of such date, and additional shares of our common stock reserved for future issuance under our Existing Plans. See “Executive Compensation.” Any additional shares of our Class A common stock and our Class B common stock that we issue, including under our equity incentive plans that we may adopt in the future would dilute the percentage ownership and voting power held by the investors who purchase Class A common stock in this offering. In the future, we may also issue additional securities if we need to raise capital, including, but not limited to, in connection with acquisitions, which could constitute a material portion of our then-outstanding shares of common stock. Any such issuance could substantially dilute the ownership and voting power of our existing stockholders and cause the market price of our common stock to decline.
We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.
Our Post-IPO Certificate of Incorporation will authorize us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations, and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend, and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of our company, discouraging bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.
Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, and depress the market price of our Class A common stock.
We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, our Post-IPO Certificate of Incorporation and Post-IPO Bylaws will contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors, including transactions in which stockholders might otherwise receive a premium for their shares. Among others, our Post-IPO Certificate of Incorporation and Post-IPO Bylaws will include the following provisions:
•
the dual-class structure that provides holders of shares of our Class B common stock with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding capital stock;

•
the delegation to our board of directors of the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by any such expansion or the resignation, death or removal of a director, which will prevent stockholders from being able to fill vacancies on our board of directors;

•
the division of our board of directors into three classes, with each class serving staggered three-year terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•
limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•
advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company;

•
a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders;

•
a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•
no authorization of cumulative voting, which limits the ability of minority stockholders to elect director candidates;

•
directors will only be able to be removed for cause and only by the affirmative vote of two-thirds of the voting power of our then-outstanding capital stock;

•
certain amendments to our Post-IPO Certificate of Incorporation and Post-IPO Bylaws will require the approval of two-thirds of the voting power of our then-outstanding capital stock;

•
the affirmative vote of two-thirds of the voting power of our then-outstanding capital stock, voting as a single class, will be required for stockholders to amend or adopt any provision of our Post-IPO Bylaws; and

•
the authorization of undesignated or “blank check” preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders, which could be used to significantly dilute the ownership and voting rights of a hostile acquirer.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. In addition, as a Delaware corporation, we are also subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which prevents stockholders holding more than 15% of our outstanding capital stock from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned 85% of the common stock or (iii) following board approval, the business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder.
Any provision of our Post-IPO Certificate of Incorporation, Post-IPO Bylaws or Delaware law that has the effect of delaying, preventing, or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed by investors as discouraging future takeover attempts or other transactions that may be in the best interests of our stockholders or that may otherwise enable them to obtain a greater return on their investment, which may impair your ability to sell shares of our Class A common stock at a price greater than the price you paid for them or at all.
Our Post-IPO Certificate of Incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or team members.
Our Post-IPO Certificate of Incorporation will provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, team members or other agents to us or to our stockholders; (c) any action asserting a claim arising pursuant to the DGCL, our Post-IPO Certificate of Incorporation or Post-IPO Bylaws (as either may be amended and/or restated), or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (d) any action asserting a claim governed by the internal affairs doctrine. Under our Post-IPO Certificate of Incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, Exchange Act, or the rules and regulations thereunder. Our Post-IPO Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, team members or other agents, which may discourage such lawsuits against us and our directors, officers, team members and other agents. Alternatively, if a court were to find the choice of forum provisions contained in our Post-IPO Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.
Our Post-IPO Certificate of Incorporation will provide that the doctrine of “corporate opportunity” will not apply with respect to any director or stockholder who is not employed by us or our subsidiaries.
The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers or directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation. Our Post-IPO Certificate of Incorporation will, to the fullest extent permitted from time to time by Delaware law, renounce any interest or expectancy that we otherwise would have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any director or stockholder party to the A&R IRA (as defined below) who is not employed by us or our subsidiaries (each such person, an “exempt person”). In addition, to the fullest extent permitted by law, if an exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our subsidiaries, such exempt person will have no duty to communicate or offer such transaction or business opportunity to us or any of our subsidiaries and such exempt person may take any such transaction or opportunity for themselves or offer it to another person or entity.
As a result, certain of our stockholders, directors and their respective affiliates will not be prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with certain of our stockholders, directors or their respective affiliates, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business and growth prospects.
We are highly dependent on our chief executive officer, as well as our senior management team, and our business and growth may be adversely affected if we fail to attract, retain, and motivate key personnel.
Our future success depends in significant part on the continued service of our key management and engineering personnel, including our founder and CEO, Mark Douglas. Our ability to compete and grow depends in part on the efforts and talents of our team members and executives, who are important to our vision, strategic direction, culture, products, and technology. The loss of Mr. Douglas or any other member of our senior management team could cause disruption and adversely affect our business, financial condition and results of operations.

In addition, our ability to execute our strategy depends in part on our continued ability to identify, hire, develop, motivate, and retain highly skilled team members. In particular, our brand marketing, which we view as a key differentiator for our success, is highly dependent on the experience and global influence of our creative team, which includes globally recognized figures with substantial social media followings, as well as renowned industry leaders. Any unfavorable publicity regarding such figures or us could negatively impact our brand marketing or otherwise cause us reputational harm, which could have an adverse effect on our business, results of operations, and financial condition. We believe that our corporate culture has been an important factor in our ability to hire and retain key team members, and if we are unable to maintain our corporate culture as we grow, we may be unable to foster the innovation, creativity, and teamwork we believe we need to support our growth. While we believe we compete favorably, competition for highly skilled team members is intense. Interviewing, hiring, and integrating new team members has been and will continue to be particularly challenging during the adoption of our entirely remote working plans. As part of our entirely remote working plans, we will devote increased efforts to maintaining our collaborative culture, including through the use of videoconferencing and other online communication and sharing tools, and to monitoring the health, safety, morale, and productivity of our team members, including new team members. If we are unable to identify, hire, and retain highly skilled team members, our business, financial condition, and results of operations could be adversely affected.
Our business is subject to the risk of catastrophic events such as pandemics, earthquakes, flooding, fire, and power outages, and to interruption by man-made problems such as terrorism.
Our business is vulnerable to damage or interruption from pandemics, earthquakes, flooding, fire, power outages, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins, the conflicts in Ukraine, the Middle East and tensions between China and Taiwan, and economic sanctions imposed in connection with such conflicts, and similar events. A significant natural disaster could have a material adverse effect on our business, results of operations, and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in our or customers’ and partners’ businesses or the economy as a whole. Our servers may also be vulnerable to computer viruses, break-ins, denial-of-service attacks, and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data. We may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting the United States. As we rely heavily on our data center facilities, computer and communications systems and the Internet to conduct our business and provide high-quality customer service, these disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt customers’ and partners’ businesses, which could have an adverse effect on our business, results of operations, and financial condition.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.
For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies.” These provisions include, among other exemptions, that:
•
we are permitted to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•
we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
we are not required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•
we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

•
we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these exemptions until the last day of our fiscal year following the fifth anniversary of the closing of this offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if (i) we have $1.235 billion or more in annual revenue in any fiscal year, (ii) if we qualify as a “large accelerated filer,” as defined in the rules under the Exchange Act, which, will occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the end of our most recently completed second fiscal quarter, we have been subject to the Exchange Act reporting requirements for at least 12 calendar months and we have filed at least one Annual Report on Form 10-K, or (x) we issue more than $1.0 billion of non-convertible debt over a three-year period. We have elected to take advantage of certain of the reduced reporting and other obligations described above in the registration statement of which this prospectus forms a part, and intend to take advantage of reduced reporting requirements in the future for so long as we are able to do so. The JOBS Act also permits an emerging growth company like us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards until the earlier of the date we (x) are no longer an emerging growth company, or (y) affirmatively and irrevocably opt-out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements and the reported results of operations contained therein may not be directly comparable to those of other public companies.
We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may decline or be more volatile.
We do not anticipate paying dividends on our Class A common stock in the foreseeable future. As a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.
We have never declared or paid any cash dividends on our Class A common stock or Class B common stock and do not anticipate paying any cash dividends on our Class A common stock or Class B common stock in the foreseeable future. We anticipate that we will retain all of our available funds and any future earnings for use in the operation and expansion of our business. Any future determination as to the payment of cash dividends will be at the discretion of our board of directors and will depend on, among other things, our business prospects, financial condition, results of operations, current and anticipated cash needs and availability, industry trends and other factors that our board of directors may consider to be relevant. Our ability to pay cash dividends on our Class A common stock in the future may also be limited by the terms of any preferred securities we may issue or financial and other covenants in any instruments or agreements governing any additional indebtedness we may incur in the future. Consequently, investors who purchase Class A common stock in this offering may be unable to realize a return on their investment except by selling such shares after price appreciation, which may never occur. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our Class A common stock.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our Class A common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.
The initial public offering price of our Class A common stock may not be indicative of the market price of our Class A common stock after this offering.
The initial public offering price was determined by negotiations between us and representatives of the underwriters, based on numerous factors which we discuss in “Underwriters,” and may not be indicative of the market price of our Class A common stock after this offering. If you purchase our Class A common stock, you may not be able to resell those shares at or above the initial public offering price.

General Risk Factors
Unfavorable conditions in our industry or the global economy or reductions in information technology spending could limit our ability to grow our business and negatively affect our results of operations.
Our results of operations may vary based on the impact of changes in our industry and the global economy on us and our customers. Current or future economic uncertainties or downturns could adversely affect our business, financial condition and results of operations. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial, and credit market fluctuations, inflation, interest rate volatility, labor shortages, political turmoil, natural catastrophes, major epidemics or pandemics, or outbreak of infectious disease, warfare, protests and riots, and terrorist attacks on the United States, Europe, the Middle East and the Asia Pacific region, or elsewhere, could cause a decrease in business investments by our customers and potential customers, including spending on information technology, and negatively affect the growth of our business. To the extent our offerings are perceived by customers and potential customers as discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Also, customers may choose to develop in-house software as an alternative to using our offerings. Moreover, competitors may respond to market conditions by lowering prices. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate do not improve, or worsen from present levels, our business, financial condition and results of operations could be adversely affected.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, or at all.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including as a result of any of the risks described in this prospectus.
In addition, the variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable users or companies covered by our market opportunity estimates will purchase our offerings or generate any particular level of revenue for us. In addition, our ability to expand in any of our target markets depends on a number of factors, including the cost, performance, and perceived value associated with our platform and those of our competitors. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.
If industry or financial analysts do not publish research or reports about our business, or if they issue inaccurate or unfavorable research regarding our Class A common stock, the market price and trading volume of our Class A common stock could decline.
The trading market for our Class A common stock is influenced by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our Class A common stock will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. In the event we obtain industry or financial analyst coverage, if any of the analysts who cover us issues an inaccurate or unfavorable opinion regarding our company, the market price of our Class A common stock would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance they have publicly announced or the expectations of analysts and investors. If our financial results fail to meet, or significantly exceed, our announced guidance or the expectations of analysts or investors, analysts could downgrade our Class A common stock or publish unfavorable research about us. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, our visibility in the financial markets could decrease, which in turn could cause the market price or trading volume of our Class A common stock to decline.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Following the closing of this offering, we will be subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.
These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
GAAP is subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. The accounting for our business is complicated, particularly in the area of revenue recognition, and is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in SEC or other agency policies, rules, regulations, and interpretations of accounting regulations. Changes to our business model and accounting methods, principles, or interpretations could result in changes to our consolidated financial statements, including changes in revenue and expenses in any period, or in certain categories of revenue and expenses moving to different periods, may result in materially different financial results, and may require that we change how we process, analyze, and report financial information and our financial reporting controls.
We may need additional capital in the future to meet our financial obligations and to pursue our business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise our ability to meet our financial obligations and grow our business.
We may need to raise additional capital to fund operations in the future or to finance acquisitions or other business objectives. Additional capital may not be available on favorable terms or at all. Lack of sufficient capital resources could significantly limit our ability to meet our financial obligations or to take advantage of business and strategic opportunities. Any additional capital raised through the sale of equity or convertible debt securities would dilute your stock ownership, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Class A common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain adequate financing or financing on terms satisfactory to us when we require it, and as such we may be required to delay, reduce the scope of, or eliminate material parts of our business strategy, including potential additional acquisitions or development of new technologies and expansion of our business.
We utilize Insured Cash Sweep services to reduce the exposure of our cash and cash equivalent balances that exceed FDIC limits at any one financial institution. As such, our exposure is limited to daily net inflows that are greater than the FDIC limit, which is eliminated at the end of the day when the excess funds are swept out. However, we may, from time to time, have bank deposits at one financial institution in excess of FDIC insured limits. Market conditions can impact the viability of these institutions. In the event of failure of the financial institutions where we maintain our cash and cash equivalents or if there is continued turmoil in the banking industry generally, we may not be able to access uninsured funds in a timely manner or at all, which would adversely impact our business, financial condition and results of operations.
If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock.
The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including among others, statements regarding expected new venue openings, future capital expenditures and debt service obligations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” “may,” “can,” “will,” “would,” “could,” “should,” “plan,” “potential,” “continue,” the negatives thereof and other similar expressions.
Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:
•
reduced growth and expansion of CTV and performance marketing using CTV, including if the adoption of CTV by customers develops more slowly than we expect, as well as the reduced growth and expansion of our PTV platform;

•
our dependence on a limited number of large customers and the inability to attract new customers, expand existing customer usage of our platform or achieve our customers’ ROAS and other specific campaign goals;

•
reduced demand for advertising, including factors that affect the level of demand and resulting amount of spend on general and digital advertising, such as economic downturns, geopolitical conflicts, supply chain shortages, interest rate volatility, labor shortages, actual or perceived instability in the banking industry and inflation and any health epidemics or other contagious outbreaks;

•
our results of operations may fluctuate significantly and may not meet our expectations or those of securities analysts and investors;

•
seasonal fluctuations in the demand for digital advertising and our solutions;

•
our short operating history in PTV;

•
inability to manage our growth effectively, and maintain the quality of our platform as we expand;

•
failure of our sales and marketing efforts to yield the results we seek;

•
our product development and innovation may be inefficient or ineffective;

•
our customers’ material reduction of the use of our platform;

•
errors, defects, or unintended performance problems with our platform;

•
changes or developments in the laws, regulations and industry requirements related to data privacy, data protection, information security and consumer protection, and failure to comply with such laws, regulations and industry requirements;

•
inability to collect, use, and disclose data, including the use of pixels or other similar technologies;

•
the use of digital advertising is rejected by consumers, through opt-in, opt-out or ad-blocking technologies or other means that limit the effectiveness of our platform;

•
inability to increase the scale and efficiency of our technology infrastructure to support our growth and transaction volumes;

•
incurrence of cyberattacks or privacy or data breaches resulting in platform outages or disruptions;

•
failure to detect or prevent fraud on our platform, or malware intrusion into the systems or devices of our customers and their audiences;

•
the intensely competitive market that we operate in;

•
inability to maintain our corporate culture as we grow or as we adapt to an entirely remote work environment, including if we fail to attract, retain, and motivate key personnel;

•
inability to identify and integrate future acquisitions and new technologies;

•
our reliance on technological intermediaries to purchase ad inventory on behalf of customers;

•
the impact of any health epidemics contagious outbreaks, the ongoing conflicts in Ukraine, the Middle East and tensions between China and Taiwan, and changes in the macroeconomic conditions on global markets, including inflation and interest rate volatility, the advertising industry and our results of operations, and the response by governments and other third parties;

•
unfavorable or otherwise costly outcomes of lawsuits and claims that arise from the extensive laws and regulations to which we are subject;

•
risks related to our indebtedness, including our Revolving Credit Facility;

•
risks related to taxation matters;

•
risks related to the ownership of our Class A common stock; and

•
the other factors set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The forward-looking statements contained in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
Moreover, we operate in an evolving environment. New risks and uncertainties may emerge from time to time, and it is not possible for management to predict all risks and uncertainties that may cause our actual results to differ materially from those projected in our forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events, changed circumstances or otherwise.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results of operations, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by reference to these cautionary statements.

USE OF PROCEEDS
We expect to receive net proceeds from the sale of the shares of our Class A common stock in this offering of approximately $      million, assuming an initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full, we expect to receive net proceeds of approximately $      million. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders in this offering.
The principal purposes of this offering are to increase our capitalization and financial flexibility, facilitate an orderly distribution for the selling stockholders, and create a public market for our Class A common stock. As of the date of this prospectus, we do not have a specific plan for the net proceeds to us from this offering. However, we currently intend to use the net proceeds from this offering for general corporate purposes, including to fund our growth, technology development, working capital, and operating expenses. Additionally, we may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies; however, we do not have agreements or commitments for any material acquisitions or investments at this time. We will have broad discretion in the way that we use the net proceeds of this offering.
This expected use of the net proceeds from this offering represents our intentions based on our current plans and business conditions, which could change in the future as our plans and business conditions evolve. Our management will have broad discretion over the use of the net proceeds from this offering, and our investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.
Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering by approximately $      million, assuming the assumed initial public offering price stays the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our Class A common stock or our Class B common stock and do not anticipate paying any cash dividends on our Class A common stock or our Class B common stock in the foreseeable future. We anticipate that we will retain all of our available funds and any future earnings for use in the operation and expansion of our business. Any future determination as to the payment of cash dividends will be at the discretion of our board of directors and will depend on, among other things, our business prospects, financial condition, results of operations, current and anticipated cash needs and availability, industry trends and other factors that our board of directors may consider to be relevant. The Revolving Credit Facility substantially restricts our ability to pay cash dividends on our common stock, and our ability to pay cash dividends in the future may also be limited by the terms of any preferred securities we may issue or financial and other covenants in any other debt instruments or agreements we may incur in the future.
Accordingly, you may need to sell your shares of Class A common stock in order to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them or at all. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—We do not anticipate paying dividends on our Class A common stock in the foreseeable future. As a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024, as follows:
•
on an actual basis;

•
on an as adjusted basis to give effect to (i) the Preferred Stock Conversion, (ii) the Reclassification, (iii) the Class B Stock Exchange, and (iv) the filing and effectiveness of our Post-IPO Certificate of Incorporation, in each case, as if such event had occurred on December 31, 2024; and

•
on an as further adjusted basis to give further effect to our issuance and sale of shares of Class A common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the consolidated financial statements and the notes thereto included elsewhere in this prospectus.
	As of December 31, 2024
	Actual	As Adjusted	As Further Adjusted(1)
		(unaudited)	(unaudited)
	(dollar amounts in thousands)
Cash and cash equivalents	$82,562	$	$
Indebtedness:
Warrant liabilities	18,858
Revolving Credit Facility	—
Short-term note payable	579
2023 Convertible Notes	49,670
2023 Convertible Notes derivative liability	24,931
Redeemable convertible preferred stock, par value $0.0001 per share; 55,504,004 shares authorized, 41,994,022 shares issued and outstanding, actual; no shares authorized, issued or outstanding, as adjusted and as further adjusted	168,888	—	—
Stockholders’ (deficit) equity:
Common stock, par value $0.0001 per share; 104,100,000 shares authorized, and 14,247,476 shares issued and outstanding, actual; no shares authorized, issued or outstanding, as adjusted and as further adjusted	1	—	—
Class A common stock, par value $0.0001 per share; no shares authorized, issued or outstanding, actual; 400,000,000 shares authorized, as adjusted and as further adjusted; shares issued and outstanding, as adjusted; and shares issued and outstanding, as further adjusted	—
Class B common stock, par value $0.0001 per share; no shares authorized, issued or outstanding, actual; 100,000,000 shares authorized, as adjusted and as further adjusted; shares issued and outstanding, as adjusted; and shares issued and outstanding, as further adjusted	—

	As of December 31, 2024
	Actual	As Adjusted	As Further Adjusted(1)
		(unaudited)	(unaudited)
	(dollar amounts in thousands)
Preferred stock, par value $0.0001 par value; no shares authorized, issued or outstanding, actual; 50,000,000 shares authorized and no shares issued or outstanding, as adjusted and as further adjusted	—	—	—
Additional paid-in capital	147,255
Notes receivable from employees(2)	(173)
Accumulated deficit	(254,682)
Total stockholders’ deficit	(107,599)	$	$
Total capitalization	$155,327

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as further adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ deficit and total capitalization by approximately $      million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as further adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ deficit and total capitalization by approximately $      million, assuming the shares of our Class A common stock offered by this prospectus are sold at the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares in the table above does not include:
•
         shares of our Class A common stock issuable upon the exercise of stock options outstanding as of December 31, 2024 under our Existing Plans, at a weighted average exercise price of $      per share;
•
         shares of our Class A common stock issuable upon the exercise of outstanding stock options that were granted subsequent to December 31, 2024 under our Amended and Restated 2021 Equity Incentive Plan at a weighted average exercise price of $        per share;
•
         shares of our Class B common stock issuable upon the exercise of stock options outstanding as of December 31, 2024 under our Amended and Restated 2021 Equity Incentive Plan, at a weighted average exercise price of $       per share, after giving effect to the Incentive Plan Amendment;
•
up to                 shares of our Class A common stock issuable upon the exercise of the 2018 Warrant at an exercise price of $0.01 per share;
•
up to                 shares of our Class A common stock issuable upon the exercise of the 2023 Warrants at an exercise price of $0.01 per share, which warrants will terminate in connection with this offering before the date they otherwise would have become exercisable. See “Certain Relationships and Related Party Transactions—2023 Convertible Notes;”
•
up to                 shares of our Class A common stock issuable upon the exercise of the 2023 Convertible Notes for an aggregate principal amount of $47.1 million, which may be converted at the option of a majority of the noteholders in connection with the closing of this offering into shares of our Class A common stock or redeemed for cash. See “Certain Relationships and Related Party Transactions—2023 Convertible Notes;”
•
         shares of our Class A common stock reserved for issuance under our 2025 Plan, which will become effective upon filing and effectiveness of the Post-IPO Certificate of Incorporation, as well as any future increases in the number of shares of our Class A common stock reserved for issuance under the 2025 Plan as of                 ; and
•
         shares of our Class A common stock reserved for future issuance under our ESPP, which will become effective upon filing and effectiveness of the Post-IPO Certificate of Incorporation, as well as any future increases in the number of shares of our Class A common stock reserved for issuance under the ESPP.
(2)
Reflects the receivables from the promissory notes issued on July 19, 2024 to two non-executive employees totaling $0.2 million for purposes of facilitating the exercise of 679,567 stock options at an exercise price of $0.25 per option. The promissory notes accrue interest at a rate of 4.49% per annum, compounded annually, and will mature together with all interest accrued and unpaid, on the earliest to occur of (i) July 19, 2031, (ii) 30 calendar days following the date of the borrower’s termination of employment with us, (iii) the date immediately prior to the day that the existence of the loan would otherwise violate the Sarbanes-Oxley Act of 2002, (iv) immediately prior to the closing of a change in control of the Company, and (v) five (5) calendar days following the expiration of the market standoff period.

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the as further adjusted net tangible book value per share of our Class A common stock after this offering.
As of December 31, 2024, our historical net tangible book value was $(174.9) million, or $(12.27) per share of our common stock. Net tangible book value per share represents the book value of our total tangible assets (total assets less intangible assets, net and goodwill) less the book value of our total liabilities and redeemable convertible preferred stock, divided by the number of shares of our common stock outstanding as of December 31, 2024.
Our as adjusted net tangible book value as of December 31, 2024 was $      million, or $      per share of our common stock. As adjusted net tangible book value per share represents our net tangible book value divided by the number of shares of our Class A common stock and our Class B common stock outstanding as of December 31, 2024, after giving effect to (i) the Preferred Stock Conversion, (ii) the Reclassification, (iii) the Class B Stock Exchange, and (iv) the filing and effectiveness of our Post-IPO Certificate of Incorporation that will become effective immediately prior to the consummation of this offering, in each case as if such event had occurred on December 31, 2024.
After giving further effect to our sale of           shares of our Class A common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as further adjusted net tangible book value as of December 31, 2024 would have been approximately $      million, or approximately $      per share. This amount represents an immediate increase in as adjusted net tangible book value of $      per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $      per share to new investors purchasing shares of our Class A common stock in this offering. We determine dilution by subtracting our as further adjusted net tangible book value per share after this offering from the amount of cash per common share paid by new investors in this offering.
The following table illustrates this dilution:
Assumed initial public offering price per share	$
Historical net tangible book value per share as of December 31, 2024	$
Decrease in as adjusted net tangible book value per share
As adjusted net tangible book value per share as of December 31, 2024
Increase in as adjusted net tangible book value per share attributable to new investors participating in this offering
As further adjusted net tangible book value per share after this offering		$
Dilution per share to new investors in this offering		$
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as further adjusted net tangible book value per share after this offering by approximately $      , and dilution per share to new investors by approximately $      , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) our as further adjusted net tangible book value per share after this offering by approximately $      per share and decrease (increase) the dilution to new investors by approximately $      per share, assuming the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.
If the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full, our as further adjusted net tangible book value per share after this offering would be $      , the increase in as adjusted net tangible book value per share attributable to new investors would be $      and the dilution per

share to new investors would be $      , in each case assuming an initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
The following table summarizes, on the as further adjusted basis described above, as of December 31, 2024, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders		%	$	%	$
New investors
Total
The dilution information discussed above is illustrative only and will change based on the actual initial public offering price, the number of shares we sell and other terms of this offering that will be determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors and the average price per share paid by new investors by $      million and $      per share, respectively. An increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the consideration paid by new investors and the average price per share paid by new investors by $      million and $      per share, respectively.
If the underwriters exercise their option to purchase additional shares of our Class A common stock in full:
•
the percentage of shares of Class A common stock held by existing stockholders will decrease to approximately    % of the total number of shares of our Class A common stock outstanding after this offering; and

•
the number of shares held by new investors will increase to           , or approximately    % of the total number of shares of our Class A common stock outstanding after this offering.

The foregoing tables and calculations are based on the number of shares of our Class A common stock and our Class B common stock outstanding as of December 31, 2024, after giving effect to the Preferred Stock Conversion, the Reclassification and the Class B Stock Exchange, as if each event had occurred on December 31, 2024, and exclude:
•
         shares of our Class A common stock issuable upon the exercise of stock options outstanding as of December 31, 2024 under our Existing Plans, at a weighted average exercise price of $      per share;

•
         shares of our Class A common stock issuable upon the exercise of outstanding stock options that were granted subsequent to December 31, 2024 under our Amended and Restated 2021 Equity Incentive Plan at a weighted average exercise price of $       per share;

•
         shares of our Class B common stock issuable upon the exercise of stock options outstanding as of December 31, 2024 under our Amended and Restated 2021 Equity Incentive Plan, at a weighted average exercise price of $       per share, after giving effect to the Incentive Plan Amendment;

•
up to        shares of our Class A common stock issuable upon the exercise of the 2018 Warrant at an exercise price of $0.01 per share;

•
up to       shares of our Class A common stock issuable upon the exercise of the 2023 Warrants at an exercise price of $0.01 per share, which warrants will terminate in connection with this offering before the date they otherwise would have become exercisable. See “Certain Relationships and Related Party Transactions—2023 Convertible Notes;”

•
up to        shares of our Class A common stock issuable upon the exercise of the 2023 Convertible Notes for an aggregate principal amount of $47.1 million, which may be converted at the option of a majority of the noteholders in connection with the closing of this offering into shares of our Class A common stock or redeemed for cash. See “Certain Relationships and Related Party Transactions—2023 Convertible Notes;”

•
         shares of our Class A common stock reserved for issuance under our 2025 Plan, which will become effective upon filing and effectiveness of the Post-IPO Certificate of Incorporation, as well as any future increases in the number of shares of our Class A common stock reserved for issuance under the 2025 Plan as of                 ; and

•
         shares of our Class A common stock reserved for future issuance under our ESPP, which will become effective upon filing and effectiveness of the Post-IPO Certificate of Incorporation, as well as any future increases in the number of shares of our Class A common stock reserved for issuance under the ESPP.

To the extent any of the outstanding options or warrants described above are exercised, new options are issued or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering. If all of the outstanding options or warrants described above had been exercised as of December 31, 2024, the as further adjusted net tangible book value per share after this offering would be $      , and total dilution per share to new investors would be $      .

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the “Summary Historical Consolidated Financial and Other Data” and our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information included in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
MNTN is on a mission to transform CTV into a next-generation performance marketing channel.
Our revolutionary PTV software platform allows marketers, for the first time, to combine the powerful storytelling format of TV advertising with the targeting and measurement capabilities of paid search and social advertising. Our self-serve software enables marketers to precisely target audiences and then directly tie each view to a purchase or other action. Marketers set performance goals, such as ROAS, and our algorithms continuously optimize a campaign around key metrics to drive higher performance. Since we launched our PTV platform in 2018, our company has experienced rapid growth due to the robust performance our platform delivers to our customers. The number of live PTV campaigns our customers conducted using our platform grew by 83% from 2023 to 2024.
From emerging companies to large brands, marketers can easily manage CTV campaigns with minimal dedicated resources. Our self-serve platform provides a single user interface across campaign setup, audience targeting, programmatic bidding, ad serving, attribution and reporting.
Our company was founded in 2009 as Steel House, Inc., by Mark Douglas, a pioneer and thought leader in the performance marketing industry. We set out to help marketers target households with performance display advertisements across desktop, mobile and other devices. In 2018, we saw an opportunity in CTV, and we began developing purpose-built CTV technologies leveraging our existing audience targeting and measurement expertise. We commercially launched our PTV offering in 2018. Since the launch of our PTV offering, we have quickly advanced our key technological capabilities (e.g., data integration, algorithms, user interface, reporting, etc.). Our revenue from our PTV offering increased to $205.3 million for the year ended December 31, 2024, from $151.5 million for the year ended December 31, 2023, representing a 35.5% increase.
Business Model
Customers use our PTV software platform to drive performance marketing outcomes measured by ROAS. Customers set the parameters of their campaign, including budget, duration and desired performance goals, and our platform automatically executes the campaign using proprietary algorithms based on the parameters defined by our customers. Our leading PTV technology and business model help drive our ability to efficiently attract new customers to our platform, retain them, and increase their ad spend. We expect our revenue to continue to increase as CTV adoption expands and more brands increase their PTV spend.
Revenue for the year ended December 31, 2024 was primarily generated by PTV Customers. As of December 31, 2023, we had 1,426 PTV Customers, which increased to 2,225 by December 31, 2024, representing 56.0% growth. As of December 31, 2023, we had 1,575 Total Customers, which increased to 2,358 as of December 31, 2024, representing 49.7% growth.
Over the last several years, we made significant investments in our long-term growth. We invested in technology, development and operations to enhance platform features in our infrastructure, including our information technology, financial and administrative systems and controls, to support our operations, and in sales and marketing to acquire new customers and grow usage by existing customers. We believe the initial benefits of these investments were realized in our 2023 and 2024 financial results. We plan to continue to invest in the long-term growth of the company, including development of cutting-edge technology, as well as continued investment in customer acquisition and customer growth. Given the operating leverage in our business and the investments that we have made, we expect to continue to improve our Adjusted EBITDA margin in the long term as our revenue continues to scale.
For the year ended December 31, 2024, we generated revenue of $225.6 million, compared to revenue of $176.3 million for the year ended December 31, 2023, representing a 27.9% year-over-year increase. For the year ended December 31, 2024, we incurred a net loss of $32.9 million, compared to a net loss of $53.3 million for the year ended December 31, 2023. Our Adjusted EBITDA increased from $6.3 million for the year ended December 31, 2023 to $38.8 million for the year ended December 31, 2024. See “Summary Historical Consolidated Financial and Other Data—Key Performance Indicator and Non-GAAP Financial Measures” for more information about Adjusted EBITDA, a non-GAAP measure, and a reconciliation to net loss, the most directly comparable GAAP measure.
Factors Affecting Our Performance
Growth of the CTV Ad Market and Marketers Using CTV as a Performance Marketing Channel
Our growth and operating results will be impacted by the overall growth of the CTV ad market, which relies upon the continued consumer adoption of CTV and the proliferation of marketing budgets for TV. CTV has grown rapidly in recent years, and we expect that any acceleration, or deceleration, of this trend may affect demand for our platform.
Our success also depends on marketers using CTV as a performance marketing channel. As the first brand-direct performance marketing platform for TV, we believe we are defining the PTV market and are uniquely positioned to benefit from this transition. We anticipate our market opportunity will expand over time as our outcome-based platform attracts performance marketers to TV for the first time.
Ability to Acquire New Customers and Increase Sales to Existing Customers
We focus our new customer acquisition primarily on SMB companies that currently engage in performance marketing through paid search and social channels, many of whom have never advertised on TV before, as well as existing TV marketers seeking greater targeting, attribution and reporting capabilities. We also leverage relationships with agencies and other partners to bring additional marketers onto the platform. We gain new customers primarily through our direct sales and marketing efforts. The majority of our new customers come to MNTN through inbound leads. Our ability to add new customers is dependent upon our ability to reach and message future customers through our PTV platform. Our ability to add new customers is also dependent upon our ability to optimize our sales process. These efforts have led to significant growth of our PTV Customers.
Our success depends on our ability to achieve and maintain customers’ ROAS and other campaign goals and increase incremental usage on our platform. We seek to increase our share of advertising spend from existing customers by increasing the value our platform provides them, driving larger and more frequent campaigns through our platform. We plan to continue to invest in research and development to introduce new products and features to enhance our platform and to acquire additional sources of data that further accelerate our methodologies. As of December 31, 2024, we had 2,225 PTV Customers, which represented a 56.0% increase from 1,426 PTV Customers as of December 31, 2023.
Investment in Innovation
We believe our commitment to product innovation is a key driver to building and deepening relationships with our customers and fueling growth. We have in the past invested, and plan to continue to invest, substantially in our platform to maintain our market-leading position in PTV by continuing to improve our targeting, usability of data, measurement, attribution and campaign optimization capabilities, refine our algorithms and increase automation. We continuously introduce new features, functionalities and integrations to enhance our platform’s value to customers and our overall competitiveness. Our ability to successfully innovate and integrate new technologies by assessing customer needs, industry trends, and competitors’ alternatives is critical to our success.

Investment in Talent
As of December 31, 2024, we had 499 full-time team members, which represented a 4.4% increase from 478 full-time team members as of December 31, 2023. Hiring productive and diverse talent is a key driver of our success and we expect to continue to grow headcount as our business scales. We plan to further invest in research and development to extend our data and technology lead and to enhance our platform. We also expect to incur additional general and administrative expenses to support our growth and our transition to a publicly traded company. Our headcount may increase through direct hires or through acquisitions of companies or teams.
Seasonality
We experience seasonal fluctuations in revenue due to increased customer spend during the fourth quarter holiday season and around notable consumer viewing events. This trend is especially relevant for direct-to-consumer and e-commerce brands, many of which use our platform to advertise on TV. Fourth quarter revenue comprised 30.9% and 29.5% of our revenue for the years ended December 31, 2024 and 2023, respectively. We expect revenue to fluctuate in the future based on seasonal and event-driven factors; however, historical trends may not be indicative of future results given evolving industry dynamics, changes to consumer spending patterns, expansion of our customer base into new verticals, or potential changes to our business model.
Macroeconomic factors
Macroeconomic factors, such as increased inflation and interest rate volatility, recessionary fears, financial and credit market fluctuations, actual or perceived instability in the banking industry, uncertainty with respect to the federal budget and debt ceiling and government shutdowns related thereto, changes in economic policy, global supply constraints and geopolitical developments (such as the conflicts in Ukraine, the unrest in the Middle East and tensions between China and Taiwan), have affected, and continue to have an effect, on our markets and industry. Any worsening of macroeconomic conditions in future periods could have a negative effect on our financial results.
Key Performance Indicator and Non-GAAP Financial Measures
In addition to the measures presented in our consolidated financial statements, we use the following key performance indicator and non-GAAP financial measures to evaluate the health of our business, measure our performance, identify trends affecting our growth, formulate goals and objectives and make strategic decisions. Accordingly, we believe our key performance indicator and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team. Our key performance indicator and non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled metrics or measures presented by other companies.
PTV Customers
PTV Customers refers to the aggregate number of unique customers, including both our SMB and larger enterprise customers, that use our PTV platform as part of their CTV campaigns. We believe the number of PTV Customers is an important key performance indicator for investors because it helps assess the reach of our PTV platform as well as our brand awareness.
	Years Ended December 31,
	2024	2023
PTV Customers	2,225	1,426
Since 2019, our PTV Customers increased from 142 to 2,225 in 2024 and grew 56.0% between the years ended December 31, 2023 and 2024. We attribute this growth primarily to the value proposition our innovative platform provides, which brings new advertisers to PTV and enhances our ability to efficiently attract new customers and increase usage for our existing customers.

Adjusted EBITDA and Adjusted EBITDA Margin
The following table sets forth Adjusted EBITDA and Adjusted EBITDA margin for the periods set forth below and their most directly comparable GAAP measures:
	Years Ended December 31,
	2024	2023
Net loss (in thousands)	$(32,877)	$(53,278)
Adjusted EBITDA (in thousands)	$38,803	$6,268
Net loss margin	(14.6)%	(30.2)%
Adjusted EBITDA margin	17.2%	3.6%
Adjusted EBITDA is defined as net loss adjusted to exclude depreciation and amortization, interest income (expense) and income tax expense (benefit), as further adjusted to exclude stock-based compensation expense, fair value adjustments on outstanding warrants, contingent liabilities and embedded derivatives, acquisition costs, and legal settlements. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA margin are presented because we believe that they provide useful supplemental information to investors, analysts, and rating agencies regarding our operating performance and our capacity to incur and service debt and are frequently used by these parties in evaluating companies in our industry. We believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. For more information about how we use Adjusted EBITDA and Adjusted EBITDA margin in our business, the limitations of these measures, and a reconciliation to the most directly comparable GAAP measure, please see the section titled “Summary Historical Consolidated Financial and Other Data—Key Performance Indicator and Non-GAAP Financial Measures.”
Components of Our Results of Operations
We have one primary business activity and operate in one operating and reportable segment.
Revenue
Our revenue is primarily generated through usage-based fees from customers based on their level of ad spend on our platform. We expect our revenue to continue to increase as CTV adoption expands and more brands increase their PTV ad spend. Additionally, we generate revenue through the QuickFrame creative marketplace provided to our customers, as well as Maximum Effort creative services.
Cost of Revenues
Cost of revenues consists primarily of hosting costs, data costs, third-party service fees, and personnel costs. Personnel-related costs included in cost of revenues include salaries, benefits, bonuses, stock-based compensation, and facility-related costs and are primarily attributable to personnel who support our platform and who design and manage the production of video ads. We capitalize costs associated with software that is developed or obtained for internal use and amortize the costs associated with our revenue-producing platform in cost of revenues over their estimated useful lives. We allocate facility-related costs based on headcount. Although we expect that the long-term cost of revenues will remain relatively consistent as a percentage of revenues it may fluctuate from period-to-period as a result of the level and timing of costs to support our platform.
Technology and Development Expense
Technology and development expense consists of personnel-related costs (including salaries, bonuses, benefits and stock-based compensation and facility-related costs) related to the development and operation of our platform. Technology and development costs are expensed as incurred, except to the extent that such costs are associated with software development that qualifies for capitalization, which are then recorded as capitalized software development costs included in internal use software, net on our consolidated balance sheets. We allocate facility-related costs based on headcount. We expect that our technology and development expense will increase in absolute dollars as our business grows and we continue to invest in optimization and feature expansion of our platform as well as technology improvements to support and drive efficiency in our operations.
Sales and Marketing Expense
Sales and marketing expense consists of personnel-related costs (including salaries, commissions, bonuses, benefits, stock-based compensation, and facility-related costs), as well as costs related to promotional activities such as online advertising, branding products and trade shows as well as fees paid to third parties for marketing and product research. We allocate facility-related costs based on headcount. Commission costs are expensed as incurred. We expect sales and marketing expenses to grow in absolute dollars as we add personnel to increase the number of customers and expand their adoption of our platform. Sales and marketing expense as a percentage of revenue may fluctuate from period-to-period based on revenue levels and the timing of our investments, which may be impacted by the revenue seasonality in our industry and business as described further above.
General and Administrative Expense
General and administrative expense consists of personnel-related costs (including salaries, bonuses, benefits, stock-based compensation and facility-related costs) related to our executive, finance and accounting, human resources and administrative departments. General and administrative expense also includes fees for third-party professional services, including consulting, legal and accounting services, merchant service fees, charitable contributions and other employee-related costs. We allocate facility-related costs based on headcount. We expect that our general and administrative expense will increase in absolute dollars as we invest in corporate infrastructure and incur additional expenses associated with our operations as a public company, including increased legal and accounting costs, investor relations costs, higher insurance premiums and compliance costs associated with developing the requisite infrastructure required for sufficient internal controls.
Amortization of Acquired Intangibles
Amortization of acquired intangibles consists of the amortization expense associated with the intangible assets purchased through our acquisitions of Maximum Effort and QuickFrame.
Other (Expense) Income
Interest Expense, Net.   Interest expense, net consists of interest expense incurred on our outstanding borrowings under our 2023 Convertible Notes, Revolving Credit Facility, and the short-term note payable incurred in connection with the QuickFrame Acquisition, as well as accretion of debt discount on our 2023 Convertible Notes, offset by interest income earned on our cash balances.
Other (Expense) Income, Net.   Other (expense) income, net primarily consists of non-operating gains or losses, including fair value adjustments related to outstanding warrants, embedded derivative liability and contingent liabilities.
Income Tax Expense (Benefit)
Our income tax expense (benefit) primarily consists of U.S. federal and state income taxes, adjusted for allowable credits, deductions, and valuation allowance against deferred tax assets. Our effective tax rate is affected by tax rates in the jurisdictions in which we operate and the relative amounts of income we earn in those jurisdictions, as well as non-deductible expenses, such as share-based compensation, and changes in our valuation allowance against deferred tax assets.

Results of Operations
Comparison of the Year Ended December 31, 2024 versus the Year Ended December 31, 2023
The following table sets forth, for the periods indicated, selected statements of operations data and the period-over-period change expressed in a dollar amount and as a percentage. The period-to-period comparisons of our historical results are not necessarily indicative of our future results.
	Years Ended December 31,		Period-over-Period Change
	2024	2023	Dollar	Percentage
	(in thousands, except percentages)
Revenue	$225,571	$176,302	$49,269	27.9%
Cost of revenues	64,051	52,889	11,162	21.1%
Gross profit	161,520	123,413	38,107	30.9%
Operating expenses:
Technology and development	32,662	27,870	4,792	17.2%
Sales and marketing	76,102	72,841	3,261	4.5%
General and administrative	51,772	55,415	(3,643)	(6.6)%
Amortization of acquired intangibles	2,630	13,398	(10,768)	(80.4)%
Total operating expenses	163,166	169,524	(6,358)	(3.8)%
Operating loss	(1,646)	(46,111)	44,465	(96.4)%
Other (expense) income:
Interest expense, net	(6,920)	(10,078)	3,158	(31.3)%
Other (expense) income, net	(18,525)	3,488	(22,013)	(631.1)%
Total other (expense) income	(25,445)	(6,590)	(18,855)	286.1%
Loss before income tax provision	(27,091)	(52,701)	25,610	(48.6)%
Income tax expense	5,786	577	5,209	902.8%
Net loss	(32,877)	(53,278)	20,401	(38.3)%
The following table sets forth our results of operations as a percentage of revenue for the periods presented.
	Years Ended December 31,
	2024	2023
Revenue	100.0%	100.0%
Cost of revenues	28.4%	30.0%
Gross profit	71.6%	70.0%
Operating expenses:
Technology and development	14.5%	15.8%
Sales and marketing	33.7%	41.3%
General and administrative	23.0%	31.4%
Amortization of acquired intangibles	1.2%	7.6%
Total operating expenses	72.3%	96.2%
Operating loss	(0.7)%	(26.2)%
Other (expense) income:
Interest expense, net	(3.1)%	(5.7)%
Other (expense) income, net	(8.2)%	2.0%
Total other (expense) income	(11.3)%	(3.7)%
Loss before income tax provision	(12.0)%	(29.9)%
Income tax expense	2.6%	0.3%
Net loss	(14.6)%	(30.2)%

Revenue
Revenue increased $49.3 million, or 27.9%, to $225.6 million for the year ended December 31, 2024, compared to $176.3 million for the year ended December 31, 2023. The increase was primarily due to an increase of $53.8 million in PTV revenue, driven by a year-over-year 56.0% increase in PTV customers, offset by a decrease in average spend per customer as a result of expanding into additional markets. This increase was offset by a $4.5 million decrease in revenue generated from creative production services.
Cost of Revenues
Cost of revenues increased $11.2 million, or 21.1%, to $64.1 million for the year ended December 31, 2024, compared to $52.9 million for the year ended December 31, 2023. The increase was primarily driven by a $4.1 million increase in hosting fees as a result of increased volume and usage related to the development of new products, a $3.9 million increase in data fees as a result of changes in our data vendors, a $1.5 million increase in platform fees primarily due to increased volume year-over-year, a $1.8 million increase in amortization expense for internal use software related to additional engineers and continued development of our product, and a $0.7 million increase in personnel costs. Offsetting these increases was a $1.0 million decrease in consulting fees primarily related to supporting our creative business.
Technology and Development Expense
Technology and development expense increased $4.8 million, or 17.2%, to $32.7 million for the year ended December 31, 2024, compared to $27.9 million for the year ended December 31, 2023. The increase was primarily due to a $3.9 million increase in personnel costs attributable to an increased headcount to maintain and support further development of our platform. Technology and development headcount increased from 157 team members at the end of December 2023, to 184 team members, including contractors, at the end of December 2024, or a 17.2% increase. The remaining $0.9 million increase was primarily driven by investment in incremental tools and consulting fees to support the development of our platform.
Sales and Marketing Expense
Sales and marketing expense increased $3.3 million, or 4.5%, to $76.1 million for the year ended December 31, 2024, compared to $72.8 million for the year ended December 31, 2023. The increase was primarily due to increased marketing and sponsorship costs. Headcount remained relatively flat year-over-year, decreasing from 209 team members at the end of December 2023, to 208 team members, including contractors, at the end of December 31, 2024, or a 0.5% decrease.
General and Administrative Expense
General and administrative expense decreased $3.6 million, or 6.6%, to $51.8 million for the year ended December 31, 2024, compared to $55.4 million for the year ended December 31, 2023. The decrease was primarily due to a decrease in stock-based compensation expense of $3.6 million driven by the full vesting of a market-based performance option tranche in 2023. The decrease was partially offset by an increase in costs necessary to support revenue growth.
Amortization of Acquired Intangibles
Amortization of acquired intangibles decreased $10.8 million, or 80.4%, to $2.6 million for the year ended December 31, 2024, compared to $13.4 million for the year ended December 31, 2023, due to the full amortization of the content creator network and the customer contract intangibles in 2023.
Interest Expense, Net
Interest expense, net decreased $3.2 million, or 31.3%, to $6.9 million for the year ended December 31, 2024, compared to $10.1 million for the year ended December 31, 2023. The decrease was due to a decrease in interest expense on the note owed to the QuickFrame equityholders that was largely paid in 2023, a decrease in interest expense on the Revolving Credit Facility, which was fully paid down in 2024, and an increase in interest income due to an increase in interest rates. The decrease was offset by an increase in interest expense on the 2023 Convertible Notes given a full year of expense in 2024, compared to partial period expense in 2023.
Other (Expense) Income, Net
Other (expense) income, net decreased $22.0 million to a $18.5 million expense for the year ended December 31, 2024, compared to $3.5 million in other income for the year ended December 31, 2023. The fluctuation was due to changes in fair value measurements related to warrants and the embedded derivative liability, offset by a change in the fair value of contingent liabilities.
Income Tax Expense
Income tax expense increased $5.2 million to $5.8 million for the year ended December 31, 2024, compared to an expense of $0.6 million for the year ended December 31, 2023. This increase was due to an increase in taxable income primarily due to a decrease in loss before income tax provision coupled with an increase in non-deductible fair value adjustments for the embedded derivative liability and an increase in the adjustments under Section 174 of the Code.
Quarterly Results of Operations
The following table sets forth our unaudited quarterly consolidated statements of operations data for each of the quarters presented. The unaudited quarterly statements of operations data have been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus and include all adjustments and reflect, in our opinion, all adjustments of a normal, recurring nature that are necessary for the fair statement of the results of operations for these periods. Our historical results are not necessarily indicative of the results that may be expected in the future. The results of a particular quarter or other interim period are not necessarily indicative of the results for a full fiscal year or any other period. The following unaudited quarterly consolidated results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.
Quarterly Consolidated Statements of Operations
	Three Months Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024
Revenue	$38,976	$42,944	$42,343	$52,039	$43,811	$54,821	$57,127	$69,812
Cost of revenues	11,570	12,758	13,167	15,394	15,012	16,678	16,181	16,180
Gross profit	27,406	30,186	29,176	36,645	28,799	38,143	40,946	53,632
Operating expenses:
Technology and development	5,322	6,746	7,566	8,236	7,806	7,797	8,158	8,901
Sales and marketing	17,421	19,339	17,716	18,365	17,286	19,095	19,034	20,687
General and administrative	13,924	14,333	12,981	14,177	12,662	12,871	12,722	13,517
Amortization of acquired Intangibles	3,432	3,433	3,338	3,195	658	657	658	657
Total operating expenses	40,099	43,851	41,601	43,973	38,412	40,420	40,572	43,762
Operating income (loss)	(12,693)	(13,665)	(12,425)	(7,328)	(9,613)	(2,277)	374	9,870
Other (expense) income:
Interest expense, net	(1,942)	(2,495)	(2,767)	(2,874)	(2,943)	(1,769)	(1,085)	(1,123)
Other (expense) income, net	1,801	415	539	733	(3,132)	(5,106)	(3,115)	(7,172)
Total other (expense) income	(141)	(2,080)	(2,228)	(2,141)	(6,075)	(6,875)	(4,200)	(8,295)
Income (loss) before income tax expense (benefit)	(12,834)	(15,745)	(14,653)	(9,469)	(15,688)	(9,152)	(3,826)	1,575
Income tax expense (benefit)	25	—	(6)	558	11	122	58	5,595
Net loss	$(12,859)	$(15,745)	$(14,647)	$(10,027)	$(15,699)	$(9,274)	$(3,884)	$(4,020)

Share-based compensation expense is presented in the statements of operations as follows:
	Three Months Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024
Cost of revenues	$361	$270	$352	$299	$244	$272	$195	$237
Technology and development	278	325	498	502	512	538	582	618
Sales and marketing	822	805	739	571	887	887	965	1,025
General and administrative	7,585	8,034	6,112	7,263	6,160	6,131	5,997	5,949
Total	$9,046	$9,434	$7,701	$8,635	$7,803	$7,828	$7,739	$7,829
The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net loss:
	Three Months Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024
Net loss	$(12,859)	$(15,745)	$(14,647)	$(10,027)	$(15,699)	$(9,274)	$(3,884)	$(4,020)
Interest expense, net	1,942	2,495	2,767	2,874	2,943	1,769	1,085	1,123
Income tax expense (benefit)	25	—	(6)	558	11	122	58	5,595
Depreciation and amortization expense	4,322	4,387	4,340	4,298	1,859	1,916	1,997	2,573
EBITDA	(6,570)	(8,863)	(7,546)	(2,297)	(10,886)	(5,467)	(744)	5,271
Stock-based compensation expense	9,046	9,434	7,701	8,635	7,803	7,828	7,739	7,829
Fair value adjustments	(1,780)	(417)	(529)	(644)	3,126	5,097	3,111	7,240
Acquisition costs	126	38	9	(68)	42	108	153	239
Legal settlements	(7)	—	—	—	—	—	195	119
Adjusted EBITDA	$815	$192	$(365)	$5,626	$85	$7,566	$10,454	$20,698
Quarterly Consolidated Statements of Operations, as a percentage of revenue
	Three Months Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	29.7%	29.7%	31.1%	29.6%	34.3%	30.4%	28.3%	23.2%
Gross profit	70.3%	70.3%	68.9%	70.4%	65.7%	69.6%	71.7%	76.8%
Operating expenses:
Technology and development	13.7%	15.7%	17.9%	15.8%	17.8%	14.2%	14.3%	12.7%
Sales and marketing	44.7%	45.0%	41.8%	35.3%	39.5%	34.8%	33.3%	29.6%
General and administrative	35.7%	33.4%	30.7%	27.2%	28.9%	23.5%	22.3%	19.4%
Amortization of acquired intangibles	8.8%	8.0%	7.9%	6.1%	1.5%	1.2%	1.2%	0.9%
Total operating expenses	102.9%	102.1%	98.2%	84.5%	87.7%	73.7%	71.0%	62.7%
Operating income (loss)	(32.6)%	(31.8)%	(29.3)%	(14.1)%	(21.9)%	(4.2)%	0.7%	14.1%
Other (expense) income:
Interest expense, net	(5.0)%	(5.8)%	(6.5)%	(5.5)%	(6.7)%	(3.2)%	(1.9)%	(1.6)%
Other (expense) income, net	4.6%	1.0%	1.3%	1.4%	(7.1)%	(9.3)%	(5.5)%	(10.3)%
Total other (expense) income	(0.4)%	(4.8)%	(5.3)%	(4.1)%	(13.9)%	(12.5)%	(7.4)%	(11.9)%
Income (loss) before income tax expense (benefit)	(32.9)%	(36.7)%	(34.6)%	(18.2)%	(35.8)%	(16.7)%	(6.7)%	2.3%
Income tax expense (benefit)	0.1%	0.0%	0.0%	1.1%	0.0%	0.2%	0.1%	8.0%
Net loss	(33.0)%	(36.7)%	(34.6)%	(19.3)%	(35.8)%	(16.9)%	(6.8)%	(5.8)%

Quarterly Trends
Revenue
Over the course of each fiscal year, revenue has generally increased sequentially in each of the periods presented, with our strongest revenue-generating quarters seen in the fourth quarter of any given year due to the seasonality of the advertising space in which we operate. The increase has primarily been driven by increases in PTV revenues due to increases in the number of PTV customers and increased ad spend of existing PTV customers.
Cost of Revenues
Cost of revenues fluctuates each quarter depending on customer volume and changes to vendor contracts, which can impact data costs, third-party services fees associated with the platform, and hosting costs. Hosting costs can also fluctuate based on increased volume and usage related to the development of new products.
Technology and Development Expense
Technology and development expense has generally increased sequentially in each of the periods presented due to increased personnel costs attributable to increased headcount to maintain and support further development of our platform.
Sales and Marketing Expense
Our sales and marketing team headcount has remained relatively consistent throughout 2023 and 2024. Increases or decreases in sales and marketing expense quarter-over-quarter are primarily driven by the timing of specific marketing events.
General and Administrative Expense
General and administrative expense generally remained consistent throughout 2023 and 2024 due to close monitoring and control of expenses.
Amortization of Acquired Intangibles
Amortization of acquired intangibles generally remained consistent quarter-over-quarter, while decreasing year-over-year. The amortization is related to the acquired intangibles related to the QuickFrame Acquisition which are recognized on a straight-line basis over their useful life. The decrease is driven by the full amortization of certain intangibles throughout the periods.
Interest Expense, Net
Interest expense, net increased throughout 2023, as we borrowed against our Revolving Credit Facility, accrued interest on the 2023 Convertible Notes, and accrued interest for the short-term note payable incurred in connection with QuickFrame Acquisition. In 2024, expense decreased as we paid down the Revolving Credit Facility and largely paid down the short-term note payable incurred in connection with the QuickFrame Acquisition.
Other (Expense) Income, Net
Other (expense) income, net primarily consists of one-time transactions and fair value adjustments on our common stock warrants and contingent liabilities. The fluctuations quarter-over-quarter were due to changes in fair value of our common stock warrants and contingent liabilities.
Income Tax Expense (Benefit)
Income taxes quarter-over-quarter in 2023 were immaterial as we maintained a valuation allowance against our deferred tax assets. Income taxes have increased in 2024 due to an increase in taxable income for the period, particularly in the fourth quarter of 2024 due to an increase in non-deductible fair value adjustments for the embedded derivative liability and an increase in the adjustments under Section 174 of the Code.
Liquidity and Capital Resources
Overview
Since inception, we have financed operations to date primarily through cash flow from operating activities, net proceeds received from sales of equity securities and borrowings under our Revolving Credit Facility and other indebtedness. We have historically incurred losses from operations and cash outflows from operating activities and have an accumulated deficit of $254.7 million as of December 31, 2024. As of December 31, 2024, we had cash and cash equivalents of $82.6 million and no borrowings outstanding under our Revolving Credit Facility and up to $30.0 million of additional borrowings available thereunder.
We believe that our existing cash and cash equivalents, together with cash flow from operations and available borrowings under our Revolving Credit Facility, will be sufficient to support our working capital requirements for at least the next 12 months, and we utilize Insured Cash Sweep services to reduce exposure of our cash and cash equivalent balances that exceed FDIC limits at any one financial institution. Our future capital requirements will depend on many factors, including our revenue growth, the timing and extent of product development efforts and other investments to support our growth (including through acquisitions), the expansion of sales and marketing activities, and increases in general and administrative costs. To the extent our current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of additional debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. There can be no assurances that we will be able to raise additional capital. In the event additional financing is required from outside sources, we may not be able to negotiate terms acceptable to us or at all. In particular, the recent global macroeconomic trends have caused disruption in the global financial markets, which could reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to raise additional capital when required, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, financial condition, and cash flows would be adversely affected.
2023 Convertible Notes
From January through May 2023, we issued the 2023 Convertible Notes for an aggregate principal amount of $47.1 million, which were amended in May 2023 and May 2024, and which are convertible into shares of our most senior series of preferred stock or our Class A common stock or redeemable for cash, in each case, subject to certain conditions therein. In connection with the closing of this offering, and at the option of the holders of a majority of the then-outstanding aggregate principal amount of the 2023 Convertibles Notes, all holders of the 2023 Convertible Notes shall either (i) convert the 2023 Convertible Notes into shares of our Class A common stock at a conversion price equal to $22.9653 per share or (ii) redeem the 2023 Convertible Notes in exchange for an amount of cash equal to two and one half times (2.5x) the aggregate principal amount of the 2023 Convertible Notes, plus all unpaid accrued interest thereon. Up to 2,050,909 shares of our Class A common stock (plus any shares issued in exchange for any unpaid accrued interest) will be issued if the noteholders elect to convert the 2023 Convertible Notes into our Class A common stock. See “Certain Relationships and Related Party Transactions—2023 Convertible Notes.”
Revolving Credit Facility
On February 26, 2025, we amended an existing Amended and Restated Business Financing Agreement (as amended from time to time, the “Revolving Credit Agreement”) with Western Alliance Bank. The Revolving Credit Agreement provides for a senior secured asset-based revolving credit facility (the “Revolving Credit Facility”), pursuant to which we may incur up to $30.0 million aggregate principal amount of revolver borrowings. The Revolving Credit Facility matures on May 28, 2026. The amount of borrowing availability under the Revolving Credit Facility is based on our accounts receivable balance, reduced by reserves. As of December 31, 2024, we had no outstanding borrowings under the Revolving Credit Facility and up to

$30.0 million of borrowings available. For additional information on material terms, see “Description of Material Indebtedness—Revolving Credit Facility.”
Short-term note payable
In connection with our acquisition of QuickFrame, we entered into a short-term note payable with QuickFrame equityholders representing certain outstanding consideration. In February 2023, we entered into a memorandum of understanding with the representative of the QuickFrame equityholders agreeing to pay $28.5 million on the date of execution and the remaining approximately $18.0 million following such date. Such amounts were inclusive of the approximately $39.0 million short term balance outstanding as of December 31, 2022 under the short-term note payable, the first earn out of approximately $4.5 million, approximately $2.1 million of interest accrued through February 2023, certain unpaid transaction fees of approximately $3.0 million, and certain additional fees and deductions as agreed to between the parties. Pursuant to the memorandum of understanding, the outstanding amounts are subject to a $2.2 million holdback (the “Holdback”) to provide a source of recovery for indemnification claims. The second earn out was deemed not to have been earned and, therefore, was not accrued in our consolidated financial statements.
The balance of the short-term note payable outstanding as of December 31, 2022 was paid in full during the year ended December 31, 2023. As of December 31, 2024, the remaining short-term note payable balance of $0.6 million represents the remaining amount of the Holdback for indemnification claims related to the QuickFrame Acquisition. The Holdback amount will be disbursed to the equityholders upon resolution of unresolved claims, less the amount of those claims. Refer to Note 8, “Debt” to the audited consolidated financial statements included elsewhere in this prospectus for additional information regarding the QuickFrame Acquisition and the short-term note payable issued in connection with the transaction.
Cash Flows for the Years Ended December 31, 2024 and 2023
The following table summarizes our cash flows for the periods indicated:
	Years Ended December 31,
	2024	2023
	(in thousands)
Net cash provided by operating activities	$42,548	$17,974
Net cash used in investing activities	(9,949)	(52,713)
Net cash (used in) provided by financing activities	(5,005)	38,799
Net increase in cash and cash equivalents	$27,594	$4,060
Operating Activities
Net cash provided by operating activities consists of net loss adjusted for certain non-cash items and changes in operating assets and liabilities. Our cash flows from operating activities are primarily impacted by growth in our operations, increases or decreases in collections from our customers and related payments to third parties for ad inventory and data. Our collection and payment cycles can vary from period-to-period.
Net cash provided by operating activities was $42.5 million for the year ended December 31, 2024, as compared to net cash provided of $18.0 million for the year ended December 31, 2023, an increase in cash provided of $24.6 million. This fluctuation was primarily due to an increase in income during the year ended December 31, 2024. The net changes in working capital for both periods presented are primarily due to the timing of cash receipts from customers and payments to vendors.
Investing Activities
Net cash used in investing activities primarily consists of investments in businesses and investments in capitalized internal use software costs to develop our technology platform. As our business grows, we expect our investments in our platform development to increase as needed to support our platform.
Net cash used in investing activities was $9.9 million for the year ended December 31, 2024, as compared to $52.7 million for the year ended December 31, 2023. Net cash used in investing activities for the year ended

December 31, 2024 was primarily comprised of investments in capitalized internal use software costs. Net cash used in investing activities for the year ended December 31, 2023 was primarily comprised of payments on the short-term note payable incurred in connection with the QuickFrame Acquisition and investments in capitalized internal use software costs.
Financing Activities
Net cash (used in) provided by financing activities consists of proceeds from the issuance of the 2023 Convertible Notes, proceeds from Revolving Credit Facility, and proceeds from exercises of stock options, offset by payments made on the Revolving Credit Facility.
Net cash used in financing activities was $5.0 million for the year ended December 31, 2024, which was primarily comprised of payments made on the Revolving Credit Facility, offset by proceeds from the Revolving Credit Facility. Net cash provided by financing activities was $38.8 million for the year ended December 31, 2023, which was primarily comprised of $47.1 million of cash from the 2023 Convertible Notes, offset by $8.8 million in net repayments on our Revolving Credit Facility and $0.5 million in proceeds from the exercises of stock options.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations and commitments as of December 31, 2024:
	Payments due by year
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Obligations in connection with the QuickFrame Acquisition(1)	$579	$579	$—	$—	$—
Borrowings and accrued interest under the 2023 Convertible Notes	52,304	52,304	—	—	—
Total	$52,883	$52,883	$—	$—	$—

(1)
Represents amounts payable in connection with the QuickFrame Acquisition on December 30, 2021. Refer to Note 8, “Debt” to the audited consolidated financial statements included elsewhere in this prospectus for additional information regarding the QuickFrame Acquisition and the remaining liabilities owed in connection with the transaction.

Critical Accounting Policies and Estimates
Our consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of consolidated financial statements in accordance with GAAP requires us to make estimates, judgments and assumptions that affect the amounts reported in our consolidated financial statements and the related disclosures. Our management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates set forth in the consolidated financial statements, and the reported amounts of revenue and expenses during the applicable reporting periods. Actual results could differ from those estimates.
We believe that the accounting policies described below require management’s most difficult, subjective or complex judgments. Judgments or uncertainties affecting the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our financial condition and results of operations. See Note 2 to the audited consolidated financial statements included elsewhere in this prospectus for additional information regarding these and our other significant accounting policies.
Revenue Recognition
We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers.

We generate revenue by charging our customers a variable fee based on the level of ad spend and through charging fees for various ad production activities.
We recognize revenue through the following steps:
•
identification of the contract, or contracts, with a customer;

•
identification of the performance obligations in the contract;

•
determination of the transaction price;

•
allocation of the transaction price to the performance obligations in the contract; and

•
recognition of revenue when, or as, the performance obligations are satisfied.

The determination as to whether revenue should be reported gross of amounts billed to customers (gross basis) or net of payments to suppliers (net basis) requires significant judgment and is based on our assessment of whether we are acting as the principal or an agent in the transaction. We have determined that we do not act as the principal in the purchase and sale of digital advertising inventory because we do not control the advertising inventory and we do not set the price which is the result of an auction within the marketplace. Based on these and other factors, we report revenue from the sale of advertising inventory on our platform on a net basis. We have also determined that we do not act as the principal in our production activities because our role as a facilitator does not give us complete control over the specified goods, are not primarily responsible for the performance of third-party services, cannot redirect those services to fulfill other contracts, do not carry inventory risk, and do not set the price of third-party services used in the production activities. Therefore, we also report revenue from our production activities on a net basis.
We bill our customers on a gross basis, inclusive of the cost of procuring the advertising inventory. We report revenue on a net basis which represents gross billings net of amounts we pay suppliers for the cost of advertising inventory. Our accounts receivable are recorded at the amount of gross billings to customers, net of allowance, for the amounts we are responsible to collect, and our accounts payable are recorded at the amounts payable to suppliers. Accordingly, both accounts receivable and accounts payable appear large in relation to revenue reported on a net basis.
Valuation of Goodwill and Intangibles
The valuation of assets acquired in a business combination and asset impairment reviews require the use of significant estimates and assumptions. The acquisition method of accounting for business combinations requires us to estimate the fair value of assets acquired, liabilities assumed, and any non-controlling interest in an acquired business to properly allocate purchase price consideration between assets that are depreciated or amortized and goodwill.
Long-lived assets, including property and equipment and intangible assets, excluding goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The valuation is performed at the lowest level of identifiable cash flows independent of other assets. An impairment loss would be recognized when estimated undiscounted future cash flows generated from the assets are less than their carrying amount. Measurement of an impairment loss would be based on the excess of the carrying amount of the asset group over its fair value.
Goodwill recorded represents excess consideration transferred over the fair value of net assets acquired in business combinations. Goodwill is not amortized but is subject to evaluation of impairment in accordance with ASC 350, Intangibles—Goodwill and Other on an annual basis, or more frequently if events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If no such events or changes in circumstances occur, we perform our annual assessment in the fourth quarter of the year.
In accordance with the applicable guidance, a two-step process is utilized to assess whether or not goodwill may be impaired. The first step is a qualitative assessment that analyzes current economic indicators and other qualitative factors. If the first step indicates that it is more likely than not that the fair value is less than its carry amount, a quantitative analysis must be performed. The quantitative analysis, if determined to be necessary, compares the estimated fair value of the reporting unit to the carrying value. If this step indicates that the carrying value of the reporting unit is in excess of its fair value, an impairment loss shall be recognized in an amount equal to that excess.
We operate as one segment and have identified a single reporting unit, entirely within the United States. Our chief operating decision maker reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance.
Our annual impairment analysis of goodwill was performed as of December 31, 2024. Our qualitative assessment did not result in an identification of indicators of impairment and, based on that assessment, we concluded that the fair value of the reporting unit was substantially in excess of the carrying value. Therefore, a quantitative analysis was not deemed necessary, and no impairment of goodwill was recorded.
Embedded Derivative Liabilities
We evaluated the terms and features of our Convertible Notes, as defined in Note 9, “Convertible Notes and Warrant Liabilities,” and identified certain embedded features that required bifurcation as these features were not clearly and closely related to the underlying host contract.
Accordingly, these embedded features are accounted for separately as an embedded derivative liability in accordance with ASC Topic 815, Derivatives and Hedging. We recorded the fair value of the embedded derivative as of the issuance date as a reduction of the initial carrying amount of the Convertible Note instrument through the debt discount.
The embedded derivative liability is adjusted to fair value each reporting period with changes in fair value subsequent to the issuance date recognized within other (expense) income, net in the consolidated statements of operations.
The fair value of the embedded derivative liability is determined using the with-and-without model which compares the estimated fair value of the underlying instrument with the embedded features to the estimated fair value of the underlying instrument without the embedded features, with the difference representing the estimated fair value of the embedded derivative features. The with-and-without model includes significant unobservable estimates, including the timing and probability weighting of potential liquidity events, discount rate, illiquidity discount, and expected volatility. Other assumptions used in the model that are not significant unobservable estimates are interest rate and risk-free rate. Changes in the inputs into the valuation model may have a significant impact on the estimated fair value of the embedded derivative liability.
As of December 31, 2023, the fair value of the embedded derivative liability was $8.9 million. As of December 31, 2024, the fair value of the embedded derivative liability was $24.9 million. We recorded the change in fair value of $16.0 million within other (expense) income, net during 2024.
Stock-Based Compensation
We recognize compensation expense related to employee stock option grants in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). Awards are measured and recognized in the consolidated financial statements based on the fair value of the awards granted.
The fair values of stock option awards are estimated on the grant date using the Black-Scholes option-pricing model, except for the performance options that are estimated using a Monte Carlo simulation model. Both the Black-Scholes option-pricing model and Monte Carlo simulation model require us to make certain assumptions including the fair value of the underlying common stock, the expected term, the expected volatility, the risk-free interest rate, the dividend yield, and the derived service period. The assumptions used represent management’s best estimates, which involve inherent uncertainties. The assumptions and estimates are summarized as follows:
Fair Value of the Underlying Common Stock—We estimate the fair value of our stock with the assistance of a third-party valuation specialist, who derives the value using a combination of market and income approach valuation models.
Risk-Free Interest Rate—The risk-free interest rate used is based on the implied yield in effect at the time of grant of U.S. Treasury securities with maturities similar to the expected term of the options.

Expected Term—We calculate the expected term of our employee options based upon the simplified method, which estimates the expected term as the average of the contractual life of the option and its vesting period.
Volatility—The expected volatility is based on the historical volatility of comparable companies from a representative peer group selected based on industry, financial, and market-capitalization data.
Dividend Yield—The dividend yield is zero as we have not declared or paid any dividends to date and do not currently expect to do so in the future.
Derived Service Period—For the performance options, the derived service period is the time from the service inception date to the expected date of satisfaction of the market condition. We estimate the derived service period with the assistance of a third-party valuation specialist, utilizing a Monte Carlo simulation representing the median of all paths to vest by tranche.
Stock-based compensation expense related to stock option awards is recognized on a straight-line basis over the requisite service period, which is generally the vesting period. Stock-based compensation for the performance options is recognized on a graded-vesting basis over a derived service period but may be accelerated if the vesting criteria are fulfilled prior to the estimated performance period. Stock-based compensation expense is recorded net of actual forfeitures. Modifications to stock option awards are remeasured to fair value using the Black-Scholes model at the date of modification, with the incremental increase in fair value being recognized in expense. See Note 14, “Stock-Based Compensation” to the audited consolidated financial statements included elsewhere in this prospectus for further discussion of our stock-based compensation awards.
Recent Accounting Pronouncements
Refer to Note 2, “Summary of Significant Accounting Policies” to the audited consolidated financial statements included elsewhere in this prospectus, for information regarding recent accounting pronouncements and accounting guidance that has recently been issued but not yet adopted.
Jumpstart Our Business Startups Act of 2012
Under the JOBS Act, an “emerging growth company” can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period until the earlier of the date we (x) are no longer an emerging growth company, or (y) affirmatively and irrevocably opt-out of the extended transition period. As a result, our operating results and consolidated financial statements may not be comparable to the operating results and financial statements of companies that have adopted the new or revised accounting standards.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk from changes in interest rates and inflation. All of these market risks arise in the ordinary course of business, as we do not engage in speculative trading activities. The following discussion provides additional information regarding these risks.
Foreign Currency and Exchange Risk
We currently have operations solely in the United States. All of our revenue and operating expenses are denominated in U.S. dollars, and therefore, neither our revenue nor operating expenses are currently subject to foreign currency or exchange risk.
Interest Rate Risk
Our cash and cash equivalents are held primarily in cash deposits and money market funds. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments. Interest on our Revolving Credit Facility accrues at a floating rate based on U.S. Prime rate plus a margin. We do not expect that any change in prevailing interest rates will have a material impact on our results of operations.
Impact of Inflation
While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we do not believe inflation has had a material effect on our historical results of operations and financial condition, other than its impact on the general economy. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset higher costs through price increases or other corrective measures, and our inability or failure to do so could adversely affect our business, financial condition and results of operations. This risk of cost inflation is distinct from the risk that inflation throughout the broader economy could lead to reduced ad spend and indirectly harm our business, financial condition, and results of operations.

BUSINESS
Overview
MNTN is on a mission to transform CTV into a next-generation performance marketing channel.
Our revolutionary PTV software platform allows marketers to combine the powerful storytelling format of TV advertising with the targeting, measurement and attribution capabilities of paid search and social advertising. Our self-serve software platform enables marketers to precisely target audiences through our MNTN Matched technology and then directly attribute each view to a purchase or other action. Marketers can set performance goals, such as ROAS, and our algorithms continuously optimize a campaign to achieve those goals. Our company has experienced rapid growth due to the robust performance our platform delivers to customers, with the number of PTV Customers increasing from 142 in 2019 to 2,225 in 2024, representing a CAGR of 73.4%. We believe advertisements on our platform have generated an aggregate of $27.1 billion of revenue for our customers from 2019 to 2024.
Our market opportunity sits at the center of three large advertising markets: performance marketing, traditional TV advertising, and CTV advertising. Today, performance marketing, also known as direct response marketing, is the dominant form of digital advertising, giving marketers the ability to leverage data to target specific audiences and drive measurable outcomes. By the end of 2025, performance marketing spend in the United States is expected to reach $285.4 billion and is expected to grow at a 9.7% CAGR to $343.6 billion by 2027, according to Magna Global. TV has historically lacked the targeting, measurement and attribution capabilities necessary for performance marketing, but TV’s unmatched storytelling experience, massive audience reach and viewership minutes continues to make it a preferred premium channel for marketers seeking to increase brand awareness. The average American household was expected to watch approximately three hours of TV daily in 2024 and brand marketers spent $59.7 billion on advertising on linear TV, including broadcast and cable TV, in 2024, according to eMarketer.
In recent years, the TV industry has undergone a digital revolution with the advent of CTV. CTV adoption continues to grow rapidly as audiences are empowered to watch what they want when and where they want it, resulting in TV audiences moving from traditional TV to CTV. In 2024, U.S. consumers streamed approximately 23 million years of streaming content, a 10% increase from approximately 21 million years of streaming content in 2023. Furthermore, CTV represented 45.8% of total TV viewing time across the United States in 2024.
As a result of CTV’s digital infrastructure and rapid audience adoption, CTV advertising is the fastest growing advertising channel in the world, with TV marketers (defined as brands that advertise on linear TV) rapidly shifting ad budgets from linear TV to CTV. Since 2017, annual ad spend on CTV has grown from $2.8 billion to an estimated $33.4 billion in 2025, according to eMarketer. Although initial adoption of CTV was driven by SVOD, AVOD is growing faster, and eMarketer estimates U.S. AVOD ad revenues will grow by 23% in 2025, compared to an estimated U.S. SVOD subscription revenue growth of 10%. Netflix, Amazon Prime and other platforms have introduced AVOD content and have experienced strong growth largely driven by consumers’ willingness to watch ad-supported content in lieu of paying higher subscription fees. This has led to a significant increase in available TV advertising inventory for marketers, bringing more ad dollars into the ecosystem. CTV advertising, like traditional TV advertising, has been entirely brand marketing in nature, focused on maximizing reach and frequency versus driving measurable performance-driven outcomes. With our transformative PTV technology, we believe we are unlocking CTV’s potential to become the next dominant performance marketing channel. As performance marketers seek new channels for growth, and as CTV marketers increasingly embrace the technology underlying performance marketing, we expect PTV to capture a significant portion of performance marketing and CTV ad spend.
Our diversified customer base consists of brands of a broad range of sizes. Our intuitive, accessible platform and direct-to-brand approach enables marketers of a broad range of sizes to engage audiences through CTV as easily as they do in social or search, opening TV advertising to brands of any size. In 2024, 92% of our PTV revenue was generated by SMBs, of which 86% was from mid-sized businesses. Our customers include both experts in performance marketing as well as marketers who are just beginning to leverage the benefits of data-driven performance marketing. Given the disruptive nature of our platform as well as its ease of use, we believe we are well suited to serve both first time and experienced TV advertisers. For example, as of

December 31, 2024, approximately 92% of our customers had never advertised on TV before and often allocate budgets which grow over time as customers meet their ROAS goals. As customers leverage the full targeting, measurement and attribution capabilities of our platform, similar to their experience across paid search and paid social, they typically generate more spend on our platform. For the year ended December 31, 2024, 421 customers generated over $100,000 of net revenue on our platform, compared to 297 customers over the same period in 2023.
We offer marketers a comprehensive and fully integrated software solution that combines targeting, measurement and attribution capabilities for performance marketing on CTV. Our Verified Visits technology links Internet-connected devices in the household to TV, which allows our software to attribute consumers’ actions, including sales leads and app installs across devices after they view a CTV ad. Our PTV self-serve software platform has a highly intuitive user interface enabling marketers to intelligently plan and launch CTV campaigns, set ROAS and other campaign goals, match advertisers with their target audiences using MNTN Matched, measure and attribute performance and optimize campaign outcomes in a highly automated manner. Our platform provides marketers easy access to premium inventory across multiple networks and is designed to ensure brand safe and visually captivating advertising environments, which we believe both search and SMB social channels lack. Marketers across a broad range of sizes are attracted to MNTN because we deliver measurable results. We believe SMB customers, in particular, are also attracted to MNTN for the ability to set up campaigns, upload creative and set goals in a matter of minutes with minimal dedicated resources. For the year ended December 31, 2024, our SMB Net Revenue Retention Rate was 108%, which we believe validates the value proposition that we deliver to SMBs. Our customers can easily manage PTV campaigns and reach nearly all CTV households in the United States. Using our platform, we are able to unlock CTV as a performance marketing channel for our customers, many of which have never advertised on TV before.
The key functions and features of our PTV platform include:
•
Targeting:   Our revolutionary AI targeting technology, MNTN Matched, matches consumers with brands that they are most likely to engage with to achieve our customers’ ROAS goals. Through our advanced technology, brands have the flexibility to run campaigns that reach segments of consumers with specific product interests or broad groups of consumers for greater reach. Our targeting capabilities are driven by a robust keyword- and intent-based predictive audience builder for CTV using AI technologies, which includes generative and predictive artificial intelligence and machine learning technologies, giving advertisers control and transparency over the households that see their ads.

•
Measurability:   Our proprietary measurement technology makes it possible for marketers to granularly track CTV ad impressions for every campaign on our platform.

•
Attribution:   We leverage measurement data obtained through our Verified Visits technology to attribute a CTV campaign impression to the corresponding user action, such as sales or leads. We make these connections across 400 million devices through third-party and first-party data, including CRM data, which helps advertisers understand the performance of their campaigns on our platform.

•
Automated Optimization:   We have developed algorithms which automate and continuously optimize our targeting capabilities and programmatic ad execution (including automating creative and price optimization), as well as other campaign elements to drive better performance. Our technology measures and incorporates a wide range of data signals, such as time of day and geography, resulting in hundreds of thousands of daily and real-time optimizations—including what ad inventory to buy, when to buy it and where to buy it. Automated optimization drives higher ROAS and other campaign goals for our customers.

•
Delivers Stunning Ads:   Because approximately 92% of our customers have never advertised on TV before, we offer creative solutions to enable them to create and refresh ads quickly and cost-effectively. Our software controls the quality and format of video ads by automatically screening creative for TV network formats and standards. We ensure ads are not rejected due to a failure to meet a content provider’s technical requirements—one of the common barriers for smaller brands to advertise.

•
Self-Serve:   Our software platform delivers an intuitive, customizable user interface that simplifies campaign planning and execution, with a self-serve software platform built for marketers of a broad range of sizes. With our platform, marketers can easily manage PTV campaigns with minimal dedicated resources.

We believe we are the first mover and category creator of PTV. Our easy-to-use software platform is differentiated by our revolutionary targeting technology, our measurement and attribution capabilities, and our solutions for TV creative. We benefit from a powerful flywheel effect as a result of our first mover advantage in the PTV ecosystem. We continuously develop enhancements to existing features and add new capabilities, such as MNTN Matched, to deliver higher ROAS for our customers. We source inventory on behalf of our customers from premium TV networks, including NBC, Paramount, Fox and other streaming networks, driving higher ROAS for our customers due to the level of engagement and visibility this premium inventory provides. As customers increase spend on our platform because of this higher ROAS, we are able to negotiate preferential ad inventory pricing on their behalf. TV networks, motivated to capture this large and growing opportunity of predominantly new TV advertisers, often reduce inventory prices to increase demand, thereby further enhancing ROAS for our customers. This powerful flywheel effect has enabled us to decrease the cost of premium inventory for our customers approximately 8% per quarter on average since the first quarter of 2022.
Our focus on building a leading PTV platform has contributed to our rapid growth. Our revenue grew by 27.9% to $225.6 million for the year ended December 31, 2024, from $176.3 million for the year ended December 31, 2023, driven by our unique and powerful value proposition, as well as our ability to efficiently attract new customers to the platform and increase usage for existing customers. We incurred $32.9 million of net loss and an operating loss of $1.6 million, but we were able to generate $38.8 million of Adjusted EBITDA for the year ended December 31, 2024, compared to $53.3 million of net loss, $46.1 million of operating loss and $6.3 million of Adjusted EBITDA for the year ended December 31, 2023, the primary difference being non-cash adjustments such as interest, depreciation and amortization, stock-based compensation and fair value adjustments. For the years ended December 31, 2024 and 2023, our net loss margin was (14.6)% and (30.2)%, respectively, with the results for each period largely driven by non-cash adjustments. Our Adjusted EBITDA margin was 17.2% and 3.6% for the years ended December 31, 2024 and 2023, respectively. See the section titled “Summary Historical Consolidated Financial and Other Data—Key Performance Indicator and Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of each measure to net loss, the most directly comparable financial measure calculated in accordance with GAAP. As of December 31, 2024, we had an accumulated deficit of $254.7 million and $52.3 million of outstanding indebtedness (including outstanding amounts under the 2023 Convertible Notes and Revolving Credit Facility). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Short-term note payable.”
Industry Background
Performance marketing has become the dominant form of digital advertising in the United States and globally. The rapid growth in this market has largely been driven by two major channels—search and social advertising—and the success of these two channels is based on two key attributes. First, the ability for marketers to leverage data to identify and reach specific target audiences. Second, the ability to measure and attribute ROAS (or other performance outcomes) of a campaign. Together, performance marketing enables marketers to analyze the impact of a campaign on a target audience and optimize a campaign to drive results such as sales leads and app installs. Additionally, performance marketing enables marketers to spend budgets efficiently.
Despite the rapid growth of performance marketing on search and social, TV remains a leading advertising channel. TV is an integral part of everyday life and captures audiences with its diverse, highly captivating content. Advertising on TV also benefits from its significant reach and scale, with our software platform enabling customers to reach an estimated 99% of TV households in the United States as of December 31, 2024. Furthermore, according to eMarketer, the average American household was expected to watch approximately three hours of traditional TV per day in 2024, more than double the combined time spent on the leading search and social platforms per day in the same period, according to market estimates. Moreover, the visual impact of TV advertising is amplified by the size of the medium, with ads displayed on large-screen formats, offering a more immersive experience compared to the compact format of social displayed on smartphones and other small screen devices. As a result, traditional TV continues to be a highly sought-after advertising channel for marketers. Given its lack of effective targeting, measurement and attribution, however, marketers are migrating their spend to CTV and performance related marketing channels.
In recent years, the TV industry has been undergoing a digital revolution with the advent of new technology that delivers TV over the Internet or CTV. CTV continues to grow rapidly as consumers are empowered to watch what they want, when they want. Consumers watch content on CTV via SVOD or through free or more affordable AVOD. Although initial adoption of CTV was driven by SVOD, AVOD is growing faster, and eMarketer estimates U.S. AVOD ad revenues will grow by 23% in 2025, compared to an estimated U.S. SVOD subscription revenue growth of 10%. Netflix, Amazon Prime and other platforms are experiencing strong growth, largely driven by consumers’ willingness to watch ad-supported content in lieu of paying higher subscription fees. Furthermore, according to Deloitte, 40% of consumers cancelled at least one paid SVOD subscription over a selected six-month period between 2023 and 2024.
PTV leverages CTV’s digital infrastructure, allowing marketers to engage with CTV audiences and measure campaigns more effectively, similar to other digital channels such as social and search. For the first time, TV advertisers can accurately target, measure, and attribute campaign effectiveness. This powerful combination of targeting, measurement and attribution capabilities, along with the influence and engagement of a large screen TV format, positions PTV as a promising performance marketing channel for marketers of a broad range of sizes.
Market Opportunity for PTV
We believe our PTV market opportunity sits at the center of three large advertising markets: performance advertising, traditional TV advertising, and CTV advertising.
•
Performance Advertising:   We expect to expand the performance advertising market while also capturing share from existing performance channels because PTV uniquely combines powerful TV ad formats with the performance benefits of search and social to which marketers are already accustomed.

According to Magna Global, United States performance marketing is estimated to represent $285.4 billion in ad spend in 2025 and is expected to grow at a 9.7% CAGR to $343.6 billion by 2027.
•
Traditional TV Advertising:   We also believe PTV addresses the needs of traditional TV brand marketers, who are expected to spend approximately $50 billion annually between 2025 and 2027 according to eMarketer. They will benefit from the combination of full-screen non-skippable commercial ad formats and data-driven targeting, measurement and optimization that historically have not been available on traditional TV.

•
CTV Advertising:   As CTV marketers are already aware of TV audiences shifting to CTV, and the benefits of using data for enhanced targeting, measurement and attribution capabilities, we expect to attract a portion of CTV ad spend. Our software platform enables these marketers to focus on driving performance-based outcomes, such as ROAS. The CTV ad market is expected to grow at a 12.5% CAGR from $33.4 billion in 2025 to $42.2 billion in 2027, according to eMarketer. CTV remains a large and growing opportunity driven by the shift of linear advertising dollars (where a majority of the spend is today) to CTV, as well as the potential to attract new TV advertisers.

Combined with its powerful ability to engage and influence audiences, PTV has the potential to deliver compelling ROAS relative to other performance marketing channels. Because PTV can target audiences of any size, it has the potential to open PTV advertising to marketers of a broad range of sizes, many of whom have never advertised on TV before. We believe this direct-to-brand strategy can generate a high volume of long-term customers that will continue to build over time.

Our Near-Term Market Opportunity
Today, the customers we serve are primarily SMBs in the United States, with an estimated PTV SAM opportunity of over $60 billion. We calculate our market opportunity using business count data sourced from Statista, focusing on the number of SMBs with 10-500 employees in 2023. Using data sourced from Zippia, businesses of this size generate, on average, annual sales of $8 million. For these businesses, data from Gartner assumes approximately 10% of sales go to marketing, with 5% of marketing budgets allocated to PTV advertising, according to management estimates. Multiplying the number of businesses with 10-500 employees of 1.5 million by the average PTV advertising budget of approximately $40,000 to $80,000 arrives at our SAM figure of $60 to $120 billion.
As we continue to scale our platform, we expect that our SAM will expand as we capture more of the marketing budget at our customers, who are just beginning to leverage the benefits of data-driven performance marketing. Approximately 92% of our PTV revenue was generated by SMBs in 2024, of which 86% was from mid-sized businesses. While our immediate market opportunity centers around SMBs in the United States, our market penetration rate is only 0.2% and we have numerous long-term opportunities to extend our platform into new markets and channels such as larger global brands and international markets. We believe that these opportunities present a significant runway for our long-term growth as technological advancements further disrupt CTV and performance marketing, and as we adapt the scope and capabilities of our core platform.
PTV has significant growth potential with multiple drivers and favorable market trends:
Performance marketing is a massive market opportunity with significant growth potential.   Performance marketing has grown rapidly because of the digital infrastructure that enables search and social marketing. These channels allow marketers to spend ad budgets with the expectation that they can achieve ROAS or other specific campaign goals. Additionally, as marketers continue to be more data driven and results oriented, performance marketing channels will continue to capture additional share of the total advertising market.
Performance marketers continue to test new channels and platforms to enhance and diversify their advertising.   Historically, marketers have had limited performance marketing alternatives to paid search and social that offer comparable targeting, measurement and scale. Additionally, as demand for search and social increases, so does pricing, thereby reducing marketers’ campaign ROAS and exacerbating the need for channel diversification. We believe that PTV has the potential to be the preferred marketing channel and capture a significant share of performance marketing spend.
Traditional TV has exceptional reach and engagement but is undergoing significant change.   Advertising on TV benefits from its significant reach and scale with an estimated 130 million unique TV households reached by us through December 2024. Furthermore in 2024, the average American household was expected to watch approximately three hours of traditional TV per day. As a result, traditional TV continues to be a highly sought- after marketing channel, but only for those marketers who can afford to advertise without effective targeting, measurement, and attribution capabilities.
CTV audiences are large, growing and highly engaged, and are expected to continue to increase rapidly.   There is a major shift in consumption toward CTV, which reflects consumers’ desire for on-demand viewing, higher quality content, more personalized experience and less expensive alternatives to cable and satellite offerings.

According to eMarketer, CTV reached 234 million users in the United States each month in 2024. Consumption trends are equally impressive, with U.S. consumers streaming approximately 23 million years of streaming content in 2024, a 10% increase from approximately 21 million years of streaming content in 2023. CTV is the only platform that provides the combination of scale, engagement, and measurability similar to search and social.
Rapidly increasing ad-supported content and corresponding CTV ad inventory.   Increasing CTV viewership, combined with the growth of AVOD content, due in large part to the consumer’s willingness to watch ad-supported content in lieu of paying higher subscription fees, has led to a significant increase in available TV ad inventory for marketers. According to eMarketer, it is estimated that approximately 185 million Americans streamed ad-supported content in 2024, an increase of 13% from 2023. According to Deloitte, as of March 2024, approximately 46% of households subscribed to at least one ad-supported tier of a paid service as part of their subscription lineup, and 57% used a free, ad-supported service. Additionally, according to Deloitte, 40% of consumers cancelled at least one paid SVOD subscription over a selected six-month period between 2023 and 2024. As of November 2024, CTV represented 45.8% of total TV viewing time but only 32.5% of TV ad spend, creating a substantial opportunity as CTV ad spend normalizes to meet this increasing audience engagement.
Increasing need for software and technology to take full advantage of CTV’s digital infrastructure.   Marketers are increasingly leveraging digital platforms. According to the State of Martech and Marketing Operations 2023/2024 edition, 83% of marketing organizations were expected to increase their technology spending in 2024, with an average budget increase of approximately 11%. Marketers looking to take full advantage of CTV, similar to how they use search and social, will require a purpose-built platform that offers targeting, measurement and attribution capabilities, along with advanced algorithms to optimize and automate ad buying decisions in real time. Additionally, marketing platforms need to be easy-to-use while operating at immense scale.
Competitive Strengths
We believe the following attributes and capabilities form our core strengths and provide us with a competitive advantage:
Leading the Next Era of Performance Marketing.   We are transforming CTV into what we believe will become a leading performance marketing channel. Our software platform combines the storytelling power of TV advertising with the enhanced targeting, measurement and attribution capabilities of paid search and social advertising. We put marketers at the forefront of the PTV revolution where they can tell their story to audiences they select on CTV and effectively measure subsequent audience actions. Our unique, results-driven approach coupled with our independent position in the CTV ecosystem makes us the trusted partner to marketers. We believe that our intuitive, accessible platform and direct-to-brand approach enables marketers to engage audiences through CTV as easily as they do in social or search, opening TV advertising to brands of any size. As of December 31, 2024, approximately 92% of our existing customers had never advertised on TV before, demonstrating that our platform is able to expand advertising capabilities beyond the largest companies to potentially all performance marketers.
Powering Unique Attribution for CTV.   Our Verified Visits technology offers an attribution solution purpose-built for CTV advertising, giving marketers direct insight into which ad views subsequently drove sales leads or app install regardless of which device the consumer used and seamlessly integrating us with our customers’ transactional data to tie campaigns to specific actions by their target households. Furthermore, we provide granular ROAS data by audience intent and demographics, geography, campaign, time of day, and hundreds of other parameters. Our proprietary attribution engine and custom integrations with industry-leading data providers allow us to analyze the performance of any ad we serve across approximately 400 million devices through third-party and first-party data, including CRM data.
Our Large and Growing Data and Technology Moat.   We believe that we have a multi-year head start in PTV during which we have driven approximately 565 million visits that have been verified through our Verified Visits technology and 81 million conversions from February 2020 through December 2024, generating billions of dollars in revenue for our customers and providing us a large data set against which our AI algorithms continually update and optimize. The result is continuously improving performance that drives higher ROAS for our customers. We believe our expanding pool of data, alongside our optimization and measurement capabilities, provides us with a growing competitive advantage. We recently introduced MNTN Matched which offers AI-based targeting that matches consumers with brands and products they are most likely to engage with to achieve our customers’ ROAS and other goals.
Our Comprehensive Solution Serves Brands of a Broad Range of Sizes.   We enable PTV advertising for brands of a broad range of sizes and are increasingly becoming integral to their marketing strategies. Our platform has an intuitive, easy-to-use interface. Further, our proprietary platform offers our customers flexibility to spend marketing dollars at times and in amounts that make sense for them. Our comprehensive platform automates the entire PTV marketing process, from targeting to dynamic campaign optimization and real-time reporting. Additionally, our platform is purpose-built for the CTV ecosystem and affords us a differentiated position to automate and transform all facets of the CTV advertising process. We offer creative solutions to our customers that allows them to create and refresh ads, more quickly and cost-effectively. The combination of our ROAS based solutions and reduced cost of creative democratizes TV advertising for all marketers.
Leading Position in CTV Ecosystem Powers Cost-Advantaged Flywheel.   We believe we are the first mover and category creator of PTV. Our easy-to-use software platform is differentiated by our revolutionary targeting technology, our measurement and attribution capabilities, and our solutions for TV creative. As a result of our first mover advantage in the PTV ecosystem, we benefit from a powerful flywheel effect. We continuously improve our targeting, usability of data, measurement, attribution and campaign optimization capabilities, refine our algorithms and increase automation, all of which are intended to deliver higher ROAS for our customers. As a result of better performance and higher ROAS, our customers increase their spend on our platform. As customer spend increases, we are able to engage premium TV networks on behalf of our customers and negotiate preferential and more competitive pricing for premium ad inventory. Motivated to capture this large and growing opportunity of largely new TV advertisers, TV networks have reduced inventory prices to attract higher demand volume, which ultimately drives higher ROAS for our customers. This powerful flywheel effect has enabled us to decrease the cost of premium inventory for our customers approximately 8% per quarter on average since the first quarter of 2023.
Go-to-Market Model Allows for High Growth.   Our revenue grew by 27.9% for the year ended December 31, 2024, compared to the year ended December 31, 2023. We believe this rapid growth is a testament to our platform differentiation and industry-leading technology. Our direct-to-brand strategy has enabled us to achieve efficiencies in our sales cycle and rapidly onboard customers and grow over time. This strategy has increased our inbound leads from 2% in 2020 to 64% in 2024, evidencing the success of our brand awareness. For the year ended December 31, 2024, our inbound and outbound average sales cycles were 19 and 41 days, respectively. Furthermore, our self-serve software platform requires minimal professional support and can be maintained and updated cost effectively, enabling margins similar to those of leading, scaled software companies. For the year ended December 31, 2024, we incurred $32.9 million of net loss and an operating loss of $1.6 million, but we were able to generate $38.8 million of Adjusted EBITDA, the primary difference being non-cash adjustments, such as interest, depreciation, and amortization, stock-based compensation and fair value adjustments, compared to $53.3 million of net loss, $46.1 million of operating loss and $6.3 million of Adjusted EBITDA for the year ended December 31, 2023. See the section titled “Prospectus Summary—Summary Historical Consolidated Financial and Other Data—Key Performance Indicator and Non-GAAP Financial Measures” for a description and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated in accordance with GAAP. Our growth allows us to invest in technology that increases the value of our platform to customers and further strengthens our business model.
Founder-Led Management Team with Tech-Focused DNA.   Our founder and CEO, Mark Douglas, has more than two decades of experience at leading technology companies and is a pioneer and thought leader in the performance marketing industry. He leverages his deep knowledge and experience to lead a team of engineers focused on constant innovation and delivering a best-in-class user experience. Additionally, our management team includes operators with decades of experience leading companies in technology, advertising, and media as well as influential voices who help extend our brand. This depth of experience continues to position us as the leader in PTV.
Growth Strategies
We believe we are in the early days of our market opportunity and are focused on executing against our multi- pronged strategy to grow our business. We will continue to invest in technology, channels and markets to deliver greater value to our customers. We expect our investment to enable us to extend our market leadership and sustain our momentum around customer adoption. Our key growth strategies include:
Bring New Advertisers to PTV.   We believe all marketers, including those that have never advertised on TV before, are potential customers. The performance marketing industry is massive and growing as marketers spend more on digital platforms. For the years ended December 31, 2024 and 2020, we had $205.3 million and $21.5 million in PTV revenue, respectively, representing a CAGR of 75.9%. We focus our sales and marketing resources on acquiring marketers currently using paid search and social channels as well as existing TV marketers. Additionally, we intend to continue to leverage relationships with agencies and other partners to bring additional marketers onto our platform.
Increase Our Share of Existing Customers’ Ad Spend.   We believe that our differentiated solution, purpose-built for CTV and performance marketing, as well as our innovation-driven strategy enables us to efficiently increase spend from our existing customers. As brands meet and exceed their ROAS targets and the CTV ad market organically grows, we expect that they will increase spend for a given campaign or buy more campaigns for other marketing needs. Increased usage and spend has generally resulted in increases in our SMB Net Revenue Retention Rate, which was 108% for the year ended December 31, 2024. As we build more scale across customers, premium CTV inventory, creative and data, we expect our platform will continuously deliver outcomes more efficiently, the cost of our solution will decrease and our customers’ ROAS will increase.
Continuous Innovation Drives Increased Spend.   Our commitment to product innovation is a key driver for building and deepening relationships with our customers and fueling growth. We continuously improve our targeting, usability of data, measurement, attribution and campaign optimization capabilities, refine our algorithms and increase automation, all of which are intended to deliver higher ROAS for our customers. We recently introduced MNTN Matched which offers first of its kind targeting that matches consumers with brands and products they are most likely to engage with to achieve our customers’ ROAS and other goals. We are also investing in AI technologies across a range of creative capabilities, from storyboarding to production, to help clients create PTV ads. As customers recognize this value, they continue to use our solutions as demonstrated by our growth in PTV Customers from 142 in 2019 to 2,225 in 2024, representing a CAGR of 73.4%. As we continue to improve our value proposition to marketers, we position ourselves to capture an increased share of marketing spend.
Leverage Our Creative Offering.   Because approximately 92% of our customers have never advertised on TV before, we offer creative solutions to enable them to create and refresh ads quickly and cost-effectively, significantly reducing the friction in developing and launching campaigns. These solutions include access to QuickFrame, our marketplace of thousands of independent creators that can quickly produce custom, cost-effective professional TV ads. We believe our solutions offer our customers a comprehensive and accessible approach to developing TV ads and is particularly relevant for customers who have never developed TV advertising before. We expect to be able to leverage insights from our deep, growing creative dataset to identify, deliver and measure personalized content that maximizes consumers’ interest, engagement and likelihood to purchase or take other action, thereby continuing to increase our customers’ ROAS over time.
Develop and Promote the MNTN Brand.   We utilize our revolutionary PTV platform to promote our brand by streaming MNTN-branded TV ads into the homes of performance marketers. We also leverage our social media presence, public relations efforts, and content marketing through the production of original guides, reports, and other research that establishes us as a thought leader in PTV. This positioning helps us attract new customers and gives existing customers the confidence to launch more campaigns on our platform. We believe that our brand marketing is a key differentiator for our business and our team includes influential voices who help us extend our brand.
Extend Platform into Adjacent Markets and Channels.   We have numerous long-term opportunities to extend our platform into new markets and channels including large global brands and international markets. We believe that global brands represent a significant opportunity for our growth and increased awareness of the MNTN brand. Additionally, many of these traditional TV advertisers are global companies that could represent an attractive entry point as we seek to expand into international markets. According to IDC, international ad spend on CTV and other free ad-supported streaming services totaled approximately $12 billion in 2024, of which we believe we are positioned to capture a meaningful share going forward. We believe that these opportunities present a significant opportunity for our long-term growth as technological advancements further disrupt CTV and performance marketing, and as we adapt the scope and capabilities of our core platform.
Acquisitions.   We may opportunistically acquire businesses that bolster our product offering, team, customer base and overall differentiation in the market, thereby accelerating our growth.
Our Platform
We believe that we are transforming CTV into a powerful, next-generation performance marketing channel. In the same way that paid search and paid social introduced performance marketing in digital channels, our leading software platform brings performance marketing to CTV. We enable brands of a broad range of sizes to launch highly targeted CTV ads, measure and attribute performance and optimize campaigns in a highly automated manner. Our comprehensive platform offers end-to-end solutions for accessing premium CTV ad inventory, including audience selection, campaign budgeting and goal setting, creative set up, campaign launch, and measurement and reporting. Our platform was designed with enterprise-grade workflows in mind, but its user interface allows for easy navigation—and minimizes dedicated resources needed to launch and manage campaigns at scale. We believe customers depend on our platform for the following reasons:
•
Targeting:   Our revolutionary AI targeting technology, MNTN Matched, matches consumers with brands that they are most likely to engage with to achieve our customers’ ROAS goals. Through our advanced technology, brands have the flexibility to run campaigns that reach segments of consumers with specific product interests or broad groups of consumers for greater reach. Our targeting capabilities are driven by a robust keyword- and intent-based predictive audience builder for CTV using AI technologies, giving advertisers control and transparency over the households that see their ads. This allows marketers to match audiences to brands based on their behavior and shopping intent instead of basic demographic data across nearly every addressable American household leveraging a potentially limitless number of audience categories.

•
Measurability:   Our proprietary measurement technology makes it possible for marketers to granularly track CTV ad impressions for every campaign on our platform. By tracking and measuring impressions at a granular level, we are able to provide advertisers with a detailed understanding of their campaign performance. Additionally, our performance data reports directly into the key measurement platforms relied on by marketers which allows our customers to compare our platform’s performance against other performance channels side-by-side.

•
Attribution:   We leverage measurement data obtained through our Verified Visits technology to attribute a CTV campaign impression to the corresponding user action, such as sales leads and app installs. Our technology enables measurement across multiple devices in the home when we serve a TV ad on one device and then measure the response from other devices. For example, if a consumer watches a CTV ad and then visits the brand’s website from his or her phone, the action is recorded by our technology and made available in our reporting user interface. We make these connections across 400 million devices through third-party and first-party data, including CRM data, which helps advertisers understand the performance of their campaigns on our platform. Customers can then track conversions with Google Analytics right alongside their other performance channels.

•
Automated Optimization:   We have developed algorithms which automate and continuously optimize our targeting capabilities and programmatic ad execution (including automating creative and price optimization), as well as other campaign elements to drive better performance. Our technology measures and incorporates a wide range of data signals, such as time of day and geography, resulting in hundreds of thousands of daily and real-time optimizations—including what ad inventory to buy, when to buy it and where to buy it. Creative can also be set up for automated A/B testing, enabling customers to try multiple TV ads in a campaign to determine which ad is the most effective. Automated optimization drives higher ROAS and other campaign goals for our customers.
•
Delivers Stunning Ads:   Because approximately 92% of our customers have never advertised on TV before, we offer creative solutions to enable them to create and refresh ads quickly and cost-effectively, significantly reducing the friction in developing and launching campaigns. These solutions include access to QuickFrame, our marketplace of thousands of independent creators that can quickly produce custom, cost-effective professional TV ads. Our software controls the quality and format of video ads by automatically screening creative for TV network formats and standards. By guaranteeing the correct format, resolution, sound and other standards that publishers of ad inventory impose on ads, we ensure ads are not rejected due to a failure to meet a content provider’s technical requirements—one of the common barriers for smaller brands to advertise. In doing so, we increase the likelihood that customers’ ads are accepted by publishers and viewed by audiences.

•
Self-Serve:   Our software platform delivers an intuitive, customizable user interface that simplifies campaign planning and execution, with a self-serve software platform built for marketers of a broad range of sizes. With our platform, marketers can easily manage PTV campaigns with minimal dedicated resources. MNTN is designed for performance marketers, not IT specialists. Customizable features at every step allow marketers to define, action and measure campaign-specific ROAS goals—which we believe are unique to our platform.

Marketer’s PTV Journey on Our Platform
Our full-lifecycle workflow solution spans the entire PTV Customer journey across:
•
Step 1:   Match Audiences and Brands;

•
Step 2:   Set Budget and Goals;

•
Step 3:   Setup Creative;

•
Step 4:   Launch Campaigns; and

•
Step 5:   Report and Measure.

Audience Matching as Unique as Brands Themselves:   Our revolutionary targeting technology, MNTN Matched, seamlessly integrates third-party data and our customers’ first-party data, including CRM data, to match consumers with brands and products that they are most likely to engage with to achieve our customers’ ROAS and other goals. We allow marketers to easily segment across an estimated 130 million unique TV households with both off-the-shelf audience segments (e.g., luxury gym members, new home buyers) and customizable audience attributes (e.g., visit history, browsing activity, and location), as well as adjust in real time depending on performance results. For marketers seeking to improve brand awareness, they can conduct broad marketing campaigns.

Enter Budget and Goals—We Take Care of the Rest:   Marketers turn to our platform for campaign insights and recommendations. Our platform intelligently recommends budgets and performance goals (typically ROAS) based on audience segments. Budgets can also be set for future campaigns with the ability to model performance against spend. Our proprietary algorithms dynamically optimize campaign buying decisions in real time, ensuring that performance goals are met consistently without human oversight so marketers can focus on higher value responsibilities.
Create Highly Engaging PTV Ads That Delight Audiences:   Whether brands have historically advertised via TV or are new to TV advertising entirely, our software platform allows marketers to upload their TV commercials whether developed independently or using our creative solutions. In a matter of minutes, our software can also intelligently convert each ad into dozens of ad sizes and formats for TV, web and mobile placements.
Launch and Delivery of CTV and Omni-Channel Campaigns:   We allow brands of a broad range of sizes to launch highly targeted and engaging TV ads on premium TV networks. Advertising against TV-network content typically results in superior performance because audiences are more engaged and receptive to ads relative to other forms of streaming video.
Attribution Results…Period:   Our powerful attribution capabilities eliminate the uncertainty from measurement and reporting. We are measuring any sales leads and app installs on customers’ websites and apps—regardless of device. Our Verified Visits technology allows marketers to precisely measure the performance of their campaigns against key goals, such as ROAS.
Our Technology
Our PTV platform is built on a scalable software stack that includes support for campaign setup, targeting, automated ad bidding, ad serving, attribution and reporting. The result is a fully integrated software solution that gives marketers the ability to create and launch TV campaigns directly without the help of traditional media agencies. Our platform is highly intuitive for our users, with an interface similar to that used for paid search and social advertising.
Our key components of technology are as follows:
•
Targeting Solutions:   With our revolutionary targeting technology, MNTN Matched, we match consumers with brands and products they are most likely to engage with to achieve our customers’ ROAS and other goals. We provide our customers with a full digital targeting system to select the specific audiences, based on intent, which they want to deliver ads. We offer marketers the ability to target audiences through our unique combination of third-party and first-party data sources, including CRM data. Our technology is based on a robust keyword-based predictive audience builder for CTV that leverages AI technologies to score and categorize consumers in 99% of households. The result is highly predictive models that identify consumers with the highest intent giving advertisers unprecedented control and transparency over which households see their ads. Conversely, for broad brand awareness, our platform enables capabilities for greater audience reach while maintaining a baseline standard for audience relevance. Marketers can also use CRM data to target audiences based on data their consumers provide. Our unified audience solution synchronizes the third-party and first-party data, including CRM data, to enable the ability to target a single set of audiences that combines segments for both new and existing customer marketing.
•
Automated Buying:   We automate the ad buying process for our customers. Ad buying decisions are made programmatically an average of more than 230,000 times per second, matching against multiple variables such as audience data (geography, demographics, and behavior), ad inventory data (day/week parting, viewability, and publisher quality), and customer preferences (data budget allocation, pricing limits, performance metrics, and frequency caps). Price is determined dynamically and our platform decides what ads to purchase and what price to pay hundreds of thousands of times per second. Multiple data centers support our enterprise-grade, automated, real-time bidding ensuring our ability to continue scaling and meet customer demands.

•
Proprietary Technology:   Our proprietary technology provides a cross-device solution for measuring consumer responses to TV ads. Our technology builds a dynamic map of every computing device in the home, including CTVs, OTT devices, phones, tablets and computers. Measurement across multiple devices in the home is enabled when we serve a TV ad on one device and then measure the response from other devices. For example, if a consumer watches a TV ad and then visits the brand’s website from his or her phone, the action is recorded by our technology and made available in our reporting user interface.

•
Dynamic Campaign Optimization:   Our dynamic campaign optimization technology leverages algorithms which automate and continuously optimize our targeting capabilities, our programmatic ad execution (including automating creative and price optimization), as well as other elements of the campaigns. Our technology measures 53 signals, which refers to types of data, such as time of day and geography, resulting in hundreds of thousands of daily optimizations, or real-time decisions, including about how to determine what ad inventory to buy, when to buy it and where to buy it.

•
Ad Serving:   We deliver ads directly using two layers of ad serving technology. The first layer responds to requests for an ad, verifies the request is valid and then selects which ad to serve. Dynamic ad placement technology decides on a per household basis, which ad creative should be served. The second layer of ad serving technology implements the VAST standard for streaming TV directly into the home via OTT devices and Smart TVs.

•
Reporting:   In addition to standard performance marketing reports, we offer marketers analytics by brand, objective, audiences, campaign, keyword, creative, geography, and TV network, as well as a nearly unlimited number of custom reports using 479 million dimension and metric variations. All our reporting uses data that is collected by our technology. All data is accessible to our customers via our user interface. Data can also be pulled directly from the platform through our API and placed in customer data warehouses, providing off-platform access to all reporting data available in our user interface. We also provide integration with Google Analytics and impression tracking with systems like Google DCM.

•
User Interface:   We have a single user-friendly interface for campaign setup, creative editing and reporting—creating the most comprehensive software platform for TV advertising on the market. First, the campaign user interface provides campaign and creative setup, budgeting and targeting. Campaign setup includes audience selection to target households using MNTN Matched. Budget and goals can also be set at the campaign level. Creative can be set up for automated A/B testing enabling customers to try multiple TV ads in a campaign to determine which ad is the most effective. The interface also provides customizable reporting with the ability to add, remove and change metrics, as well as to adjust the layout of any reporting dashboard.

Audience Targeting Solutions
Automated Buying
Ad Serving
Dynamic Campaign Optimization
Verified Visits Technology
Reporting
User Interface

Our Customers
Our diversified customer base consists of brands of a broad range of sizes, with 92% of our PTV revenue generated by SMBs, of which 86% was from mid-sized businesses. Our customer count includes any customer that uses the platform and is billed, including during trial periods, which we define as three months or fewer, and customers who continue to use the platform post-trial. Churn during paid trial periods is primarily due to limited experience using performance marketing platforms. Since our performance trials are paid, our customer count includes both trial and post-trial customers.
We believe our customers include both experts in performance marketing as well as marketers who are just beginning to leverage the benefits of data-driven performance marketing. Approximately 92% of our customers have never advertised on TV before, which we believe is due to the nature of brand marketing and our platform is their first entry point into TV as a performance marketing channel. As customers leverage the full targeting, measurement and attribution capabilities of our platform, we typically expect they generate more revenue for us. For the years ended December 31, 2023 and 2024, customers generating over $100,000 of net revenue on our platform totaled 297 and 421 customers, respectively.
As customers meet and exceed their post-trial ROAS targets, we expect that they will increase spend for a given campaign or expand by launching more campaigns for other marketing needs. We believe this result and our strategic focus on SMBs has been validated. To calculate our SMB Net Revenue Retention Rate, we first calculate the revenue generated by all SMB customers who used the platform and were billed for more than three months during a prior twelve-month period. We then calculate the revenue generated by that same cohort of SMB customers during a subsequent twelve-month period and divide the revenue generated during such subsequent twelve-month period by the revenue generated during such prior twelve-month period to arrive at the SMB Net Revenue Retention Rate. For the year ended December 31, 2024, our SMB Net Revenue Retention Rate was 108%.
In addition to our core focus on SMBs, enterprises, comprised of large global brands, are a growing share of our customers. Enterprise customers have the largest TV advertising budgets but have historically used TV as a brand advertising channel. Our PTV platform drives ROAS, representing a shift from existing brand-oriented TV campaigns to PTV campaigns better suited to achieve goals of reach and frequency. As a result, enterprise customers require further education on PTV and are in the early stages of adoption of performance advertising on CTV. We believe that large enterprise customers represent a significant opportunity for our growth and increased awareness of our brand. Over time, we expect enterprise customers to play an important role in our PTV strategy and contribute meaningfully to our financial performance.
Below is a summary of experiences of some of our customers:

mntn

Build with Ferguson Drove Incremental Revenue Growth with MNTN.

Build with Ferguson, a leading home improvement retailer, was eager for a new channel that could help generate incremental revenue — not only for its own brand, but for its partner brands as well. With effective campaigns that stretched across the entire sales funnel, MNTN Performance TV enabled Build with Ferguson to reach valuable new customers and drive more sales.

Performance Highlights.

$3.6 Billion

MNTN Generated Advertiser Revenue

MNTN was an invaluable resource that enabled us to get the right message to the right consumer – all at the right time. MNTN's data-driven targeting was seamless to activate and allowed us to quickly scale and optimize campaigns, ultimately driving incremental revenue across the entire customer journey.

Shawn Clark

Director of Performance Marketing, Build with Ferguson

Key Callouts.

- Build with Ferguson was an early adopter of CTV advertising, and worked with MNTN to generate incremental revenue — resulting in $3.6B total revenue driven by MNTN campaigns.
- Build with Ferguson's goal was to accelerate its revenue, as well as for its partner brands via co-op campaigns.
- Build with Ferguson launched Performance TV prospecting and retargeting to reach new audiences earlier in their buying journey, and re-engage existing website visitors.
- Automated media buying and targeting audiences using MNTN's fully integrated audience builder ensured Build with Ferguson's budgets returned strong performance.
- CTV ads were served on top-tier streaming networks, pairing Build with Ferguson's brand with premium content to deliver a high impact ad experience.

mntn

Tarte Drove Net-New Business with MNTN Performance TV.

Tarte, a leading cosmetics brand, wanted an effective way to raise brand awareness, while simultaneously generating revenue by tapping into new audiences. MNTN Performance TV's suite of performance-focused technology, including MNTN Matched, helped them reach high-intent audiences and achieve their goals.

Performance Highlights.

5.25x
ROAS
(2024 Retargeting)

1.46x
ROAS
(H1 2024 Prospecting)

$33.1 Million
MNTN Generated Advertiser Revenue
From August 2021 through the end of 2024

13% of Tarte's Total Revenue
From August 2021 through the end of 2024

Key Callouts.

- Tarte launched Performance TV prospecting and retargeting campaigns to reach new shoppers and generate revenue across the sales funnel.
- Automated media buying and targeting audiences using MNTN's fully integrated audience builder ensured Tarte's budgets returned strong performance.
- CTV ads were served on top-tier streaming networks, pairing Tarte's brand with premium content to deliver a high quality ad experience.
- In the fourth year of their partnership with MNTN, Tarte's 2024 campaigns still generated impressive growth — driving 69% more Verified Visits and decreasing cost per visit by 34%, when compared to 2023.
- Following a notable increase in efficiency in Q1 2024 vs. Q1 2023, Tarte made a 60% year-over-year increase to their Q2 budget vs. the same time period the previous year.

> Investing in CTV has allowed Tarte to increase national product awareness while driving topline revenue for our direct-to-consumer business. A channel that can drive awareness and sales simultaneously is extremely rare and highly valued.

Jenna Manula Linares

Vice President, Digital Marketing & Head of TikTok Shop at Tarte Cosmetics

mntn

With MNTN, woom Turned CTV Into Its Growth Engine For The U.S. Market.

woom, a global leader in children's bikes, was searching for a way to accelerate growth in the U.S. market. When their traditional performance marketing channels, including Google and Meta, reached a plateau, they turned to MNTN Performance TV to boost brand awareness and drive substantial revenue growth. After initial success in 2023, woom adopted MNTN Matched, and also increased their budget by 32% for 2024 — resulting in 158% more Verified Visits in 2024 while cutting their cost per visit by 49% versus the year prior.

Performance Highlights.

$7.9 Million

MNTN Generated Advertiser Revenue
From March 2023 to the end of 2024

19% of woom's Total U.S. DTC Revenue
From March 2023 to the end of 2024

158%

Increase in Verified Visits
(2024 vs. 2023)

49%

Decrease in Cost per Visit
(2024 vs. 2023)

When we are looking for marketing platforms, it's not just how it impacts our marketing strategy for today — it's how it can impact it for tomorrow. So scalability was and is a big part of what we were looking for, and with MNTN we saw absolutely that.

April Obersteller
Managing Director, woom

Key Callouts.

- MNTN Performance TV enhanced woom's footprint in the U.S., introducing their bikes to a new market while generating 19% of their total U.S. DTC revenue in the period from March 2023 to the end of 2024.
- Building on the previous year's success, woom increased their 2024 budget by 32% — resulting in 158% more Verified Visits, and cutting their cost per visit in half.
- woom became an early adopter of MNTN Matched, a first-of-its-kind system that offered them a more effective way of building scalable, high-performance TV audiences.
- The 2024 busy holiday shopping season was especially strong for woom — they saw their ROAS increase by 66% from November to December, when compared to September through October.

ThirdLove Tied Positive ROAS to Full Funnel Efforts with MNTN.

ThirdLove, a leading American women's essentials company, was searching for a way to replenish their upper funnel while still maintaining a profitable return on investment. ThirdLove previously tested other TV and streaming ad solutions, but had not found what it was looking for. MNTN Performance TV delivered on ThirdLove's campaign goals, driving new users to their brand while simultaneously generating a positive ROAS. Building on this success, ThirdLove added lower-funnel retargeting campaigns to help drive more revenue, conversions, and an even higher ROAS.

Performance Highlights.

$12.2 Million

MNTN Generated Advertiser Revenue

From June 2021 to the end of 2024

> With MNTN, we've found CTV can deliver positive returns across the entire sales funnel. The addition of lower-funnel retargeting campaigns to our upper-funnel efforts has compounded our results and bolstered our revenue during key sales periods.

Amy Carr
Chief Marketing and Digital Officer at ThirdLove

Key Callouts.

- CTV ads were served on top-tier streaming networks, pairing ThirdLove's brand with prestigious content to deliver a premium ad experience.
- MNTN Performance TV delivered on ThirdLove's campaign goals, driving new users to their brand while simultaneously generating a positive ROAS.
- Due to their initial success, ThirdLove paired lower-funnel retargeting campaigns with their prospecting to drive even higher ROAS.
- Automated media buying and targeting audiences using MNTN's fully integrated audience builder ensured ThirdLove's budget returned strong performance.
- ThirdLove averaged an impressive 7.85x ROAS from January 2023 to December 2024.

Our Business Model
Our revenue is generated through usage-based fees from customers based on their level of ad spend. We generally collect revenue directly from the customer. The customer selects the amount they wish to spend on our platform for a given campaign, and our platform allocates that budget with the intention to generate the highest ROAS for the customer. We purchase premium ad inventory through both negotiated arrangements directly with premium TV networks and SSPs. Our customers are invoiced based on the amount they spend on a campaign.
Sales and Marketing
Our go-to-market approach is driven by our highly efficient sales organization and our differentiated brand marketing strategy. We believe the combination of these elements, leveraging our revolutionary PTV platform, is a competitive advantage contributing to our growth and enables efficient customer acquisition. MNTN uses its own platform to attract new advertisers, by streaming MNTN branded TV ads into the homes of marketers.
Product Marketing
Product Marketing is responsible for educating prospective advertisers about what products MNTN sells and how they can be used to positively impact our customers’ business. We employ a diverse set of marketing tactics to continue to build on our brand as follows:
(1)
digital marketing, including producing all types of media, such as website, marketing collateral, presentations, and all other visual assets, advertising of our platform and its benefits through various channels (e.g., PTV, search, social, webinars and content syndication), and overseeing marketing analytics to measure impact;

(2)
producing original guides, reports, and other research that establish our PTV thought leadership; and

(3)
assisting other teams within our company, particularly our sales team, in marketing our platform by translating complex technologies from the product and engineering teams into sales enablement material for the rest of our company.

Our creative team has decades of experience creating high-quality and memorable content and includes a global influencer with millions of social media followers. We believe that our brand marketing, including public relations, is a key differentiator for our business.
Brand Marketing
Our brand marketing uses a differentiated identity and voice that resonates with performance advertisers, communicates our value proposition for first-time TV advertisers and sets us apart from other CTV advertising platforms. We showcase our brand in a creative and memorable manner through various media channels and strategic partnerships that increase customer affinity. For example, we use Maximum Effort, a disruptive marketing agency, for our brand marketing, including the creation of our TV, commercials, videos, social media posts and event marketing. In addition, we partner with globally recognized figures with substantial social media followings, as well as renowned industry leaders, who are aligned with and help us promote our capabilities and differentiated value proposition. Our Chief Executive Officer, Mark Douglas, is a thought leader in media, advertising and technology, and has made regular appearances on networks such as CNBC and Bloomberg. These appearances generated 5.0 billion earned media views in 2024.
We believe our brand marketing strategy is a competitive advantage and enables more efficient customer acquisition and retention. For example, the combination of MNTN’s Brand Marketing and Product Marketing efforts have increased inbound leads from 2% in 2020 to 64% of MNTN’s revenue in 2024, which we believe is among the highest rate of inbound leads in the TV industry.
Sales
Since our inception, we have strived to build a sales organization to acquire customers quickly and efficiently. We generate a significant number of inbound leads that continue to grow over time as we continue to build awareness of the MNTN brand. We also employ an outbound sales force focused on identifying new customers, including performance marketers as well as large brands that spend significantly on TV advertising today.
After we receive inbound or outbound leads, our sales development representatives follow up with a demonstration, or demo, of our platform and user interface. Following a demo, our account representatives offer a paid performance trial of our platform to potential customers, after which the customer is onboarded onto our platform. We believe that due to our platform’s ease of use, intuitive function and clear ROAS results, we have been able to implement an accelerated sales cycle. For the year ended December 31, 2024, our inbound and outbound average sales cycles were 19 and 41 days, respectively. When the customer is ready to launch, management of the customer’s performance goals is taken over by our customer success team. The customer success team serves as the primary point of contact from this stage forward, collaborating with customers to optimize use of the platform to maximize their ROAS and other performance goals and drive higher spend. We continue to provide technical support as needed, however our platform is designed to be self- serve and once a customer has gained experience using our platform, they look to our customer success team to provide strategic advice regarding their campaigns.
Competition
The CTV marketing channel is nascent, fragmented and rapidly evolving. However, there is significant competition for marketers and premium CTV ad inventory. Within the broader performance marketing space, we face competition from players that vary in size and approach.
We believe that we primarily compete on the following factors:
•
the ability to innovate our technologies and offerings;

•
experience and connectivity in the PTV and broader performance marketing ecosystem;

•
relationship with constituents in the CTV marketing ecosystem;

•
access to premium CTV ad inventory at competitive rates;

•
brand and reputation of our platform;

•
effectiveness of our sales and marketing and customer support teams;

•
the ability to expand into new revenue streams and international geographies; and

•
ability to attract and retain talent.

We believe that we compete favorably in performance marketing, differentiated by our proprietary technology platform that has been purpose-built for PTV, our highly innovative approach both around technology and business model, the flywheel effect of our rapidly growing scale, and our entrepreneurial and highly effective team.
Our Team and Culture
We put our people at the heart of everything we do as they have been critical in growing our business to be the pioneer in PTV. Our team draws from a broad spectrum of knowledge, including data science, algorithms, infrastructure, software development, AI technologies, and from experienced leadership in digital marketing, including across CTV, mobile and video channels. As of December 31, 2024, we had 499 full-time team members, including 205 team members across sales, marketing, and customer success and 176 team members across product development and engineering. We have invested and continue to invest substantial time and resources in building our team. We are highly dependent on our management, highly-skilled software engineers, sales personnel and other professionals. None of our team members are represented by a labor union or covered by collective bargaining agreements and we believe that our team member relations are strong.
Culture
Everything we do at MNTN is grounded in the core principles of trust, ambition and quality. Our success is driven by a collaborative, team-based model where all members of a team are encouraged to take ownership of their functional area and assume leadership responsibilities. We expect all our team members to regularly question themselves and their fellow team members about what their team’s goals are, how to achieve them, and whether there are better goals their team should be striving toward. We facilitate this through regular one-on-one conversations among team members and senior management so that we are able to provide our team members with the support they need, and mandate compassion and honesty in all such conversations. We believe that if our team members keep our core principles in mind, they will be successful here.
The culture of our company is critical to growing our business and continuing to drive innovation in PTV. The culture we thrive on is focused on making decisions based on our best interest, providing quick solutions while efficiently managing resources, and focusing on results rather than process. To achieve this, our hiring efforts seek to attract diverse, loyal and responsible team members who have an appetite for success and growth. Our recruitment team seeks individuals who naturally want to do more, own more, and make an impact in their careers.
We have an entirely remote workforce. To ensure our culture is retained as we grow our workforce in an entirely remote environment, we have developed a strategy focused on fostering engagement among our team members and development that includes regular events and team-building initiatives, fireside chats with our leadership, multiple off-site meetings (which we refer to as MNTN Meets) a year, and monthly onboarding training sessions. We believe this strategy ensures our people are empowered in driving our business forward by integrating them into our culture.
Talent Retention
We believe our culture enables us to attract, retain and develop exceptional talent, which is a critical component of our success, as evidenced by low turnover rates and the long average tenure of our team members. We ensure we keep our turnover level low through maintaining quarterly one-on-one’s with every team member. We strive to hire and retain exceptionally talented people who embrace our culture. We offer our team members, amongst other things, competitive compensation packages, 100% healthcare coverage, annual vacation stipends, an open-ended vacation policy and a monthly three-day weekend for months without a holiday weekend. We have further initiatives planned to continue to develop our retention strategy, such as engagement surveys, increased learning and development opportunities, and developing new best practices for how we hire, onboard and develop our teams.
Team Member Wellness and Safety
We provide our team members and their families with access to a variety of innovative, flexible and convenient health and wellness programs. We continue to evolve our programs to meet our team members’ health and wellness needs.
Conduct
We are committed to promoting high standards of honest and ethical business conduct in alignment with our cultural values. We do not tolerate harassment or discrimination. Our team members are required to take annual harassment and discrimination training. Each of our team members acknowledge our cultural values that are contained in our Employee Handbook.
Privacy and Security Laws
Our business is and will continue to be subject to existing and emerging laws and regulations, including laws and regulations concerning data privacy, security and the collection, use and sharing of data. There is an increasing awareness of how Internet user data is being used in the advertising technology ecosystem, in particular, focused on the use of technology (including “cookies” and “pixels”) to collect or aggregate data about Internet users’ online browsing activity.
As described above, our customers share data about Internet users with us that is collected through our proprietary technology, including pixels. We do not collect data from Internet users that directly identifies an actual, identifiable consumer (such as name, address, or phone number), and we take steps not to collect and store such data. Instead, our technology collects and uses IP addresses, hashed email addresses and browser or other device information about Internet users to provide our services to customers. We also collect other data about Internet users in the course of providing services to our customers, including non-identifiable data that allows our customers to better understand their audiences. We do not use any of this non-identifiable data to identify specific individuals, nor does our product enable our customers to identify specific individuals. However, the definitions of “personal information,” “personal data” and “personally identifiable information” vary by jurisdiction, and data privacy laws worldwide continue to evolve. Because we, and our customers, rely upon large volumes of such data, and new laws may require us, other companies in the digital advertising landscape, and our customers, to adapt our practices, it is essential that we monitor developments in this area in each jurisdiction where we do business (and as we expand) to avoid violating applicable legislation and regulation.
In the United States, both state and federal legislation govern activities such as the collection, use, and disclosure of data by companies like us. Digital advertising in the United States has primarily been subject to regulation by the FTC which has primarily relied upon Section 5 of the Federal Trade Commission Act, which prohibits companies from engaging in “unfair” or “deceptive” trade practices, including alleged violations of representations concerning privacy practices and acts that allegedly violate individuals’ privacy interests.
Other United States data privacy laws apply to us and many of our customers, such as the CCPA (which became effective January 1, 2020). The CCPA imposes obligations and restrictions on businesses that handle the personal information of California residents and provides new and enhanced data privacy rights to California residents. The CCPA applies to us and many of our customers and requires us to maintain ongoing significant resources for compliance purposes. Certain requirements in the CCPA remain uncertain due to ambiguities in the drafting or incomplete guidance. Adding to the uncertainty facing the ad tech industry, amendments to the CCPA came into effect that impose additional obligations on the digital advertising space and applies to information collected by businesses on or after January 1, 2022. In addition, data privacy laws that share similarities with the CCPA are now in effect and enforceable in Colorado, Connecticut, Florida, Oregon, Texas, Utah and Virginia, and will soon be enforceable in several other states as well. The laws in these states differ from the CCPA, though they also impose notice and opt-out obligations in relation to certain types of digital advertising. A federal comprehensive privacy law, containing a right for consumers to opt-out of targeted advertising, has been proposed as well. We expect these new laws and their requirements will cause us to incur additional compliance costs and impose additional restrictions on us, our customers, and on our industry partners. In addition, plaintiffs in the United States have filed litigation (including class actions) alleging that the use of pixels by advertisers violates laws such as the Video Privacy Protection Act and state wiretapping laws, and several such lawsuits remain undecided at this time. These ambiguities and resulting impact on our business will need to be resolved over time.
Further, if we expand internationally, some of our activities will become subject to foreign legislation and regulation, such as the EU GDPR, the UK GDPR and the EU ePrivacy Regulation (which is expected to replace the current EU ePrivacy Directive). The GDPR imposes comprehensive data privacy compliance obligations on the collection, use, transfer and other processing of “personal data,” including a principal of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit. The GDPR also imposes conditions on how to obtain valid consent for the use of non-strictly necessary cookies, such as prohibiting pre-checked consents and requiring that separate consents are sought for each type of cookie. In addition, national EU and UK laws which transpose the ePrivacy Directive, require informed consent for the placement of non-strictly necessary cookies or similar technologies on an individual’s device and for direct electronic marketing, and recent decisions from European courts and regulators are driving increased attention to cookies and similar technologies.
In the coming years, we expect further consumer data privacy regulation both in the United States and abroad that will likely apply to our business and that of our customers and industry partners.
Beyond laws and regulations, we are members of self-regulatory bodies that impose additional requirements related to the collection, use, and disclosure of Internet user data, including the DAA and the NAI. Under the requirements of these self-regulatory bodies, in addition to other compliance obligations, we provide Internet users with notice via our privacy policy about our use of pixels and similar technologies to collect their data, and of our collection and use of such data to assist our customers in delivering personalized advertisements. We provide Internet users with information on how to opt-out from the use of information for interest-based advertising and provide links to opt-out mechanisms and portals maintained by some of these self-regulatory bodies in our privacy policy. Some of these self-regulatory bodies have the ability to discipline members or participants, which could result in fines, penalties, and/or public censure (which could in turn cause reputational harm). Additionally, some of these self-regulatory bodies might refer violations of their requirements to the FTC or other regulatory bodies.
Increasing regulation of cookies, and any decline of such technologies in the advertising technology ecosystem, may lead to broader restrictions and impairments on our technology platform and business practices and may negatively impact our efforts to understand Internet users’ behaviors and market trends. Until prevailing compliance practices standardize, our business and, consequently, our revenue, could be negatively impacted by worldwide privacy regulations.
The above description does not include an exhaustive list of the laws and regulations governing or impacting our business. See the “Risk Factors” section of this prospectus for information on the potential material adverse effects to our business due to regulatory actions, changes in legislation and regulatory guidance in the jurisdictions in which we currently operate and in which we plan to expand, or due to actual or perceived failure to comply with such legislation or regulatory guidance.
Our Intellectual Property
Our proprietary technologies are important, and we rely upon trade secret, trademark and patent laws in the United States and abroad to establish and protect our intellectual property and protect our proprietary technologies. Our success depends in part upon our ability to protect our intellectual property rights with respect to our proprietary technologies, and to operate without infringing, misappropriating or violating valid and enforceable third-party intellectual property.
We register certain domain names, trademarks and service marks in the United States and in certain locations outside the United States. We also rely upon common law protection for certain trademarks. We have applied for and obtained minimal patent protection for our proprietary technology. We generally enter into confidentiality and invention assignment agreements with our team members that are developing intellectual property for us to ensure we own all intellectual property rights in their work product. We also generally enter into confidentiality agreements with parties with whom we conduct business, in order to limit access to, and disclosure and use of, our proprietary information. We also use measures designed to control access to our technology and proprietary information. We view our trade secrets and know-how as a significant component of our intellectual property assets, which we believe differentiate us from our competitors.
However, we cannot assure you that the steps taken by us will prevent misappropriation of our trade secrets or other proprietary rights. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy aspects of our technologies or software or obtain and use information that we regard as proprietary. As the patent landscape around AI technologies continues to evolve, we cannot guarantee that our use of AI technologies will always be compliant with existing patents in the space.
Further, our intellectual property rights may be invalidated, circumvented, or challenged. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as government agencies and private parties in the United States. Any impairment of our intellectual property rights, or any unauthorized disclosure or use of our intellectual property or technology, could harm our business, our ability to compete and our operating results.
Legal Proceedings
We are not currently a party to any legal proceedings, litigation or claims, which, if determined adversely to us, would have a material adverse effect on our business, operating results, financial condition or cash flows. We may from time to time be party to litigation and subject to claims incident to the ordinary course of business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.
Name	Age	Position with Company
Executive Officers
Mark Douglas	61	Founder, President, Chief Executive Officer and Chairman of the Board
Patrick A. Pohlen	66	Chief Financial Officer
Christopher Innes	42	Chief Operating Officer
Non-Employee Directors
Joe B. Johnson	65	Director
Grant Ries	52	Director
Hadi Partovi	52	Director
Dana Settle	52	Director
Joseph Kaiser	49	Director
Executive Officers
Mark Douglas, our founder, has served as our President, Chief Executive Officer and a member of our board of directors since 2009. In 2015, he co-founded and served as the President and Chief Executive Officer of HomeMe until 2018. From 2008 to 2009, he was the Vice President of Engineering at Magnite (formerly the Rubicon Project). Prior to joining Magnite, Mr. Douglas was the Vice President of Technology at eHarmony from 2004 to 2008. Mr. Douglas founded CenterView Software in 1994. He has also held positions at Covalent Technologies, Persistence Software and Oracle. We believe Mr. Douglas is well-qualified to serve as a member of our board of directors because of his historical knowledge, operational expertise, leadership, and continuity that he brings to our board as founder, President and Chief Executive Officer.
Patrick A. Pohlen has served as our Chief Financial Officer since May 2021. Prior to joining MNTN, Mr. Pohlen was a partner at the law firm of Latham & Watkins LLP from 2002 to 2021, where he was global chair of the emerging company practice for approximately 15 years. He represented technology and life science companies, as well as venture capitalists and investment banks, on a variety of corporate matters, including private financings, initial public offerings, capital market transactions, and mergers and acquisitions. Mr. Pohlen has published and lectured on various corporate law topics. He has lectured at the University of California at Berkeley’s Coleman Fung Institute for Engineering Leadership and Carnegie Mellon University, among others. Mr. Pohlen also ran a venture-backed technology company from 2000 to 2002. Mr. Pohlen holds a Bachelor of Arts degree from Iowa State University and a Juris Doctor from the University of Iowa College of Law.
Christopher Innes has served as our Chief Operating Officer since January 2017 and oversees all our processes and systems in addition to assuming a broad, top-level management function. Mr. Innes began his relationship at MNTN as a former customer who has helped lead the organization from the mind of a marketer. Prior to becoming MNTN’s first Chief Operating Officer, Mr. Innes served as our Chief Monetization Officer from 2015 to 2017, Senior Vice President for Client Services from 2013 to 2015 and Vice President of Client Services from 2011 to 2013. Mr. Innes also served as a member of our board of directors from October 2022 to February 2025.
Non-Employee Directors
Joe B. Johnson has served as a member of our board of directors since 2021. From 1998 to 2021, Mr. Johnson held various roles at BDO USA, LLP, serving most recently as the National Managing Partner, Industry Groups and Relationship and Account Management. Mr. Johnson was also the Assurance Office Managing

Partner for the BDO USA, LLP Orange County Office and the Western Region Managing Partner — Tax and Assurance. Mr. Johnson also served as a member of the board of directors of BDO USA, LLP from 2012 to 2018, where he held various roles, including as chair of the firm’s Partner Matters Committee, a member of the firm’s Compliance and Ethics Committee, the firm’s Cybersecurity Committee and as the board representative for the firm’s Women’s Initiative. Prior to joining BDO USA, LLP, Mr. Johnson was a senior manager at the accounting firm KPMG LLP. Mr. Johnson holds a Bachelor of Science degree in Accounting from the University of Southern California and a Master of Business Administration from California State University-Fullerton. We believe Mr. Johnson is well-qualified to serve as a member of our board of directors because of his extensive accounting and executive leadership experience.
Grant Ries has served as a member of our board of directors since 2021. Apart from his service to our Company, Mr. Ries has served as the Chief Data & AI Officer of T-Mobile since 2022. Mr. Ries also served as Chief Executive Officer of Deep Sync, a leading data and analytics company in the marketing industry, from 2022 to 2023. From 2018 to 2022, Mr. Ries served in several roles at Liveramp (NYSE: RAMP), including as Executive Vice President of Emerging Markets and Chief Executive Officer of Liveramp B2B following Liveramp’s acquisition of Pacific Data Partners, a B2B data and technology company co-founded by Mr. Ries. From 2016 to 2017, Mr. Ries served as the Chief Business Officer for Convoy, a global logistics technology leader. Mr. Ries was also a co-founder and board member of BlueKai, which was acquired by Oracle (NYSE: ORCL) in 2014, following which Mr. Ries co-launched and served as the Vice President of Oracle Data Cloud. Mr. Ries is also an active angel investor and has provided advisory and operating support for his various investments in the technology sector for more than 20 years. Mr. Ries holds a Bachelor of Arts degree in Psychology from the University of Washington and a Master’s degree in Healthcare from the University of Washington. We believe Mr. Ries is well-qualified to serve as a member of our board of directors because of his experience providing advisory, operating and recruiting support to various companies in the technology sector.
Hadi Partovi has served as a member of our board of directors since 2022. Mr. Partovi has founded Code.org, a non-profit education organization, in 2012 and has served as its Chief Executive Officer since inception. In addition, Mr. Partovi has been a strategic advisor or early investor for over 25 years at a number of technology companies, including Facebook, Dropbox, Uber, airbnb, SpaceX and Zappos. Mr. Partovi was President and co-founder of iLike, Inc., an online service allowing users to download and share music, from 2006 until iLike, Inc.’s acquisition by MySpace, a social networking service, in 2009, where Mr. Partovi continued to work as Senior Vice President of Technology until 2010. Mr. Partovi is a board member of Axon Enterprise, Inc. (NASDAQ: AXON). Mr. Partovi holds a Bachelor of Arts and a Master of Science degree in Computer Science from Harvard University. We believe Mr. Partovi is well-qualified to serve as a member of our board of directors because of his broad knowledge and experience in the technology sector.
Dana Settle has served as a member of our board of directors since 2022. Ms. Settle has been a Managing Partner and Co-Founder of Greycroft, a seed-to-growth venture capital fund, since 2006. Ms. Settle is a board member of IMAX Corporation (NYSE: IMAX), as well as several private companies. Ms. Settle holds a Bachelor of Arts in International Studies and Finance from the University of Washington and a Master of Business Administration from Harvard Business School. We believe Ms. Settle is well-qualified to serve as a member of our board of directors because of her extensive experience in the private equity markets and her broad expertise in emerging technology markets.
Joseph Kaiser has served as a member of our board of directors since 2019. Mr. Kaiser is the Chief Executive Officer and a Managing Director of Mercato Partners, a venture capital firm focused on investments in technology and consumer product markets. Prior to joining Mercato Partners in 2016, Mr. Kaiser was Director of Capital Markets at Vivint Solar, a company offering solar energy solutions, from 2014 to 2016 and an Associate at Blackstone from 2011 to 2014. Mr. Kaiser holds a Bachelor of Science in Business Administration from Saint Louis University and a Master of Business Administration from Northwestern University, Kellogg School of Management. We believe Mr. Kaiser is well-qualified to serve as a member of our board of directors because of his deep understanding of the technology and consumer product industries.
Family Relationships
There are no family relationships among any of our directors or executive officers.

Board Composition and Election of Directors
Our board of directors is currently composed of six members, with one vacancy. Our board of directors has determined that five of our six directors in office, Joe B. Johnson, Grant Ries, Hadi Partovi, Dana Settle and Joseph Kaiser, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” for board service as that term is defined under the rules of the NYSE.
Classified Board of Directors
In accordance with our Post-IPO Certificate of Incorporation, which will be in effect upon the closing of this offering, our board of directors will be divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose terms are then expiring, to serve from the time of election and qualification until the third annual meeting following their election or until their earlier death, resignation or removal. Upon the closing of this offering, our directors will be divided among the three classes as follows:
The Class I directors will be Joseph Kaiser and Hadi Partovi, and their terms will expire at our first annual meeting of stockholders following this offering.
The Class II directors will be Dana Settle and Grant Ries, and their terms will expire at our second annual meeting of stockholders following this offering.
The Class III directors will be Mark Douglas and Joe B. Johnson, and their terms will expire at our third annual meeting of stockholders following this offering.
Our Post-IPO Certificate of Incorporation will provide that the authorized number of directors may be changed only by resolution of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See the section of this prospectus captioned “Description of Capital Stock—Anti-Takeover Provisions—Post-IPO Certificate of Incorporation and Post-IPO Bylaws” for a discussion of these and other anti-takeover provisions found in our Post-IPO Certificate of Incorporation and Post-IPO Bylaws, which will become effective upon the closing of this offering.
Our directors were elected to and currently serve on the board pursuant to a voting agreement among us and several of our largest stockholders. See “Certain Relationships and Related Party Transactions—Voting Agreement.” This agreement will terminate upon the closing of this offering, after which there will be no further contractual obligations regarding the election of our directors.
Director Independence
We have applied to have our Class A common stock listed on the NYSE. Under the rules of the NYSE, the board of directors must be composed of at least a majority of directors who qualify as independent within one year following the listing date of our securities. Under the rules of the NYSE, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such person does not have a relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In connection with this offering, our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Joe B. Johnson, Grant Ries, Hadi Partovi, Dana Settle and Joseph Kaiser, representing five of our six directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” for board service as that term is defined under the rules of the NYSE. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our common stock and/or convertible preferred stock by certain non-employee directors, the relationships of certain non-employee directors with certain of our principal stockholders, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Committees
Our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues.
Each of the audit committee, the compensation committee and the nominating and corporate governance committee will operate under a written charter that will be approved by our board of directors in connection with this offering. A copy of each of the audit committee, the compensation committee and the nominating and corporate governance committee charters will be available on the investors section of our corporate website at www.mountain.com upon the closing of this offering. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider such information to be part of this prospectus.
Audit Committee
Our audit committee will oversee our corporate accounting and financial reporting process and assist our board of directors in monitoring our financial systems. Our audit committee will be responsible for, among other things:
•
appointing, compensating, retaining and overseeing the work of our independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•
discussing with our independent auditor any audit problems or difficulties and management’s response;

•
pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the committee);

•
reviewing and discussing our annual and quarterly financial statements with management and our independent auditor;

•
discussing and overseeing our policies with respect to risk assessment and risk management; and

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our team members of concerns regarding questionable accounting or auditing matters.

Effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, our audit committee will consist of Joe B. Johnson, Joseph Kaiser and Grant Ries, with Joe B. Johnson serving as chair. Our board of directors has determined that all members of our audit committee are financially literate under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has affirmatively determined that Joe B. Johnson, Joseph Kaiser and Grant Ries each satisfy the heightened independence requirements under Rule 10A-3 of the Exchange Act specific to audit committee members and meets the other requirements of the NYSE for service on an audit committee. In addition, our board of directors has determined that Joe B. Johnson, Joseph Kaiser and Grant Ries will each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K and have the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE.

Compensation Committee
Our compensation committee will oversee our compensation policies, plans and benefits programs. Our compensation committee will be responsible for, among other things:
•
reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;

•
overseeing an evaluation of our other executive officers and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•
reviewing and making recommendations to our board of directors regarding director compensation;

•
reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements;

•
appointing and overseeing any compensation consultants, and

•
overseeing and periodically reviewing with management our strategies, policies and practices with respect to human capital management and talent development.

Effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, our compensation committee will consist of Joseph Kaiser, Hadi Partovi and Joe B. Johnson, with Joseph Kaiser serving as chair. Our board of directors has affirmatively determined that Joseph Kaiser, Hadi Partovi and Joe B. Johnson qualify as independent under the applicable rules specific for compensation committee members and that Joseph Kaiser, Hadi Partovi and Joe B. Johnson are “non-employee directors” as defined in Section 16b-3 of the Exchange Act.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will oversee and assist our board of directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee will be responsible for, among other things:
•
identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•
recommending to our board of directors the nominees for election to our board of directors at annual meetings of our stockholders;

•
overseeing the annual self-evaluations of our board of directors and management; and

•
developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, our nominating and corporate governance committee will consist of Dana Settle, Grant Ries and Hadi Partovi, with Dana Settle serving as chair. Our board of directors has affirmatively determined that Dana Settle, Grant Ries and Hadi Partovi qualify as independent under applicable NYSE rules.
Board Leadership Structure
Our board of directors is currently chaired by our chief executive officer, Mark Douglas. Our corporate governance guidelines, which will be in effect upon the effectiveness of the registration statement of which this prospectus forms a part, provide that, if the chairperson of our board of directors is a member of management or does not otherwise qualify as independent, the independent members of our board of directors may elect among themselves a lead independent director. Hadi Partovi currently serves as our lead independent director. The lead independent director’s responsibilities include, but are not limited to: presiding over all meetings of the board of directors at which the chairman is not present, including any executive sessions of the independent directors; approving board meeting schedules and agendas; and acting as the liaison between the independent directors on the one hand and the chief executive officer and chairman of our board of directors on the other.

Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.
Role of the Board in Risk Oversight
Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to our financial reporting, accounting, and auditing matters, including our major financial risk exposures; cybersecurity and data privacy risk. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our board of directors and potential conflicts of interest, as well as risks concerning environmental and social matters. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through discussions with committee members and regular reports from management about such risks, as well as the actions taken by management to adequately address those risks. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Code of Business Conduct and Ethics
Our board of directors will adopt a written Code of Business Conduct and Ethics that applies to our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and team members, as well as consultants, which will become effective upon effectiveness of the registration statement of which this prospectus forms a part. Following this offering, a current copy of the Code of Business Conduct and Ethics will be posted on the investor section of our corporate website www.mountain.com upon the closing of this offering. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider such information to be part of this prospectus. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is an executive officer or one of our other team members. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION
The following is a discussion and analysis of compensation arrangements of our named executive officers, or NEOs. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.
Our NEOs for the year ended December 31, 2024 were as follows:
•
Mark Douglas, our President and Chief Executive Officer;

•
Patrick A. Pohlen, our Chief Financial Officer; and

•
Christopher Innes, our Chief Operating Officer.

Summary Compensation Table
The following table sets forth total compensation paid to our NEOs for the years ended December 31, 2024 and 2023.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Mark Douglas President and Chief Executive Officer	2024	600,000	—	—	582,747	24,641	1,207,388
	2023	600,000	—	—	534,138	18,303	1,152,441
Patrick A. Pohlen Chief Financial Officer	2024	475,000	—	—	701,246	3,272	1,179,518
	2023	475,000	—	—	572,291	216	1,047,507
Christopher Innes Chief Operating Officer	2024	500,000			677,871	33,359	1,211,230
	2023	500,000	—	—	553,215	32,508	1,085,723

(1)
Amounts shown for 2024 represent the following:

Name	Vacation Reimbursement(1) ($)	Tax Gross-Up on Vacation Reimbursement ($)	Internet Stipend(2) ($)	Computer Equipment(3) ($)	401(k) Plan Matching Contributions
Mark Douglas	13,000	—	600	7,041	4,000
Patrick A. Pohlen	—	—	600	2,672	—
Christopher Innes	13,000	16,598	600	3,161	—

(1)
We offer vacation reimbursement benefits to employees, based on the number of years of service. The amount shown is the reimbursement amount paid to Mr. Douglas and Mr. Innes in 2024 for this benefit.

(2)
We offer reimbursement of internet expenses up to $50 per month to its employees. The amount shown is the reimbursement amount paid to each NEO in 2024 for this benefit.

(3)
We reimbursed Messrs. Douglas, Pohlen and Innes for computer equipment in 2024, which may be used for personal or business purposes.

Narrative to Summary Compensation Table
2024 Base Salaries
Our NEOs each receive a base salary to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
In early 2024, the annual base salaries of Messrs. Douglas, Pohlen and Innes were set at $600,000, $475,000 and $500,000, respectively.

Our board of directors and compensation committee may adjust base salaries from time to time in their discretion. No change was made to the base salary of any of our NEOs in 2024.
2024 Annual Bonuses
We maintain the Amended and Restated Bonus/Dividend Plan (the “Bonus Plan”) in which each of our NEOs participated in 2024. Under our Bonus Plan, cash bonuses may be earned based on the achievement of certain performance goals.
Under our Bonus Plan, the target bonus opportunities for Messrs. Douglas, Pohlen and Innes for 2024 were $700,000, $750,000 and $725,000, respectively.
The actual bonuses earned by our named executive officers under the Bonus Plan for 2024 performance are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” columns.
Equity-Based Compensation
We have granted stock options to our NEOs to attract and retain them, as well as to align their interests with the interests of our stockholders. Our stock options generally vest over four years subject to continued service to us. No equity grants were made to any of our NEOs in 2024.
On February 13, 2025, our board of directors granted each of Mr. Pohlen and Mr. Innes an option to purchase 170,833 and 251,637 shares of our Class A common stock, respectively. Each option has an exercise price per share equal to $20.54, which our board of directors determined equaled the fair market value of a share of our Class A common stock on the date of grant, and vests and becomes exercisable as to 1/48th the initial number of shares underlying the option monthly, subject to continued service to our company through the date of vesting.
On February 13, 2025, our board of directors also granted Mr. Innes a performance-based option to purchase 188,728 shares of our Class A common stock. The option has an exercise price per share equal to $20.54, which our board of directors determined equaled the fair market value of a share of our Class A common stock on the date of grant, and vests and becomes exercisable upon the attainment of certain closing trading prices of our Class A common stock, subject to continued service to our company through the date of vesting.
In addition, on February 28, 2025, our board of directors approved the automatic grant to Mr. Innes of an option to purchase 188,728 shares of our Class A common stock effective upon completion of this offering and to have an exercise price per share equal to the initial public offering price. The option will vest and become exercisable as to 1/48th the initial number of shares underlying the option monthly subject to continued service to our company through the date of vesting.
In connection with this offering, we have adopted a 2025 Incentive Award Plan, referred to below as the 2025 Plan, in order to facilitate the grant of cash and equity incentives to directors, team members (including our NEOs) and consultants of our company and certain of its affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. We expect that the 2025 Plan will become effective upon filing and effectiveness of the Post-IPO Certificate of Incorporation, subject to approval of such plan by our stockholders. For additional information about the 2025 Plan, please see the section titled “Equity Compensation Plans” below.
In          , we amended each of the outstanding stock options held by Mr. Douglas to provide for such stock options to be exercisable into shares of Class B common stock or, if elected by Mr. Douglas prior to exercise, Class A common stock.
Other Elements of Compensation
Retirement Savings and Health and Welfare Benefits
We currently maintain a 401(k) retirement savings plan for our team members, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time team members. The Code allows eligible team members to defer a portion of their compensation and for us to provide matching contributions, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our team members, including our NEOs, in accordance with our compensation policies.
All of our full-time team members, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and accidental death and dismemberment insurance.
Perquisites and Other Personal Benefits
We provide perquisites and other personal benefits to our NEOs when we believe it is necessary to attract or retain the NEO.
All of our team members, including our NEOs, are eligible to receive an internet stipend that is intended to offset the cost of home internet service.
All of our team members, including our NEOs, are also eligible to receive reimbursement for expenses incurred for vacation, along with a gross up for taxes incurred in connection with such reimbursement.
During 2024, under this reimbursement program, we reimbursed Messrs. Douglas and Innes for expenses incurred for vacation, and provided Mr. Innes a gross-up for taxes incurred in connection with our reimbursement of vacation expenses.
Outstanding Equity Awards as of December 31, 2024
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2024.
		Option Awards					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mark Douglas	8/25/2021(2)	3,936,803	787,361	7,086,246(3)	3.79	8/24/2031
Patrick A. Pohlen	4/19/2021(4)						86,948	1,785,912
	6/23/2021(4)						66,419	1,364,246
	6/23/2021(5)	99,263			14.34	12/15/2031
	6/23/2021(5)	31,417			17.16	2/14/2032
Christopher Innes	1/1/2019	584,878			1.59	7/25/2029
	3/1/2021	2,000			1.69	3/14/2031
	6/23/2022(6)	798,332	159,667		3.79	8/24/2031

(1)
Amounts are calculated by multiplying the number of shares shown in the table by $20.54 per share of restricted stock, which constitutes the fair market value per share of our Class A common stock as of December 31, 2024, as determined by the board of directors and, in the case of restricted stock, is net of the $3.79 per share repurchase price applicable in the event of a termination of employment.

(2)
Option to purchase Class B common stock vests and becomes exercisable as to 1/48th of the shares underlying the option on each monthly anniversary of the vesting commencement date, subject to the holder continuing to provide services to us through the applicable vesting date.

(3)
Performance-based option to purchase Class B common stock that vests upon the attainment of certain closing trading prices of our Class A common stock.

(4)
Restricted shares of Class A common stock acquired upon exercise of option prior to vesting. The restricted stock vests in equal monthly installments through the fourth anniversary of the vesting commencement date. Any unvested shares are subject to repurchase at the original exercise price of $3.79 per share upon certain terminations of employment.

(5)
Option is immediately exercisable and vests as to 1/48th of the shares underlying the option each monthly anniversary of the vesting commencement date, subject to the holder continuing to provide services to us through the applicable vesting date. In the event the option is exercised prior to vesting, unvested shares of Class A common stock are repurchasable by us for the original exercise price upon any termination of service to us.
(6)
Option vests and becomes exercisable as to 1/36th of the shares underlying the option on each monthly anniversary of the vesting commencement date, subject to the holder continuing to provide services to us through the applicable vesting date.

Executive Compensation Arrangements
On            , 2025, we entered into an amended and restated offer letter with Mr. Pohlen, which provides for an annual base salary and target bonus opportunity, as well as eligibility for benefits. Under the amended and restated offer letter, in the event that Mr. Pohlen’s employment with us is terminated by us without cause (as defined in the amended and restated offer letter) or by Mr. Pohlen for good reason (as defined in the amended and restated offer letter) within 12 months following a change in control (as defined in the 2009 Plan), then 50% of the remaining portion of each then-unvested equity award held by Mr. Pohlen will vest, subject to his timely execution and non-revocation of a general release of claims in a form satisfactory to us.
Executive Officer Promissory Notes
On February 28, 2025, our board of directors approved the forgiveness of the outstanding amounts, including principal and any accrued interest, due under the secured promissory notes held by Messrs. Pohlen and Innes. The terms of their promissory notes are summarized below under “Certain Relationships and Related Party Transactions — Executive Officer Promissory Notes.”
Equity Compensation Plans
The following summarizes the material terms of the long-term incentive compensation plan in which our named executive officers will be eligible to participate following the consummation of this offering and our existing equity plans, under which we have previously made periodic grants of equity and equity-based awards to our named executive officers and other key team members.
2025 Incentive Award Plan
We have adopted the 2025 Plan, which will become effective upon filing and effectiveness of the Post-IPO Certificate of Incorporation. The principal purpose of the 2025 Plan is to attract, retain and motivate selected team members, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2025 Plan are summarized below.
Share Reserve.   Under the 2025 Plan,           shares of our Class A common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards and other stock-based awards. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2025 Plan will be increased by (i) the number of shares represented by awards outstanding under the QuickFrame Inc. 2018 Stock Plan, as amended, our 2009 Plan, as amended, or 2021 Plan, in each case referred to as Prior Plan Awards, that become available for issuance under the counting provisions described below following the effective date and (ii) an annual increase on the first day of each fiscal year beginning in 2026 and ending in 2035, equal to the lesser of (A) 5% of the shares of our common stock outstanding (on an as converted to Class A common stock basis) or underlying outstanding warrants to purchase our common stock that have an exercise price of $0.10 per share or less, in each case, on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than           shares of Class A common stock may be issued upon the exercise of incentive stock options.
The following counting provisions will be in effect for the share reserve under the 2025 Plan:
•
to the extent that an award (including a Prior Plan Award) terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2025 Plan;

•
to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2025 Plan or Prior Plan Award, such tendered or withheld shares will be available for future grants under the 2025 Plan;

•
to the extent shares subject to stock appreciation rights are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2025 Plan;

•
to the extent that shares of our common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2025 Plan;

•
the payment of dividend equivalents in cash in conjunction with any outstanding awards or Prior Plan Awards will not be counted against the shares available for issuance under the 2025 Plan; and

•
to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2025 Plan.

In addition, the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to all cash-based awards to any individual for services as a non-employee director during any calendar year may not exceed $1,500,000.
Administration.   The compensation committee of our board of directors is expected to administer the 2025 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least three members of our board of directors, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our Class A common stock are traded. The 2025 Plan provides that the board or compensation committee may delegate its authority to grant awards to team members other than executive officers and certain of our senior executives to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors.
Subject to the terms and conditions of the 2025 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2025 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2025 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2025 Plan. The full board of directors will administer the 2025 Plan with respect to awards to non-employee directors.
Eligibility.   Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2025 Plan may be granted to individuals who are then our officers, team members or consultants or are the officers, team members or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only team members of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.
Awards.   The 2025 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.
•
Nonstatutory Stock Options, or NSOs, will provide for the right to purchase shares of our Class A common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•
Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code, and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of

Class A common stock on the date of grant, may only be granted to team members, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our outstanding capital stock, the 2025 Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.
•
Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

•
Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•
Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our Class A common stock over a set exercise price. The exercise price of any SAR granted under the 2025 Plan must be at least 100% of the fair market value of a share of our Class A common stock on the date of grant. SARs under the 2025 Plan will be settled in cash or shares of our Class A common stock, or in a combination of both, at the election of the administrator.

•
Other Stock or Cash Based Awards are awards of cash, fully vested shares of our Class A common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Class A common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

•
Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our Class A common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents with respect to shares covered by a performance award will only be paid to the participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the performance award vests with respect to such shares.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.
Change in Control.   In the event of a change in control, unless the plan administrator elects to terminate an award in exchange for cash, rights or other property, or cause an award to accelerate in full prior to the change in control, such award will continue in effect or be assumed or substituted by the acquirer, provided that any performance-based portion of the award will be subject to the terms and conditions of the applicable award agreement. In the event the acquirer refuses to assume or replace awards granted, prior to the consummation of such transaction, awards issued under the 2025 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. The administrator may also make appropriate adjustments to awards under the 2025 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.
Adjustments of Awards.   In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of our Class A common stock or the share price of our Class A common stock that would require adjustments to the 2025 Plan or any awards under the 2025 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2025 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2025 Plan.
Amendment and Termination.   The administrator may terminate, amend or modify the 2025 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date (but no lower than the then-current fair market value on the amendment date) and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.
No incentive stock options may be granted pursuant to the 2025 Plan after the tenth anniversary of the effective date of the 2025 Plan, and no additional annual share increases to the 2025 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2025 Plan will remain in force according to the terms of the 2025 Plan and the applicable award agreement.
Amended and Restated 2021 Equity Incentive Plan
We currently maintain the 2021 Plan, as amended, which became effective on May 25, 2021 upon its adoption by our board of directors and approval of our stockholders, was amended as of August 25, 2021, and was amended and restated as of             , 2025. Following this offering and in connection with the effectiveness of our 2025 Plan, the 2021 Plan will terminate and no further awards will be granted under the 2021 Plan. However, all outstanding awards granted under the 2021 Plan will continue to be governed by their existing terms.
Administration.   Our board of directors, the compensation committee or another committee appointed by our board of directors, has the authority to administer the 2021 Plan and the awards granted under it. The administrator has the authority to select the service providers to whom awards will be granted under the 2021 Plan, the number of shares to be subject to those awards under the 2021 Plan, and the terms and conditions of the awards granted. In addition, the administrator has the authority to construe and interpret the 2021 Plan and to adopt rules relating to the 2021 Plan, and exercise such other powers that it deems necessary and desirable to promote our best interests and that are consistent with the terms of the 2021 Plan.
Share Reserve.   We have reserved an aggregate of up to 23,462,808 shares of our common stock, which may be granted in respect of either Class A common stock or Class B common stock for issuance under the 2021 Plan. As of December 31, 2024, options to purchase a total of 5,541,592 shares of our Class A common stock and 11,810,410 shares of our Class B common stock were outstanding, early exercisable options to purchase a total of 153,367 shares of restricted Class A common stock were outstanding and 1,679,654 shares remained available for future grants.
Awards.   The 2021 Plan provides that the administrator may grant options, including ISOs and NSOs, restricted stock units, restricted stock and other stock-based awards to team members, consultants and directors; provided that only team members may be granted ISOs.
•
Stock Options.   The 2021 Plan provides for the grant of ISOs or NSOs. ISOs may be granted only to team members. NSOs may be granted to team members, directors or consultants. The exercise price of

ISOs granted to team members who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our common stock on the date of grant, and the exercise price of ISOs granted to any other team members may not be less than 100% of the fair market value per share of our common stock on the date of grant. The exercise price of NSOs to team members, directors or consultants may not be less than 100% of the fair market value per share of our common stock on the date of grant.
•
Restricted Stock.   The 2021 Plan provides for the grant of restricted stock or the right to purchase restricted stock, each of which may be subject to our right to repurchase or a risk of forfeiture in respect of all or part of such shares at their issue price or other stated or formula price (or our right to require forfeiture of such shares if issued at no cost) in the event that the condition specified in the applicable restricted stock agreement are not satisfied prior to the end of the applicable restriction period or periods established for such awards. In general, restricted stock may not be sold, transferred, pledged, hypothecated, or otherwise encumbered until restrictions are removed or expire. Holders of restricted stock, unlike recipients of stock options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, subject to the terms of the 2021 Plan.

•
Restricted Stock Units.   The 2021 Plan provides for the grant of restricted stock units. Each restricted stock unit represents the unfunded, unsecured right to receive a share of our common stock or an amount of cash or other consideration equal to the fair market value of a share of our common stock. The terms of each award of restricted stock units are set forth in a restricted stock unit agreement.

•
Other Stock Based Awards.   The 2021 Plan provides for the grant of other stock-based awards; however, no such awards have been granted and it is not expected that any such awards will be granted prior to the offering.

Adjustments of Awards.   In the event of any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of substantially all of our assets, or sale or exchange of shares or other similar corporate transaction or event, the administrator may, or in the case of an equity restructuring (such as a stock split, stock dividend, spin-off or recapitalization), will make appropriate adjustments to the number and class of shares available for issuance under the 2021 Plan and the number, class and price of shares subject to, and modify the terms and conditions of, outstanding awards, in order to prevent dilution or enlargement of benefits. In the event of an equity restructuring of the company, the number, class and price of shares subject to outstanding options and stock purchase rights, and the number and class of shares available for issuance under the 2021 Plan will be equitably adjusted by the administrator.
Transferability.   Except as otherwise provided by our board of directors or as set forth in an applicable award agreement, awards granted under the 2021 Plan may not be sold, assigned, transferred, pledged or otherwise encumbered except by will or the laws of descent and distribution.
Change in Control.   In the event of a change in control, our board of directors may (i) cause any outstanding awards to terminate in exchange for cash or other property with a value equal to the amount that could have been obtained upon settlement of the vested portion of such award, (ii) provide for full accelerated vesting of outstanding awards, (iii) to provide that outstanding awards will be assumed or substituted, (iv) make adjustments to the number and type of shares underlying outstanding awards and/or in the terms and conditions of such awards, (v) replace outstanding awards with other rights or property or (vi) provide that outstanding awards will be terminated and may not vest or become payable following the consummation of such change in control; provided however, that if a change in control occurs and awards are not continued, converted, assumed or replaced with a substantially similar awards, and further provided that the participant is still our service provider, then immediately prior to the change in control such awards shall become fully vested, exercisable and/or payable and all forfeiture, repurchase and other restrictions on such awards shall lapse.
Amendment and Termination.   Our board of directors may amend or terminate the 2021 Plan or any portion thereof at any time. However, no amendment may materially and adversely affect any outstanding award, and any action by our board of directors to increase the number of shares subject to the plan or extend the term of the plan is subject to the approval of our stockholders. Additionally, an amendment of the plan shall be subject to the approval of our stockholders, where such approval by our stockholders of an amendment is required by applicable law. Following this offering and in connection with the effectiveness of our 2025 Plan, the 2021 Plan will terminate and no further awards will be granted under the 2021 Plan.
2009 Equity Incentive Plan
We currently maintain the 2009 Plan, as amended, which became effective on April 30, 2009 upon its adoption by our board of directors and approval by our stockholders. In connection with the effectiveness of our 2021 Plan, the 2009 Plan terminated and no further awards will be granted under the 2009 Plan. However, all outstanding awards granted under the 2009 Plan continue to be governed by their existing terms.
Administration.   Our board of directors, the compensation committee or another committee appointed by our board of directors, has the authority to administer the 2009 Plan and the awards granted under it. In addition, the administrator has the authority to construe and interpret the 2009 Plan.
Outstanding Awards. As of December 31, 2024, options to purchase a total of 1,528,700 shares of our Class A common stock were outstanding and no shares remained available for future grants.
Awards.   The 2009 Plan provided that the administrator may grant or issue options, including ISOs and NSOs, and stock purchase rights to team members, consultants and directors; provided that only team members may be granted ISOs.
•
Stock Options.   The 2009 Plan provided for the grant of ISOs or NSOs. ISOs may be granted only to team members. NSOs may be granted to team members, directors or consultants. The exercise price of ISOs granted to team members who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our Class A common stock on the date of grant, and the exercise price of ISOs granted to any other team members may not be less than 100% of the fair market value per share of our Class A common stock on the date of grant. The exercise price of NSOs to team members, directors or consultants may not be less than 100% of the fair market value per share of our Class A common stock on the date of grant.

•
Stock Purchase Rights.   The 2009 Plan provided for the grant of stock purchase rights. Each stock purchase right that is accepted will be governed by a restricted stock purchase agreement, which will detail the restrictions on transferability, risk of forfeiture and other restrictions the administrator approves. In general, restricted stock acquired upon exercise of a stock purchase right may not be sold, transferred, pledged, hypothecated or otherwise encumbered until restrictions are removed or expire. Holders of restricted stock, unlike recipients of stock options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

Adjustments of Awards.   In the event of any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of substantially all of our assets, or exchange of shares or other similar corporate transaction or event, other than with respect to an equity restructuring (such as a stock split, stock dividend, spin-off or recapitalization), the administrator will make appropriate adjustments to the number and class of shares available for issuance under the 2009 Plan and the number, class and price of shares subject to outstanding awards, in order to prevent dilution or enlargement of benefits. In the event of an equity restructuring of the company (such as a stock dividend, stock split, spin-off or recapitalization), the number, class and price of shares subject to outstanding options and stock purchase rights, and the number and class of shares available for issuance under the 2009 Plan will be proportionately adjusted by the administrator.
Change in Control.   In the event of a change in control, any outstanding awards may be assumed or substituted and where the acquirer does not assume or replace such awards, prior to the consummation of such transaction, such outstanding awards held by service providers whose service to us has not terminated prior to the change in control will accelerate in full. Otherwise, in the event of a merger or change in control, the administrator has broad discretion to determine the treatment of each outstanding award, including providing for awards to terminate or accelerate in full immediately prior to the change in control or for awards to terminate in exchange for cash or other property.

Amendment and Termination.   The 2009 Plan was terminated in connection with the effectiveness of our 2021 Plan and no further awards have been granted under the 2009 Plan following its termination.
QuickFrame Inc. 2018 Stock Plan
We currently maintain the QuickFrame Inc. 2018 Stock Plan, as amended, or the QuickFrame Plan, which we assumed in connection with our acquisition of QuickFrame. In connection with the effectiveness of our 2025 Plan, the QuickFrame Plan will be terminated and no further awards will be granted under the QuickFrame Plan. However, all outstanding awards under the QuickFrame Plan continue to be governed by their existing terms.
Administration.   Our board of directors, the compensation committee or another committee appointed by our board of directors, has the authority to administer the QuickFrame Plan and the awards granted under it. In addition, the administrator has the authority to construe and interpret the QuickFrame Plan.
Outstanding Awards. As of December 31, 2024, options to purchase a total of 37,236 shares of our Class A common stock were outstanding, 152,914 options were converted to Class A common stock upon exercise.
Awards.   The QuickFrame Plan provided that the administrator could grant or issue options, including ISOs and NSOs, and shares of restricted stock to consultants and employees; provided that only employees may be granted ISOs.
•
Stock Options.   The QuickFrame Plan provided for the grant of ISOs or NSOs. ISOs may be granted only to employees. NSOs may be granted to employees or consultants. The exercise price of ISOs granted to employees who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our Class A common stock on the date of grant, and the exercise price of ISOs granted to any other employee may not be less than 100% of the fair market value per share of our Class A common stock on the date of grant. The exercise price of NSOs to employees or consultants may not be less than 100% of the fair market value per share of our Class A common stock on the date of grant.

•
Restricted Stock.   The QuickFrame Plan provided for the grant of rights to purchase restricted stock. Each right to purchase restricted stock will include restrictions on transferability, risk of forfeiture or right of repurchase and other restrictions the administrator approves. In general, restricted stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered until restrictions are removed or expire. Holders of restricted stock, unlike recipients of stock options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

Adjustments of Awards.   In the event of any stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of shares, subdivision of shares, increase or decrease in the number of issued shares effected without receipt of consideration by us, a declaration of an extraordinary dividend with respect to shares of Class A common stock payable in a form other than shares in an amount that has a material effect on the fair market value of the Class A common stock, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the administrator will make adjustments to the number and class of shares available for issuance under the QuickFrame Plan and the number, class and price of shares subject to outstanding awards.
Corporate Transaction.   In the event of a corporate transaction, any outstanding awards shall be treated as determined by the administrator.
Amendment and Termination.   The QuickFrame Plan was terminated in connection with the effectiveness of our 2021 Plan.
2025 Employee Stock Purchase Plan
We adopted the 2025 Employee Stock Purchase Plan, which we refer to as our ESPP, that will become effective upon filing and effectiveness of the Post-IPO Certificate of Incorporation. The ESPP is designed to allow our eligible team members to purchase shares of our Class A common stock, at semi-annual intervals, with their accumulated payroll deductions. The ESPP consists of two components: a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Section 423 Component”) and a component permitting grants of options that do not qualify as options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code (the “Non-Section 423 Component”). The material terms of the ESPP, as it is currently contemplated, are summarized below.
Administration.   Subject to the terms and conditions of the ESPP, our compensation committee will administer the ESPP. Our compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or team members to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administrator.
Share Reserve.   The maximum number of shares of our Class A common stock which will be authorized for sale under the ESPP is equal to the sum of (a) shares of Class A common stock and (b) an annual increase on the first day of each fiscal year beginning in 2026 and ending in 2035, equal to the lesser of (i) 1% of the aggregate shares of all classes of our common stock outstanding (on an as converted to Class A common stock basis), on the last day of the immediately preceding fiscal year and (ii) such number of shares of Class A common stock as determined by our board of directors; provided, however, no more than           shares of our Class A common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares or reacquired shares.
Eligibility.   Team members eligible to participate in the Section 423 Component of the ESPP for a given offering period generally include team members who are employed by us or one of our subsidiaries on the first day of the offering period, or the enrollment date. Our team members (and, if applicable, any team members of our subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the Section 423 Component of the ESPP. Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries will not be allowed to participate in the Section 423 Component of the ESPP. Consultants engaged by us or any of our subsidiaries, as well as employees of subsidiaries that participate in the Non-Section 423 Component, may participate in the Non-Section 423 Component of the ESPP.
Participation.   Team members will enroll under the ESPP by completing a payroll (or, as to consultants, an accounts payable) deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than the lesser of    % of their compensation or $      . Such payroll or accounts payable deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each purchase date. However, a participant may not purchase more than                 shares in each offering period and may not subscribe for more than $      in fair market value of shares of our Class A common stock (determined at the time the option is granted) during any calendar year. The ESPP administrator has the authority to change these limitations for any subsequent offering period.
Offering.   Under the ESPP, participants are offered the option to purchase shares of our Class A common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length.
The option purchase price will be the lower of 85% of the closing trading price per share of our Class A common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date, which will occur on the last trading day of each offering period.
Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll or accounts payable deductions will buy at the option purchase price, subject to the participation limitations listed above.
A participant may cancel his or her payroll or accounts payable deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll or accounts payable deduction, a participant may also decrease (but not increase) his or her payroll or accounts payable deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll or accounts payable withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.
A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll or accounts payable deductions credited to a participant’s account or any rights to exercise an option or to receive shares of our Class A common stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.
Adjustments upon Changes in Recapitalization, Dissolution, Liquidation, Merger or Asset Sale.   In the event of any increase or decrease in the number of issued shares of our Class A common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of Class A common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our Class A common stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger.
Amendment and Termination.   Our board of directors may amend, suspend or terminate the ESPP at any time. However, the board of directors may not amend the ESPP without obtaining stockholder approval within 12 months before or after such amendment to the extent required by applicable laws.
Clawback Policy
In February 2025, we adopted a Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”), as required by Rule 10D-1 under the Exchange Act and the corresponding listing standard adopted by the New York Stock Exchange, which generally provides that if we are required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under securities laws (including a restatement to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), we must recover from our current and former executive officers any incentive-based compensation that was erroneously received during the three years preceding the date that we are required to prepare such accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received based on the restated financial measure.
Director Compensation Table for the Year Ended December 31, 2024
The following table sets forth each non-employee director serving on our Board during the year ended December 31, 2024, none of whom received compensation for services rendered to us in any capacity.

Name	Option awards ($)(1)	Total ($)
Joe B. Johnson(1)	—	—
Grant Ries(1)	—	—
Hadi Partovi(1)	—	—
Dana Settle	—	—
Joseph Kaiser	—	—
Jim Andelman(2)	—	—
Peter Lee(3)	—	—

(1)
The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2024 by each non-employee director who was serving as of December 31, 2024.

Name	Shares Underlying Options Outstanding at Fiscal Year End
Joe B. Johnson	196,850
Grant Ries	590,550
Hadi Partovi	196,850

(2)
Mr. Andelman resigned from our board of directors on February 23, 2025.

(3)
Mr. Lee resigned from our board of directors on February 23, 2025.

Narrative Disclosure to Director Compensation Table
Historically, we have not had a formalized non-employee director compensation program; however, we have granted each of our non-employee directors who is not associated with one of our investors an option to purchase shares of our common stock in connection with their commencement of service with us and at other times our board of directors has determined to be appropriate.
On February 13, 2025, our board of directors granted each of Mr. Johnson and Mr. Partovi an option to purchase 90,000 shares of our Class A common stock. Each option has an exercise price per share equal to $20.54, which our board of directors determined equaled the fair market value of a share of our Class A common stock on the date of grant, and vests and becomes exercisable as to 1/48th of the total number of shares underlying the option on a monthly basis, subject to continued service to our company through the date of vesting.
Non-Employee Director Compensation Program
Commencing on the completion of this offering, our non-employee directors will be compensated in accordance with our non-employee director compensation program (the “Director Compensation Program”). Pursuant to the Director Compensation Program, our non-employee directors will receive cash compensation, paid quarterly in arrears, as follows:
•
Each non-employee director will receive a cash retainer in the amount of $45,000 per year.

•
Any lead independent director will receive an additional cash retainer in the amount of $20,000 per year.

•
The chairperson of the audit committee will receive a cash retainer in the amount of $25,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive a cash retainer in the amount of $12,500 per year for such member’s service on the audit committee.

•
The chairperson of the compensation committee will receive a cash retainer in the amount of $20,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive a cash retainer in the amount of $10,000 per year for such member’s service on the compensation committee.

•
The chairperson of the nominating and corporate governance committee will receive a cash retainer in the amount of $15,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive a cash retainer in the amount of $7,500 per year for such member’s service on the nominating and corporate governance committee.

Each non-employee director may elect, on an annual basis, to convert all or a portion of such non-employee director’s annual retainer into a number of restricted stock units granted under the 2025 Plan, which will be fully vested on the date of grant, and, subject to approval of our board of directors, settlement of the restricted stock units may be deferred at the election of the non-employee director.
Under the Director Compensation Program, upon initial appointment or election to the board, each non-employee director will automatically be granted an award under the 2025 Plan (the “Initial Grant”) comprised of a number of restricted stock units determined by dividing (i) $400,000 by (ii) the closing trading price of a share of Class A common stock on the date of grant (or the immediately preceding trading day if our Class A common stock is not traded on the date of grant). The Initial Grant will vest as to 1/12th of the underlying shares on a quarterly basis over three years, subject to continued service through the applicable vesting date. In addition, on the date of each annual meeting of our stockholders following the completion of this offering, each non-employee director who (i) has been serving on our board of directors for at least six months and (ii) will continue to serve as a non-employee director immediately following such annual meeting will automatically be granted an award under the 2025 Plan (the “Annual Grant”) comprised of a number of restricted stock units determined by dividing (i) $200,000 by (ii) the closing trading price of a share of Class A common stock on the date of grant (or the immediately preceding trading day if our Class A common stock is not traded on the date of grant). The Annual Grant will vest in full on the earlier of the (i) first anniversary of the grant date, and (ii) immediately prior to the annual meeting of our stockholders following the date of grant, subject to continued service through the applicable vesting date.
Pursuant to the Director Compensation Program, upon a change in control transaction, all outstanding equity awards held by our non-employee directors will vest in full.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2022 and each currently proposed transaction, in which:
•
we have been or are to be a participant;

•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.
2023 Convertible Notes
From January through May 2023, we issued the 2023 Convertible Notes for an aggregate principal amount of $47.1 million, which were amended in May 2023 and May 2024, and which are convertible into shares of our most senior series of preferred stock or our Class A common stock or redeemable for cash, in each case, subject to certain conditions therein. The 2023 Convertible Notes will accrue interest on an annual basis at the rate of 6% per annum. The outstanding principal amount and any unpaid accrued interest will be due and payable upon request on or after July 27, 2025. In connection with the closing of this offering, and at the option of the holders of a majority of the then-outstanding aggregate principal amount of the 2023 Convertibles Notes, all holders of the 2023 Convertible Notes shall either (i) convert the 2023 Convertible Notes into shares of our Class A common stock at a conversion price equal to $22.9653 per share or (ii) redeem the 2023 Convertible Notes in exchange for an amount of cash equal to two and one half times (2.5x) the aggregate principal amount of the 2023 Convertible Notes, plus all unpaid accrued interest thereon. Up to 2,050,909 shares of our Class A common stock (plus any shares issued in exchange for any unpaid accrued interest) will be issued if the noteholders elect to convert the 2023 Convertible Notes into our Class A common stock. Prior to the closing of this offering, the noteholders may elect to convert the 2023 Convertible Notes into shares of our capital stock in connection with other events, including a financing, sale of the Company or at maturity. No interest has been paid on the 2023 Convertible Notes since the date of issuance.
In connection with the issuance of the 2023 Convertible Notes, we also issued to each of the noteholders the 2023 Warrants, which were also amended in May 2024, and which can be exercised for a total aggregate amount of 3,076,358 shares of our Series D Preferred Stock. The 2023 Warrants are only exercisable for the 60-day period following July 27, 2025 and will thus terminate in connection with this offering before the date they would have become exercisable.
The following table summarizes the participation in the foregoing transactions by our directors, executive officers, and holders of more than 5% of our outstanding capital stock:
Related Party(1)	Aggregate Principal Amount of the 2023 Convertible Notes	Class A Common Stock Issuable Upon Conversion of the 2023 Convertible Notes(6)	2023 Warrants
Greycroft Growth III, L.P.(2)	$12,500,000	544,299	816,448
MGD Holdings	$3,000,000	130,632	195,947
Bonfire Ventures Select II, L.P.	$2,000,000	87,088	130,631
Hadi Partovi Investments LLC(3)	$2,000,000	87,088	130,631
Grant Ries(4)	$1,000,000	43,543	65,315
Entities affiliated with Mercato Partners(5)	$1,000,000	43,544	65,313

(1)
Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Principal Stockholders.”

(2)
Dana Settle, a member of our board of directors, is a managing partner of Greycroft.

(3)
Hadi Partovi, a member of our board of directors, is affiliated with Hadi Partovi Investments LLC.

(4)
Grant Ries is a member of our board of directors.

(5)
Joseph Kaiser, a member of our board of directors, is a managing director at Mercato Partners.

(6)
Excludes any shares of Class A common stock to be issued in exchange for any unpaid accrued interest on the 2023 Convertible Notes.

Executive Officer Promissory Notes
In September 2021, we entered into secured promissory notes with each of Messrs. Pohlen and Innes, with principal amounts of $5.97 million and $1.21 million, respectively, and interest rates of 1.00% and 0.86%, respectively. As of December 31, 2024, the aggregate principal amount of each promissory note remained unchanged from the principal amount on the issue date and no interest payments had been made on these promissory notes. Each promissory note was collateralized by a lien on certain shares of common stock purchased through exercises of each of Messrs. Pohlen’s and Innes’ respective employee stock options. The full outstanding principal amount of, and accrued and unpaid interest on, each of the promissory notes was forgiven prior to the first public filing of the registration statement of which this prospectus forms a part.
Investors’ Rights Agreement
We are party to an Amended and Restated Investors’ Rights Agreement, dated November 5, 2021 (the “Existing A&R IRA”), with certain holders of our capital stock, including Baroda Ventures LLC, Greycroft Partners II, L.P., Qualcomm Incorporated, and entities affiliated with Mark Douglas, Mercato Partners, Rincon Venture Partners and MEM Newco Holdings, LLC, all of which are beneficial holders of more than 5% of our capital stock or are entities with which certain of our directors are affiliated. Mark Douglas, our President, Chief Executive Officer and Chairman, is also party to the Existing A&R IRA (each party to the Existing A&R IRA, an “IRA Party” and together, the “IRA Parties”). Under the Existing A&R IRA, certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Upon consummation of this offering, the Existing A&R IRA will be further amended and restated (such amended and restated agreement, the “A&R IRA”) to reflect, among others, the Reclassification and Class B Stock Exchange. See the section titled “Description of Capital Stock—Registration Rights” for additional information regarding the registration rights granted under the A&R IRA.
Right of First Refusal and Co-Sale Agreement
We are party to an Amended and Restated First Refusal and Co-Sale Agreement, dated November 5, 2021, which was subsequently amended on November 14, 2024 (as amended, the “ROFR Agreement”), with certain holders of our capital stock, including Baroda Ventures LLC, Greycroft Partners II, L.P., Qualcomm Incorporated, and entities affiliated with Mark Douglas, Mercato Partners and Rincon Venture Partners, all of which are beneficial holders of more than 5% of our capital stock or are entities with which our directors are affiliated. Mark Douglas, our President, Chief Executive Officer and Chairman, is also party to the ROFR Agreement. Under the ROFR Agreement, certain holders of our capital stock and we have a right to purchase shares of our capital stock that our stockholders propose to sell to other parties. See the section titled “Principal and Selling Stockholders” for additional information regarding beneficial ownership of our capital stock. Upon consummation of this offering, the ROFR Agreement will terminate, and we will not have the right to purchase shares of our capital stock that our stockholders propose to sell to other parties.
Voting Agreement
We are party to an Amended and Restated Voting Agreement, dated November 5, 2021, which was subsequently amended on August 28, 2022 and November 14, 2024 (as amended, the “Voting Agreement”), under which certain holders of our capital stock, including Baroda Ventures LLC, Greycroft Partners II, L.P., Qualcomm Incorporated, and entities affiliated with Mark Douglas, Mercato Partners, Rincon Venture Partners and MEM Newco Holdings, LLC, all of which are beneficial holders of more than 5% of our capital stock or are entities with which our directors are affiliated, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Mark Douglas, our President, Chief

Executive Officer and Chairman, is also party to the Voting Agreement. Upon consummation of this offering, the Voting Agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.
Indemnification Agreements
Our Post-IPO Certificate of Incorporation that will be in effect upon closing of this offering will contain provisions limiting the liability of directors to the fullest extent permitted under Delaware law, and our Post-IPO Bylaws that will be in effect upon closing of this offering will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Post-IPO Certificate of Incorporation and Post-IPO Bylaws will also provide our board of directors with discretion to indemnify our team members and other agents when determined appropriate by the board. In addition, we will enter into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them in certain circumstances.
Exchange Agreements
To facilitate the Class B Stock Exchange, we intend to enter into exchange agreements with each of the Exchange Stockholders, effective as of immediately after the filing and effectiveness of the Post-IPO Certificate of Incorporation, pursuant to which          shares of our Class A common stock beneficially owned by the Exchange Stockholders will automatically be exchanged for an equivalent number of shares of our Class B common stock.
Directed Share Program
At our request, the underwriters have reserved up to 3% of the shares of Class A common stock to be issued by us and offered under this prospectus for sale at the initial public offering price through a directed share program to certain individuals identified by our management. See the section titled “Underwriters—Directed Share Program.”
Policies and Procedures for Related Person Transactions
Prior to the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will adopt a written related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is inconsistent with our interests and those of our stockholders, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock, as of           , 2025 and as adjusted to reflect ours and the selling stockholders’ sale of Class A common stock in this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock, by:
•
each person or group of affiliated persons known by us to beneficially own more than 5% of our outstanding Class A common stock or Class B common stock;

•
each of our named executive officers;

•
each of our directors;

•
all of our executive officers and directors as a group; and

•
each of the selling stockholders.

The number of shares beneficially owned by each person is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.
Percentage ownership of our common stock before this offering is based on                 shares of our Class A common stock and on         shares of our Class B common stock outstanding as of           , 2025, after giving effect to the Preferred Stock Conversion, the Reclassification and the Class B Stock Exchange as if each event had occurred on         , 2025. Percentage ownership of our common stock after this offering also gives effect to the issuance and sales of                 shares of our Class A common stock in this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable or that will become exercisable within 60 days of           , 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. See “Underwriters.” In addition, the percentage ownership of our common stock after this offering does not reflect any shares of Class A common stock that may be purchased in this offering by any of the persons listed in the table below, including pursuant to our directed share program described in “Underwriters—Directed Share Program.” Unless noted otherwise, the address of each beneficial owner in the table below is 823 Congress Avenue, #1827, Austin, Texas 78768.

Name of Beneficial Owner	Shares Beneficially Owned Prior to This Offering				% Total Voting Power Before this Offering(1)	Shares of Class A Common Stock Offered	Shares Beneficially Owned After This Offering				% Total Voting Power After this Offering(1)
	Class A		Class B				Class A		Class B
	Shares	%	Shares	%			Number	%	Number	%
5% Stockholders:
Name of Selling Stockholders:
Named Executive Officers and Directors:
Mark Douglas(2)
Patrick A. Pohlen(3)
Christopher Innes(4)
Joe B. Johnson(5)
Grant Ries(6)
Hadi Partovi(7)
Dana Settle
Joseph Kaiser(8)
All executive officers and directors as a group (8 individuals)

*
Less than 1%.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Shares of our Class A common stock entitle the holder to one vote per share, and shares of our Class B common stock entitle the holder to 10 votes per share. See the section titled “Description of Capital Stock” for more information regarding the rights of our Class A common stock and our Class B common stock.

(2)
Consists of (i)           shares of Class B common stock held in various trusts for which Mr. Douglas is the trustee; (ii)                 shares of Class B common stock issuable pursuant to outstanding stock options held by Mr. Douglas that are currently exercisable or would be exercisable within 60 days of          , 2025; (iii)         shares of Class B common stock held by Hot Springs Capital LLC (“Hot Springs”); and (iv)         shares of Class B common stock issuable pursuant to outstanding stock options held by Hot Springs that are currently exercisable or would be exercisable within 60 days of          , 2025. The foregoing gives effect to the Incentive Plan Amendment and related amendment to outstanding stock options held by Mr. Douglas and Hot Springs in connection with this offering, after which such stock options will be exercisable for shares of Class B common stock. All investment decisions for Hot Springs are controlled by Mr. Douglas, as trustee of the trust that is the sole member of Hot Springs. The address for Hot Springs is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

(3)
Consists of (i)                 shares of Class A common stock held by Mr. Pohlen; and (ii)                 shares of Class A common stock issuable pursuant to outstanding stock options held by Mr. Pohlen that are currently exercisable or would be exercisable within 60 days of                 , 2025.

(4)
Consists of (i)                 shares of Class A common stock held by Mr. Innes; (ii)                 shares of Class A common stock issuable pursuant to outstanding stock options held by Mr. Innes that are currently exercisable or would be exercisable within 60 days of                 , 2025; (iii)        shares of Class A common stock held in a trust for which Mr. Innes is the trustee; (iv)        shares of Class A common stock held by Mr. Innes’ spouse; and (v)        shares of Class A common stock held in a trust for which Mr. Innes’ spouse is the trustee.

(5)
Consists of                  shares of Class A common stock issuable pursuant to outstanding stock options held by Mr. Johnson that are currently exercisable or would be exercisable within 60 days of                 , 2025.

(6)
Consists of                 shares of Class A common stock issuable pursuant to outstanding stock options held by Mr. Ries that are currently exercisable or would be exercisable within 60 days of                 , 2025. Excludes shares of Class A common stock issuable upon the conversion of the 2023 Convertible Notes held by Mr. Ries. Assuming the conversion of all outstanding 2023 Convertible Notes into Class A common stock in connection with this offering, Mr. Ries would have combined voting power after this offering of       %.

(7)
Consists of (i)          shares of Class A common stock issuable pursuant to outstanding stock options held by Mr. Partovi that are currently exercisable or would be exercisable within 60 days of         , 2025; and (ii)        shares of Class A common stock held by Hadi Partovi Investments LLC. Excludes        shares of Class A common stock issuable upon the conversion of the 2023 Convertible Notes held by Hadi Partovi Investments, LLC. Assuming the conversion of all outstanding 2023 Convertible Notes into Class A common stock in connection with this offering, Mr. Partovi would have combined voting power after this offering of       %. Voting and dispositive decisions with respect to the shares held by Hadi Partovi Investments LLC are made by Hadi Partovi. The address for Hadi Partovi Investments LLC is 1801 Page Mill Road, Palo Alto, California 94304.

(8)
       .

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and certain provisions of our Post-IPO Certificate of Incorporation and Post-IPO Bylaws are summaries and are qualified by reference to the Post-IPO Certificate of Incorporation and the Post-IPO Bylaws that will be in effect upon the consummation of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the consummation of this offering.
General
Upon the consummation of this offering, our authorized capital stock will consist of:
•
400,000,000 shares of Class A common stock, par value of $0.0001 per share;

•
100,000,000 shares of Class B common stock, par value of $0.0001 per share; and

•
50,000,000 shares of undesignated preferred stock, par value $0.0001 per share.

Common Stock
Upon completion of this offering, we will have two classes of authorized common stock: our Class A common stock and our Class B common stock. The rights of the holders of our Class A common stock and our Class B common stock are identical, except with respect to voting, conversion and transfer rights.
As of December 31, 2024, after giving effect to the Preferred Stock Conversion, the Reclassification and Class B Stock Exchange, as if each event had occurred on December 31, 2024, we had outstanding         shares of our Class A common held of record by             stockholders and                  shares of our Class B common stock held of record by             stockholders.
Dividends
Holders of shares of our common stock will be entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding stock. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
See the section titled “Dividend Policy” for additional information.
Voting Rights
Holders of our Class A common stock will be entitled to one vote and holders of our Class B common stock are entitled to 10 votes for each share held on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will vote together as a single class, unless otherwise required by law or our Post-IPO Certificate of Incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•
if we were to seek to amend our Post-IPO Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•
if we were to seek to amend our Post-IPO Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

The holders of our Class A common stock and our Class B common stock will not have cumulative voting rights in the election of directors.

Conversion Rights
Holders of our Class A common stock will have no conversion rights.
Each outstanding share of our Class B common stock will be convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, which occurs after the completion of this offering, except for certain permitted transfers set forth in our Post-IPO Certificate of Incorporation, including for estate planning purposes, to affiliates or entities controlled by such holder of our Class B common stock. Each outstanding share of our Class B common stock that is held by a natural person who is not our founder will also convert automatically into one share of our Class A common stock upon such natural person’s death, and each outstanding share of our Class B common stock that is held by our founder or his permitted transferees will convert automatically into one share of our Class A common stock upon the date that is nine months following the death or incapacity of our founder. Once converted into our Class A common stock, such Class B common stock will not be reissued.
All of the outstanding shares of our Class B common stock will convert automatically into shares of our Class A common stock at 5:00 p.m., Eastern time, on the earliest of (i) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the first date on which the outstanding shares of our Class B common stock represent less than 5% of the aggregate number of shares of our then-outstanding Class A Common Stock and Class B Common Stock; (ii) the date that is the seven-year anniversary of the closing of this offering; or (iii) the date specified by the affirmative vote of the holders of at least 66 2∕3% of our outstanding shares of Class B Common Stock. Following the conversion of all outstanding shares of our Class B common stock into Class A common stock, no further shares of our Class B common stock will be issued.
No Preemptive or Similar Rights
Holders of shares of our common stock will not have preemptive, subscription, redemption or conversion rights (except, in respect of our Class B common stock, for the conversion rights noted above). There will be no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Liquidation
In the event of our liquidation or dissolution, the holders of our Class A common stock and our Class B common stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Fully Paid and Non-assessable
All outstanding shares of our Class A common stock and our Class B common stock will be fully paid and non-assessable.
Preferred Stock
As of December 31, 2024, after giving effect to the Preferred Stock Conversion, we had no outstanding shares of preferred stock.
Under the terms of our Post-IPO Certificate of Incorporation, our board of directors or any authorized committee thereof will be authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors will have the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.
Warrants
As of December 31, 2024, we had outstanding the 2018 Warrant to purchase an aggregate of up to 534,388 shares of our Class A common stock, having an exercise price of $0.01 per share, after giving effect to the Reclassification as if it had occurred on December 31, 2024. Upon the closing of this offering, this 2018 Warrant may remain outstanding.
As of December 31, 2024, we had outstanding the 2023 Warrants, which were amended in May 2024. The 2023 Warrants can be exercised to purchase up to an aggregate of 3,076,358 shares of our Series D Preferred Stock, at an exercise price of $0.01 per share, during the 60-day period following July 27, 2025. By their terms, the 2023 Warrants terminate upon the closing of an initial public offering, and so long as this offering is completed prior to July 27, 2025, such warrants will terminate at the closing of this offering unexercised. See “Certain Relationships and Related Party Transactions—2023 Convertible Notes.”
Convertible Notes
From January through May 2023, we issued the 2023 Convertible Notes for an aggregate principal amount of $47.1 million, which were amended in May 2023 and May 2024, and which are convertible into shares of our most senior series of preferred stock or our Class A common stock or redeemable for cash, in each case, subject to certain conditions therein. In connection with the closing of this offering, and at the option of the holders of a majority of the then-outstanding aggregate principal amount of the 2023 Convertibles Notes, all holders of the 2023 Convertible Notes shall either (i) convert the 2023 Convertible Notes into shares of our Class A common stock at a conversion price equal to $22.9653 per share or (ii) redeem the 2023 Convertible Notes in exchange for an amount of cash equal to two and one half times (2.5x) the aggregate principal amount of the 2023 Convertible Notes, plus all unpaid accrued interest thereon. Up to 2,050,909 shares of our Class A common stock (plus any shares issued in exchange for any unpaid accrued interest) will be issued if the noteholders elect to convert the 2023 Convertible Notes into our Class A common stock. See “Certain Relationships and Related Party Transactions—2023 Convertible Notes.”
Options
As of December 31, 2024, options to purchase 9,139,957 shares of our Class A common stock and 11,810,410 shares of our Class B common stock were outstanding under our Existing Plans, of which 10,736,847 options, collectively, were exercisable as of that date (not including restricted stock awards), after giving effect to the Reclassification and Incentive Plan Amendment as if they had occurred on December 31, 2024.
Registration Rights
We intend to enter into the A&R IRA with the IRA Parties in connection with the closing of this offering. The A&R IRA will grant the parties thereto certain registration rights in respect of the “registrable securities” held by them, which securities include (i) shares of our Class A common stock issued upon the conversion of the shares of preferred stock held by the investors party thereto prior to the closing of this offering and shares of Class A common stock issued or issuable upon conversion of Class B common stock that is issued in the Class B Exchange, (ii) shares of our Class A common stock issued as (or issuable upon conversion or exercise of any warrant, right or other security which is issued as) as dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) ; and (iii) shares of our Class A common stock held by certain key holders as of the closing of this offering (including any shares of Class A common stock issued or issuable upon the conversion of Class B common stock that is issued in the Class B Exchange). The registration of shares of our Class A common stock pursuant to the exercise of these registration rights would enable the holders thereof to sell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. Under the A&R IRA, we will generally be required to pay all expenses relating to such registrations, including the reasonable fees and disbursements of one counsel for the participating holders, and the holders will be required to pay all underwriting discounts and commissions relating to the sale of their shares, stock transfer taxes and other fees of counsel to the selling shareholders. The A&R IRA also will include customary covenants, indemnification provisions and procedural terms.
Following the closing of this offering, holders of                 shares of our Class A common stock (including shares of our Class A common stock issuable following the Class B Stock Exchange) will be entitled to such registration rights pursuant the Amended and Restated Investors’ Rights Agreement. These registration rights will terminate upon the earliest of (i) the date that is five years after the effective date of this offering or (ii) as to a given holder of registration rights, when such holder of registration rights and its affiliates can sell all of their shares pursuant to Rule 144 of the Securities Act, or holds one percent or less of our common stock and all registrable securities held by such holder can be sold during a 90-day period without registration.
Demand Registration Rights
At any time from and after six months following the date of this prospectus, the holders of at least 40% of the registrable securities then outstanding may request that we file a registration statement with respect to all or a portion of the outstanding registrable securities of such holders having an aggregate proposed offering price, net of underwriting discounts and commissions, of at least $5 million. Generally, we are only obligated to effect up to two such registrations.
Once we are eligible to use a registration statement on Form S-3, the holders of registrable securities then outstanding may request that we file a registration statement on Form S-3 with respect to all or a portion of the outstanding registrable securities of such holders having an aggregate proposed offering price, net of underwriting discounts and commissions, of at least $2.0 million. These holders may make an unlimited number of requests for registration on a registration statement on Form S-3. However, we generally will not be required to effect a registration on Form S-3 if we have effected two or more such registrations within the twelve-month period preceding the date of the request.
The demand registration rights described above are subject to certain customary conditions and limitations, including, if the holders requesting registration intend to distribute their securities by means of an underwritten offering, the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. Additionally, if we determine that it would be materially detrimental to us and our stockholders to effect any such demand registration, we have the right to defer such registration, not more than once in any twelve-month period, for a period of up to 90 days.
Piggyback Registration Rights
In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, in connection with the public offering of such securities, the holders of registrable securities party to the Amended and Restated Investors’ Rights Agreement will be entitled to certain “piggyback” registration rights allowing them to include all or a portion of their registrable securities in such registration, subject to certain marketing and other limitations. These “piggyback” registration rights do not apply to certain excluded registrations, including (i) registrations relating to a demand registration right described above, (ii) registrations on a registration statement relating solely to the sale of securities of participants in a Company stock plan, (iii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iv) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities or (v) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered. As a result, whenever we propose to file a registration statement under the Securities Act, other than in connection with one of the foregoing excluded registrations, these holders will be entitled to notice of the registration and will have the right to include their registrable securities in the registration subject to certain limitations.
Anti-Takeover Provisions
Certain provisions of Delaware law, our Post-IPO Certificate of Incorporation and our Post-IPO Bylaws may have the effect of delaying, deferring, discouraging or preventing another person from acquiring control of us.

As discussed below, these provisions are intended to discourage coercive takeover practices and inadequate takeover bids, and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. These provisions may also have the effect of inhibiting fluctuations in the market price of our Class A common stock that may result from actual or rumored takeover attempts, and could make it more difficult to accomplish or deter transactions that stockholders may otherwise consider to be in their or our best interest, including transactions that provide for payment of a premium over the market price of our Class A common stock. We believe, however, that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Post-IPO Certificate of Incorporation and Post-IPO Bylaws
Our Post-IPO Certificate of Incorporation and Post-IPO Bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:
Dual-Class Structure
As described above in “—Common Stock—Voting Rights,” our Post-IPO Certificate of Incorporation will provide for a dual-class common stock structure, pursuant to which holders of our Class B common stock, if acting together, will be able to control the outcome of matters requiring stockholder approval, even if such holders own significantly less than a majority of the shares of our outstanding capital stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Undesignated Preferred Stock
Our board of directors will have the authority, without action by our stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
Elimination of Stockholder Action by Written Consent; Special Meetings of Stockholders
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless a corporation’s certificate of incorporation provides otherwise. Our Post-IPO Certificate of Incorporation will provide that all stockholder actions must be effected at a duly called annual or special meeting of stockholders and not by written consent in lieu of a meeting. In addition, our Post-IPO Certificate of Incorporation will provide that a special meeting of stockholders may be called only by the chair of our board of directors, our chief executive officer or president (in the absence of a chief executive officer), or at the direction of the board of directors. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our outstanding capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Post-IPO Bylaws will establish advance notice procedures for stockholders seeking to bring business before an annual meeting of our stockholders or to nominate candidates for election as directors at an annual meeting of our stockholders. Our Post-IPO Bylaws will also specify certain requirements regarding the form, content and timing of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Classified Board
Our Post-IPO Certificate of Incorporation will provide that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms. Our Post-IPO Certificate of Incorporation will further provide that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the then-outstanding shares of stock entitled to vote in the election of directors. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it will generally make it more difficult for stockholders to replace a majority of the members of our board of directors.
Board of Directors Vacancies
Subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future, our Post-IPO Certificate of Incorporation and Post-IPO Bylaws will authorize our board of directors to fill vacant directorships, including newly created seats, and the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Stockholders Not Entitled to Cumulative Voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Post-IPO Certificate of Incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they choose, subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future.
Choice of Forum
Our Post-IPO Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, team members or other agents to us or to our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Post-IPO Certificate of Incorporation or Post-IPO Bylaws (as either may be amended and/or restated) or as to which the Delaware General Corporation Law confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (4) any action asserting a claim governed by the internal affairs doctrine. Under our Post-IPO Certificate of Incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, Exchange Act, or the rules and regulations thereunder. Our Post-IPO Certificate of Incorporation further will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Our Post-IPO Certificate of Incorporation also will provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act, and it is possible that a court of law could rule that the choice of forum provision contained in our Post-IPO Certificate of Incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.
Amendment of Charter and Bylaw Provisions
Our Post-IPO Certificate of Incorporation will further provide that the affirmative vote of holders of at least two-thirds in voting power of the outstanding shares of our capital stock entitled to vote thereon will be required to amend certain provisions of our Post-IPO Certificate of Incorporation, including provisions relating to the size and classification of our board of directors, the election and removal of directors, the prohibition on stockholder action by written consent and the ability of stockholders to call special meetings. The affirmative vote of holders of at least two-thirds in voting power of the outstanding shares of our capital stock entitled to vote thereon will be required to amend, alter or repeal our Post-IPO Bylaws, although our Post-IPO Bylaws may be amended by a simple majority vote of our board of directors.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder. In general, Section 203 defines business combination to include the following:

•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Corporate Opportunity Doctrine
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Post-IPO

Certificate of Incorporation will, to the fullest extent permitted from time to time by Delaware law, renounce any interest or expectancy that we otherwise would have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any director or stockholder party to the A&R IRA who is not employed by us or our subsidiaries (each such person, an “exempt person”). Our Post-IPO Certificate of Incorporation will provide that, to the fullest extent permitted by law, no exempt person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our subsidiaries now engage or propose to engage or (2) otherwise competing with us or our subsidiaries. In addition, to the fullest extent permitted by law, if an exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our subsidiaries, such exempt person will have no duty to communicate or offer such transaction or business opportunity to us or any of our subsidiaries and such exempt person may take any such transaction or opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of us or any of our subsidiaries unless (1) we or such subsidiary would be permitted to undertake such transaction or opportunity in accordance with our Post-IPO Certificate of Incorporation, (2) we or such subsidiary, at such time, have sufficient financial resources to undertake such transaction or opportunity, (3) we or such subsidiary have an interest or expectancy in such transaction or opportunity, and (4) such transaction or opportunity would be in the same or similar line of business in which we or such subsidiary are then engaged, or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Limitations on Liability and Indemnification Matters
Our Post-IPO Certificate of Incorporation and Post-IPO Bylaws will provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by the DGCL. Prior to the closing of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Further, we will agree to indemnify each of our directors and executive officers against certain liabilities, costs and expenses, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and executive officers against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, our Post-IPO Certificate of Incorporation will include provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, respectively. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to Section 262 of the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.
Listing
We have applied to list our Class A common stock on the NYSE under the symbol “MNTN.”

Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A. The address of the transfer agent and registrar is 250 Ryall Street, Canton, Massachusetts 02021.

DESCRIPTION OF MATERIAL INDEBTEDNESS
Revolving Credit Facility
On February 26, 2025, we amended an existing Revolving Credit Agreement with Western Alliance Bank (as amended from time to time, the “Revolving Credit Agreement”). The Revolving Credit Agreement provides for a senior secured asset-based revolving credit facility (the “Revolving Credit Facility”), pursuant to which we may incur up to $30.0 million aggregate principal amount of revolver borrowings and matures on May 28, 2026. The amount of borrowing availability under the Revolving Credit Facility is based on our accounts receivable balance, reduced by reserves. As of December 31, 2024, we had no outstanding borrowings under the Revolving Credit Facility and up to $30.0 million of borrowings available.
Interest Rate
Borrowings under the Revolving Credit Facility bear interest at a per annum rate of the Prime Rate plus 0.00%. Prime Rate is defined as the greater of (i) 3.25% per annum or (ii) the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by the lender as its prime rate. Interest is payable on the revolving borrowings on a monthly basis.
Maturity
The Revolving Credit Facility matures and all outstanding amounts become due and payable on May 28, 2026.
Covenants and Other Matters
The Revolving Credit Facility contains customary conditions to borrowings, events of default and covenants, including, without limitation, covenants that restrict our ability to sell assets, engage in mergers or acquisitions, incur, assume or permit to exist additional indebtedness and guarantees, create or permit to exist liens, pay dividends, make distributions or redeem or repurchase capital stock or make other investments, engage in transactions with affiliates and make payments in respect of subordinated debt. The Revolving Credit Facility also requires us to maintain compliance with an Adjusted Quick Ratio (defined as unrestricted cash maintained with the lender plus eligible receivables divided by the sum of outstanding loans plus accounts payable aged over 60 days from the invoice date) covenant at least 1.35 to 1.00. Such covenant will be tested at the end of each calendar quarter during any calendar quarter where we maintain unrestricted cash with the lender of at least $35.0 million and at the end of each month at all other times. We are also required to maintain a significant amount of our depository and operating accounts with Western Alliance Bank, subject to certain exceptions. Our obligations under the Revolving Credit Facility are collateralized by a pledge of substantially all of our assets, including accounts receivable, deposit accounts, intellectual property, investment property and equipment.
Short-term Note Payable
In connection with our acquisition of QuickFrame, we entered into a short-term note payable with QuickFrame equityholders representing certain outstanding consideration. In February 2023, we entered into a memorandum of understanding with the representative of the QuickFrame equityholders agreeing to pay $28.5 million on the date of execution and the remaining approximately $18.0 million following such date. Such amounts were inclusive of the approximately $39.0 million short term balance outstanding as of December 31, 2022 under the short-term note payable, the first earn out of approximately $4.5 million, approximately $2.1 million of interest accrued through February 2023, certain unpaid transaction fees of approximately $3.0 million, and certain additional fees and deductions as agreed to between the parties. Pursuant to the memorandum of understanding, the outstanding amounts are subject to a $2.2 million holdback (the “Holdback”) to provide a source of recovery for indemnification claims. The second earn out was deemed not to have been earned and, therefore, was not accrued in our consolidated financial statements.
The balance of the short-term note payable outstanding as of December 31, 2022 was paid in full during the year ended December 31, 2023. As of December 31, 2024, the remaining short-term note payable balance of

$0.6 million represents the remaining amount of the Holdback for indemnification claims related to the QuickFrame Acquisition. The Holdback amount will be disbursed to the equityholders upon resolution of unresolved claims, less the amount of those claims. Refer to Note 8, “Debt” to the audited consolidated financial statements included elsewhere in this prospectus for additional information regarding the QuickFrame Acquisition and the short-term note payable issued in connection with the transaction.
2023 Convertible Notes
From January through May 2023, we issued the 2023 Convertible Notes for an aggregate principal amount of $47.1 million, which were amended in May 2023 and May 2024, and which are convertible into shares of our most senior series of preferred stock or our Class A common stock or redeemable for cash, in each case, subject to certain conditions therein. In connection with the closing of this offering, and at the option of the holders of a majority of the then-outstanding aggregate principal amount of the 2023 Convertibles Notes, all holders of the 2023 Convertible Notes shall either (i) convert the 2023 Convertible Notes into shares of our Class A common stock at a conversion price equal to $22.9653 per share or (ii) redeem the 2023 Convertible Notes in exchange for an amount of cash equal to two and one half times (2.5x) the aggregate principal amount of the 2023 Convertible Notes, plus all unpaid accrued interest thereon. Up to 2,050,909 shares of our Class A common stock (plus any shares issued in exchange for any unpaid accrued interest) will be issued if the noteholders elect to convert the 2023 Convertible Notes into our Class A common stock. See “Certain Relationships and Related Party Transactions—2023 Convertible Notes.”

SHARES ELIGIBLE FOR FUTURE SALE
Immediately prior to this offering, there was no public market for our Class A common stock, and no predictions can be made about the effect, if any, that market sales of our Class A common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, future sales of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Class A common stock and could impair our ability to raise capital through future sales of our securities. See “Risk Factors—Risks Related to Our Class A Common Stock and this Offering—Future sales of substantial amounts of our Class A common stock in the public markets, or the perception that such sales might occur, could reduce the price that our Class A common stock might otherwise attain.” Furthermore, although we have applied to have our Class A common stock listed on the NYSE, we cannot assure you that there will be an active public trading market for our Class A common stock.
Upon the closing of this offering, based on the number of shares of our Class A common stock outstanding as of December 31, 2024 and after giving effect to the Preferred Stock Conversion, the Reclassification and the Class B Stock Exchange, as if each event had occurred on December 31, 2024, we will have an aggregate of                 shares of our Class A common stock (or                 shares of our Class A common stock if the underwriters exercise in full their option to purchase additional shares) and an aggregate of           shares of our Class B common stock outstanding. Of these shares of our Class A common stock, all of the                 shares sold in this offering (or                 shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
The remaining                 shares of our Class A common stock and our Class B common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that substantially all of these shares will be subject to the lock-up period under the lock-up agreements described below. Upon expiration of the lock-up period, these shares will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.
Lock-Up Agreements
We and each of our directors and executive officers, the selling stockholders, and holders of substantially all of our outstanding capital stock, who will collectively own                 shares of our common stock upon the closing of this offering (based on our shares outstanding as of                 and after giving effect to the Preferred Stock Conversion, the Reclassification and the Class B Stock Exchange, as if each event had occurred on December 31, 2024), have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, until the earlier of (i) the opening of trading on the second trading day immediately following our release of earnings for the second quarter following the most recent period for which financial statements are included in this prospectus, and (ii) 180 days after the date of this prospectus, without first obtaining the written consent of Morgan Stanley & Co. LLC and Citigroup Global Markets Inc.
After the offering, our employees, including our executive officers, and directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.
Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above. For a further description of these lock-up agreements, please see the section titled “Underwriters.”
Rule 144
Affiliate Resales of Restricted Securities
In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, and subject to any lock-up agreement or market stand-off provisions, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:
•
1% of the number of shares of our common stock then outstanding, which will equal approximately                 shares of our common stock immediately after this offering; or

•
the average weekly trading volume in shares of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Securities
In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, and subject to any lock-up agreement or market stand-off provision, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.
Rule 701
In general, under Rule 701, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.
The SEC has indicated that Rule 701 will apply to typical options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.
Equity Plans
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our Class A common stock subject to outstanding options and shares of our common stock issued or issuable under our Existing Plans and all shares of our Class A common stock issuable under our 2025 Plan and ESPP. As of December 31, 2024, options to purchase 9,139,957 shares of our Class A common stock and 11,810,410 shares of our Class B common stock were outstanding, after giving effect to the Reclassification and Incentive Plan Amendment, as if each event had occurred on December 31, 2024. We expect to file the registration statement covering shares offered pursuant to our incentive plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

Registration Rights
Upon the closing of this offering, the holders of                 shares of our common stock or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies, and other financial institutions;

•
brokers, dealers, or traders in securities;

•
“controlled foreign corporations” (as defined in Section 957 of the Code), “passive foreign investment companies” (as defined in Section 1297 of the Code), and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt organizations or governmental organizations;

•
persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•
persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
tax-qualified retirement plans; and

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, entities treated as partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy,” we have never declared or paid any cash dividends on our Class A common stock and do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the subsection titled “—Sale or Other Taxable Disposition”.
Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates, applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Evercore Group L.L.C. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Evercore Group L.L.C.
Citizens JMP Securities, LLC
Needham & Company, LLC
Raymond James & Associates, Inc.
Susquehanna Financial Group, LLLP
Loop Capital Markets LLC
Tigress Financial Partners LLC
Total:
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $      per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.
We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to         additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional        shares of Class A common stock.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us	$	$	$
The selling stockholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to selling stockholders	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $      . We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $      .
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.
We expect that our Class A common stock will trade on the NYSE under the trading symbol “MNTN.”
We and all directors and officers, the selling stockholders and the holders of substantially all of our outstanding stock and stock options (each a “lock-up party” and together, the “lock-up parties”) have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, until the earlier of (i) the opening of trading on the second trading day immediately following our release of earnings for the second quarter following the most recent period for which financial statements are included in this prospectus, and (ii) 180 days after the date of this prospectus (the “restricted period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•
publicly file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. In addition, we and the lock-up parties agree that, without the prior written consent of Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., together on behalf of the underwriters, we and the lock-up parties will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock.
Notwithstanding the foregoing, to the extent we or each lock-up party have demand and/or piggyback registration rights under any agreement described in this prospectus, such other person may notify us privately that they are or will be exercising their demand and/or piggyback registration rights under any such registration rights agreement following the expiration of the restricted period, and we or such lock-up party may undertake preparations related thereto; provided that the foregoing notification and/or preparations do not request, require or result in the public filing of a registration statement with the SEC or any other public announcement of such proposed registration during the restricted period.
The restrictions described above with respect to us do not apply to:
•
the exercise of options or the vesting and settlement of restricted stock units or other rights granted under a stock incentive plan or other equity award plan pursuant to the terms of equity plans described in this prospectus, provided that the shares of our common stock issued upon such exercise or settlement continue to be subject to the provisions of the lock-up agreement;

•
the exercise of warrants described in this prospectus, provided that the shares of our common stock issued upon such exercise continue to be subject to the provisions of the lock-up agreement; and

•
the establishment of a trading plan on behalf of our shareholders, officers or directors pursuant to Rule 10b5-1 of the Exchange Act, subject to certain conditions.

The restrictions described above and contained in the lock-up agreements between the underwriters and the lock-up parties, do not apply to certain transactions, including transfers of lock-up securities:
(i)
as bona fide gifts or charitable contributions, or for bona fide estate planning purposes;

(ii)
upon death or by will, testamentary document or the laws of intestate succession;

(iii)
if the lock-up party is a natural person, to any member of the lock-up party’s immediate family or to any trust for the direct or indirect benefit of the lock-up party or the lock-up party’s immediate family, or if the lock-up party is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a trustor, trustee or beneficiary of such trust;

(iv)
to a partnership, limited liability company, corporation or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)
to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above;

(vi)
in connection with a sale of the lock-up party’s shares of our Class A common stock acquired in open market transactions after the closing date of this offering;

(vii)
if the lock-up party is a corporation, partnership, limited liability company or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity which fund or entity is controlled or managed by the lock-up party or affiliates of the lock-up party, or (B) as part of a distribution by the lock-up party to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders;

(viii)
to us in connection with the vesting or settlement of restricted stock units or the “net” or “cashless” exercise of options, warrants or other rights to purchase shares of our common stock, for purposes of exercising such options, warrants or rights, including any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement, or exercise of such securities, provided that any shares of our common stock received upon such vesting, settlement or exercise shall be subject to the provisions of the lock-up agreement;

(ix)
to us in connection with the repurchase of shares of our common stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan pursuant to the terms of equity plans described in this prospectus, provided that such repurchase of shares of our common stock is in connection with the lock-up party’s death, disability or termination of employment with us;

(x)
pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our shares of common stock involving a change of control, provided, that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the lock-up party’s shares of our common stock shall remain subject to the provisions of the lock-up agreement;

(xi)
in connection with the conversion, exchange, retirement or reclassification of our outstanding equity securities into shares of our common stock, or any reclassification, exchange or conversion of our common stock for any other series of our common stock, provided, that any such shares of common stock received upon such conversion or reclassification shall remain subject to the provisions of the lock-up agreement; and

(xii)
by operation of law or pursuant to a qualified domestic order or in connection with a divorce settlement or any related court order;

provided that (A) in the case of (i), (ii), (iii), (iv), (v) and (vii) above, such transfer or distribution shall not involve a disposition for value, (B) in the case of (i), (ii), (iii), (iv), (v), (vii) (xii) above, it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, signs and delivers a lock-up agreement, (C) in the case of (iii), (iv), (v) and (vii) above, no filing by any party (including, without limitation, any donor, donee, devisee, transferor, transferee, distributor or distributee) under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of our common shall be required or shall be voluntarily made during the restricted period, and (D) in the case of (vi), (viii), (ix) and (xii) above, no filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of our common stock shall be voluntarily made during the restricted period and, if the lock-up party is required to file a report under Section 16(a) of the Exchange Act during the restricted period, such filing, report or announcement shall clearly indicate in the footnotes thereto (I) the circumstances of such transfer or distribution and (II) in the case of a transfer or distribution pursuant to clause (xii) above, that the donee, devisee, transferee or distributee has agreed to be bound by the lock-up agreement.
Morgan Stanley & Co. LLC and Citigroup Global Markets, Inc., in their sole discretion, may release the shares of our Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of our Class A common stock. These activities may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of our Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Pricing of the Offering
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Directed Share Program
At our request, the underwriters have reserved up to 3% of the shares of Class A common stock issued by us and offered under this prospectus, for sale at the initial public offering price through a directed share program to certain persons identified by our management.
Shares of Class A common stock purchased through the directed share program will not be subject to lock-up restrictions, except to the extent that the purchasers of such shares are otherwise subject to lock-up or market stand-off agreements as a result of their relationships with us.
The number of shares of Class A common stock available for sale to the general public will be reduced by the number of reserved shares sold pursuant to this program. Any reserved shares of Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock offered by this prospectus.
Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program. We will agree to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares of Class A common stock reserved for the directed share program. Morgan Stanley & Co. LLC, an underwriter in this offering, will administer our directed share program.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares which is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that offers of shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstance falling within Section 86 of the Financial Services and Markets Act of 2000 (“FSMA”), provided that no such offer of shares shall requires us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
France
Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:
•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•
used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only:

•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•
where no consideration is or will be given for the transfer; or

•
where the transfer is by operation of law.

Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take into account the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS
The validity of the shares of our Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Fenwick & West LLP, Santa Monica, California.
EXPERTS
The consolidated financial statements of MNTN, Inc. as of and for the years ended December 31, 2024 and 2023 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.
Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such periodic and special reports, proxy and information statements and other information will be available at the website of the SEC referred to above. We will make such materials available on the investor relations section of our website, which is located at www.mountain.com, as soon as reasonably practicable after they are electronically filed with, or furnished to the SEC. Information contained on, or accessible through, our website is not part of this prospectus. We have included this website address in this prospectus solely as an inactive textual reference.

KPMG LLP
Suite 1500
550 South Hope Street
Los Angeles, CA 90071-2629
Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
MNTN, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of MNTN, Inc. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2021.
Los Angeles, California
January 31, 2025
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

MNTN, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share amounts)
	As of December 31, 2024	As of December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$82,562	$54,968
Accounts receivable, net	66,900	50,209
Prepaid expenses and other current assets	8,931	9,377
Total current assets	158,393	114,554
Internal use software, net	12,446	8,161
Property and equipment, net	100	151
Intangible assets, net	15,352	17,982
Goodwill	51,903	51,903
Other assets, non-current	550	2,049
Total Assets	$238,744	$194,800
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$63,564	$49,941
Accrued payroll and related liabilities	3,238	4,394
Short-term note payable	579	1,055
Current obligations under revolving credit facility	—	5,000
Convertible debt	49,670	43,273
Embedded derivative liability	24,931	8,927
Other current liabilities	13,264	4,160
Total current liabilities	155,246	116,750
Warrant liabilities	18,858	13,541
Other liabilities, non-current	3,351	1,534
Total liabilities	177,455	131,825
Commitments and contingencies (Note 11)
Redeemable convertible preferred stock, $0.0001 par value; 55,504,004 and 54,306,545 shares authorized at December 31, 2024 and December 31, 2023, respectively; 41,994,022 shares issued and outstanding at December 31, 2024, and December 31, 2023; liquidation preference of $165,776	168,888	168,888
Stockholders’ deficit:
Common stock−$0.0001 par value: 104,100,000 and 102,900,000 shares authorized at December 31, 2024 and December 31, 2023, respectively; 14,247,476 and 13,400,272 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	147,255	115,891
Notes receivable from employees	(173)	—
Accumulated deficit	(254,682)	(221,805)
Total stockholders’ deficit	(107,599)	(105,913)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$238,744	$194,800
The accompanying notes are an integral part of these consolidated financial statements.

MNTN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2024 and 2023
(In thousands, except per share amounts)
	Years Ended December 31,
	2024	2023
Revenue	$225,571	$176,302
Cost of revenues	64,051	52,889
Gross profit	161,520	123,413
Operating expenses:
Technology and development	32,662	27,870
Sales and marketing	76,102	72,841
General and administrative	51,772	55,415
Amortization of acquired intangibles	2,630	13,398
Total operating expenses	163,166	169,524
Operating income (loss)	(1,646)	(46,111)
Other (expense) income:
Interest expense, net	(6,920)	(10,078)
Other (expense) income, net	(18,525)	3,488
Total other (expense) income	(25,445)	(6,590)
Loss before income tax provision	(27,091)	(52,701)
Income tax expense	5,786	577
Net loss	$(32,877)	$(53,278)
Net loss attributable to common stockholders	$(32,877)	$(53,278)
Earnings per share:
Basic and Diluted	$(2.38)	$(3.99)
Weighted average shares outstanding:
Basic and Diluted	13,813,436	13,347,432
The accompanying notes are an integral part of these consolidated financial statements.

MNTN, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
Years Ended December 31, 2024 and 2023
(In thousands, except share amounts)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Notes Receivable from Employees	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	41,994,022	$168,888	13,319,794	$1	$80,561	$—	$(168,527)	$(87,965)
Issuance of common stock upon exercise of options	—	—	146,936	—	514	—	—	514
Cancellation of common stock upon legal settlement	—	—	(66,458)	—	—	—	—	—
Stock-based compensation	—	—	—	—	34,816	—	—	34,816
Net loss	—	—	—	—	—	—	(53,278)	(53,278)
Balance at December 31, 2023	41,994,022	$168,888	13,400,272	$1	$115,891	$—	$(221,805)	$(105,913)
Issuance of common stock upon exercise of options	—	—	881,384	—	498	(170)	—	328
Stock-based compensation	—	—	—	—	31,199	—	—	31,199
Repurchase of common stock	—	—	(34,180)	—	(333)	—	—	(333)
Interest accrued on notes receivable from employees	—	—	—	—	—	(3)	—	(3)
Net loss	—	—	—	—	—	—	(32,877)	(32,877)
Balance at December 31, 2024	41,994,022	$168,888	14,247,476	$1	$147,255	$(173)	$(254,682)	$(107,599)
The accompanying notes are an integral part of these consolidated financial statements.

MNTN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2024 and 2023
(In thousands)
	Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(32,877)	$(53,278)
Adjustments to reconcile net loss to net cash provided in operating activities:
Stock-based compensation	31,199	34,816
Change in value of embedded derivative	16,004	—
Change in value of warrant liabilities	2,899	160
Change in value of contingent liabilities	(329)	(3,531)
Depreciation and amortization	8,345	17,347
Accretion of warrant discount on convertible debt	5,981	7,437
Interest accrued on convertible debt and short-term note payable	2,842	2,303
Provision for bad debts	2,199	2,993
Interest income for employee loans	(3)	—
Change in operating assets and liabilities
Accounts receivable	(18,890)	(3,669)
Prepaid expenses and other assets	1,461	1,437
Operating lease right-of-use assets and lease liabilities	—	(249)
Accounts payable and accrued accounts payable	13,623	20,473
Accrued payroll and related	(1,156)	(1,122)
Other liabilities	11,250	(7,143)
Net cash provided by operating activities	42,548	17,974
Cash flows from investing activities:
Payments on QuickFrame acquisition purchase price obligation	—	(46,727)
Capitalized internal use software costs	(9,949)	(5,982)
Purchases of property and equipment	—	(4)
Net cash used in investing activities	(9,949)	(52,713)
Cash flows from financing activities:
Payments on revolving credit facility	(7,500)	(32,815)
Proceeds from revolving credit facility	2,500	24,000
Proceeds from the issuance of convertible debt	—	47,100
Proceeds from exercises of stock options	328	514
Payments to repurchase and retire common stock	(333)	—
Net cash (used in) provided by financing activities	(5,005)	38,799
Net increase in cash	27,594	4,060
Cash, beginning of period	54,968	50,908
Cash, end of period	$82,562	$54,968
Supplemental disclosure of cash flow information:
Cash paid for interest	$178	$891
Cash (received) paid for income taxes	(1,124)	155
Non-cash investing and financing activities:
Issuance of warrants in connection with convertible note modification	$2,418	$—
Issuance of employee loans for exercise of stock options	170	—
Net settlement of employee note receivable and payable	484	—
Reclassification from other long-term liability to short-term note payable as a result of maturity extension	—	460
The accompanying notes are an integral part of these consolidated financial statements.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Business and Basis of Presentation
MNTN, Inc. (the “Company”) was formed in 2009 as a Delaware corporation. The Company is a performance TV software company focused on providing performance advertising services through a unified online advertising platform that includes segmentation tools, intelligent campaign planning, advance audience targeting, prospecting, creative ad builder, and data analytics reporting. The Company was headquartered in Culver City, California until 2021, when the headquarters were officially moved to Austin, Texas. On August 25, 2021, the Company completed the acquisition of Maximum Effort Marketing, LLC (“Maximum Effort”), a creative marketing agency primarily focused on the production of television ads. On December 30, 2021, the Company completed the acquisition of QuickFrame Inc. (“QuickFrame”), a marketplace platform that uses a video-as-a-service solution to make video creation fast and affordable.
2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the operations of the Company and all subsidiaries. All intercompany accounts and transactions have been eliminated.
Reclassification of Prior Year Presentation
Certain prior year amounts have been reclassified for consistency with the current year presentation. Specifically, Allowance for doubtful accounts and Allowance for customer credits have been consolidated as Allowance for doubtful accounts and customer credits below.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.
On an ongoing basis, management evaluates its estimates, including those related to the valuation of common stock, contingently redeemable convertible preferred stock and warrants, embedded derivative liabilities, the recognition and disclosure of contingent liabilities, the amounts in the provision for bad debts, assumptions used in the Black-Scholes model to determine the fair value of stock options, determination of useful lives of internal use software, valuation of intangible assets and goodwill, valuation of and the realization of tax assets and estimates of tax liabilities. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the result of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company may engage third party valuation specialists to assist with estimates related to the valuation of its common stock, intangible assets and goodwill, contingent liabilities, warrant liabilities and embedded derivative liabilities. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. By their nature, estimates are subject to an inherent degree of uncertainty and actual results could differ from those estimates.
Emerging Growth Company Status
The Company expects to qualify as an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. Summary of Significant Accounting Policies (Continued)
Concentration of Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. As of December 31, 2024, the Company maintained its cash accounts at multiple financial institutions. At times, cash accounts may exceed Federal Deposit Insurance Corporation (“FDIC”) limits. The Company has not experienced any losses in such accounts. Management believes that the financial institutions that hold the Company’s cash are financially sound.
The Company grants credit terms in the normal course of business to certain customers. Typical payment terms are “net 30.” The Company regularly monitors collections and payments from customers and maintains allowances for doubtful accounts for estimated credit losses resulting from the inability of customers to make required payments. Estimated losses are based on historical experience and any specific customer collection issues identified.
For the years ended December 31, 2024, and 2023, the Company had no major concentrations of accounts receivable or revenue from its customers.
The Company relies on multiple vendors to serve as its demand-side platform from which customers can purchase advertising inventory, which account for a significant portion of costs. While the Company believes that if the relationship with any of these technological intermediaries were to cease, there are alternative solutions that could be leveraged in the long term, there may be short-term impacts on the business and operations as transfers to such alternative solutions are made. As of December 31, 2024, and 2023, the Company had no reason to believe the relationships with its suppliers of advertising inventory were under duress.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of acquisition to be cash equivalents. Cash equivalents consist of amounts held in interest-bearing money market accounts that are readily convertible to cash. Cash equivalents are stated at cost, which approximates fair value.
Accounts Receivable
Accounts receivable are comprised principally of receivables due from advertising brands. The Company carries its accounts receivable at invoiced amounts less allowances for doubtful accounts and allowances for estimated credits. In estimating the allowances for doubtful accounts and allowances for customer credits, the Company evaluates a combination of factors such as historical chargeback rates, historical bad debts, the age of current outstanding account balances, customer concentrations, customer creditworthiness, current business environment, and economic conditions. The Company generally does not require any security or collateral to support its accounts receivable.
Allowance for Doubtful Accounts and Customer Credits
The Company maintains a reserve against its accounts receivable for estimated losses that may result from customers’ inability to pay. Accounts receivable that are deemed uncollectible are written off against the allowance for doubtful accounts. Additions to the allowance are recorded to the provision for bad debt expense presented in general and administrative expense in the consolidated statements of operations.
The Company additionally maintains a reserve against accounts receivable for estimated credits, chargebacks, or other customer concessions. The reserve is intended to account for instances in which customers may be entitled to credits for price differences, disputes, and other disparities that arise in the ordinary course of

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. Summary of Significant Accounting Policies (Continued)
Allowance for Doubtful Accounts and Customer Credits (Continued)
dealings between the Company and its customers. Actual customer credits given are recorded against the allowance for customer credits. Additions to the allowance are recorded as a reduction to revenue in the consolidated statements of operations, as it is deemed a component of variable consideration in determining the transaction price under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers.
Allowances for doubtful accounts, credits, chargebacks, and other customer concessions recorded against accounts receivable on the consolidated balance sheets, are shown summarized below (in thousands):
	As of December 31,
	2024	2023
Allowance for Doubtful Accounts and Customer Credits
Balance to begin year	$(811)	$(1,153)
Additions to allowance (as estimated)	(2,495)	(2,432)
Actual write-offs or customer credits	1,937	2,774
Balance at end of year	$(1,369)	$(811)
Internal Use Software
The Company capitalizes eligible costs associated with the development of its internal use software in accordance with Accounting Standards Codification (ASC) 350-40, Internal Use Software. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software development projects. Software development costs that do not qualify for capitalization, as further discussed below, are expensed as incurred and recorded in technology and development expenses in the consolidated statements of operations.
Software development activities typically consist of three stages: (1) the planning phase; (2) the application and infrastructure development stage; and (3) the post implementation stage. Costs incurred in the planning and post implementation phases, including costs associated with the post-configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed when the preliminary project stage is completed, management implicitly or explicitly authorizes and commits to funding the project and it is probable that the project will be completed and perform as intended. Costs incurred in the application and infrastructure development phases, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete, and the software is ready for its intended purpose. Software development costs are amortized using a straight-line method over the estimated useful life of three years, commencing when the software is ready for its intended use, and recorded in cost of revenues in the consolidated statements of operations. The straight-line recognition method approximates the manner in which the expected benefit will be derived.
Software development costs may become obsolete in situations where development efforts are abandoned due to the viability of a planned project becoming doubtful or due to technological obsolescence of a developed software project. The Company evaluates the remaining useful lives and carrying values of capitalized software at least annually or when events and circumstances warrant such a review. When capitalized software costs are deemed obsolete, the cost and accumulated amortization are removed from the consolidated balance sheets and the resulting loss is reflected within cost of revenues in the consolidated statements of operations.
The Company does not transfer ownership of its internally developed software, or lease its software, to third parties.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. Summary of Significant Accounting Policies (Continued)
Leases
The Company accounts for leases in accordance with ASC 842, Leases.
A contract is determined to be a leasing arrangement at inception. If a lease arrangement is determined to exist, a right-of-use (“ROU”) asset and corresponding lease liability are recorded on the balance sheet at the lease commencement date based on the present value of lease payments over the lease term. An ROU asset represents the right to control the use of an identified asset over the lease term and a lease liability represents the obligation to make lease payments arising from the lease.
The Company is required to use the rate implicit in the lease to determine the present value of lease payments, however as this rate is not readily determinable the Company uses its incremental borrowing rate on the lease commencement date. Operating lease expenses for the Company’s operating leases are recognized on a straight-line basis over the lease term. Certain operating leases may contain renewal or termination options that, if reasonably certain of exercise, are reflected in the lease term.
The Company elected to account for lease and non-lease components together as a single lease component for operating leases associated with office space.
Impairment of Long-Lived Assets
The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with ASC 360, Property, Plant and Equipment, Accounting for the Impairment or Disposal of Long-Lived Assets. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the estimated remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows are less than the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over its fair value.
Goodwill
Goodwill recorded by the Company represents excess consideration transferred over the fair value of net assets acquired in business combinations. Goodwill is not amortized but is subject to evaluation of impairment in accordance with ASC 350, Intangibles-Goodwill and Other on an annual basis, or more frequently if events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If no such events or changes in circumstances occur, the Company performs its annual assessment in the fourth quarter of the year.
In accordance with the applicable guidance, a two-step process is utilized to assess whether or not goodwill may be impaired. The first step is a qualitative assessment that analyzes current economic indicators and other qualitative factors. If the first step indicates that it is more likely than not that the fair value is less than its carry amount, a quantitative analysis must be performed. The quantitative analysis, if determined to be necessary, compares the estimated fair value of the reporting unit to the carrying value. If this step indicates that the carrying value of the reporting unit is in excess of its fair value, an impairment loss shall be recognized in an amount equal to that excess. The Company operates as a single operating segment and has identified a single reporting unit.
Warrants Liabilities
Warrants related to the Company’s redeemable convertible preferred stock are classified as liabilities in the balance sheet as a result of contingent redemption features. Warrants related to the Company’s common stock are classified as liabilities in the balance sheet as a result of a conditional obligation for the Company to

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. Summary of Significant Accounting Policies (Continued)
Warrants Liabilities (Continued)
repurchase the shares. These warrants are remeasured at each balance sheet date and any change in fair value is recognized within other (expense) income, net in the consolidated statements of operations.
Fair Value of Financial Instruments
The carrying values of cash and cash equivalents, accounts receivable, prepaid expenses and other assets, accounts payable and accrued expenses approximate their fair value due to the short maturity of these instruments. The fair values of the Company’s short-term note payable and revolving credit facility approximate their carrying values due to the variable rate of interest and borrowing rates available to the Company with similar terms. For information related to the fair value of the Company’s convertible debt, see Note 9, Convertible Notes and Warrant Liabilities.
The Company follows the Financial Accounting Standards Board (the “FASB”) ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), in accounting for fair value measurements. ASC 820 defines fair value and prescribes a framework for measuring fair value in accordance with existing generally accepted accounting principles. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value measurements are based on a fair value hierarchy, based on three levels of inputs, of which the first two are considered observable and the last unobservable, which are the following:
Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted market prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3—Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
Observable inputs are based on market data obtained from independent sources.
The Company’s convertible preferred stock warrants, common stock warrants, embedded derivative liabilities, and contingent liabilities were measured using unobservable inputs that required a high level of judgment to determine fair value and were thus classified as Level 3. The Company estimates the fair value of preferred and common stock warrants using a combination of the market approach and the income approach and an option-pricing model. The Company estimates the fair value of embedded derivative liabilities using a with-and-without model which considers the discounted cash flows and optionality of the related instrument and incorporates scenarios with and without the identified derivatives to derive the fair value. The Company estimates the fair value of contingent liabilities utilizing a Monte Carlo simulation. These models require the Company to use significant unobservable inputs into the models including the timing and probability weighting of potential liquidity events, discount for lack of marketability on securities, discount/interest rates, expected volatility and dividend yields.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. Summary of Significant Accounting Policies (Continued)
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers.
The Company generates revenue by charging its customers a variable usage-based fee based on the level of ad spend and through charging fees for various ad production activities.
The Company recognizes revenue through the following steps:
•
identification of the contract, or contracts, with a customer;

•
identification of the performance obligations in the contract;

•
determination of the transaction price;

•
allocation of the transaction price to the performance obligations in the contract; and

•
recognition of revenue when, or as, the performance obligations are satisfied.

The determination as to whether revenue should be reported gross of amounts billed to customers (gross basis) or net of payments to suppliers (net basis) requires significant judgment and is based on its assessment of whether the Company is acting as the principal or an agent in the transaction. The Company has determined that it does not act as the principal in the purchase and sale of digital advertising inventory because it does not control the advertising inventory and it does not set the price which is the result of an auction within the marketplace. Based on these and other factors, the Company reports revenue from the sale of advertising inventory on its platform on a net basis. The Company has also determined that it does not act as the principal in its production activities because the Company’s role as a facilitator does not give the Company complete control over the specified good, is not primarily responsible for the performance of third-party services, cannot redirect those services to fulfill other contracts, does not carry inventory risk, and does not set the price of third party services used in the production activities. Therefore, the Company also reports revenue from its production activities on a net basis.
The Company bills its customers on a gross basis, inclusive of the cost of procuring the advertising inventory. The Company reports revenue on a net basis which represents gross billings net of amounts it pays suppliers for the cost of advertising inventory. The Company’s accounts receivable are recorded at the amount of gross billings to customers, net of allowance, for the amounts it is responsible to collect, and its accounts payable are recorded at the amounts payable to suppliers. Accordingly, both accounts receivable and accounts payable appear large in relation to revenue reported on a net basis.
Cost of Revenues
Cost of revenues consists primarily of hosting and data costs, third-party service fees, and personnel costs. Personnel costs included in cost of revenues include salaries, benefits, bonuses and stock-based compensation, and are primarily attributable to personnel in the Company who support the Company’s platform and who support the Company’s creative production activities. The Company capitalizes costs associated with software that is developed or obtained for internal use and amortizes the costs associated with its revenue-producing platform in cost of revenues over their estimated useful lives. The Company allocates facility related costs based on headcount.
Technology and Development
Technology and development expense consists of personnel-related costs (including salaries, bonuses, benefits and stock-based compensation) related to the development and operation of the Company’s platform. Technology and development costs are expensed as incurred, except to the extent that such costs are associated with software development that qualifies for capitalization, which are then recorded as capitalized software

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. Summary of Significant Accounting Policies (Continued)
Technology and Development (Continued)
development costs included in internal use software, net on the Company’s consolidated balance sheets. Technology and development expense includes facility-related costs which are allocated based on headcount.
Sales and Marketing
Sales and marketing expense consists of personnel-related costs (including salaries, commissions, bonuses, benefits and stock-based compensation), as well as costs related to promotional activities such as online advertising, branding products and trade shows and fees paid to third parties for marketing and product research. The Company allocates facility-related costs based on headcount. Advertising expenses were $9.3 million and $8.4 million for the years ended December 31, 2024, and 2023, respectively, and are expensed as incurred.
General and Administrative
General and administrative expenses consist of facility and personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) related to the Company’s executive, finance and accounting, human resources and administrative departments. General and administrative costs also include fees for third-party professional services, including consulting, legal and accounting services, merchant service fees, other employee-related costs, and charitable contributions. The Company allocates facility-related costs based on headcount.
Stock-Based Compensation
The Company recognizes compensation expense related to employee stock option grants in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). Awards are measured and recognized in the consolidated financial statements based on the fair value of the awards granted.
The fair values of stock option awards are estimated on the grant date using the Black-Scholes option pricing model, except for the performance options that are estimated using a Monte Carlo simulation model. Both the Black-Scholes option-pricing model and Monte Carlo simulation model require the Company to make certain assumptions including the fair value of the underlying common stock, the expected term, the expected volatility, the risk-free interest rate, the dividend yield, and the derived service period. The assumptions used represent management’s best estimates, which involve inherent uncertainties. The assumptions and estimates are summarized as follows:
Fair Value of the Underlying Common Stock—The Company estimates the fair value of its stock with the assistance of a third-party valuation specialist, who derives the value using a combination of market and income approach valuation models.
Risk-Free Interest Rate—The risk-free interest rate used is based on the implied yield in effect at the time of grant of U.S. Treasury securities with maturities similar to the expected term of the options.
Expected Term—The Company calculates the expected term of its employee options based upon the simplified method, which estimates the expected term as the average of the contractual life of the option and its vesting period.
Volatility—The expected volatility is based on the historical volatility of comparable companies from a representative peer group selected based on industry, financial, and market-capitalization data.
Dividend Yield—The dividend yield is zero as the Company has not declared or paid any dividends to date and does not currently expect to do so in the future.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. Summary of Significant Accounting Policies (Continued)
Stock-Based Compensation (Continued)
Derived Service Period—For the performance options, the derived service period is the time from the service inception date to the expected date of satisfaction of the market condition. The Company estimates the derived service period with the assistance of a third-party valuation specialist, utilizing a Monte Carlo simulation representing the median of all paths to vest by tranche.
Stock-based compensation expense related to stock option awards is recognized on a straight-line basis over the requisite service period, which is generally the vesting period. Stock-based compensation for the performance options is recognized on a graded-vesting basis over a derived service period but may be accelerated if the vesting criteria are fulfilled prior to the estimated performance period. Stock-based compensation expense is recorded net of actual forfeitures. Modifications to stock option awards are remeasured to fair value using the Black-Scholes model at the date of modification, with the incremental increase in fair value being recognized in expense. Refer to Note 13, “Stock-Based Compensation” for further discussion of the Company’s stock-based compensation awards.
Other Expense (Income)
Interest Expense, Net.   Interest expense, net consists of interest expense incurred on the Company’s 2023 Convertible Debt, Revolving Credit Facility, and the short-term note payable incurred in connection with the QuickFrame Acquisition, as well as accretion of debt discount on the 2023 Convertible Debt, offset by interest income earned on cash balances.
Other Expense (Income).   Other expense (income), net primarily consists of non-operating gains or losses, including fair value adjustments related to outstanding warrants, embedded derivative liability, and contingent liabilities.
Income Taxes
Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statements and tax basis of assets and liabilities and are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates or tax law on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided on deferred tax assets when it is determined that it is more likely than not that some portion or all of the net deferred tax assets will not be realized.
The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.
Comprehensive Income (Loss)
ASC 220, Comprehensive Income, establishes standards for the reporting and presentation of comprehensive income (loss) and its components in the consolidated financial statements. For the years ended December 31, 2024, and 2023, the Company had no other comprehensive income (loss) items; therefore, comprehensive income (loss) equals net income (loss). Accordingly, the Company has not included a separate statement of comprehensive income (loss) in the consolidated financial statements.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. Summary of Significant Accounting Policies (Continued)
Recently Adopted Accounting Standards
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which adds requirements to report significant expenses, requirements for entities with a single reportable segment to provide all disclosures otherwise required under Topic 280 and requirements to report segment information on an interim basis, among other clarifications and requirements. This guidance was effective on a retrospective basis for annual periods beginning with the Company’s consolidated financial statements for the fiscal year ended December 31, 2024, and interim periods beginning with the Company’s condensed consolidated financial statements fiscal quarter ended March 31, 2025. The Company has adopted ASU 2023-07 for these consolidated financial statements for the fiscal year ended December 31, 2024. The adoption had no material impact on the Company’s financial statements. See Note 16, Segment and Geographic Information, for the Company’s segment disclosure.
Recently Issued Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires greater disaggregation of information and consistent categories in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdictions. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective on a prospective basis, with an option to apply it retrospectively, for annual periods beginning with the Company’s consolidated financial statements for the fiscal year ended December 31, 2025. Early adoption is permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and notes.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires entities to disclose additional information about certain expense categories in the notes to the financial statements. This guidance may be applied retrospectively or prospectively for annual reporting periods beginning with the Company’s consolidated financial statements for the fiscal year ended December 31, 2027, and interim periods beginning with the Company’s condensed consolidated financial statements for the fiscal quarter ended March 31, 2028. Early adoption is permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and notes.
3. Net Loss Per Share Attributable to Common Stockholders
Net loss per share attributable to common stockholders consists of the following (in thousands, except share and per share information):
	For the Year Ended December 31,
	2024	2023
Numerator
Net loss	$(32,877)	$(53,278)
Numerator for basic EPS – income available to common stockholders	$(32,877)	$(53,278)
Denominator
Denominator for basic EPS – weighted average shares	13,813,436	13,347,432
Denominator for diluted EPS – adjusted weighted average shares and assumed conversions	13,813,436	13,347,432
Basic EPS	$(2.38)	$(3.99)
Diluted EPS	$(2.38)	$(3.99)

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
3. Net Loss Per Share Attributable to Common Stockholders (Continued)
	For the Year Ended December 31,
	2024	2023
Anti-Dilutive Securities excluded in the calculation of EPS
Stock options	8,284,694	8,095,643
Preferred stock	41,994,022	41,994,022
Warrants	3,499,894	2,252,408
Convertible Debt	2,215,674	1,839,222
Total potentially dilutive shares	55,994,284	54,181,295

4. Fair Value Measurements
The Company’s financial liabilities measured at fair value on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):
	Fair Value Measured as of
	December 31, 2024	December 31, 2023
Level 3
Series D warrants	7,882	4,708
Common stock warrants	10,976	8,833
Embedded derivative liabilities	24,931	8,927
Contingent liabilities	—	329
Total financial liabilities	$43,789	$22,797
The Company’s financial liabilities subject to fair value procedures were comprised of the following:
Series D warrants:   These warrants were issued to noteholders in connection with the Subordinated Convertible Promissory Notes (the “Convertible Notes”) in 2023. The fair value of these warrants is estimated using the fair value of the Company’s Series D Preferred Stock adjusted for the probability that the Convertible Notes will reach maturity at each measurement date, which are unobservable inputs. The Series D warrants are recorded within warrant liabilities on the consolidated balance sheets. See Note 9, Convertible Notes and Warrant Liabilities, for details of the terms and conditions of the Series D warrants.
Common stock warrants:   These warrants were issued to a lender in connection with a bank loan facility extension in 2018. The fair value of these warrants is estimated using the fair value of the Company’s common stock at each measurement date, which is an unobservable input. The common stock warrants are recorded within warrant liabilities on the consolidated balance sheets. See Note 9, Convertible Notes and Warrant Liabilities, for details of the terms and conditions of the common stock warrants.
Embedded derivative liabilities:   The embedded derivative liabilities represent the embedded features of the Convertible Notes issued in 2023. The Company estimates the fair value of the embedded derivative liabilities using a with-and-without model which compares the estimated fair value of the underlying instrument with the embedded features to the estimated fair value of the underlying instrument without the embedded features, with the difference representing the estimated fair value of the embedded derivative features. The with-and-without model includes significant unobservable inputs, including the timing and probability weighting of potential liquidity events, discount rate, illiquidity discount, and expected volatility. Other assumptions used in the model that are not significant unobservable estimates are interest rate and risk-free rate. See Note 9, Convertible Notes and Warrant Liabilities, for details on the embedded derivative liabilities.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
4. Fair Value Measurements (Continued)
Contingent liabilities:   The Company issued contingent consideration in connection with its 2021 acquisition of Maximum Effort. The fair value has historically been estimated using a Monte Carlo simulation model. As of December 31, 2024, the estimated fair value of the contingent consideration was $0 and is recorded within other non-current liabilities on the consolidated balance sheets. See Note 10, Other Liabilities, for details of the terms and conditions of the contingent liabilities.
Any changes in these assumptions can change the valuation significantly. Changes in fair value are recognized within other (expense) income, net on the consolidated statements of operations.
The following table presents a summary of the changes in fair value of the Company’s Level 3 financial instruments for the year ended December 31, 2024 (in thousands):
	Series D Warrants	Common Stock Warrants	Embedded Derivative Liabilities	Contingent Liabilities	Total
Balance at December 31, 2023	$4,708	$8,833	$8,927	$329	$22,797
Additions	2,418	—	—	—	2,418
Change in fair value included in other (expense) income, net	756	2,143	16,004	(329)	18,574
Balance at December 31, 2024	$7,882	$10,976	$24,931	$—	$43,789
The range of assumptions used to calculate the fair value of the Series D Warrants and embedded derivative liabilities as of December 31, 2024 were as follows:
	Series D Warrants	Embedded Derivative Liability
Interest rate	—	6.0%
Risk-free rate	4.2%	4.2% – 4.3%
Discount rate	—	40.0%
Illiquidity Discount	—	10.0%
Probability weight	10.0%	2.5% – 60.0%
Expected volatility	65.0%	65.0%
Expected term (years)	0.5	0.5 – 2.0
5. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following (in thousands):
	As of
	December 31, 2024	December 31, 2023
Prepaid expenses and events	$2,934	$1,755
Creative production advances	1,048	624
Deferred offering costs	4,825	5,588
Income tax overpayment	18	1,381
Other	106	29
Total	$8,931	$9,377

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
6. Intangible Assets and Goodwill
Internal use software
Internal use software, net consists of the following (in thousands):
	As of
	December 31, 2024	December 31, 2023
Internal use software	$28,894	$20,048
Less: Accumulated amortization	(16,448)	(11,887)
Internal use software, net	$12,446	$8,161
Amortization expense for internal use software, which was recorded in cost of revenues in the consolidated statements of operations, was $5.7 million and $3.9 million for the years ended December 31, 2024 and December 31, 2023, respectively. The carrying value of internal use software that was disposed of due to obsolescence during the year ended December 31, 2024 was $0.5 million. The Company did not dispose of internal use software during the year ended December 31, 2023.
Future amortization expense of the Company’s internal use software as of December 31, 2024, is expected to be as follows for the years ending December 31 (in thousands):
2025	$5,845
2026	4,308
2027	2,293
Thereafter	—
Total future amortization expense	$12,446
Intangible assets, net
Intangible assets consist primarily of acquired intangible assets assumed in the acquisitions of Maximum Effort and QuickFrame in August and December of 2021. The Company’s intangible assets as of December 31, 2024, and December 31, 2023 included the following (in thousands):
		December 31, 2024		December 31, 2023
	Weighted Average Amortizable Life in Years	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets subject to amortization
Customer contracts	2	$1,900	$(1,900)	$1,900	$(1,900)
Customer relationships	10	9,400	(2,820)	9,400	(1,880)
Content creator network	2	20,300	(20,300)	20,300	(20,300)
Trademarks and trade name	10	8,500	(2,550)	8,500	(1,700)
Developed technology	5	4,200	(2,520)	4,200	(1,680)
		44,300	(30,090)	44,300	(27,460)
Intangible assets not subject to amortization
Domain names	—	1,142	—	1,142	—
		$45,442	$(30,090)	$45,442	$(27,460)
Intangible assets subject to amortization are amortized using a straight-line method over the estimated useful life. The Company recorded $2.6 million and $13.4 million of amortization associated with acquired intangibles for the years ended December 31, 2024, and 2023, respectively.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
6. Intangible Assets and Goodwill (Continued)
Intangible assets, net (Continued)
The estimated aggregate amortization expense of intangible assets for each of the five succeeding fiscal years is as follows:
2025	$2,630
2026	2,630
2027	1,790
2028	1,790
2029	1,790
Thereafter	3,580
Total	$14,210
Goodwill
The Company’s goodwill balance as of December 31, 2024 and December 31, 2023, was $51.9 million, which consists of $13.5 million recorded for the acquisition of Maximum Effort on August 25, 2021, and $38.6 million recorded for the acquisition of QuickFrame on December 30, 2021.
7. Other Assets, Non-Current
Other assets, non-current, of $2.0 million as of December 31, 2023, consisted of $2.0 million in partial recourse promissory notes issued to two non-executive employees, which were recognized as related party transactions. The notes were issued on January 6, 2022, and carry an annual interest rate of 1.26%. The notes are due upon the earlier of (i) the nine year anniversary of the note, (ii) the termination of the borrower, (iii) immediately prior to the Company filing of a registration with the Securities and Exchange Commission under the Securities Act of 1933, (iv) immediately prior to the Note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, or (v) immediately prior to the closing of a change in control of the Company.
During the year ended December 31, 2024, one of the remaining partial recourse promissory notes was repaid in full and the other was partially repaid by one of the individuals through an offsetting arrangement between the Company and the individual—see Note 8, Debt. The remaining balance as of December 31, 2024, of $0.6 million, was comprised of $0.5 million in principal on the partial recourse promissory notes and accrued interest.
8. Debt
Short-term note payable
The balance of the short-term note payable as of December 31, 2023 of $1.1 million represented the remaining balance owed to a QuickFrame shareholder of $0.5 million, including accrued interest, and $0.6 million remaining of the holdback amount for recovery for indemnification claims associated with the Company’s acquisition of QuickFrame in 2021. The remaining payable balance to the shareholder matured on May 31, 2024. The holdback amount will be disbursed to the QuickFrame equityholders upon resolution of unresolved claims, less the amount of those claims.
On May 31, 2024, the balance owed to the QuickFrame shareholder of $0.5 million, including accrued interest, was effectively paid through an offsetting arrangement between the Company and the individual, whereby the balance owed to the shareholder of $0.5 million was offset against the $1.0 million partial recourse promissory note issued to the same individual (see Note 7, Other Assets, Non-Current). The remaining short-term note

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
8. Debt (Continued)
Short-term note payable (Continued)
payable balance as of December 31, 2024 represents the remaining holdback amount associated with the Company’s acquisition of QuickFrame.
Revolving credit facility
The Company entered into a Business Financing Agreement on December 5, 2018 (“2018 Financing Agreement”) with Western Alliance Bank, which provided for a revolving credit line (“Revolving Credit Facility”). After subsequent amendments to the 2018 Financing Agreement, with the most recent amendment occurring on June 27, 2023, the Revolving Credit Facility provides for up to $30.0 million in aggregate principal amount of loans. Any amounts outstanding are set to mature in May 2025, with an automatic extension feature to November 2025 if the Convertible Notes do not mature. Borrowings under the Revolving Credit Facility bear annual interest at the greater of 3.25% or the U.S. Prime Rate plus 0.75%. The 2018 Financing Agreement provides for certain events of default such as nonpayment of principal and interest when due, breaches of representations and warranties, noncompliance with covenants, acts of insolvency, and default on certain agreements related to indebtedness. Upon the occurrence of a continuing event of default and at the option of the bank (as defined in the 2018 Financing Agreement), all of the amounts outstanding under the 2018 Financing Agreement may be declared to be immediately due and payable and any amount outstanding will bear interest at 5.00% above the interest rate otherwise applicable. The availability under the 2018 Financing Agreement for which the Company may request an advance against is the lower of the $30.0 million maximum or the calculated borrowing base of 85% of eligible receivables as defined in the 2018 Financing Agreement, less any outstanding borrowings.
Outstanding borrowings against the Revolving Credit Facility were $0 and $5.0 million as of December 31, 2024 and December 31, 2023, respectively, which is reflected as Current obligations under revolving credit facility on the consolidated balance sheets. The Company had up to $30.0 million available under its financing agreement as of December 31, 2024.
Under the 2018 Financing Agreement, as amended, the Company must maintain compliance with an Adjusted Quick Ratio (defined as unrestricted cash maintained with the lender plus eligible receivables divided by the sum of outstanding loans plus accounts payable aged over 60 days from the invoice date) covenant of at least 1.35 to 1.00. Such covenant will be tested at the end of each calendar quarter during any calendar quarter where the Company maintains unrestricted cash with the lender of at least $35.0 million and at the end of each month at all other times. The Company was in compliance with all covenants as of December 31, 2024.
9. Convertible Notes and Warrant Liabilities
Convertible Notes, Embedded Derivative Liabilities, and Series D Warrants
From January through May 11, 2023, the Company issued Subordinated Convertible Promissory Notes (the “Convertible Notes)” for an aggregate $47.1 million in principal amount, $21.5 million of which were issued to related parties. The Convertible Notes accrue interest on an annual basis at the rate of 6% per annum. On May 9, 2024, the Company and the holders of the Convertible Notes executed an Omnibus Amendment to Notes and Warrants (the “Amendment”). The Amendment provides that the outstanding principal amount and any unpaid accrued interest will be due and payable upon request on or after July 27, 2025. The holders of the Convertible Notes may elect to convert the Convertible Notes into shares of Series D Preferred Stock at a conversion price equal to $22.9653, with the shares issued to be calculated by dividing the outstanding principal and unpaid accrued interest by the conversion price. Voluntary conversion may be elected on or after the maturity date, upon an equity financing event in which the Company receives cash in exchange for the sale of equity securities, upon a change in control of the Company, or upon an initial public offering. In the event of either a change in control of the Company or an initial public offering that occur before the maturity of the

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
9. Convertible Notes and Warrant Liabilities (Continued)
Convertible Notes, Embedded Derivative Liabilities, and Series D Warrants (Continued)
Convertible Notes, the noteholders may elect to terminate the Convertible Notes in exchange for an amount of cash equal to twice the aggregate principal amount of such note plus all unpaid accrued interest, or two and one half times (2.5x) the aggregate principal amount of the note plus all unpaid accrued interest if a change in control or initial public offering occurs after December 31, 2024.
The Company analyzed the embedded features of the Convertible Notes for derivative accounting consideration in accordance with ASC 815-10, Derivatives and Hedging. The embedded features that allow the noteholders to elect to contingently receive twice the aggregate principal amount of the note plus all unpaid accrued interest were determined to be embedded derivatives because the economic characteristics and risks are not clearly and closely related to the host contract, the hybrid instrument is not measured at fair value, and it allows the contract to be net settled outside of the Company’s control. Therefore, the Company bifurcated the embedded feature from the convertible notes and recorded an embedded derivative liability on the consolidated balance sheets. The Company measured the fair value of the embedded derivative liability at issuance by determining the fair value in accordance with ASC 820 and re-measures the fair value at each reporting period, with any changes recorded to other (expense) income, net as fair value adjustments.
In connection with the issuance of the Convertible Notes, the Company also issued to each of the noteholders a warrant to purchase shares of Series D Preferred Stock for $0.01 per share (the “Series D Warrants”). Each warrant shall be exercisable for the number of shares of Series D Preferred Stock determined by dividing the principal Convertible Note amount by the Series D original issue price of $22.9653 per share. Warrants were issued for an aggregate 2,050,909 of Series D Preferred Stock. The warrants will not be exercisable until July 27, 2025, and will be terminated upon the earliest to occur of (a) 60 days following July 27, 2025, (b) immediately prior to the closing of an initial public offering, (c) immediately prior to the effective time of an acquisition or change in control of the Company, or (d) immediately prior to the closing of an equity financing in which the Convertible Notes convert. In connection with the amendment of the Convertible Notes, the Series D Warrants were also amended such that they will be exercisable for an additional 0.5x, or 1,025,449, shares of Series D Preferred Stock, resulting in a total aggregate amount of 3,076,358 shares of Series D Preferred Stock issuable pursuant to the Series D Warrants.
The Series D Warrants issued were determined to be freestanding financial instruments as they are legally detachable and separately exercisable, and therefore are evaluated independently of the related Convertible Notes. The Series D Preferred Shares are contingently redeemable outside of the Company’s control and therefore, the warrants are classified as a liability on the consolidated balance sheets. The Company measured the value of the warrants at the date of issuance by determining the fair value in accordance with ASC 820 and re-measures the fair value at each reporting period, with any changes recorded to other (expense) income, net as fair value adjustments.
The Convertible Notes were recorded at face value upon issuance and the warrant value and embedded derivative value as a discount on the carrying value of the debt. The Company recognizes accrued interest and accretion of the warrant and embedded derivative liability discount as interest expense using the effective interest method over the life of the debt.
The fair value of the Series D Warrants at issuance was determined to be $4.7 million, and a corresponding discount to the carrying value of the debt was recorded. The fair value of the embedded derivative liability at issuance was determined to be $8.9 million, and a corresponding discount to the carrying value of the debt was recorded.
Pursuant to ASC 470, Debt, as the terms of the Amendment were not substantially different than the terms of the Convertible Notes prior to the Amendment, the Amendment was accounted for as a debt modification. Accordingly, the fair value of the new warrants issued as part of the Amendment are treated as an incremental discount on the carrying value of the debt and will be amortized using the effective interest method over the

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
9. Convertible Notes and Warrant Liabilities (Continued)
Convertible Notes, Embedded Derivative Liabilities, and Series D Warrants (Continued)
life of the debt. The fair value of the additional 1,025,449 Series D Warrants associated with the Amendment was determined to be $2.4 million.
The Company recognized $8.8 million in effective interest for the year ended December 31, 2024, using an annual effective interest rate of 30.24% pre-modification and 19.90% post-modification. The effective interest is inclusive of $2.8 million of stated interest and accretion of the debt discount of $6.0 million for the year ended December 31, 2024.
The Company recognized $9.8 million in effective interest for the year ended December 31, 2023, using an annual effective interest rate ranging from 30.45% to 35.98% for the period. The effective interest is inclusive of $2.4 million of stated interest for the year ended December 31, 2023, and accretion of the debt discount of $7.4 million for the year ended December 31, 2023.
The following tables represent a reconciliation of the carrying value of the Convertible Notes and the total warrant liability balances, respectively, as of December 31, 2024:
Gross carrying value of Convertible Notes	$47,100
Discount for fair value of Series D Warrants at issuance	(4,708)
Discount for fair value of embedded derivative liability at issuance	(8,927)
Net carrying value of Convertible Notes at issuance	$33,465
Discount for fair value of Series D Warrants at modification	(2,418)
Interest accrued to date	5,204
Accretion of warrant and embedded derivative discount to date	13,419
Net carrying value of Convertible Notes as of December 31, 2024	$49,670
As of December 31, 2024, the estimated fair value of the Convertible Notes was $87.3 million. The Convertible Notes are categorized as Level 3 in the fair value hierarchy. The Company estimated the fair value of the Convertible Notes using a scenario-based approach and unobservable inputs including the timing and probability weighting of potential liquidity events, discount for lack of marketability on securities, discount/interest rates, expected volatility, and dividend yields.
Common Stock Warrants
In connection with a bank loan facility extension on April 5, 2018, the Company issued a warrant to a lender to purchase 267,194 shares of common stock, along with an option for an additional 267,194 shares as a result of the Company not achieving a $4,500,000 minimum capital raise requirement by June 30, 2018. Immediately upon issuance of the warrants, all 534,388 shares were vested and exercisable at an exercise price of $0.01 per share. In the event of an acquisition in which the consideration received by the Company’s stockholders consists solely of cash and/or marketable securities (a “Cash/Public Acquisition”), and in which the fair market value of one share would be greater than the exercise price in effect, the warrants are automatically settled through a cashless exercise. In the event of a Cash/Public Acquisition where the fair market value of one share would be less than the warrant price in effect, the warrants will expire. In the event of any other acquisition, the warrant holder may require the Company to purchase the warrant for $500,000. As a result of this conditional obligation for the Company to repurchase the warrant shares, the Common Stock Warrants are classified as liabilities and carried at fair value at date of issuance with decreases or increases in fair value at each reporting date recorded in other (expense) income, net in the consolidated statements of operations. As of December 31, 2024, none of the Common Stock Warrants were exercised and all are outstanding. The Common Stock Warrants have an expiration date of April 5, 2028.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
10. Other Liabilities
Other current liabilities
Other current liabilities consisted of the following (in thousands):
	December 31, 2024	December 31, 2023
Income taxes payable	$3,412	$28
Deferred revenue	8,966	3,751
Other	886	381
Total other current liabilities	$13,264	$4,160
Deferred revenue primarily relates to creative production services in progress. Total deferred revenue as of December 31, 2023, was $3.8 million, of which $3.5 million was recognized as revenue during the year ended December 31, 2024. Total deferred revenue as of December 31, 2024, was $9.0 million, which is expected to be recognized over the next 12 months.
Other liabilities, non-current
Other liabilities, non-current, consisted of the following (in thousands):
	December 31, 2024	December 31, 2023
Income taxes payable	$3,351	$1,205
Contingent liability	—	329
Total other non-current liabilities	$3,351	$1,534
Contingent liability
In connection with the Maximum Effort acquisition on August 25, 2021, the Company issued contingent consideration worth up to 1,574,721 shares, based upon achievement of certain market conditions, which was initially valued at $1.6 million at the date of acquisition. The contingent liability is carried at fair value with decreases or increases in fair value at each reporting date recorded other (expense) income, net in the consolidated statements of operations. The balance of the contingent liability included in other liabilities on the consolidated balance sheets was $0 as of December 31, 2024, and $0.3 million as of December 31, 2023. The Company recognized $0.3 million and $3.6 million in fair value adjustment income related to the contingent liability for the years ended December 31, 2024, and 2023, respectively.
11. Commitments and Contingencies
Leases
The Company entered into various non-cancellable operating lease agreements for office space which expired in 2023. Certain of these arrangements have free or escalating rent payment provisions. The Company’s operating leases typically include variable lease payments, which are primarily related to common area maintenance, insurance, and property taxes.
As of December 31, 2024, and as of December 31, 2023, the Company no longer carries a balance for right-of-use assets, as current lease liabilities and non-current lease liabilities operating lease agreements for office space expired in 2023. In measuring lease liabilities, the Company used a weighted average discount rate of 6.75% for leases in existence during 2023.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
11. Commitments and Contingencies (Continued)
Leases (Continued)
The Company’s total lease cost was comprised of the following for the year ended December 31, 2023 (in thousands):
2023
Operating lease cost	$749
Short-term lease cost	3
Variable lease cost	159
$911
Supplemental cash flow information related to leases was as follows for the year ended December 31, 2023 (in thousands):
2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$796
The Company recorded no lease impairment charges for the years ended December 31, 2024 and December 31, 2023.
Legal Proceedings
From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business.
The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.
Indemnification
In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, investors, directors and officers with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from certain claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has the Company been sued in connection with these indemnification arrangements. As of December 31, 2024 and December 31, 2023, the Company has not accrued a liability for these indemnification arrangements because the likelihood of incurring a payment obligation, if any, in connection with these indemnification arrangements is not probable or reasonably estimable.
12. Capitalization
Common Stock
As of December 31, 2024, and 2023, the Company had authorized 104,100,000 and 102,900,000 shares of common stock with a par value of $0.0001 per share, respectively. As of December 31, 2024, and 2023, there

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
12. Capitalization (Continued)
Common Stock (Continued)
were 14,247,476 and 13,400,272 shares of common stock issued and outstanding, respectively. The outstanding common stock reflected in these financial statements excludes 5,013,408 shares issued via execution of partial recourse and full recourse promissory notes and 1,574,721 shares issued for the Maximum Effort contingent earnout (“Earnout Shares”) that has not yet been satisfied. Common stockholders are entitled to one vote per share of common stock held.
As the Earnout Shares are subject to unsatisfied conditions or contingencies these have been excluded from outstanding common stock and the denominator used to calculate basic earnings per share for as long as the conditions remain unsatisfied.
Convertible Preferred Stock
Authorized capital stock includes convertible preferred shares with a par value of $0.0001 per share and is comprised of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (collectively, “Preferred Stock”).
As of December 31, 2024, and 2023, the Company had authorized, issued and outstanding shares of Preferred Stock as follows (in thousands, except share information):
2024:
	Shares		Amounts
	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference
Series A Preferred Stock	5,537,174	2,061,950	$524	$592
Series B Preferred Stock	9,010,723	8,281,060	7,251	3,876
Series B-1 Preferred Stock	11,500,000	10,150,596	7,666	7,666
Series B-2 Preferred Stock	7,500,000	6,502,453	5,978	5,978
Series C Preferred Stock	13,193,334	9,827,567	28,924	28,924
Series D Preferred Stock	8,762,773	5,170,396	118,545	118,740
	55,504,004	41,994,022	$168,888	$165,776
2023:
	Shares		Amounts
	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference
Series A Preferred Stock	5,537,174	2,061,950	$524	$592
Series B Preferred Stock	9,010,723	8,281,060	7,251	3,876
Series B-1 Preferred Stock	11,500,000	10,150,596	7,666	7,666
Series B-2 Preferred Stock	7,500,000	6,502,453	5,978	5,978
Series C Preferred Stock	13,193,334	9,827,567	28,924	28,924
Series D Preferred Stock	7,565,314	5,170,396	118,545	118,740
	54,306,545	41,994,022	$168,888	$165,776
The Company’s Board of Directors is authorized to determine the rights of each offering of stock including, among other terms, dividend rights, voting rights, conversion rights, redemption prices and liquidation

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
12. Capitalization (Continued)
Convertible Preferred Stock (Continued)
preferences, if any, subject to the limitations of applicable laws, regulations, and the Company’s charter. The rights and preferences of the Preferred Stock are summarized as follows:
Conversion
Each share of Preferred Stock is convertible, at the holder’s option, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the applicable original issue price for such series by the applicable conversion price for such series. The original issue price for each series of Preferred Stock (which is also the conversion price) is $0.28715 per share for Series A, $0.4680 per share for Series B, $0.7552 per share for Series B-1, $0.91940 per share for Series B-2, $2.9431 per share for Series C, and $22.9653 per share for Series D. The preferred stockholders are entitled to customary weighted average anti-dilution rights, including adjustments for stock splits, stock dividends, or other structural changes.
The Preferred Stock will automatically convert into common stock, at the then effective conversion rate, upon (i) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with aggregate gross proceeds of at least $100,000,000 (before deduction of underwriters discounts and commissions and offering expenses) or (ii) the date and time, or occurrence of an event specified by vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock.
Liquidation
In the event of any liquidation, dissolution or winding up of the Company, or deemed liquidation event as defined below, either voluntary or involuntary, the holders of the Series C and Series D Preferred Stock shall be entitled to receive out of available proceeds an amount per share equal to its original issue price, plus all declared and unpaid dividends on each such share, minus the aggregate amount of dividends paid with respect to each share of Series C and Series D Preferred Stock before any payment shall be made or any assets distributed to the holders of the other series of Preferred Stock or the common stock. If, upon such liquidation, dissolution or winding up of the Company, or deemed liquidation event, the assets to be distributed among the holders of the Series C and Series D Preferred Stock are insufficient to permit the payment to such holders of the full liquidation preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C and Series D Preferred Stock at the time outstanding based upon the aggregate liquidation preference.
After the full payment of the liquidation preference for Series C and Series D Preferred Stock, the holders of each other series of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of the liquidation event to the holders of common stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable original issue price for such series of Preferred Stock, plus declared but unpaid dividends of such share. If the proceeds are insufficient to permit payment of the full preferential amount to the holders, then the legally available proceeds for distribution shall be distributed ratably among the preferred stockholders in proportion to the full preferential amount that each holder is otherwise entitled to receive. Upon completion of the distribution of the Preferred Stock liquidation preference, the remaining proceeds available for distribution to stockholders shall be distributed among the common stockholders pro rata based on the number of shares of common stock held by each.
A liquidation event is deemed to include the Company’s sale, transfer, exclusive license, or other disposition of all or substantially all of its assets, or the acquisition of the Company by another person or entity by means of merger or consolidation resulting from the transfer of at least a majority of the Company’s voting power, or a liquidation, dissolution or winding up of the Company.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
12. Capitalization (Continued)
Voting
Each holder of outstanding shares of the Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
The holders of Series A Preferred Stock, voting as a separate class, are entitled to elect one director of the Company (“Series A Director”). The holders of Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, voting as a single class, are entitled to elect one director of the Company (“Series B Director”). The holders of Series C Preferred Stock, voting as a separate class, are entitled to elect one director of the Company (“Series C Director”). The holders of Series D Preferred Stock, voting as a separate class, are entitled to elect one director of the Company (“Series D Director”). The holders of common stock, voting as a separate class, are entitled to elect one director of the Company (“Common Director”).
Dividends
Dividends are payable when and if declared by the Board of Directors. The right to receive dividends is not cumulative and does not accrue if dividends are not declared and paid in any prior year. To date, no dividends have been declared by the Board of Directors. The Company has a bonus/dividend plan in which the Board has the right (but not obligation) to declare up to 25% of the prior fiscal year’s net income payable to (i) the holders of Preferred Stock and common stock and (ii) service providers of the Company. The portion of the bonus/dividend pool payable to the holders of Preferred Stock and common stock will be paid on a fully diluted, as-converted basis. No dividends shall be paid under the bonus/dividend plan to holders of common stock until all holders of Preferred Stock have been paid.
The deemed liquidation preference provisions of the Preferred Stock described above are considered contingent redemption provisions that are not solely within the control of the Company. The Preferred Stock is therefore presented separate from and outside of stockholder’s equity in a manner consistent with temporary equity.
13. Stock-Based Compensation
Stock-Based Award Plans
The Company currently maintains the 2021 Equity Incentive Plan (“2021 Plan”), which was adopted on May 25, 2021. In connection with the effectiveness of the 2021 Plan, the previously maintained 2009 Equity Incentive Plan (“2009 Plan”) terminated and no further awards will be granted under the 2009 Plan. However, all outstanding awards continue to be governed by their existing terms. The remaining 1,705,134 shares authorized and available for issuance under the 2009 plan at the date of adoption of the 2021 Plan were contributed to the total shares authorized and available under the 2021 Plan. Additionally, in connection with the QuickFrame acquisition, the Company assumed the QuickFrame Equity Incentive Plan (“QuickFrame Plan”), under which the outstanding options were replaced with new options at the consummation of the acquisition, as outlined in the merger agreement.
The 2021 Plan permits the grant of incentive stock options, restricted stock or the right to purchase restricted stock, restricted stock units, and other stock-based awards to employees, directors and consultants at the sole discretion of the Board of Directors. The Company’s Board of Directors administers the 2021 Plan, selects the individuals to whom options will be granted, and determines the number of options to be granted and the term and exercise price of each option. Incentive stock options granted pursuant to the terms of the 2021 Plan cannot be granted with an exercise price of less than 100% of the fair market value of the underlying stock on the date of grant (110% if the award is issued to a 10% or more stockholder of the Company). Options generally vest over four years, with 25% vesting after one year, and the remaining 75% vesting monthly over

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
13. Stock-Based Compensation (Continued)
Stock-Based Award Plans (Continued)
the next three years. Collectively, under the 2021 Plan and 2009 Plan, the Company was authorized to grant stock options and restricted stock to purchase up to 31,450,820 shares of common stock as of December 31, 2024.
As of December 31, 2024, total awards outstanding under all plans were 23,936,039, comprised of 20,954,060 outstanding options to purchase shares of common stock and 2,981,979 outstanding restricted stock awards. 2,783,361 shares remained available for issuance.
Stock Options
A summary of the Company’s stock option activity, under all of its incentive plans for the year ended December 31, 2024, excluding the Performance Options discussed further below, is as follows:
	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)
Outstanding at January 1, 2024	14,508,814	$6.10	7.2
Granted	728,230	17.80
Exercised	(881,384)	0.56
Forfeited	(487,846)	7.58
Outstanding at December 31, 2024	13,867,814	$6.76	8.2
Exercisable at December 31, 2024	10,736,847	$5.39	6.4
Vested and expected to vest at December 31, 2024	13,292,082	$6.56	6.7
The weighted-average grant-date fair value per share of options granted was $11.36 and $10.69 for the years ended December 31, 2024, and 2023, respectively. The total intrinsic value of options outstanding and exercisable was $191.0 million and $162.6 million, respectively, as of December 31, 2024. The total intrinsic value of options exercised was $15.1 million and $1.9 million for the years ended December 31, 2024, and 2023, respectively. This intrinsic value represents the difference between the fair market value of the Company’s common stock on the date of exercise and the exercise price of each option. There were no excess tax benefits realized for the tax deductions from stock options exercised during the years ended December 31, 2024, and 2023.
On August 25, 2021, a related party transaction took place in which three employees, including the Company’s chief financial officer and chief operating officer, early exercised outstanding stock options (the “Early Exercises”) for a total of 2,032,429 shares of common stock. However, the exercises were paid via issuance of partial recourse promissory notes, and as a result, the Company concluded that the early exercises of the stock options will continue to be accounted for as a stock option grant until the time that the notes are repaid. Accordingly, the shares are included in the option activity table above as unexercised options. The shares are considered legally issued and outstanding but are not reflected as outstanding shares on the consolidated balance sheets and are excluded from the denominator of basic earnings per share. The Company continues to recognize stock-based compensation expense for these awards. Because the transaction represents an early exercise, the unvested portion is legally considered restricted stock.

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
13. Stock-Based Compensation (Continued)
Stock Options (Continued)
The weighted average assumptions that were used to calculate the grant date fair value of the Company’s stock option grants for the years ended December 31, 2024, and 2023 was as follows:
	Year Ended December 31,
	2024	2023
Expected dividend yield	0%	0%
Expected stock price volatility	66.96%	70.98%
Risk-free interest rate	4.23%	4.01%
Expected term (years)	6.0	5.9
Performance Stock Options
On August 25, 2021, the Company granted market-based performance stock-options to the Company’s CEO (the “Performance Options”) under the 2021 Plan to purchase 7,086,246 shares at an exercise price of $3.79. The stock options vest in seven different tranches upon the Company achieving stock price hurdles between $25.40 and $508.04 per share over a maximum term of 10 years. No Performance Options were exercised, forfeited, or expired as of December 31, 2024. Additionally, none of the Performance Options were exercisable. As of December 31, 2024, all 7,086,246 options remained outstanding, with a weighted average contractual life of 6.7 years.
The related stock-based compensation expense for the Performance Options is recognized on a graded-vesting basis over a derived service period of approximately seven years but may be accelerated if the vesting criteria are fulfilled prior to the estimated performance period.
During the years ended December 31, 2024, and 2023, the Company recognized $5.5 million and $9.7 million, respectively, of stock-based compensation related to these Performance Options. As of December 31, 2024, the Company had unrecognized stock-based compensation expense relating to the Performance Options of $6.6 million, which is expected to be recognized over a weighted-average period of 2.3 years.
Restricted Stock
On August 25, 2021, the Company executed restricted stock purchase agreements with three individuals, totaling 3,141,568 shares. The vesting commencement date began June 23, 2021, and the shares vest equally over each monthly anniversary of the vesting commencement date for 48 months. However, the purchase agreements were executed in conjunction with the issuance of partial recourse promissory notes for the amounts owed. Accordingly, the shares are considered legally issued and outstanding but are not reflected as outstanding shares on the consolidated balance sheets and are excluded from the denominator of basic earnings per share until such time that the promissory notes have been paid.
On August 1, 2024, in connection with the termination of one of the individuals, the Company exercised the right and option to repurchase the unvested shares for a purchase price equal to the exercise price per share paid for such shares by offsetting indebtedness owed to the Company under the promissory note. The 160,589 unvested options were deemed to have been forfeited and $0.6 million of indebtedness under the promissory note was cancelled.
Additionally, during 2024 the Company granted 1,000 restricted stock units to an employee with a grant date fair value of $17.93 per share. As of December 31, 2024, 2,980,979 shares of restricted stock are outstanding. Stock-based compensation expense related to the restricted stock was $4.2 million and $4.6 million for

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
13. Stock-Based Compensation (Continued)
Restricted Stock (Continued)
the years ended December 31, 2024, and 2023, respectively. As of December 31, 2024, unrecognized stock-based compensation expense related to the restricted stock was $1.7 million, which the Company expects to recognize over a weighted-average period of approximately 0.5 years.
Stock-Based Compensation Expense
Total stock-based compensation expenses recognized in the consolidated statements of operations is as follows:
	Year Ended December 31,
	2024	2023
Cost of revenue	$948	1,281
Technology and development	2,250	1,604
Sales and marketing	3,764	2,937
General and administrative	24,237	28,994
Total	$31,199	34,816
As of December 31, 2024, total remaining stock-based compensation expense for all equity awards, including the Performance Options, and the early exercises and restricted stock paid via promissory notes, was $49.0 million, which is expected to be recognized over a weighted average period of 1.3 years.
14. Post-Retirement Defined Contribution Plan
The Company began providing a 401(k)-plan available to all employees during the year ended December 31, 2021. The Company generally makes matching contributions of 100% of employees’ salary deferral amounts up to 2% of the employees’ compensation. Contributions to the plans during the years ended December 31, 2024, and 2023 were $1.1 million and $0.9 million, respectively.
15. Income Taxes
The components of income tax expense for years ended December 31, 2024, and 2023 were as follows (in thousands):
	Year Ended December 31,
	2024	2023
Current
Federal	$3,461	$149
State	2,289	339
	5,750	448
Deferred
Federal	36	88
State	—	—
	36	88
Total income tax expense	$5,786	$577

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
15. Income Taxes (Continued)
A reconciliation of income tax benefit to the amount computed at the federal statutory rate for year ended December 31, 2024, and 2023 were as follows (in thousands):
	Year ended December 31,
	2024	2023
Tax provision at U.S. Federal statutory rates	21.0%	21.0%
State income taxes net of federal benefit	12.1%	2.4%
General Business Credits	11.6%	7.9%
Non-deductible permanent items	2.9%	(5.4)%
FIN 48	(2.0)%	(2.0)%
Stock options	(3.5)%	(1.9)%
Embedded derivative liability	(14.9)%	0.0%
Change in valuation allowance	(48.6)%	(23.1)%
Effective income tax rate	(21.4)%	(1.1)%
Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2024, and 2023 are as follows (in thousands):
	As of December 31,
	2024	2023
Deferred tax assets:
Allowance for doubtful accounts	$375	$201
Accrued liabilities	3,317	2,191
Net operating loss carryforwards	6,084	7,435
Stock-based compensation	27,947	19,052
Fixed assets	1	—
Interest limitation	—	976
Capitalized costs under Section 174	14,019	7,243
Intangible assets	—	398
Research and development credits	675	3,030
Other	400	207
Total gross deferred tax assets	52,818	40,733
Valuation allowance	(49,035)	(35,865)
Deferred tax assets net of valuation allowance	3,783	4,868
Deferred tax liabilities:
Fixed assets	(20)	(34)
Intangible assets	(3,887)	(4,924)
Total gross deferred tax liabilities	(3,907)	(4,958)
Net deferred income taxes	$(124)	$(90)

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
15. Income Taxes (Continued)
FASB ASC 740—Income Taxes requires that a valuation allowance be established to reduce a deferred tax asset to its realizable value when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all positive and negative evidence needs to be considered, including the utilization of past tax credits and length of carry-back and carry-forward periods, reversal of temporary differences, tax planning strategies, current and past performance, the market environment in which the Company operates, and the evaluation of tax planning strategies to generate future taxable income.
The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. The Company evaluates and weighs all available positive and negative evidence such as historical results, future reversals of existing deferred tax liabilities and projected future taxable income. The assessment requires significant judgment and is performed in each of the applicable jurisdictions. During 2023, the Company concluded that, it is more likely than not that some or all of its deferred tax assets would not be realized and therefore determined that a valuation allowance would be necessary. The Company had a valuation allowance of $35.9 million as of December 31, 2023, which was primarily related to net operating loss carryforwards. As of December 31, 2024, the Company determined that it is still more likely than not that substantially all of the deferred tax assets will not be realized. The Company had a valuation allowance of $49.0 million as of December 31, 2024, which was primarily related to stock-based compensation and capitalized costs under Section 174. The Company will continue to evaluate the need for valuation allowances for its deferred tax assets.
As of December 31, 2024, and 2023, the Company had Federal net operating loss carryforwards of approximately $13.0 million and $19.3 million, respectively. As of December 31, 2024 and 2023, the Company had state net operating loss carryforwards of approximately $41.1 million and $45.0 million, respectively. Federal net operating losses generated before 2018 and all state net operating losses will begin to expire in 2031. As of December 31, 2024, the Company does not have any federal net operating losses with an unlimited carryforward period. As a result of prior ownership changes, the utilization of certain net operating loss carryforwards are subject to annual limitations under Sections 382 and 383 of the Internal Revenue Code of 1986 and similar state provisions. Any net operating losses or credits that would expire unutilized as a result of Section 382 and 383 limitations have been removed from the table of deferred tax assets and the accompanying disclosures of net operating loss and research and development carryforwards.
As of December 31, 2024, and 2023, the Company has recorded unrecognized tax liabilities of $3.6 million and $2.2 million, respectively, related to state income tax matters and uncertain tax positions related to the Company’s research and development credit generation. This includes estimated accrued interest and penalties related to unrecognized tax benefits recorded within income tax expense in the consolidated statements of operations. Of the total unrecognized tax liability as of December 31, 2024, $3.4 million could result in a reduction of the Company’s effective tax rate if recognized. The remainder would not affect the effective tax rate due to the valuation allowance. The Company does not expect any of its uncertain tax positions to reverse in the next twelve months.
A reconciliation of the Company’s unrecognized tax liabilities for the years ended December 31, 2024, and 2023 is as follows:
	Year Ended December 31,
	2024	2023
Uncertain tax liabilities, beginning of period	$1,171	$927
Gross increases related to prior period tax positions	480	337
Reductions, settlements and adjustments	—	(128)
Gross increases related to current year tax positions	1,701	35
Uncertain tax liabilities, end of period	$3,351	$1,171

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
15. Income Taxes (Continued)
The Company is subject to U.S. federal income tax as well as income tax in multiple state tax jurisdictions. The Company’s federal income tax return is open to audit under the statute of limitations for the years ended December 31, 2013, and 2021 through 2024, and state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2012, and 2020 through 2024. The Company does not anticipate material unrecognized tax benefits within the next twelve months.
16. Segment and Geographic Information
The Company is organized and managed as one consolidated operating and reportable segment, entirely within the United States. The Company derives its revenues from customers by providing performance advertising services through its online advertising platform as well as advertising production or creative services. The Company’s Chief Executive Officer serves as the Chief Operating Decision Maker (“CODM”). The Company’s reported measure of the segment’s profit or loss is the consolidated net loss reported in the consolidated statements of operations. The CODM reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s CODM does not evaluate its reportable segment using asset information. The measure of segment assets is reported on the Company’s consolidated balance sheets as total assets.
17. Subsequent Events
Management has evaluated subsequent events through January 31, 2025 and determined that there were no such events requiring recognition or disclosure in the consolidated financial statements.
18. Subsequent Events (Unaudited)
Stock Options Granted
On February 13, 2025, the Company’s Board of Directors granted options to employees and consultants to purchase an aggregate of 1,237,762 shares of the Company’s common stock, with an exercise price of $20.54 per share. The options generally vest over four years subject to continued service requirements and have vesting start dates ranging from January 1, 2025 to February 13, 2025.
Performance-Based Options Granted
On February 13, 2025, the Company’s Board of Directors granted an option to the Company’s chief operating officer to purchase an aggregate of 188,728 shares of the Company’s common stock, with an exercise price of $20.54 per share. The option vests and becomes exercisable based on the Company’s achievement of certain stock price hurdles subject to meeting continued service requirements.
On February 28, 2025, the Company’s Board of Directors approved the automatic grant of an option to the Company’s chief operating officer to purchase an aggregate of 188,728 shares of the Company’s common stock effective as of, and with an exercise price to be determined upon, the successful completion of an Initial Public Offering. The option vests and becomes exercisable over four years subject to meeting continued service requirements.
Amendment to Business Financing Agreement
On February 26, 2025, the Company’s Business Financing Agreement with Western Alliance Bank was amended and restated such that any amounts outstanding under the Revolving Credit Facility will mature on May 28, 2026.
Forgiveness of Partial Recourse Promissory Notes
On February 28, 2025, the Company forgave the outstanding principal and accrued interest, amounting to $7.4 million, associated with the partial recourse promissory notes issued by the Company’s chief financial

MNTN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
18. Subsequent Events (Unaudited) (Continued)
officer and chief operating officer in 2021 to finance the early exercise of options to purchase an aggregate of 1,894,054 shares of the Company’s common stock.
Maximum Effort Transaction
The Company has entered into a new arrangement to continue its relationship with Maximum Effort. On February 28, 2025 the Company entered into an agreement to transfer its interest in Maximum Effort to an affiliate of its original owner. This transaction is expected to close on April 1, 2025. In connection with this transaction, the Company will enter into a services agreement pursuant to which Maximum Effort will continue to provide creative services to the Company.

      Shares
Class A Common Stock

PROSPECTUS

MORGAN STANLEY	CITIGROUP	EVERCORE ISI
Citizens Capital MarketsNeedham & Company Raymond James Susquehanna Financial Group, LLLP
Loop Capital Markets	Tigress Financial Partners
       , 2025
Through and including           , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE initial listing fee.
Amount
Securities and Exchange Commission registration fee		$15,310
FINRA filing fee		15,500
NYSE initial listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total expenses	$	*

*
To be filed by amendment.

Item 14.   Indemnification of Directors and Officers.
The Registrant is governed by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
The Registrant’s amended and restated certificate of incorporation, which will become effective upon the closing of this offering, will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director or officer for violations of the director’s fiduciary duty, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions (iv) for any transaction from which a director or officer derived an improper personal benefit or, (v) an officer in any action by or in the right of the corporation.
In connection with this offering, we intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 15.   Recent Sales of Unregistered Securities.
Set forth below is information regarding all unregistered securities sold by us since January 1, 2022. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
Warrant Issuances
•
From January through May 2023, we issued the 2023 Warrants to accredited investors, which were amended in May 2024. The 2023 Warrants can be exercised to purchase up to an aggregate of 3,076,358 shares of our Series D Preferred Stock, at an exercise price of $0.01 per share, during the 60-day period following July 27, 2025.

Convertible Notes
•
From January through May 2023, we issued the 2023 Convertible Notes for an aggregate principal amount of $47.1 million, which were amended in May 2023 and May 2024, and which are convertible into shares of our most senior series of preferred stock or our Class A common stock or redeemable for cash, in each case, subject to certain conditions therein. In connection with the closing of this offering, and at the option of the holders of a majority of the then-outstanding aggregate principal amount of the 2023 Convertibles Notes, all holders of the 2023 Convertible Notes shall either (i) convert the 2023 Convertible Notes into shares of our Class A common stock at a conversion price equal to $22.9653 per share or (ii) redeem the 2023 Convertible Notes in exchange for an amount of cash equal to two and one half times (2.5x) the aggregate principal amount of the 2023 Convertible Notes, plus all unpaid accrued interest thereon. Up to 2,050,909 shares of our Class A common stock (plus any shares issued in exchange for any unpaid accrued interest) will be issued if the noteholders elect to convert the 2023 Convertible Notes into our Class A common stock.

Equity Awards
•
From January 1, 2022 through the date of this registration statement, we granted to our team members, officers and directors options to purchase an aggregate of 5,988,356 shares of our common stock at per share exercise prices ranging from $16.00 to $20.54 under the 2021 Plan. From January 1, 2022 through the date of this registration statement, we issued an aggregate of 2,203,519 shares of common stock at a per share purchase price ranging from $1.95 to $17.22 pursuant to the exercise of options by our team members, officers and directors under the 2021 Plan.

•
In December 2021, as partial consideration in the QuickFrame Acquisition, we granted to the former QuickFrame optionholders options to purchase an aggregate of 1,293,857 shares of common stock at per share exercise prices ranging from $0.51 to $7.81 under the QuickFrame Inc. 2018 Stock Plan (as amended), as assumed by us in connection with the QuickFrame Acquisition. From January 1, 2022 through the date of this registration statement, we issued an aggregate of 152,914 shares of common stock at a per share purchase price ranging from $0.51 to $7.81 pursuant to the exercise of options under the QuickFrame Inc. 2018 Stock Plan (as amended).
The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rule 506, Rule 701 or Regulation S promulgated thereunder. The securities were issued directly by us and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.
None of the transactions set forth in this Item 15 involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.   Exhibits and Financial Statement Schedules.
(a)   Exhibits.
Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended on May 9, 2024, as in effect prior to the consummation of this offering.
3.2
Bylaws of the Registrant, dated as of April 10, 2009, as amended by that certain Amendment No. 1, dated as of September 15, 2011, and as further amended on August 28, 2022 and September 27, 2022, as in effect prior to the consummation of this offering.

3.3*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the consummation of this offering.
3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the consummation of this offering.
4.1	Specimen Class A Common Stock Certificate of the Registrant.
4.2*	Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its shareholders, dated , 2025.
4.3#+	Warrant to Purchase Common Stock, dated as of April 5, 2018, by and between the Registrant and Silicon Valley Bank.
4.4#+	Form of Warrant to Purchase Series D Preferred Stock of the Registrant.
5.1*	Opinion of Latham & Watkins LLP.
10.1	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2†	Registrant’s 2009 Equity Incentive Plan and form of stock option agreement.
10.3†	Registrant’s 2018 QuickFrame Inc. Stock Plan.
10.4†*	Registrant’s Amended and Restated 2021 Equity Incentive Plan and form of stock option agreement.
10.5†*	Registrant’s 2025 Incentive Award Plan.
10.6†*	Form of 2025 Plan Stock Option Agreement.
10.7†*	Form of 2025 Plan Restricted Stock Unit Award Agreement.
10.8†*	Form of 2025 Employee Stock Purchase Plan.
10.9†*	Non-Employee Director Compensation Policy.
10.10†*	Registrant’s Amended and Restated Bonus/Dividend Plan.
10.11†*	Executive Employment Agreement between the Registrant and Mark Douglas, dated , 2025.
10.12†*	Amended and Restated Offer Letter Agreement between the Registrant and Patrick A. Pohlen, dated , 2025.
10.13†*	Executive Employment Agreement between the Registrant and Chris Innes, dated , 2025.
10.14#+	Amended and Restated Business Financing Agreement, dated as of November 23, 2021, between the Registrant, as borrower, and Western Alliance Bank, as lender.
10.15#+	First Modification to Amended and Restated Business Financing Agreement, dated as of August 1, 2022, between the Registrant, as borrower, and Western Alliance Bank, as lender.
10.16#	Second Modification to Amended and Restated Business Financing Agreement, dated as of June 27, 2023, between the Registrant, as borrower, and Western Alliance Bank, as lender.
10.17	Third Modification to Amended and Restated Business Financing Agreement, dated August 7, 2024, between the Registrant, as borrower, and Western Alliance Bank, as lender.

Exhibit Number	Description of Exhibit
10.18	Fourth Modification to Amended and Restated Business Financing Agreement, dated February 26, 2025,between the Registrant, as borrower, and Western Alliance Bank, as lender.
10.19	Form of 2023 Convertible Note.
10.20	Amendment to Note and Warrant Purchase Agreement and Omnibus Amendment to Notes, as of May 4, 2023.
10.21	Omnibus Amendment to 2023 Convertible Notes and 2023 Warrants, as of May 9, 2024.
21.1	List of subsidiaries of the Registrant.
23.1	Consent of KPMG LLP.
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
107.1	Calculation of Registration Fee.

*
To be filed by amendment.

†
Indicates management contract or compensatory plan or arrangement.

+
Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the Commission upon request.

#
Certain portions of this exhibit (indicated by “[###]”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

(b)
Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 28th day of February, 2025.
MNTN, INC.
By:
/s/ Mark Douglas

Mark Douglas
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
We, the undersigned officers and directors of MNTN, Inc., hereby severally constitute and appoint Mark Douglas and Patrick A. Pohlen, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ Mark Douglas Mark Douglas	Chief Executive Officer (Principal Executive Officer), Chairman of the Board	February 28, 2025
/s/ Patrick A. Pohlen Patrick A. Pohlen	Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2025
/s/ Grant Ries Grant Ries	Director	February 28, 2025
/s/ Joe B. Johnson Joe B. Johnson	Director	February 28, 2025
/s/ Hadi Partovi Hadi Partovi	Director	February 28, 2025
/s/ Dana Settle Dana Settle	Director	February 28, 2025
/s/ Joseph Kaiser Joseph Kaiser	Director	February 28, 2025